Exhibit 99.1

ANZ

2019

ANNUAL REPORT

COVER STORY Supporting drought affected communities in rural Australia

Brian and Heather Coxon established BJ & HD Coxon Oyster Farmers in 1985 – a time when stocks were plentiful and business was booming. Since that time, the business has faced some difficult times.

An ANZ customer for 10 years, Brian has appreciated the bank’s support through those times. “During the algae bloom in 2010 I went to ANZ and pleaded relief. We did not know when things would pick up. I am grateful for ANZ sticking with us through that time”.

Fast forward to 2019 and Brian’s business is once again facing difficulties, this time as a result of the drought impacting much of Australia.

“Oyster farming needs fresh water,” says Brian. “Famine on the land means famine in the sea. The oysters have poor growth, it’s difficult to maintain their condition and they’re harder to sell.”

Last year in response to the drought ANZ donated $500,000 to the Financial Counselling Foundation for use by rural counselling agencies working in drought affected communities.

Brian recently found himself seeking the assistance of one of those agencies, reaching out to the Rural Financial Counselling Services (Southern NSW). The service, which is free, supports rural businesses through ongoing drought, poor production or anything else affecting their business and their life.

“When you’re doing it tough it’s all too hard, and the state you are in does not always lead to rational decisions,” says Brian. “The financial counsellor looks at you as a person, as well as a business.”

Brian looks forward to building up the business again, but he doubts things will ever be as good as they were in 1985. “This business is mostly about loving the lifestyle. People who want to be on the water and love working outdoors in Australia’s oldest aquaculture industry.”

Image: Brian Coxon

Contents

2019 performance snapshot	1

Our 2019 reporting suite	2

What matters most	3

Chairman’s message	4

CEO’s message	6

About our business	8

Our strategy	9

How we create value	10

Working with our stakeholders	12

Our operating environment	14

Becoming a fairer and more responsible bank	16

Our customers	17

Our divisions	21

Our people	24

Our community	28

Governance	32

Risk management	44

Performance overview	52

Five year summary	64

Remuneration Report	66

Directors’ Report	99

Financial Report	101

Shareholder information (unaudited)	220

Glossary	227

Important dates for shareholders	229

Contacts	230

ANZ 2019 ANNUAL REPORT

2019 performance snapshot

$6.5b
Cash profit[1]

10.9%
Cash return on equity[1]

160¢
Dividend for FY19 per share

228¢
Cash earnings per share[1]

9.2%
total shareholder return

$19.59
Net tangible assets per share[2]

11.4%
Common Equity Tier 1 Capital[3]

$19.1b
funded and facilitated in environmentally sustainable solutions since 2015

42.4%
of employees volunteered

>90,000
people have been reached through our financial wellbeing programs, MoneyMinded and Saver Plus

32.5%
of women in leadership[4]

$142.2m
in community investment[5]

1.  On a cash profit (continuing operations) basis. Excludes non-core items included in statutory profit and discontinued operations included in cash profit. It is provided to assist readers in understanding the result of the ongoing business activities of the Group. For further information on adjustments between statutory and cash profit refer to page 53.

2.  Equals shareholders’ equity less preference share capital, goodwill, software and other intangible assets divided by the number of ordinary shares.

3.  APRA Level 2.

4.  Measures representation at the Senior Manager, Executive and Senior Executive levels. Includes all employees regardless of leave status but not contractors (who are included in FTE).

5.  Figure includes forgone revenue of $109 million, being the cost of providing low or fee free accounts to a range of customers such as government benefit recipients, not for profit organisations and students.

Integrated reporting

This Report includes information on our financial and non-financial performance, providing readers with a holistic view of the Australia and New Zealand Banking Group Limited’s1 performance. In preparing pages 1 to 65, we have continued to draw on aspects of the International Integrated Reporting (IR) Framework to describe how our business model, strategy, governance and risk management processes are addressing risks and opportunities in our operating environment and delivering value for our stakeholders. We outline our response to external social and environmental challenges, including the work we are undertaking to reshape our business, improve customer outcomes and transform our culture.

Annual Report structure

The required elements of the Directors Report, including the Operating and Financial Review (OFR) as required by ASIC Regulatory Guide 247, are covered on pages 1 to 65. Commentary on our performance overview contained on pages 52 to 64 references information reported in the Financial Report pages 101 to 218.

The Remuneration Report pages 66 to 98 and the Financial Report pages 101 to 218 have been audited by KPMG. KPMG also provides limited assurance over Environmental, Social and Governance (ESG) content2 within this Annual Report. A copy of KPMG’s limited assurance report will be contained in the ANZ 2019 Environment, Social and Governance (ESG) Supplement to be published in December 2019.

This report covers all ANZ operations worldwide over which, unless otherwise stated, we have control for the financial year commencing on 1 October 2018 and ending 30 September 2019. Monetary amounts in this document are reported in Australian dollars, unless otherwise stated.

Additional information

We produce a suite of reports to meet the needs and requirements of a wide range of stakeholders, including investors, customers, employees, regulators, non-government organisations and the community.

Our 2019 Corporate Governance Statement discloses how we have complied with the ASX Corporate Governance Council’s ‘Corporate Governance Principles and Recommendations – 3rd edition’ is available at anz.com/corporategovernance.

Our ESG Supplement will complement this Annual Report, providing stakeholders with more detailed ESG disclosures, including: performance against our ESG targets and our approach to our priority areas of fair and responsible banking, financial wellbeing, environmental sustainability and housing.

The following documents are available at anz.com/shareholder/centre:

●	News Release

●	Consolidated Financial Report, Dividend Announcement & Appendix 4E

●	Results Presentation and Investor Discussion Pack

●	Annual Review[3]

●	The Company Financial Report

●	Principal Risks and Uncertainties Disclosure

●	APS 330 Pillar III Disclosure

●	Climate-related Financial Disclosures

We are continually seeking to improve our reporting suite and welcome feedback on this report. Please address any questions, comments or suggestions to investor.relations@anz.com.

1.	Group: Australia and New Zealand Banking Group Limited (the Company) and the entities it controlled at the year end and from time to time during the financial year (together, the Group).
2.

ESG content includes the following sections: 2019 Performance Snapshot, What Matters Most, Working with our stakeholders, Becoming a fairer and more responsible bank, Our Customers, Our People, Our Community, Risk Management: Our approach to climate change and ESG metrics on page 65.

3.	The 2019 Annual Review is comprised of pages 1 to 65 and 229 to 230 of this Annual Report and a Remuneration Overview.

2         ANZ 2019 ANNUAL REPORT

A focus on fair and responsible banking

Through our annual materiality assessment we engage with internal and external stakeholders to inform our identification of ESG risks and opportunities. We seek to identify those issues that have the most potential to impact our ability to operate successfully and create value for our stakeholders.

These issues may change over time, reflecting changes in our business and external operating environment and the expectations of stakeholders. We use the results of the assessment to inform our strategy.

This year, we focused our assessment solely on fairness and ethical conduct, which has been ranked as our most material issue for the last three years. Specifically, we sought external stakeholder views on the actions we are taking following the Royal Commission into Misconduct in the Banking, Superannuation and Financial Services Industry (the Royal Commission).

Stakeholders provided us with three key insights:

1  They expect us to focus on long-term value creation, not short-term profit maximisation;

2  While the actions we have taken to date in response to the Royal Commission are considered good and necessary, they want us to do more. In particular, they expect Board and management to demonstrate customer-centric actions in line with the ‘spirit’ of the Royal Commission’s findings; and

3  They see a broader role for the Board in overseeing conduct and culture and an expectation that real and lasting change happens as a result of the Royal Commission.

These insights were presented to the Board Ethics, Environment, Social and Governance Committee, the management Ethics and Responsible Business Committee and the management Royal Commission and Self-Assessment Oversight Group, and are informing our continuing work on improving customer outcomes.

We have drawn on our 2018 materiality assessment to help guide the content of this report. After fairness and ethical conduct, stakeholders ranked the following four issues (risks or opportunities) as having the most potential to impact our value creation in the short, medium and long-term.

Fraud and data security: ensuring we have strong internal controls and risk management frameworks in place is critical as a breach could significantly impact the bank’s operations and reputation.

Customer experience: ensuring a positive customer experience is key to delivering sustainable business performance in the long-term.

Corporate governance: organisations with strong corporate governance processes and policies in place are likely to perform better in the long-term.

Digital innovation: core to our strategy and a key factor in driving positive customer experience.

A full list of ANZ’s key material risks is available on pages 46–47.

The key steps undertaken in our 2019 materiality process, as well as the full list of our material ESG issues, is discussed in our 2019 ESG Supplement available at anz.com/cs in December.

Chairman’s message DAVID GONSKI, AC

Challenging conditions continued in 2019 and our statutory profit of $6.0 billion was down 7% on the previous year. Cash profit from continuing operations (which excludes non-core items and the discontinued Wealth businesses from statutory profit) was $6.5 billion, flat when compared with the same time last year.

Despite those tough conditions, we held our FY19 full year dividend at 160 cents with the final dividend of 80 cents franked at 70%.

We recognise how important the dividend, franking and predictability is to shareholders. The Board’s decision to reduce franking to a new base reflects the changed shape of our business and the earnings in our Australian geography.

This has been a difficult year for us and Australian banks generally. Intense competition, slow credit growth and increased regulation have combined with lower consumer confidence to create this.

While this is reflected in our financial performance – particularly within our Australian Retail and Commercial business – the actions taken in recent years to improve the structure of our bank has us well-placed to meet the industry’s challenges.

4         ANZ 2019 ANNUAL REPORT

These actions include returning our Institutional business to profitable growth as well as the progress we have made to simplify the products and services we offer our retail customers in Australia and New Zealand.

We started early on our simplification agenda and this work continued throughout the year. Simplification continues to underpin improvement across ANZ.

A major milestone was the completion of the sale of our Life Insurance business in Australia to Zurich Financial Services Australia and we have also made significant progress in the sale of our Pensions & Investments business to IOOF. Subject to approval from the Australian Prudential Regulation Authority (APRA), we expect to complete this transaction in the first quarter of 2020.

Another highlight was the sale of some of our non-core assets outside of home markets, including our retail banking joint venture in Cambodia, our retail business in Papua New Guinea and our Life Insurance business in New Zealand. This continues the stronger focus on investments and resources in our core strategic retail and commercial businesses in Australia and New Zealand and our Institutional business in Asia Pacific.

Unfortunately there have also been challenges. This year we have announced an additional charge of $682 million as a result of an increase in our provisions for remediation work. While our Chief Executive Officer (CEO) Shayne Elliott addresses this in his CEO message, I want to assure shareholders that the Board understands the impact fixing the failures of the past has on shareholders and we are working proactively and as quickly as possible to remediate impacted customers.

Our self-assessment

During the year, APRA asked a range of banks, superannuation funds and insurance companies to take a closer look at their own behaviour and operations.

There has been some attention given to the fact ANZ has not released its self-assessment. APRA requested these self-assessments on a confidential basis to ensure institutions responded in a way that was full and frank. We have respected that request, noting particularly the fact that people contributed openly to the process on that basis and we will continue to do so. To assist those interested in our self-assessment we have published a summary which can be found on bluenotes at anz.com.

The self-assessment was a useful exercise where we identified many critical issues across culture, accountability and governance. As we outlined to APRA, the Board and executive team are determined to use this as an opportunity to deepen our self-awareness and to learn from our failings. Importantly, we do not see this as just a compliance measure but as an opportunity to make ANZ a more efficient, more sustainable bank.

We will be a simpler, less complex bank once we have implemented our road map for change.

We will have fewer products and more effective systems and processes. For customers, we will be easier to deal with and when things do go wrong we will be faster to resolve them.

Critically, our regulator will recognise issues identified in our annual attestation are being resolved in a timelier manner and this will flow through to improvements in our comprehensive review.

Executive remuneration

ANZ recorded its ‘first strike’ last year when around 34% of shares were voted against our Remuneration Report. The Board took this result very seriously and shareholders will note there has been a significant differentiation this year in the remuneration awarded to our Disclosed Executives. Our Chair of the Human Resources Committee, Ilana Atlas, provides more detail in the Remuneration Report.

You will note our CEO despite a solid personal performance, has had his remuneration impacted by the broader performance of the Group. In fact, variable remuneration for our Disclosed Executives ranged between 0 and 74% of maximum opportunity. We also enhanced our approach to accountability and consequence management during the year and will continue to hold people to account who fail to meet our standards.

Capital management

We continued our focus on capital efficiency this year by returning excess capital to shareholders as a result of our simplification agenda. We did this while also maintaining capital levels above APRA’s ‘unquestionably strong’ requirements. In the financial year of 2019 we reduced shares on issue by 42 million (equivalent of $1.1 billion) as part of our $3 billion buy-back. That program concluded in March 2019.

Outlook

While the Australian housing market is slowly recovering, we expect challenging trading conditions to continue for the foreseeable future.

Record low interest rates in Australia and global trade tensions will continue to place pressure on earnings while increased compliance and remediation costs will be closely managed.

Competition will also remain in focus with the recently announced inquiry into mortgage pricing. We have acknowledged we have not always done a good job in explaining our position and hope the inquiry enables the opportunity to provide facts on a complex matter.

On the regulatory front, both APRA and the Reserve Bank of New Zealand have announced proposals that could lift the amount of capital required to support our New Zealand subsidiary. The final impact of these changes depend on a number of factors. This includes the outcome of consultation, particularly the amount of capital required, the time allowed to achieve it, and the instruments we are permitted to use.

Management will maintain its focus on capital efficiency. However, our strong ongoing capital generation capacity will assist in meeting any additional capital requirements.

Despite the industry’s challenges, I’m confident we have the team, the balance sheet and the oversight in place to execute effectively against a strategy that will benefit all our stakeholders. On behalf of the Board and myself, I thank our more than 39,000 people for their hard work in supporting our customers and our shareholders.

David Gonski, AC CHAIRMAN

CEO’s message
SHAYNE ELLIOTT

This has been a challenging year of slow economic growth, increased competition, regulatory change and global uncertainty.
Our progress
The core of our strategy has not changed. Put simply, we will generate decent returns by improving the financial wellbeing of our customers.

This year we continued to focus on balance sheet strength, improve our culture, simplify the business and rebuild our team’s capabilities. In doing this, we significantly reduced the cost and risk of operating the bank despite the strong headwinds facing the sector.

We are determined to have the right people who listen, learn and adapt. We will put the best tools and insights into the hands of our customers and people. Importantly, we will concentrate our efforts on those particular things that add value to customers – and do them right the first time.

This means we must continue to simplify our business, improve our customer proposition and invest in innovations that deliver better customer outcomes and improve the efficiency of our operations.
Retail and commercial in Australia had a difficult year. Increased remediation charges, intense competition and record low interest rates have had a significant impact on earnings.

6         ANZ 2019 ANNUAL REPORT

While yet to flow through to the balance sheet, management actions and operational improvements have seen a steady recovery in home loan applications in recent months. These volume improvements are expected to be maintained into 2020.

New Zealand delivered a solid underlying result in a more competitive environment. As in Australia, compliance and remediation costs contributed to higher operating expenses, while a focus on operational efficiency offset inflation in business-as-usual expenses.

There are challenges ahead in New Zealand, particularly in relation to the amount of capital we may be required to hold. However, we are well-advanced in our preparations to manage these proposed impacts in an orderly way.

Institutional continued its transformation with a return to profitable growth. While macro conditions had an impact on financial performance in the second half, the business is now generating returns above our cost of capital that provides important diversification given the lower growth in our home markets.

Customer remediation

The Royal Commission highlighted many failures the Australian banks needed to quickly remedy. ANZ is not immune from this challenge.

This year we announced an additional charge of $682 million as a result of an increase in our provisions for remediation work. We know this is real money and has a real impact on shareholders. But we also know it’s important to fix the mistakes of the past and return money owed to customers as quickly as possible.

We are currently resolving identified fee or interest discrepancies with over 3.4 million Australia Retail and Commercial customers. To date our Responsible Banking team has remediated over one million customer accounts.

If there is a positive from this work, it is that much of the time and resources being invested in remediating our systems and processes will make us a better bank for our customers and shareholders. It means the mistakes of the past are unlikely to be repeated and when issues arise they will be easier to fix.

Customers and community

Our purpose of shaping a world where people and communities thrive guides our decisions. An example of this is the program we have in place to proactively contact more than one million customers to help them get more value from our products and services, including those eligible for Centrelink or Veterans’ Affairs benefits or those with persistent credit card debt. This is to make sure customers are using the best products given their individual circumstances and that they are aware of all the options available.

Another issue we care about is providing affordable and sustainable housing for Australians and New Zealanders. We do this by encouraging investment in the sector – including our role leading the largest social bond issuance for housing in Australia.

We also know we have a role in enhancing environmental sustainability and we are focusing our efforts on energy, water and waste.
We have committed to fund and facilitate $50 billion by 2025 towards sustainable solutions for our customers, including initiatives that help improve environmental sustainability, increase access to affordable housing and promote financial wellbeing.

This is not philanthropy. It’s really good business for our customers and shareholders given the growth opportunities available in the sector. It’s also a business we are good at given our network and capabilities and an area we expect to grow rapidly in the coming years as the world grapples with environmental challenges.

Changing how we reward our people

This year we introduced wide-ranging reforms to the way we pay people. Variable remuneration is now a smaller part of our people’s take-home pay and these reduced bonuses are determined by the overall performance of the bank.

This is not about paying our people less. It is an industry-leading initiative that will positively enhance our culture and become an important point of differentiation. It also addresses the negative impact an over-emphasis on individual bonuses within a bank can have on customers and the community.

Redesigning how we reward our staff was one of the 16 key initiatives we announced as part of our initial response to the Royal Commission recommendations. As part of this, we also strengthened our accountability frameworks to ensure there are appropriate consequences for the small number of people who do not meet standards of behaviour or performance.

Finally, despite this difficult environment, we have made good progress this year and I’d like to thank the more than 39,000 people who turn up for ANZ and work hard every day for our customers. I’m confident we have the right strategy and team to deliver great, sustainable results in the future for our customers, our shareholders and the community.

Shayne C Elliott CHIEF EXECUTIVE OFFICER

About our business

We provide banking and financial products and services to around eight million individual and business customers, and operate in and across 33 markets.

Our culture and values

Our values are the foundation of how we work and are supported by our Code of Conduct. All employees and contractors must comply with the Code, which contains guiding principles and sets the standards for the way we do business at ANZ.

Our purpose

Our purpose is to help shape a world in which people and communities thrive. That means striving to create a balanced, sustainable society in which everyone can take part and build a better life.

One of the ways we are bringing our purpose to life is through helping to address complex issues that matter to society and are core to our business strategy. We are focusing our efforts on:

●	financial wellbeing – improving the financial wellbeing of our customers, employees and the community by helping them make the most of their money throughout their lives;

●	environmental sustainability – supporting household, business and financial practices that improve environmental sustainability; and

●	housing – improving the availability of suitable and affordable housing options for all Australians and New Zealanders.

We are contributing to these challenges by: developing innovative and responsible financial products and services; participating in relevant policy development and research; strengthening stakeholder partnerships; and harnessing the skills of our people. Fundamental to our approach is a commitment to fair and responsible banking – keeping pace with the expectations of our customers, employees and the community, behaving fairly and responsibly and maintaining high standards of conduct.

Throughout this report we illustrate how we are embedding purpose into our business strategy, including through our Environment, Social and Governance (ESG) targets and performance objectives.

The United Nations Sustainable Development Goals (SDGs) seek to respond to the world’s most pressing challenges. Business has an important role to play in helping achieve the SDGs. Recognising this we have identified our targets which are making a contribution to the achievement of the SDGs in our 2019 ESG Supplement available at anz.com/cs in December.

8         ANZ 2019 ANNUAL REPORT

Our strategy

Our strategy is focused on improving the financial wellbeing of our customers; having the right people who listen, learn and adapt; putting the best tools and insights into their hands; and focusing on those few things that really add value to customers and doing them right the first time.

We believe that the execution of our strategy will deliver decent returns for our shareholders, while achieving a balance between growth and return, short and long-term performance and financial and social impact.

While our focus has evolved over the past four years, the strategic imperatives remain the same: creating a simpler, better balanced bank; focusing our efforts where we can carve out a winning position; building a superior everyday experience to compete in the digital age; and driving a purpose and values led transformation.

In our Australian and New Zealand businesses we are: delivering improved customer outcomes, while rationalising our products and services; developing new compelling services and distribution options; and developing new initiatives to enhance our home owner and small business owner propositions.

Within our Institutional business we are creating an integrated trade, cash and markets experience, while developing and appropriately scaling our capabilities across geographies to deliver connectivity for our customers.

Our strategy has driven significant improvement in our business over the past four years. We have strengthened our balance sheet, improved our culture, simplified the business and rebuilt our people’s capabilities. In doing so we have reduced the costs and risks associated with running the bank.

Purpose

Strategic Imperatives	Strategy	Target Outcomes
Create a simpler, better capitalised, better balanced bank	Improving the financial wellbeing of customers...	Improve the financial wellbeing of our customers
Build a superior experience for our people and customers in order to compete in the digital age	...looking to save for, buy and own a home ...looking to start, buy and grow a business ...looking to move capital and goods around the region	Deliver decent returns for our shareholders - targeted growth - low cost - capital efficient
Focus our efforts where we can carve out a winning position	...with people who listen, learn and adapt ...with the best tools and insights	Resilient, adaptable and capable workforce
Drive a purpose and values led transformation of the bank	...with flexible and resilient digital infrastructure that supports great customer experience at lower cost	Improve housing, environmental and financial wellbeing outcomes for the community

9

OUR VALUE DRIVERS

How we create value

By transforming our business – embedding a purpose and values led culture and simplifying our products and services – we aim to create long-term value for all of our stakeholders.

Our value creation model outlines how we create value for our key stakeholders through our business activities, and identifies the inputs – or value drivers – that we rely on to enable us to deliver that value and meet our strategic objectives.

OUR OPERATING ENVIRONMENT

The risks and opportunities in our operating environment impact our ability to create value.

- Lower credit growth environment
- Increased regulatory oversight and stakeholder scrutiny
- Digital advancement and technological change
- Demographic changes
- Environment and climate
- Globalisation

Customers

Trusted relationships with our ≈ 8 million retail, commercial and Institutional customers.

Finance

Access to capital through customer deposits, debt and equity investors and wholesale markets enables us to run our operations and execute our strategy.

People

Employees and contractors with the key competencies and right behaviours to deliver our strategy.

Risk management

Reducing the risk of doing business for our customers and the bank, with systems and processes that are less complex, less prone to error and more secure.

Technology and data capabilities

Flexible, digital-ready infrastructure to provide great customer experience, agility, scale and control.

Community and relationships

Strong stakeholder relationships are essential to our brand and reputation.

OUR BUSINESS ACTIVITIES

Operating across 33 markets, we provide banking and financial products and services to individual and business customers.

Through our business activities we deliver the following outputs:

- we provide transaction banking services
- we hold deposits for our customers
- we lend money to our retail, small business and corporate customers
- we help customers mitigate and manage financial risks
- we support customers with trade and capital flows
- we provide wealth management products
- we provide advisory services
- we invest in our people to build a diverse and inclusive workforce
- we collaborate with partners to build capacity and improve financial wellbeing
- we pay taxes in the countries within which we operate
- we pay dividends to our shareholders

SHAREHOLDER VALUE

- **Deliver decent returns enabling shareholders to meet goals**

- 228 cents earnings per share[1]
- 10.9% cash return on equity[1]
- 160 cents dividend per share for FY19 with the final dividend of 80 cents franked at 70%
- 9.2 percent total shareholder return

CUSTOMER VALUE

- **Improving the financial wellbeing of our customers**
- **Provide funding for lending, helping customers to own homes and run businesses and assist businesses to transact, trade and invest across our region**
- **Great customer experience through flexible and resilient digital infrastructure**

- We have contacted > 1 million of our Retail and Commercial customers to help them get more value from our products and services
- 20,024 FTE supporting our Retail and Commercial customers, providing $339 billion in home lending and $95 billion in business lending (Australia and New Zealand)
- 5,468 FTE supporting our Institutional customers, providing $165 billion in lending
- Custodians of $512 billion of customer deposits across the business

EMPLOYEE VALUE

- **Invest in our people to build a resilient, adaptable and inclusive workforce with a strong sense of purpose and ethics**

- 77% employee engagement (up from 73% in 2018)
- Employed 734 people from under-represented groups (since 2016)
- $4.8 billion in employee salaries and benefits
- Increasing the skills and capabilities of our people providing almost 1.5 million hours of training

COMMUNITY VALUE

- **Connecting with, and investing in, the communities in which we operate to support growth, deliver services and develop opportunity**

- Invested $142.2 million in the community[2]
- $3,172 million in taxes paid to government[3]
- > 90,000 people have been reached through our financial wellbeing programs, MoneyMinded and Saver Plus

3 Total taxes borne by the Group, includes unrecovered GST/VAT, employee related taxes and other taxes. Inclusive of discontinued operations.

Working with

our stakeholders

Strong stakeholder relationships enable us to deliver our business strategy and create long-term value.

Transparent and responsive engagement, combined with a genuine willingness on our part to listen and act, is one of the most important ways in which we can demonstrate trustworthiness and rebuild community confidence. Stakeholder engagement is embedded in our policies, processes and operations.

Summarised below are the key expectations of our stakeholders. For more detailed information on the issues raised by stakeholders this year and how we have responded, refer to our 2019 ESG Supplement available in December at anz.com/cs.

Our stakeholders	What they expect from us
Customers	• A customer-centred approach underpinned by ethical, fair and responsible behaviour • Financial products and services that are suitable, reliable and secure
Government and regulators	• Responsible financial products and services • Fair and ethical conduct and a strong customer-focused corporate culture • Effective governance and risk management
Shareholders	• Sustainable long-term positive financial performance and investment returns • Effective assessment and management of material risks and opportunities • Informative, transparent and timely communications
Employees	• A safe, diverse and inclusive workplace that encourages engagement, collaboration and development • Competitive remuneration and benefits, effective performance management and recognition
Non-government organisations (NGOs)	• A clear and transparent approach to the management of existing and emerging ESG risks and opportunities • Minimising adverse social and environmental impacts of our lending and operations • Collaborative partnerships and appropriate and evidence-based approach to community investment activities

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     COMMUNITY STORY

   Celebrating the impact of

   our Saver Plus partnership

Saver Plus is a matched savings and financial education program developed by ANZ and The Brotherhood of St Laurence.

The program is co-funded by the Australian Government and is delivered by community partners and service delivery agencies in 60 locations across Australia.

From its early pilot of 300 participants in 2003, the program is rapidly approaching a milestone of 50,000 recruited participants who have built their financial wellbeing and had over $19 million in savings matched by ANZ. Saver Plus is life changing, with research showing 87% of participants continue to save after they have completed the program.

Partnership has been the key to the continued success and impact of Saver Plus. The recent Saver Plus National Conference,

involving community coordinators, ANZ branch staff, government representatives and partners was a rare opportunity to celebrate the impact of the program and plan for the future.

“It was so great to see the collaboration between everyone, regardless of who they worked for, because we all deliver the same program. To see the team feel so energised and motivated again was fantastic to witness,” said Cheryl Allen-Ankins, The Smith Family, Saver Plus Program Manager.

Left to right: Saver Plus Co-ordinators, Denise Clark, Graeme Grice and Cath Sweeney from The Smith Family at the Saver Plus National Conference

Our operating

environment

We seek to anticipate and respond to the risks and opportunities arising in our external environment to ensure that we can continue to create value for our stakeholders. A summary of the issues influencing our strategy is outlined below.

These global trends present us with risks and opportunities

RISKS	OPPORTUNITIES
LOWER CREDIT GROWTH ENVIRONMENT

● Increasing competition and regulatory requirements places pressure on margins and customer volumes.	● New approaches are needed to deliver products and services to our customers, together with efficient allocation of capital and resources to generate returns to shareholders.
INCREASED REGULATORY OVERSIGHT AND STAKEHOLDER SCRUTINY

● Trust in the Australian and New Zealand banking industry has eroded over the past two years. ● Increased regulatory expectations and focus places pressure on margins and customer volumes.

●    Community concerns remain high following the Royal Commission in Australia and a number of regulatory developments in New Zealand. We can rebuild trust by transparently working with, and partnering with, government, regulators and NGOs to deliver improved customer outcomes.

DIGITAL ADVANCEMENT AND TECHNOLOGICAL CHANGE

●    Competition from existing and new competitors is increasing, supported by government policy, such as the consumer data right.

●    With the increase in digitisation, strong cyber security capability is critical.

● By improving our digital capabilities and investing in cyber security, we can serve our customers in new and innovative ways, meeting their needs for safe and secure digital banking solutions.
DEMOGRAPHIC CHANGES

●    Demand for home lending in Australia and New Zealand is impacted by a range of supply and demand factors largely outside of our control, including population growth, housing prices and dwelling construction.

● Community concerns about housing affordability remain high. We can help by partnering with business, government and NGOs to deliver innovative and practical housing solutions.
ENVIRONMENT AND CLIMATE

●   We will continue to experience negative reputational impacts if we fail to raise standards across all our activities and take customer and societal impacts into consideration when making business decisions.

●    By continuing to focus on improving customer outcomes and strengthening our standards on issues such as environmental sustainability and human rights, we have an opportunity to differentiate ourselves from our peers.

GLOBALISATION
● Community concerns about aspects of trade and investment can potentially limit opportunities.

●    With increasing globalisation and the rise of Asia, we can support our customers to increase their cross-border trade and investment.

●    Increased trade and investment leads to higher incomes and employment for the communities in which ANZ operates.

Our strategic imperatives assist us to respond positively

to this environment and meet societal expectations

14         ANZ 2019 ANNUAL REPORT

Chances are if you have strolled down the supermarket cereal aisle recently you will have seen shelves stacked with boxes of Carman’s muesli.

Established in 1992 by Carolyn Creswell with a modest $1,000, Carman’s is now a leader in breakfast and nutritious snacks, exporting to 35 countries.

Using our international footprint we have helped connect Carman’s to new markets, particularly in Asia, where there is an abundance of opportunity for Westernised products.

“ANZ’s presence in Asia gives you introductions you would not have otherwise because of their connections. It is really impressive for an Australian bank to have that presence,” says Carolyn.

Having had a banking relationship for more than 10 years, the journey for ANZ and Carman’s is centred on honesty, transparency and integrity, identifying the ways in which each partner can support the other.

Carolyn views Carman’s relationship with ANZ similar to any other partnership.

“ANZ is a partner with us – the reality is ANZ is trying to make our business better. If our business is better, we are going to do more business with ANZ. We are all in this together.”

There is much ANZ can learn from Carman’s success, particularly given Carolyn puts that success down to a focus on the customer and having an engaged and passionate workforce – both central elements of ANZ’s own strategy.

Image: Carolyn Creswell

Becoming a fairer and

more responsible bank

During this year we have continued to make changes to our culture, governance and accountability mechanisms to help improve customer outcomes and restore community trust.

Our response to the Royal Commission

The Royal Commission into Misconduct in the Banking, Superannuation and Financial Services Industry (the Royal Commission) has had a profound impact on our organisation. We are determined to learn from our failures and build a bank that is worthy of the trust and respect of our customers and the community.

The Commission’s report led us to further examine how we serve our customers. We identified eight lessons from our misconduct and failures to meet community standards and expectations. These lessons have informed our response to the ‘spirit and letter’ of the Royal Commission. We are now identifying measures that will allow us to be confident that these lessons have been acted on.

Our first step was to identify which Commission recommendations we could quickly act on. This led to 16 initiatives to improve the treatment of our retail customers, small businesses and farmers in Australia. Some of the key commitments we have delivered on are:

●	removing overdrawn and dishonour fees on our Pensioner Advantage account (available to eligible recipients of Centrelink or Veterans’ Affairs pensions)

●	improving our service to Indigenous customers in remote communities by setting up a dedicated phone service and giving them easier options to prove their identity

●	publishing principles to help family farming customers in financial distress

●	publishing principles on acting as a model litigant in disputes with our customers

●	implementing pay reforms that replace individual-based bonuses for most of our employees with an incentive based on the overall performance of the Group.

In addition to progressing these 16 initiatives, Colin Neave, former Commonwealth Ombudsman and our first Customer Fairness Adviser (appointed in 2016), reviewed individual ANZ cases highlighted at the Royal Commission, taking action where appropriate to resolve matters.

The majority of the recommendations in the Royal Commission final report require legislative change and we will continue to work with government as it implements those changes.

APRA Self-Assessment

In late 2018, the Australian Prudential Regulation Authority (APRA) asked a range of financial services companies, including ANZ, to examine through a Self-Assessment Report their behaviours and operations in the wake of highly publicised misconduct in the sector.

We submitted our Self-Assessment Report to APRA in November 2018, and have since developed a ‘roadmap’ to act on the themes raised in that report.

We identified five focus areas in which to concentrate our efforts to deliver better outcomes. These areas were identified both through the self-assessment as well as issues that were examined by the Royal Commission.

Focus areas
Simplification	▶	of our business, products and processes
Culture	▶	including the way we reward and recognise our people
Governance and accountability	▶	including how we are held to account, and how we manage and execute change
Remediation	▶	including expansion of our specialist customer remediation team
Management of operational risk	▶	review and improvement of our operational risk framework

Executive Committee members have been assigned ‘ownership’ of each focus area and they are responsible for monitoring performance.

We have established a Royal Commission and Self-Assessment Oversight Group to oversee an integrated response to the Royal Commission and Self-Assessment.

Further details of our self-assessment can be found on bluenotes at anz.com.

16         ANZ 2019 ANNUAL REPORT

Our

customers

Consistently delivering a positive customer experience enables us to create value for all of our stakeholders and is critical to our long-term success.

We seek to treat our customers fairly and responsibly, providing them with suitable and appropriate products and services, supported by strong data protection.

We have identified three customer segments where we believe we can best achieve this: home owners, business owners and companies that move capital and goods across the region.

Providing suitable products and services

We have contacted more than 1 million of our retail and commercial customers, including customers who:

●	are in receipt of eligible Centrelink or Veterans’ Affairs benefits to offer to help them move to a low-cost, basic bank account. Since June 2019, we have contacted 128,624 customers (via email or letters);

●	are experiencing persistent credit card debt;

●	have Interest Only home loans set to expire within 6 months, reminding them of the expiry period and notifying them of the options available at the end of the period;

●	have opened an ANZ Access Advantage account within the last 13–16 days, reminding them to credit their account with regular salary payments; and

●	have Progress Saver periodical payment or direct debit due to expire in the next month to remind them an automated credit can help them receive bonus interest on their account.

CUSTOMER STORY

Helping customers to get

on top of credit card debt

We are committed to improving the customer experience, as highlighted by the implementation of 16 initiatives in Australia in response to the Royal Commission. There were some challenges during the year including technology stability issues, and a period of underperformance in respect of assessment and approval times relative to peers in home lending. Institutional performance in key customer satisfaction/relationship strength surveys continued to be a highlight, along with strong digital engagement with customers.

Refer to our Remuneration Report on pages 66 to 98 for further details.

We have been contacting credit card customers who are carrying persistent debt1 on their card to help them pay their debt faster.

Customers have been offered financial education, and the opportunity to close their card and repay the remaining debt at a lower interest rate. We have contacted 9,500 customers as at 30 September 2019.

Earlier this year we contacted John*, a long-term customer who has held a credit card facility with ANZ since 1976. John had a balance of $9,500 (on a $10,000 limit) and the entirety of the balance was on a cash advance interest rate of 21.74% per annum. John had not transacted on the card since 2016 and had been making payments only slightly above the minimum monthly repayment amount.

Continuing his current repayment behaviour, John would have taken more than 9 years to pay off the debt – assuming there was no further spending on the card – accruing at least $12,000 in interest over that time.

After contacting John and explaining his options, John agreed to an instalment plan with an interest rate of 7% per annum. This will enable him to pay off the debt in five years or less, saving more than $10,000 in interest charges.

This program has been welcomed by many customers, including John who said, “I wish this had happened a long time ago … it’s such a relief.”

1.  Where for at least the last 12 months a credit card has over 80% of the credit utilised and the customer has been paying 2–3% of the outstanding balance on average each month.

*  Customer name has been changed.

Our customers continued

Home owners

We are committed to fund and facilitate $1 billion of investment by 2023 to deliver around 3,200 more affordable, secure and sustainable homes to buy and rent in Australia.

We are developing a housing supply pipeline through direct engagement with our clients (new and existing), supporting innovative models to finance new supply. This includes:

●  jointly arranging the inaugural bond issue of $315 million for the Commonwealth’s National Housing Finance and Investment Corporation (NHFIC), the largest social bond for housing in Australia; and

●  arranging the first wellbeing bonds in New Zealand for Housing New Zealand Corporation (NZ$500 million and NZ$600 million).

We have also established a Housing Virtual Fund (the Fund) enabling us to accommodate non-conforming risk aspects of new housing models. Emerging housing models generally come with increased risk for the developer, the bank and the consumer, preventing innovative models from being brought to market at scale. The Fund ensures that we have a comprehensive internal review process, allowing us to utilise all of our expertise in understanding and managing risk.

Support for first home buyers

Our research shows that 64 percent of first home buyers are uncertain of what to do when it comes to buying their first property and they want someone they can trust to guide them through the process.[1] In response, we are improving the skills of our frontline staff enabling them to provide tailored guidance and support to first home buyers. We have:

●  provided more than 3,300 frontline staff with Home Loan Coach training across Australia and New Zealand;

●  improved our First Home Coach training in Australia – nearly 800 of our frontline staff have completed this training; and

●  provided Construction Coach training in New Zealand to support customers building or renovating a home – more than 220 frontline staff have received training.

We have also developed the most accurate property price predictor in the market to support customers in establishing the value of their future home.

In recognition of our commitment to this customer segment ANZ has been named Bank of The Year for First Home Buyers by Canstar for three years running (2017–2019).

Industry insights

During the year we have undertaken significant engagement with industry stakeholders to ensure that as an organisation we are directly linked to the housing policy agenda, offering market expertise to support government, customers and the community with relevant insights to inform decision-making.

We have entered into a three-year partnership with CoreLogic to deliver a bi-annual housing affordability report. The report provides in-depth market analysis of the Australian housing market for both buyers and renters.

1.  ANZ Home Buying Research, Prescience, May 2015.

Making homes healthier in New Zealand

According to research by the Building Research Association of New Zealand, about half of the homes built are unsuitable for the climate – they are not adequately insulated, have insufficient heating and are damp with visible signs of mould.

“As New Zealand’s biggest home lender, housing is one area where we want to make a difference”, says Antonia Watson, Acting Chief Executive Officer, New Zealand.

We have set aside NZ$100 million so our customers can enjoy warmer, healthier homes while potentially also keeping energy costs down. Last year we began offering our home loan customers (both owner-occupiers and investors) an interest-free home loan top-up (up to NZ$5,000). More than 1,800 interest-free home loans (to the value of NZ$6.3 million) have been drawn down as at 30 September 2019. The top-up offer was also extended to heat pumps in July 2019.

In addition, in April 2019 we launched a Healthy Home Loan Package, that includes discounts to standard home loan rates, as well as fee waivers across a range of accounts, for customers buying, building or renovating a home to 6 Homestar or above, in New Zealand.

Thirty four customers are now on the package (funds under management of NZ$11.7 million) and we are working to identify existing eligible customers to transition them across to the package.

Not only are there health benefits associated with more energy efficient homes but occupants may also have more disposable income because they are paying lower power bills.

“When every dollar counts, a lower home loan rate might swing the decision to go the extra mile on health and sustainability measures.” says Antonia.

18         ANZ 2019 ANNUAL REPORT

Customer remediation

Fair, responsible and efficient customer remediation is a focus for the bank, with significant investment being made across our Australia, Wealth and New Zealand Divisions.

We are currently resolving identified fee or interest discrepancies with over 3.4 million Retail and Commercial customers. To date our Australian Retail and Commercial Responsible Banking team has remediated over one million customer accounts5 and issued refunds of around $62 million.

In Wealth, the team has completed the first stage of a review to identify instances of inappropriate advice to customers. Over 7,000 advice cases, spanning more than a decade, were reviewed. In addition, the majority of remediation cases relating to ANZ Financial Planning ‘fee for no service’ have now been remediated.

Over the 12 months to 30 September 2019, the Responsible Banking team has increased the number of dedicated remediation resources working on large scale customer remediation matters from around 150 to around 275 people.

Similarly, the team within Wealth has expanded from around 120 to around 170 over the same time period and is projected to increase to around 200 by December 2019. Our New Zealand business also has almost 60 dedicated remediation resources. These additional resources, together with an increase in infrastructure and capability, are enabling us to refund impacted customers in a scalable and repeatable way.

More than 500 people throughout the Australian Retail and Commercial business are also working on a number of smaller customer remediations, fixes and investigations.

We are delivering an ongoing education program to share ‘lessons learnt’ and to highlight the impacts on customers when we fail to get it right. In creating a collective understanding of the root causes of our existing remediations, we continue to build a shared accountability for the prevention of future issues.

Customer experience

One way in which we measure the experience of our customers is through Net Promoter Score. Net Promotor Score enables us to gauge whether we are meeting customer needs and expectations and how we are performing relative to peers. It is measured by asking customers how likely they are to recommend ANZ (on a 0–10 scale) and is calculated by subtracting the percentage of detractors (those who give a score of 0–6) from the percentage of promoters (those who give a 9 or 10).

With respect to our Australian and New Zealand Retail and Commercial customers we failed to meet our target to improve our Net Promoter Score relative to peers. Our Institutional ranking remains at number one in both Australia and New Zealand.

Managing customer complaints

Listening to our customers and responding to their complaints in a timely, transparent and fair way is key to maintaining their confidence and trust in us.

This year, both the Australian Financial Complaints Authority and the Australian Securities and Investments Commission identified the need for significant improvement in our internal dispute resolution. High complaint volumes and lengthy delays in resolution were highlighted. We have established a detailed action plan which sets out the changes we need to make to improve our customers’ experience and we will keep stakeholders informed of our progress.

For further information on our approach to complaints handling, complaint volumes and the role of our Customer Advocate refer to our 2019 ESG Supplement available at anz.com/cs in December.

1.	Roy Morgan Research Single Source, Australian population aged 14+, Main Financial Institution, six month rolling average to Sep’19. Ranking based on the four major Australian banks.
2.

DBM Business Financial Services Monitor. Base: Commercial Banking (<$100 million annual turnover) Main Financial Institution customers. Six month average to Sep’19. Ranking based on the four major Australian banks.

3.	Retail Market Monitor, Camorra Research, six month rolling average to Sep’19.
4.	Business Finance Monitor, TNS Kantar Research. Base: Commercial ($3 million – $150 million annual turnover) and Agricultural (>500K annual turnover) customers. Four quarter rolling average to Q3’19.
5.	In certain instances ANZ makes:
.	a community service payment in lieu of a payment to a customer account. In 2019 charity payments were made for ~111,000 accounts totalling ~$355,000.
.	the customer payment via cheque. In 2019 cheques were issued for ~178,000 accounts totalling ~$11,088,000. A proportion of these cheques remain unpresented.

Our customers continued

Offering customers more convenient and engaging banking solutions

Fifteen years ago more than half of all banking transactions occurred within the branch network; today, that number is down to less than 10 percent. Of the 2.8 million customers using our ANZ app, 36 percent are using mobile banking only – up 30 percent this year, demonstrating the significant shift in how customers are choosing to engage with us.

This digital banking evolution brings both opportunities and challenges for ANZ. We are tailoring our products and services to the changing habits of our customers, who have told us they want more flexibility in their banking. Our digital technology now makes it possible for our customers to serve themselves, anywhere, anytime and we are adapting the way we operate to accommodate this. Peak usage on the ANZ app is between 4–6pm, and even during our quietest time between 12–2am we are serving almost 100,000 customers.

The benefits of open banking

Open banking regulation came into force at the start of July in Australia, supporting the sharing of generic product data with third parties, with the aim of making it easier for customers to compare products. The sharing of customer specific data will start in early 2020. This will enable consumers to access data about themselves (personal, account and transaction data) and share it with accredited third parties of their choice.

At the heart of open banking is trust in how open banking participants manage their customers’ data. We will continue to invest in our customers’ security and privacy, and apply our ethical principles to all data use and the outcomes that result.

Our Data Ethics Principles put our customers’ interests first in how their data is collected, used and disclosed; and provide mechanisms for transparency and choice to help our customers understand and control their personal information.

We will uphold these principles as the open banking regime begins, ensuring our customers can request the sharing of their data, while also maintaining control over where and how their data is used.

“The emerging Australian data economy, sustained by customer-driven data sharing frameworks, should give customers more control in sharing information with confidence. Also, it should create opportunities for business to leverage their expertise, experience and technology into new areas to serve their customers. Businesses that engage with the data sector will have the opportunity to offer better services, and a more precise product to meet customer needs. Their customers should have the opportunity to benefit from enhanced choice and convenience. The efficient use of data, in a secure ecosystem with a strong governance structure, could be tremendously beneficial for businesses and customers alike.”

Scott Farrell, Chair of Open Banking Review

We are implementing digital solutions to assist our customers to improve their financial wellbeing. We have developed new features in the ANZ app to help our customers work towards their financial objectives by setting and tracking goals. Currently in the pilot phase, new features include data-driven ‘nudges’ (messages) to customers via the app, with milestones and tips to help them meet their savings goals.

With increasing digitalisation, a strong cyber security capability is critical

As our customers choose to move their banking to digital platforms we are focused on safeguarding their money and personal information. We have invested heavily in our cyber security capability, and are in a strong position to keep our systems, data and customers safe from the increasing pace, scale and sophistication of cyber-attacks.

Recognising humans play a significant role in the security ‘ecosystem’, we are delivering comprehensive education programs for employees and customers, simplifying cyber security, and making it easier to understand and implement. This year we have developed workshops to help small businesses stay safe online, raised awareness of online scams and reached millions of customers through our campaign to help them protect their ‘virtual’ valuables. We are also helping to develop the cyber security curriculum for Australian high schools to ‘grow’ the next generation of cyber security workers.

Promoting a culture where security is everyone’s business means we are better placed to protect our systems, data and our customers, and can actively contribute to digital innovation and the economic opportunities a secure online world offers.

Biometric authentication protecting customer payments in Australia and New Zealand

ANZ was the first Australian bank to enable its customers to make high value payments (up to $25,000) via the ANZ app using their voice. Our voice ID technology allows customers to verify their identity using their voice, rather than a PIN or password. While still an emerging technology, we currently have almost one million customers in Australia registered for voice ID. To date there have been no instances of fraud from a voice biometric breach.
Supplementary disclosures
Refer to our 2019 ESG Supplement available at anz.com/cs in December for further disclosures, including historical data tables.

20         ANZ 2019 ANNUAL REPORT

Our divisions Australia Retail and Commercial

“While this year has had its challenges, I’m pleased our recent actions have restored momentum in our home loans business and with the progress we’ve made in fixing the failures of the past.”

Mark Hand – Group Executive Australia Retail and Commercial Banking

External operating environment

In Australia credit growth is slowing, revenue growth is negligible, interest rates are at record lows and regulation has increased substantially.

Competition too is intense, particularly in the home loan market. New competitors built to make the most of digital innovations to serve customers are also having an impact.

The housing market activity is improving off the back of the lower interest rates, and the removal of investor and interest only lending caps, but it is too soon to call a recovery.

Businesses remain cautious and are taking a ‘wait and see’ approach with the economy. Investment continues to be below long-term averages.

Business strategy outcomes

Momentum has returned in home lending with applications up 34% in the second half of 2019 (compared with the first half), through improving turnaround times and greater clarity on lending policies, adjustments to lending caps and a major marketing campaign to restore confidence across our distribution channels. We are confident this will flow through to settlements.

More than half of our customers now bank digitally and the ANZ App has 2.8 million users making more than $380 million worth of transactions every day.

Our ANZ Business Growth Program has created more than 1,300 jobs and participants have increased their revenue by 374% and profit by 461%.

Through our network and insights, our customers continue to succeed in Asia and more than 200 have joined us for delegations to China, Hong Kong, Singapore, Vietnam and Japan.

Performance1

2019 was a challenging year for Australia Retail and Commercial, impacted by continued margin erosion, lower average lending volumes (a combination of the external environment and ANZ conservative business settings) and reduction in fee Income.

The home loan portfolio, down 3%, was affected by slowing system credit growth, competition and more conservative home loan origination risk settings. Commercial Lending, also down 2%, was driven by lower volumes in Small Business Banking.

Customers grew by more than 130,000 in the year to 6.4 million, with 3.6 million customers now digitally active. Deposits also increased in 2019 to $208 billion, with Retail deposits up 1% and Commercial up 5%.

Productivity initiatives, including workforce and branch optimisation delivered cost savings and offset increased investment spending.

Financial Performance for Australia Retail and Commercial is provided within the Our Performance section on pages 52 to 65.

1.	Commercial includes Small Business Banking, Business Banking and Private Bank

Financial Performance

Cash continuing1

1.  On a cash profit (continuing operations) basis. Excludes non-core items included in statutory profit and discontinued operations included in cash profit. It is provided to assist readers in understanding the result of the ongoing business activities of the Group. For further information on adjustments between statutory and cash profit refer to page 53.

Our divisions continued

Institutional

“Institutional is smaller but better – we’re in the right markets, with the right customers and at the right returns. Our focused strategy is delivering results, and we’re staying vigilant in managing risks relating to geopolitics, global trade and consumer retail trends.”

Mark Whelan – Group Executive Institutional

External operating environment

Market conditions have been challenging, particularly in the second half of this financial year. This is due to a combination of record low interest rates, high liquidity, low volatility, and heightened geopolitical tensions.

China has been adapting to a slowing economy, while the inverted US Treasury yield curve sparked fears of a potential economic recession in the world’s largest economy.

Shifts in trade and supply chains due to the US-China trade war have had a positive impact on some markets, particularly in South-East Asia, where ANZ has a presence.

ANZ is also well prepared for Brexit with our European branch network and licensing arrangements meaning customers do not need to make changes or open new accounts in order to continue to bank with us in Europe.

Business strategy outcomes

Institutional is focused on customers who value us, working within clear priority sectors, sharpening our geographic focus, simplifying products and technology and driving structural efficiencies.

Following our decision to exit lower returning and non-core customer relationships, Institutional is now in the process of pivoting to responsible and disciplined growth. We have also maintained our focus on reducing costs and capital efficiency.

This has delivered leading market positions across key geographies (#1 Australia & NZ,

#5 Asia) and #1 in overall relationship quality for the second year running.

The sale of Retail, Commercial and SME in Papua New Guinea completed in September 2019 has enabled the business to focus on Institutional banking. The sale of our stake in Royal Bank in Cambodia (completed in July 2019) was also an important step in our simplification strategy.

Performance

Institutional continued to deliver the benefits of a simpler and more disciplined business in 2019, reporting an increase in Cash Profit and growth in the balance sheet. Net Loans and Advances were up 10% while customer deposits grew 6%.

Geographically, Australia, New Zealand and Asia Pacific, Europe & America all delivered profit growth, supported by strong customer revenue growth.

Transaction Banking and Loans and

Specialised Finance both increased revenue in 2019, up 8% and 7% respectively. Markets revenue was down marginally due to lower Balance Sheet revenue, while Franchise Sales and Franchise Trading both delivered stronger revenue outcomes.

Focus on productivity contributed to another year of cost reductions, a result of lower full time equivalent staff, decrease in software amortisation and property efficiencies.

Credit charges remained below long run trends.

Financial Performance for Institutional is provided within the Our Performance section on pages 52 to 65.

Financial Performance

Cash continuing1

1.  On a cash profit (continuing operations) basis. Excludes non-core items included in statutory profit and discontinued operations included in cash profit. It is provided to assist readers in understanding the result of the ongoing business activities of the Group. For further information on adjustments between statutory and cash profit refer to page 53.

22         ANZ 2019 ANNUAL REPORT

New Zealand

“While it’s been a difficult year reputationally for the organisation, the business has stayed strong, with staff continuing to focus on doing the right thing by customers.”

Antonia Watson – Acting Chief Executive Officer New Zealand

External operating environment

The New Zealand economy remains sound with commodity prices remaining solid, population growth still strong and continued low unemployment.

GDP growth, however, has slowed. Business and consumer confidence is down due to uncertainty in the international economic outlook. This has resulted in lower business investment and consumer spending. That has meant the historically low official cash rate environment has not provided the economic stimulus many had hoped for.

The level of regulatory scrutiny is increasing on all financial services entities in New Zealand and this is increasing compliance costs for the business.

The proposed RBNZ capital changes – which are intended to create a stronger and more robust banking industry and are expected to be made public in December 2019.

Business strategy outcomes

We continued to progress our strategy of simplifying the business and improving customer experience.

The OnePath Life insurance business sale was completed in November 2018, as well as other non-core ANZ New Zealand assets Paymark and ANZ Securities.

Frontline sales incentives were removed in 2019 to give confidence to customers that any products and services they purchased were sold to them for the right reasons.

In striving to be the best bank to help Kiwis own homes, we developed a market leading proposition that includes a “healthy homes” package to better insulate and heat houses.

The Commercial and Agri, and Institutional parts of ANZ New Zealand had a major focus on environmental initiatives to assist customers in the economy.

Within the Wealth unit, superannuation product Kiwisaver continued its strong growth, surpassing $14.5 billion in funds under management.

Performance

Our New Zealand business maintained a leading position in core banking products this year, with ~31% share of mortgages (August 2019), ~34% share of household deposits (August 2019) and ~24% share of KiwiSaver (June 2019).

While the operating conditions were more challenging, Retail and Commercial both delivered balance sheet growth in 2019. Retail net loans and advances were up 4% (driven by Home Loan growth), and Commercial lending up 2%. Revenue for the division was however impacted by margin pressure from lower deposit margins and home loan mix changes.

Customer deposits grew 3% and customer numbers grew modestly to 2.4 million, of which 1.5 million customers are digitally active. Digital sales were up ~4% and now account for ~ 30% of all retail sales.

Focus in recent years on more conservative lending standards, together with a benign credit environment, contributed to provision charges remaining low this year.

Financial Performance for New Zealand is provided within the Our Performance section on pages 52 to 65.

Financial Performance

Cash continuing1

1.  On a cash profit (continuing operations) basis. Excludes non-core items included in statutory profit and discontinued operations included in cash profit. It is provided to assist readers in understanding the result of the ongoing business activities of the Group. For further information on adjustments between statutory and cash profit refer to page 53.

Our

people

We are developing the culture, capabilities and behaviours we need to live our purpose and values and deliver our strategy.

Our focus is on the following priorities:
initiatives in support of our desired culture;
strengthening our Risk Culture, including strengthening our Accountability and Consequence Framework;
changing the way in which we reward our people;
preparing our people for the future, ensuring we have the critical capabilities to succeed; and
creating a diverse and inclusive workplace and building our people’s resilience and wellbeing.

Highlights during the year include: strengthening our Accountability and Consequence Framework; evolving our approach to measurement and governance of culture initiatives; redesigning and launching changes to how we manage and reward our people; solid progress in the investment in key skills for our future; launch of a digital learning platform; and a record level engagement survey result.

Refer to our Remuneration Report on pages 66 to 98 for further detail.

Culture

Our desired culture is underpinned by our purpose, values, and Code of Conduct, as well as being focused on delivering great customer outcomes, making things simpler and always learning. Both a strong risk mindset and behaviours are embedded in our values, Code of Conduct and performance expectations, and we are committed to providing a safe environment in which all employees are empowered to ‘speak up’ and raise ideas or issues and concerns.

We seek to understand and improve our culture on an ongoing basis and are continually improving the way we track and measure our progress. One way we do this is through our Enterprise Culture Steering Group, whose membership includes the CEO and other members of the Executive Committee, which meets twice a year and provides an opportunity for each Executive to present the cultural strengths and development areas of their business, and actions taken and planned to shift the culture.

Culture assessments

We are supported by a team of specialists in our Internal Audit group who undertake cultural assessments within the bank. These assessments assist our leaders to understand the culture within the business, how culture impacts the way we support customers and where culture could expose us to risk.

The assessments focus on identifying cultural themes, underlying factors and their impact to support the business to drive sustainable change toward ANZ’s desired culture. They incorporate a blend of quantitative data, primarily through an employee survey, as well as qualitative data through employee focus groups.

Once an assessment is completed, the implementation of actions to address cultural challenges is monitored, and the effectiveness of those actions in shifting towards the desired culture is reviewed.

24         ANZ 2019 ANNUAL REPORT

Strengthening our risk culture

During 2019 we have strengthened the way we deal with risk events through an enhanced Accountability and Consequence Framework, which is applicable to all of our people.

New Accountability and Consequence Principles set out when and how an accountability review will be conducted following a material risk or audit event, define the various categories of accountability (e.g. direct, indirect, collective) and provide guidelines for the relevant Group Executive to consider in determining appropriate consequences. Appropriate consequences should reflect the severity of the issue and may include, for example, one or more of the following: coaching, counselling, formal warnings, impacts to performance and remuneration outcomes, impacts on promotion, application of malus and ultimately termination of employment for the most serious issues.

The Consequence Review Group (CRG), chaired by the CEO, oversees the implementation and ongoing effectiveness of the Accountability and Consequence Framework, being cognisant of its impact on the culture of ANZ. The CRG reviews material risk and audit events and associated accountability and consequences. Our ongoing focus on accountability, consequences and driving a strong risk culture supports our customer commitment that when things go wrong, we fix them quickly and consistently hold executives to account where appropriate.

‘Speak up’ culture

We also seek to support a strong ‘speak up’ culture and ensure managers recognise exemplary risk and audit behaviours. The focus on ‘speak up’ is being supported through our New Ways of Leading (NWOL) that are aligned with our purpose and values. NWOL focuses on five behaviours relevant for all employees and imperative for people leaders: be curious, create shared clarity, empower people, connect with empathy and grow people selflessly. We are incorporating culture into leader-led team activities to facilitate open, purposeful conversations about our culture and practices and create a psychologically safe environment for employees to ‘speak up’. We continue to promote and raise employee awareness of the various ways that employees can ‘speak up’ including through initiatives such as the Whistleblower Awareness Week.

Application of consequences

In 2019 across the Group, 151 employees were terminated for breaches of our Code of Conduct. A further 516 employees received a formal disciplinary outcome, with managers required to apply impacts to their performance and remuneration outcomes as part of the annual review process.

Left to right: ANZ employees, Sewmee Samarasinghe and Kate London

At the senior leadership level, 30 current or former senior leaders (Senior Executives, Executives and senior managers) had a formal consequence applied in 2019 for Code of Conduct breaches or findings of accountability for a material event, or otherwise left the bank after an investigation had been initiated. The 30 employees represent ~ 1% of the senior leader population. The consequences applied included warnings, impacts to performance and/or remuneration outcomes and cessation of employment.

Senior leader consequences in 2019[1]

Performance and remuneration consequence	23

Formal warnings	12

No longer employed	7

1. Individuals are included under all categories that are relevant meaning one individual may be reflected in multiple categories.

Changes to remuneration

A key focus this year has been the redesign of the way we financially reward and manage the performance of our people to better support our purpose, culture and values. The changes include rebalancing the way we pay our people so that variable remuneration is a smaller part of take home pay. For the majority of employees, variable remuneration will be based on Group performance only (i.e. no individual bonuses). These changes will apply from financial year 2020, and are more closely aligned to our desired culture, with increased focus on collaboration and team performance, as well as individual growth and development.

We are implementing the recommendations from Stephen Sedgwick’s ‘Retail Banking Remuneration Review’, which is focused on strengthening the alignment of retail bank incentives, sales practices and good customer outcomes. Recommendations that ANZ is delivering independently are 90% complete and will be fully implemented well ahead of the October 2020 deadline. We continue to work with industry to progress the recommendations for third parties and principles to underpin customer metrics. Management provides regular updates to the Board Human Resources Committee on progress.

Our people continued

Building workforce capability

We are creating an environment where our people can learn and grow every day, helping us to build organisational agility and capability to remain competitive.

We are building the capabilities of our leaders through the introduction of a new leadership feedback survey giving our leaders tangible and actionable feedback on their strengths and development opportunities. We continue to track the demonstration of our NWOL behaviours and our people are telling us through the leadership and engagement surveys that they are seeing their leaders demonstrating improvements across all five behaviours.

In addition, we are building the capabilities critical to delivering our strategy and to future-proofing our workforce, with a focus on investing in our pipeline of data and engineering talent with new roles and development opportunities in data analysis and science.

During the year we launched a new social learning platform – Our Way of Learning (OWL). Combining the functionality of a search engine and a social learning network, OWL offers employees free access to internal subject matter experts at ANZ and external content providers and user-generated content. OWL can be accessed by our people anywhere, anytime, and on any device.

In 2019 our people undertook almost 1.5 million hours of learning to increase their skills and capabilities, including self-directed learning through OWL.

Supplementary disclosures

Refer to our Remuneration Report on pages 66 to 98 for further detail.

Refer to our 2019 ESG Supplement available at anz.com/cs in December for further disclosures, including historical data tables.

Diversity, inclusion and wellbeing

We are making progress on our priority to build an engaged, diverse and inclusive workforce. We want our workforce to reflect the communities we serve and believe that leveraging the diversity of our people will allow us to innovate and improve customer experience.

This year our efforts have focused on enabling social and economic participation through providing employment opportunities for people from under-represented groups (including Aboriginal and Torres Strait Islanders, people with disability and refugees). Overall, we are broadly on-track to meet our target to recruit >1,000 people from these groups by the end of FY20, reaching 734 since 2016.

Our Spectrum Program is designed to offer employment opportunities to the autism community (sometimes described as part of the neurodivergent community) to build fulfilling careers in areas such as cyber security, coding and testing. This year we welcomed additional participants and nearly half of our original cohort moved into permanent ongoing employment with ANZ.

We recognise that addressing the barriers preventing women from being fairly represented in senior roles is the key to closing our gender pay gap. We have a target in place to increase the representation of Women in Leadership to 34.1%2 by the end of the financial year 2020. This year representation has increased by 0.5% (up from 32% as at September 2018). Our progress is monitored monthly by the CEO and an Executive Committee.

A summary of our policy position on Diversity and Inclusion can be found at anz.com/corporate governance.

We continue to make strong progress in supporting our people’s safety and wellbeing. Our Health and Safety policy, and associated programs, ensure that we provide an environment that enables employees to participate fully in the workplace and perform at their best. This year we have increased our focus on employee wellbeing, encompassing the areas of mental, physical, social and financial wellbeing.

We also provide opportunities for our people to contribute to the communities in which they live and work through our giving and volunteering programs. For further detail see page 30.

1.	Against a target of improving by 6% to 80% by 2020 (against a 2016 baseline score of 74%).
2.	Measures representation at the Senior Manager, Executive and Senior Executive levels. Includes all employees regardless of leave status but not contractors (who are included in FTE).

26         ANZ 2019 ANNUAL REPORT

Social enterprise STREAT provides a bridge to employment for young people experiencing disadvantage.

Since it was founded in 2009 it has helped more than 1,500 young people build stability and health back into their lives, while gaining work experience and hospitality qualifications from regular training across STREAT’s businesses.

“We have seven cafes, a bakery, a coffee roastery and a daily catering business and we generate 80 percent of our own income through these businesses,” says Bec Scott OAM, STREAT co-founder and Chief Executive Officer.

STREAT’s newest location is a café housed inside ANZ’s campus at 839 Collins Street in Melbourne.

Our decision to partner with a social enterprise was a deliberate and considered one. With the opening of our new building this year there was an opportunity to look at the tendering process differently and select a partner that aligned directly with our own values and purpose.

Having a large group of our employees within such close quarters of the café helps the young people with their work experience.

“STREAT works to create healthy people and a healthy planet. When you buy a coffee from us you’re creating training and employment opportunities for marginalised young Victorians, helping create change in coffee farming communities around the world and saving tonnes of disposable paper cups going to landfill each year.” says Bec.

Trainees completing STREAT’s six month intensive program will spend two shifts a week at one of STREAT’s cafés. Bec says a strong rapport is built within the office environment over that time and corporate staff often ask about the trainees after they graduate.

Left to right: Ryan McDonald – Cafe Operations Manager, STREAT, Bec Scott OAM – STREAT co-founder and Chief Executive Officer, Elise Bennetts – Chief Relationship Officer, STREAT

Our community

Strong relationships with our stakeholders and the broader community are critical to our success. Banking is based on trust and we are working hard to regain the community’s trust following the Royal Commission.

Improving financial wellbeing – at the core of our strategy

Financial wellbeing contributes significantly to overall health and wellbeing, community connectedness and economic and social participation.

Over many years we have invested in community programs, including Saver Plus and MoneyMinded, which have been proven to be an important part of the financial inclusion story for lower-income people. These programs have helped to build financial skills and resilience, develop active savings habits and improve overall financial wellbeing.

Regaining the trust of the community, government and other key stakeholders remains a major focus – our Reptrak community sentiment indicator improved over the 12 months to 58.8 but remains well below pre Royal Commission levels. We have retained high scores in a number of indices:

● Corporate Confidence Index (CCI)[1]: Score above peer average

● Dow Jones Sustainability Indices (DJSI)[2]: 2019 score of 82 (2018: 83). ANZ returned to global top ten (#10 overall)

Refer to our Remuneration Report on pages 66 to 98 for further detail.

Our financial inclusion program partnerships change lives

Saver Plus – developed by Brotherhood of St Laurence and ANZ in 2003, program participants open an ANZ savings account, set a savings goal and save towards it regularly over 10 months while also attending MoneyMinded financial education sessions. On reaching their goal, savings are matched by ANZ dollar for dollar, up to $500, which must be spent on education.

Since 2003, Saver Plus has reached over 43,600 lower-income participants and is expected to enable over $33 million of private sector funds to be invested in education by 2020.

MoneyMinded – this program supports adults with low levels of financial literacy and those on lower incomes across 21 markets, including Australia and New Zealand. It is delivered by community partner organisations in Australia and New Zealand, and a mix of community organisations and ANZ employees in Asia and the Pacific.

MoneyBusiness – operating since 2005, MoneyBusiness is deigned to build the money management skills and confidence of Aboriginal and Torres Strait Islanders. In that time it has reached over 79,500 participants and has been delivered in over 320 communities through either Australian Government-funded service providers or ANZ’s partners.

1.	Corporate Confidence Index (CCI): Outcomes of the CCI are provided to ANZ on a confidential basis.

2.

Dow Jones Sustainability Indices (DJSI): Evaluates the sustainability performance of thousands of companies trading publicly, operated under a strategic partnership between S&P Dow Jones Indices and RobecoSAM (Sustainable Asset Management).

28         ANZ 2019 ANNUAL REPORT

Taghrid participated in MoneyMinded through the Brotherhood of St Laurence’s Stepping Stones program. Stepping Stones is a micro-enterprise program offered to women who have migrant, refugee or asylum seeker backgrounds.

Originally from Lebanon, Taghrid arrived in Australia 10 years ago with her husband and one-year-old daughter. Keen to start her own business making special occasion cakes she took part in Stepping Stones, completing MoneyMinded in the process. MoneyMinded taught her about prioritising her spending and deciphering between ‘needs and wants’.

MoneyMinded has also changed her attitude to money. Taghrid is careful with her money, but she is also finding alternatives so she and her family are not missing out on enjoying life.

“I’m not cutting anything, I’m not suffering. But at the same time, if I need something, I have money to buy it in a different way. I cut my coffee, but I enrolled in a gym,” she said.

She also learned about the value of having ‘emergency money’. Since completing MoneyMinded Taghrid regularly transfers $50 into a specific savings account, ‘just like paying a bill’. With these savings she was able to buy a replacement car when hers broke down – before MoneyMinded she would have been without a car for several months.	Taghrid has clear financial goals now too – a short-term goal of saving for materials for her business and a longer-term goal for her family to buy a home. Image: MoneyMinded participant Taghrid

      Our community continued

Community investment

It is important that we are a part of the communities in which we operate, and we provide many opportunities for our people to get involved through our community programs – volunteering, funding and participating in community projects, or donating through workplace giving.

The strength of our relationships with partners in the not-for-profit sector is key to our ability to support the delivery of much needed services to the community. Many of our partners work in areas aligned to our priority areas of financial wellbeing, housing and environmental sustainability.

Workplace giving

Our workplace giving program enables employees in Australia to make contributions to around 30 charity partners through regular pre-tax payroll deductions. This year we introduced ‘double matching’ – for every dollar donated by an employee (up to $5,000 per employee in a tax year) through the program, ANZ donates two dollars.

Our employees in New Zealand and Fiji can also donate through payroll to their respective staff foundations (charitable trusts that provide small grants) and ANZ double matches donations.

Volunteering

Our Volunteer Leave Policy, which applies to permanent, regular and fixed-term employees provides for at least one day of paid volunteer leave each year.

Supplementary disclosures

Refer to our 2019 ESG Supplement available at anz.com/cs in December for further disclosures, including historical data tables.

Public policy debate

We seek to contribute constructively to policy debate and understand the perspectives of our community’s elected representatives, policy makers and regulators. We contribute to debate on business, economic, social and environmental issues affecting our customers and shareholders.

We work in a collaborative and open way as members of associations that have similar interests and approaches to ours.

In 2019 our key membership payments were:

Australian Banking Association	$4,045,653

Business Council of Australia	$93,500

New Zealand Bankers’ Association (NZD)	$294,979

Business New Zealand (NZD)	$40,250

Payment to the Australian Banking Association includes our annual fee as well as expenditure related to communications activity, contribution to the establishment of a not-for-profit Debt Repayment Service, industry initiatives in response to the Royal Commission’s work, and industry reform activity such as the new Banking Code of Practice.

Public policy advocacy

We understand that some of our stakeholders are particularly interested in positions we hold on issues such as data security, privacy and climate change and our membership of industry associations that undertake advocacy on these issues.

It is not the role of any association to represent solely ANZ’s, nor any other single member’s view. It is also not possible for industry associations to obtain a consensus on every issue. There is sometimes disagreement amongst members about the final positions taken by industry associations and even if we do not agree with it, we will participate in discussions. From time to time, we may take positions on certain matters not supported by the relevant industry association. For example, ANZ was the first major bank to support a ‘last resort’ compensation scheme for victims of misconduct. Such a scheme is now public policy.

We place high importance on the ability to hold constructive dialogue within an association’s membership and we expect industry associations to be receptive to member feedback regarding their lobbying or advocacy approaches.

1.

Figure includes forgone revenue of $109 million, being the cost of providing low or fee free accounts to a range of customers such as government benefit recipients, not for profit organisations and students.

30         ANZ 2019 ANNUAL REPORT

This year ANZ arranged bonds for both Australia’s National Housing Finance and Investment Corporation (NHFIC) and Housing New Zealand Corporation (HNZ), aimed at increasing access and availability of social and affordable housing on both sides of the Tasman.

Well received by investors, the bonds – a A$315 million social bond for NHFIC and two wellbeing bonds for HNZ (NZ$500 million and NZ$600 million) – set benchmarks as the first ever capital markets issue for NHFIC and the first wellbeing bonds for HNZ.

A relatively new type of financing, social bonds are structured so the proceeds fund a social purpose. In this case, owning a NHFIC or HNZ bond is an indirect investment into Australia and New Zealand’s social and affordable housing sector. The return is based on the credit-worthiness of the borrower who is responsible for directing the financing to social causes, with an obligation to report accordingly.

Access to housing has a huge impact on people’s ability to thrive socially and economically, as well as to feel secure and be part of a local community.

According to ANZ CEO Shayne Elliott, “One of the areas in which we can impact the community is in the area of housing. This is not about charitable works, it’s about bringing the full force of ANZ, one of the largest financial institutions in the country to bear; to have an impact and to shape the world for good.”

Partnering with NHFIC and HNZ allowed ANZ to join forces and draw on each organisation’s expertise in order to deliver better outcomes for a range of stakeholders.

Left to right: Nathan Dal Bon – Chief Executive Officer, National Housing Finance and Investment Corporation, Caryn Kakas – Head of Housing Strategy, Group Strategy, ANZ and Tessa Dann – Associate Director, Sustainable Finance, ANZ.

Governance

Corporate Governance Framework

32         ANZ 2019 ANNUAL REPORT

Board of Directors

ANZ’s strong governance framework provides a solid structure for effective and responsible decision making within the organisation.

The Board is responsible for the oversight of ANZ and its sound and prudent management, with specific duties as set out in its Charter available at anz.com/corporategovernance

There are six principal Board Committees – the Audit Committee, the Ethics, Environment, Social and Governance Committee, the Risk Committee, the Human Resources Committee, the Digital Business and Technology Committee and the Nomination and Board Operations Committee.

Each Committee has its own Charter setting out its roles and responsibilities. At management level, the Group Executive Committee comprises ANZ’s most senior executives. There is a delegations of authority framework that clearly outlines those matters delegated to the CEO and other members of senior management.

For further detail on ANZ’s governance framework see our 2019 Corporate Governance Statement available at anz.com/corporategovernance

Below from left to right

1 RT Hon Sir John Key, GNZM AC Independent Non-Executive Director

2 John Macfarlane Independent Non-Executive Director

3 Paula Dwyer Independent Non-Executive Director

4 David Gonski, AC Chairman, Independent Non-Executive Director

5 Graeme Liebelt Independent Non-Executive Director

6 Ilana Atlas Independent Non-Executive Director

7 Shayne Elliott Chief Executive Officer, Executive Director

8 Jane Halton, AO PSM Independent Non-Executive Director

Full biography details can be found on our website at anz.com/directors and on pages 38–42 of this report.

Governance (continued)

Directors’ Meetings

The number of Board, and Board Committee, meetings held during the year and each Director’s attendance at those meetings are set out below:

	Board		Risk Committee		Audit Committee		Human Resources Committee		Ethics, Environment, Social and Governance Committee		Digital Business and Technology Operations		Nomination and Board Operations Committee		Special Committee of the Board[1]		Committee of the Board[1]		Shares Committee[1]

	A	B	A	B	A	B	A	B	A	B	A	B	A	B	A	B	A	B	A	B

Ilana Atlas	12	12			8	8	6	6	5	5			2	2	1	1	1	1	1	1

Paula Dwyer	12	12	8	8	8	8	6	6					2	2	1	1	2	2

Shayne Elliott[2]	12	11													3	3	2	2	3	3

David Gonski, AC	12	12	8	8	8	8	6	6	5	5	5	5	2	2	3	3	2	2	4	4

Jane Halton, AO PSM	12	12					6	6	5	5	5	5	2	2	2	2	1	1

Sir John Key, GNZM AC	12	12	8	8					5	5	4	4	2	2	2	2

Lee Hsien Yang[3]	4	4	3	3			2	2			1	1

Graeme Liebelt	12	12	8	8	8	8	6	6					2	2	2	2	2	2

John Macfarlane	12	12	8	8	8	8					5	5	2	2	1	1	1	1

Column A – Indicates the number of meetings the Director was eligible to attend.

Column B – Indicates the number of meetings attended. The Chairman is an ex-officio member of the Risk, Audit, Human Resources, Ethics, Environment, Social and Governance, Digital Business and Technology and Nomination and Board Operations Committees.

With respect to Committee meetings, the table above records attendance of Committee members. Any Director is entitled to attend these meetings and from time to time Directors attend meetings of Committees of which they are not a member.

1.	The meetings of the Special Committee of the Board, Shares Committee and Committee of the Board as referred to in the table above include those conducted by written resolution.
2.	The Board meeting Shayne Elliott did not attend was due to his appearance at the Royal Commission into Misconduct in the Banking, Superannuation and Financial Services Industry.
3.	Lee Hsien Yang retired as a Non-Executive Director on 19 December 2018.

34         ANZ 2019 ANNUAL REPORT

Executive Committee

Below from left to right

1 Maile Carnegie
Group Executive Digital and Australia Transformation
Joined the Executive Committee on 27 June 2016.

2 Farhan Faruqui
Group Executive International
Joined the Executive Committee on 1 February 2016.

3 Gerard Florian
Group Executive Technology
Joined the Executive Committee on 30 January 2017.
4 Alexis George
Deputy Chief Executive Officer and Group Executive Wealth Australia
Joined the Executive Committee on 1 December 2016.
5 Kathryn van der Merwe
Group Executive Talent and Culture
Joined the Executive Committee on 1 May 2017.

6 Kevin Corbally
Group Chief Risk Officer
Joined the Executive Committee on 19 March 2018.

7 Mark Whelan
Group Executive Institutional
Joined the Executive Committee* on 20 October 2014.

8 Antonia Watson
Acting Chief Executive Officer New Zealand
Joined the Executive Committee on 17 June 2019.

9 Shayne Elliott
Chief Executive Officer
(appointed CEO on 1 January 2016).
Joined the Executive Committee* on 1 June 2009.

10 Michelle Jablko
Chief Financial Officer
Joined the Executive Committee on 18 July 2016.

11 Mark Hand
Group Executive Australia Retail and Commercial Banking
Joined the Executive Committee on 15 May 2018.

Full biography details can be found on our website at anz.com/exco

*previously known as Management Board

Governance (continued)

Board areas of focus in FY19

This year the Board and its Committees have undertaken key strategic, governance and oversight activities, including:

●  Conducting annual Board strategy session, focused on the long-term success of the company and learning lessons from past experience

●  Regularly discussing ANZ’s strategic priorities, including the refinement and implementation of them, with the Chief Executive Officer

●  Regularly discussing the progress of ANZ’s transformation of its Australian business and ANZ’s approach to it

●  As part of the Board’s visit to New Zealand, receiving detailed reports covering the entire NZ business and its direction

●  Continuing its focus on ANZ’s corporate culture, including reviewing results and key themes of ANZ’s culture assessments and ANZ’s staff engagement survey

●  Providing oversight of the design and implementation of ANZ’s redesign and simplification of remuneration and reward and Accountability and Consequences Frameworks, including reviewing and providing input into the Australian Prudential Regulation Authority’s executive remuneration proposals

●   Discussing future disruptive technologies and potential business impact on, and involvement by, ANZ

●   Approving the development of a new customer focused section of the Board agenda, including in relation to:

–   Customer satisfaction, complaints and remediation

–   Regulatory changes impacting customers

–   ANZ’s approach to marketing and specific marketing initiatives

●   Providing oversight of ANZ’s approach to customer remediation and complaints

●   Participating in a detailed review of ANZ’s customer service lighthouse initiative, including meeting with participating front line staff

●   Reviewing ANZ’s approach to communicating customer initiatives to the front line

36         ANZ 2019 ANNUAL REPORT

●   Reviewing and endorsing ANZ’s operating and strategic plans

●    Regularly discussing business momentum matters

●   Regularly discussing merger and acquisitions matters, including in relation to the progress of the transactions regarding the sale of its Wealth business

●    Providing oversight of capital management matters, including in relation to proposals from the Reserve Bank of New Zealand, the Australian Prudential Regulation Authority and current and future capital management options for ANZ

●   Reviewing ANZ’s governance processes for the preparation of its financial statements

●   Reviewing and approving ANZ’s self-assessment of governance, culture and accountability practices and subsequent roadmap of remediation activities

●   Providing oversight of ANZ’s response to the final report of the Royal Commission

●   Participating in deep dives into how ANZ approaches compliance with numerous prudential standards

●   Creating a new Nomination and Board Operations Committee, consisting of all Non-Executive Directors, to focus on the Board’s own composition and operations

●    Embedding the increased remit of the Ethics, Environment, Social and Governance Committee to focus on ESG matters

●    Reviewing and implementing improvements to Board Committee reporting practices on technology related matters, including in relation to technology stability and simplicity, cloud and data governance and information and cyber security.

In addition to the regular meetings of the Board held in Melbourne and Sydney, the Board also met in Wagga Wagga, Perth and Auckland, and went to Hobart, with each trip including customer, staff and other stakeholder functions, with a distinct focus on engagement matters.

Governance (continued)

Directors’ Qualifications, Experience and Special Responsibilities

As at the date of this report, the Board comprises seven Non-Executive Directors and one Executive Director, the Chief Executive Officer. Lee Hsien Yang was a Non-Executive Director from February 2009 until his retirement in December 2018. The names of the current Directors, together with details of their qualifications, experience and special responsibilities are set out below.

Audit Committee

Ethics, Environment, Social and Governance Committee

Risk Committee

Human Resources Committee

Digital Business and Technology Committee

Nomination and Board Operations Committee

POSITION

Chairman, Independent Non-Executive Director

QUALIFICATIONS

BCom, LLB, FAICD(Life), FCPA

RESPONSIBILITIES

Chairman since 1 May 2014 and a Non-Executive Director since February 2014. David is an ex officio member of all Board Committees and Chair of the Ethics, Environment, Social and Governance Committee and Nomination and Board Operations Committee.

CAREER

David started his career as a lawyer at Herbert Smith Freehills, and is now one of Australia’s most respected business leaders and company directors. He has business experience in Australia and internationally, and is involved in a broad range of organisations in the government and education sectors. He is a leading philanthropist and provides strong community leadership, particularly in relation to education in Australia.

RELEVANT OTHER DIRECTORSHIPS

●   Chairman: The University of New South Wales Foundation Limited (from 2005, Director from 1999).

●   Director: Sydney Airport Limited (from 2018), Lowy Institute for International Policy (from 2012) and Australian Philanthropic Services Limited (from 2012).

●    Member: Advisory Committee for Optus Limited (from 2013).

●    Chancellor: University of New South Wales Council (from 2005).

●    President: Art Gallery of NSW Trust (from 2016).

RELEVANT FORMER DIRECTORSHIPS HELD IN LAST THREE YEARS INCLUDE

Former Chairman: Review to Achieve Education Excellence in Australian Schools for the Commonwealth of Australia (2017–2018), Coca-Cola Amatil Limited (2001–2017, Director from 1997) and Sydney Theatre Company Ltd (2010–2016).

Former Member: ASIC External Advisory Panel (2013–2019)

Age 66 years | Residence Sydney, Australia

38         ANZ 2019 ANNUAL REPORT

POSITION

Chief Executive Officer and Executive Director

QUALIFICATIONS

BCom

RESPONSIBILITIES

Chief Executive Officer and Executive Director since
1 January 2016.

CAREER

Shayne has over 30 years’ experience in banking in Australia and overseas, in all aspects of the industry. Shayne joined ANZ as CEO Institutional in June 2009, and was appointed Chief
Financial Officer in 2012.

Prior to joining ANZ, Shayne held senior executive roles at EFG
Hermes, the largest investment bank in the Middle East, which included Chief Operating Officer. He started his career with
Citibank New Zealand and worked with Citibank/Citigroup for 20 years, holding various senior positions across the UK, USA,
Egypt, Australia and Hong Kong.

Shayne is a Director of the Financial Markets Foundation for
Children and a member of the Australian Banking Association
(which he also Chairs) and the Business Council of Australia.

RELEVANT OTHER DIRECTORSHIPS

●   Chairman: Australian Banking Association (from 2017,
    Member from 2016).

●   Director: ANZ Bank New Zealand Limited (from 2009) and
    the Financial Markets Foundation for Children (from 2016).

●   Member: Business Council of Australia (from 2016).

Age 55 years | Residence Melbourne, Australia

POSITION

Independent Non-Executive Director

QUALIFICATIONS

BJuris (Hons), LLB (Hons), LLM

RESPONSIBILITIES

Non-Executive Director since September 2014. Ilana is a member of the Audit Committee, Ethics, Environment, Social and Governance Committee and Nomination and Board Operations Committee.

CAREER

Ilana brings a strong financial services background and legal experience to the Board. Ilana was a partner at law firm Mallesons Stephen Jaques (now King & Wood Mallesons), where in addition to her practice in corporate law, she held a number of management roles in the firm including Executive Partner, People and Information, and Managing Partner. She also worked at Westpac for 10 years, where her roles included Group Secretary and General Counsel and Group Executive, People, where she was responsible for human resources, corporate affairs and sustainability. Ilana has a strong commitment to the community, in particular the arts and education.

RELEVANT OTHER DIRECTORSHIPS

●    Chairman: Coca-Cola Amatil Limited (from 2017, Director from 2011) and Jawun (from 2017, Director from 2014).

●    Director: OneMarket Limited (from 2018) and Paul Ramsay Foundation (from 2017).

●    Member: Panel of Adara Partners (from 2015).

RELEVANT FORMER DIRECTORSHIPS HELD IN LAST THREE YEARS INCLUDE

●    Former Chairman: The Bell Shakespeare Company Limited (2010–2016, Director 2004–2016).

●    Former Director: Westfield Corporation Limited (2014–2018), Human Rights Law Centre Ltd (2012–2017) and Treasury Corporation of New South Wales (2013–2017).

●   Former Fellow: Senate of the University of Sydney (2015–2019)

Age 65 years | Residence Sydney, Australia

Governance (continued)

POSITION

Independent Non-Executive Director

QUALIFICATIONS

BCom, FCA, SF Fin, FAICD

RESPONSIBILITIES

Non-Executive Director since April 2012. Paula is a member of the Risk Committee, Human Resources Committee and Nomination and Board Operations Committee.

CAREER

Paula has extensive experience in financial markets, corporate finance, risk management and investments, having held senior executive roles at Calibre Asset Management, Ord Minnett (now J P Morgan) and at Price Waterhouse (now PricewaterhouseCoopers). Her career as a company director spans financial services, investment, insurance, healthcare, gambling and entertainment, fast moving consumer goods, property and construction and retailing sectors. Paula has a strong interest in education and medical research, having served as a member of the Geelong Grammar School Council and the Business and Economics Faculty at the University of Melbourne and as Deputy Chairman of Baker IDI.

RELEVANT OTHER DIRECTORSHIPS

●   Chairman: Tabcorp Holdings Limited (from 2011, Director from 2005), Healthscope Limited (from 2014) and Kin Group Advisory Board (from 2014).

●   Director: Lion Pty Ltd (from 2012) and Allianz Australia Limited (from 2019).

●   Member: Kirin International Advisory Board (from 2012) and Australian Government Takeovers Panel (from 2017).

Age 59 years | Residence Melbourne, Australia

POSITION

Independent Non-Executive Director

QUALIFICATIONS

BA (Hons) Psychology, FIML, FIPAA, NAM, Hon. FAAHMS, Hon. FACHSE, Hon. DLitt (UNSW)

RESPONSIBILITIES

Non-Executive Director since October 2016. Jane is a member of the Human Resources Committee, Ethics, Environment, Social and Governance Committee and Nomination and Board Operations Committee.

CAREER

Jane’s 33 year career in the public service includes the positions of Secretary of the Australian Department of Finance, Secretary of the Australian Department of Health, Secretary for the Department of Health and Ageing, and Executive Co-ordinator (Deputy Secretary) of the Department of the Prime Minister and Cabinet. She brings to the Board extensive experience in finance, insurance, risk management, information technology, human resources, health and ageing and public policy. She also has significant international experience.

Jane has contributed extensively to community health through local and international organisations including the World Health Organisation and National Aboriginal and Torres Strait Islander Health Council.

RELEVANT OTHER DIRECTORSHIPS

●    Chairman: Vault Systems (from 2017), Coalition for Epidemic Preparedness Innovations (Norway) (from 2018, Member from 2016) and Council on the Ageing Australia (from 2017).

●   Director: Clayton Utz (from 2017) and Crown Resorts Limited (from 2018).

●   Member: Executive Board of the Institute of Health Metrics and Evaluation at the University of Washington (from 2007).

●   Adjunct Professor: University of Sydney and University of Canberra.

●    Council Member: Australian Strategic Policy Institute (from 2016).

RELEVANT FORMER DIRECTORSHIPS HELD IN LAST THREE YEARS INCLUDE

●   Former Chairman: OECD Asian Senior Budget Officials Network (2014–2016).

●   Former Public Policy Fellow: ANU Crawford School of Public Policy (2012–2016).

Age 59 years | Residence Canberra, Australia

40         ANZ 2019 ANNUAL REPORT

POSITION

Independent Non-Executive Director

QUALIFICATIONS

BCom, DCom (Honoris Causa)

RESPONSIBILITIES

Non-Executive Director since February 2018. Sir John is a member of the Ethics, Environment, Social and Governance Committee, Risk Committee, Digital Business and Technology Committee and Nomination and Board Operations Committee.

CAREER

Sir John was Prime Minister of New Zealand from 2008 to 2016, having commenced his political career in 2002. Sir John had a long career in international finance, primarily for Bankers Trust in New Zealand and Merrill Lynch in Singapore, London and Sydney. He was previously a member of the Foreign Exchange Committee of the Federal Reserve Bank of New York (from 1999 to 2001).

Sir John was made a Knight Grand Companion of the New Zealand Order of Merit in the 2017 Queen’s Birthday Honours. In 2017 Sir John became a Companion of the Order of Australia for advancing the Australia-New Zealand bilateral relationship.

RELEVANT OTHER DIRECTORSHIPS

●   Chairman: ANZ Bank New Zealand Limited (from 2018, Director from 2017).

●   Director: Air New Zealand Limited (from 2017) and Palo Alto Networks (from 2019).

RELEVANT FORMER DIRECTORSHIPS HELD IN LAST THREE YEARS INCLUDE

●   Former Chairman: The International Democratic Union (2014–2018).

Age 58 years | Residence Auckland, New Zealand.

POSITION

Independent Non-Executive Director

QUALIFICATIONS

BEc (Hons), FAICD, FTSE, FIML

RESPONSIBILITIES

Non-Executive Director since July 2013. Graeme is a member of the Audit Committee, Human Resources Committee and Nomination and Board Operations Committee.

CAREER

Graeme brings to the Board his experience of a 23 year executive career with Orica Limited (including a period as Chief Executive Officer), a global mining services company with operations in more than 50 countries. He has extensive international experience and a strong record of achievement as a senior executive, including in strategy development and implementation.

Graeme is committed to global trade and cooperation, as well as community education.

RELEVANT OTHER DIRECTORSHIPS

●    Chairman: Amcor Limited (from 2013, Director from 2012)

●    Director: Australian Foundation Investment Company Limited (from 2012) and Carey Baptist Grammar School (from 2012).

RELEVANT FORMER DIRECTORSHIPS HELD IN LAST THREE YEARS INCLUDE

●   Former Chairman: DuluxGroup Limited (2018–2019, Director from 2016).

Age 65 years | Residence Melbourne, Australia

Governance (continued)

POSITION

Independent Non-Executive Director

QUALIFICATIONS

BCom, MCom (Hons)

RESPONSIBILITIES

Non-Executive Director since May 2014. John is a member of the Audit Committee, Risk Committee, Digital Business and Technology Committee and Nomination and Board Operations Committee.

CAREER

John is one of Australia’s most experienced international bankers having previously served as Executive Chairman of Deutsche Bank Australia and New Zealand, and CEO of Deutsche Bank Australia. John has also worked in the USA, Japan and PNG, and brings to the Board a depth of banking experience in ANZ’s key markets in Australia, New Zealand and the Asia Pacific. He is committed to community health, and is a Director of the Aikenhead Centre of Medical Discovery Limited (from 2016).

RELEVANT OTHER DIRECTORSHIPS

Director: Craigs Investment Partners Limited (from 2013), Colmac Group Pty Ltd (from 2014), AGInvest Holdings Limited (MyFarm Limited) (from 2014, Chairman 2014–2016), Balmoral Pastoral Investments (from 2017) and L1 Long Short Fund (from 2018).

RELEVANT FORMER DIRECTORSHIPS HELD IN LAST THREE YEARS INCLUDE

Former Director: St Vincent’s Institute of Medical Research (2008–2019)

Age 59 years | Residence Melbourne, Australia

Company Secretaries’ Qualifications and Experience

Currently there are two people appointed as Company Secretaries of the Company. Details of their roles are contained in the Corporate Governance Statement.

Their qualifications and experience are as follows:

Ken Adams

POSITION

Group General Counsel

QUALIFICATIONS

BA, LLB, LLM

Ken joined ANZ as Group General Counsel in August 2019, having assisted it with major legal issues for over 10 years. Prior to ANZ, Ken was a Partner of Freehills and later Herbert Smith Freehills for 21 years, and for 6 years was a member of the Herbert Smith Freehills Global Board. Ken is one of Australia’s leading commercial lawyers with significant experience in class actions, and complex problems requiring strategic and multi-disciplinary analysis. He holds a Master of Laws from the University of Melbourne and is a co-author of Class Actions in Australia.

Simon Pordage

POSITION

Company Secretary

QUALIFICATIONS

LLB (Hons), FGIA, FCIS

Simon joined ANZ in May 2016. He is a Chartered Secretary and has extensive company secretarial and corporate governance experience. From 2009 to 2016 he was Company Secretary for Australian Foundation Investment Company Limited and a number of other listed investment companies. Other former roles include being Deputy Company Secretary for ANZ and Head of Board Support for Barclays PLC in the United Kingdom. Simon is committed to the promotion of good corporate governance. He is a former National President and Chairman of Governance Institute of Australia, and is a member and former Chairman of its National Legislation Review Committee, and regularly presents on governance issues.

42         ANZ 2019 ANNUAL REPORT

CUSTOMER STORY

Growing business sustainably

Willie Smith’s Organic Apples and Cider is a family-run business in Huonville, Tasmania. The family started apple farming in 1888 and the business has since evolved into a premium supplier of organic apples, cider and spirits.

Over the years they have faced many challenges, including bushfires and the collapse of Tasmania’s apple export industry in 1973 (the result of Britain joining the European Common Market). In response, Ian Smith, a third-generation orchardist, built controlled-atmosphere cool stores and began exporting to Asia in the 1980s.

More recently his son Andrew has converted the orchard into an organic farm, in the belief that growing food without the need for chemical fertilisers and pesticides is better for their land, their customers and the Tasmanian environment.

Willie Smith’s has had a banking relationship with ANZ for more than 100 years. In June this year members of our Board and

Executive visited the cider production facilities and packing shed, meeting with the workers and learning about what matters to them and their local community.

“I have worked hard to evolve Willie Smiths into a vertically integrated agribusiness in the last twenty years. The key ingredients have been innovation, hard work and good relationships. I feel confident and comfortable in our working relationship with ANZ,” said Andrew.

Supporting the agricultural sector is an important part of ANZ’s history, and banking customers like Willie Smith’s aligns with our focus on helping our customers grow their business sustainably.

Image: Andrew Smith

Risk management

The successful delivery of the bank’s strategy is dependent on sound risk management. All of the bank’s activities involve – to varying degrees – the analysis, evaluation, acceptance and management of risks or a combination of risks.

Sound risk management plays a critical role in positioning us to prepare for, and respond to, opportunities and challenges in our operating environment.

Our progress

This year we have continued to strengthen our risk management capabilities, focusing on:

Culture and conduct

●	We have initiated a programme of work to build out how we will measure, monitor and manage conduct risk to allow us to better understand and respond to the drivers of poor conduct. This has included introducing new accountability and consequence principles for employees found accountable for material failure and non-compliance as well as recognising positive risk behaviours in our annual performance and remuneration reviews.

●	We have raised employee awareness about our whistleblower processes and made it easier for them to ‘speak up’– including through initiatives such as the inaugural Whistleblower Awareness Week this year.

Simplification

●	Investment has been made in our risk systems, including enhancing our data analytics to improve our ability to identify issues, and more swiftly understand the root causes.

●	Standardisation and simplification of our wholesale risk practices and policies has helped significantly improve time responsiveness thereby delivering a better banker and customer experience.

Non-financial risk

●	We have redesigned our non-financial risk framework in response to feedback that it was too complex. Significant work has been undertaken to simplify our language around operational risk, consolidate our framework documentation, and clarify the requirements and roles and responsibilities of our staff.

●	We have established a Royal Commission and Self-Assessment Oversight Group to provide oversight of the integrated approach and plans to address the Self-Assessment focus areas and Royal Commission ‘lessons’. This includes, for example, commissioning and reviewing reports on progress in addressing the Self-Assessment focus areas, our 16 Royal Commission commitments and actions by government to respond to the Royal Commission.

“Strong risk management is a necessity if we are to anticipate and navigate ANZ through a changing environment.”

Kevin Corbally – Group Chief Risk Officer

Our Risk Management Framework

The Board is responsible for establishing and overseeing the Group’s risk management framework. The Board has delegated authority to the Board Risk Committee (BRC) to develop and monitor compliance with the Group’s risk management policies.

The Committee reports regularly to the Board on its activities.

The key pillars of the Group’s risk management framework include:

●	the Risk Appetite Statement (RAS), which sets out the Board’s expectations regarding the degree of risk that the Group is prepared to accept in pursuing its strategic objectives and its operating plan; and

●	the Risk Management Statement (RMS), which describes the Group’s strategy for managing risks and a summary of the key elements of the Risk Management Framework (RMF) that give effect to that strategy. The RMS includes: a description of each material risk; and an overview of how the RMF addresses each risk, with reference to the relevant policies, standards and procedures. It also includes information on how the Group identifies, measures, evaluates, monitors, reports and then either controls or mitigates material risks.

The Group operates a Three Lines-of-Defence Model in regard to risk management that helps embed a culture where risk is everyone’s responsibility. The business – as the first line of defence – has day to day ownership of risks and controls and is accountable for identifying and managing its own risks. The Risk Function is the second line of defence, providing a strong and independent oversight of the work undertaken to manage the risk, as well as developing and maintaining the Risk Management Framework.

The final line of defence is Internal Audit and includes independent assurance that evaluates the adequacy and effectiveness of both first and second line risk management approaches.

We continue to operate in a dynamic and challenging external and regulatory environment placing significant demands on the Risk and Compliance function. There were no material breaches of our Group Risk Appetite Statement, and the number of adverse audits fell by a third with management demonstrating accountability for fixing issues in a timely and sustainable manner. While there were many positives from a risk perspective there were some non- financial risk shortcomings from a regulatory, customer and community perspective.

Refer to our Remuneration Report on pages 66 to 98 for further detail.

44         ANZ 2019 ANNUAL REPORT

Fighting financial crime

Financial crime threats continue to evolve, as do the regulatory measures required to address them. In response we have:

●    invested heavily in capturing and understanding financial crime data and infrastructure, upgrading sanctions and fraud platforms;

●    implemented a network data analysis tool, improving our ability to collaborate with external parties to fight financial crime; and

●    focused on the growth and development of employees, developing a gap analysis tool to inform our thinking on the current and future capabilities required of our people to combat financial crime.

The governance and oversight of risk, whilst embedded in day to day activities, is also the focus of committees and regular forums across the bank (see diagram below). The committees and forums discuss and monitor known and emerging risks, reviewing management plans and monitoring progress to address known issues.

The risk landscape is continually evolving and we are therefore constantly reviewing issues to consider their materiality to the bank’s operations. Two risks we are currently seeking to understand further are:

Cyber security risk: while not new, the increasing reliance we have on information security systems to hold our data and our customers’ data requires us to continually invest in and test the adequacy of our safeguards against evolving cyber attacks and new technology. See page 20 for further detail,

Climate change risk: the financial risks associated with climate change are subject to increasing prudential and regulatory oversight and are therefore an area of focus for us. See pages 48 to 49 for further detail on our approach to climate-related financial risks.

BOARD OF DIRECTORS
EXECUTIVE COMMITTEE
ANZ's most senior executives meet regularly to discuss performance and review shared initiatives
Consequence Review Group
KEY MANAGEMENT COMMITTEES
Group
Credit and Market Risk Committee
Group Asset and Liability Committee
Operational Risk Executive Committee
Ethics and Responsible Business Committee
Investment Committee
Royal Commission and Self-Assessment Oversight Group
Credit Ratings System Oversight Committee
Capital and Stress Testing Oversight Committee
Division
Modelling Ratings Working Groups and Usage Forums
Divisional Initiatives Review Committees /Project Advisory Councils
Divisional Risk Management Committees
Various Divisional Specific Management Committees
Operational Risk Committee
Product Committee
Divisional Consequence Review Groups
Country
Regional or Country Risk Management Committees
Country Assets and Liabilities Committees

Risk management (continued)

Key material risks

The material risks facing the group (as per the Group’s Risk Management Statement) and how these risks are managed, are summarised below:

Risk Type	Description	Managing the risk	Material ESG issues[1]

Capital Adequacy Risk

The risk of loss arising from the Group failing to maintain the level of capital required by prudential regulators and other key stakeholders (shareholders, debt investors, depositors, rating agencies, etc.) to support ANZ’s consolidated operations and risk appetite.

We pursue an active approach to Capital Management through ongoing review, and Board approval, of the level and composition of our capital base against key policy objectives.

Compliance Risk	The risk of failure to act in accordance with laws, regulations, industry standards and codes, internal policies and procedures and principles of good governance as applicable to the Group’s businesses.

Key features of how we manage Compliance Risk as part of our Operational Risk framework include:

●   centralised management of key obligations, and emphasis on identifying changes in regulations and the business environment, so as to enable us to proactively assess emerging compliance risks and implement robust reporting and certification processes.

●   recognition of incident management as a separate element to enhance ANZ’s ability to identify, manage and report on incidents/breaches in a timely manner.

●   the Whistleblower Protection Policy, allowing employees and contractors to make confidential, anonymous submissions regarding concerns relating to accounting, internal control, compliance, audit and other matters.

Credit Risk

The risk of financial loss resulting from:

●   a counterparty failing to fulfil its obligations; or

●   a decrease in credit quality of a counterparty resulting in a financial loss.

Credit Risk incorporates the risks associated with us lending to customers who could be impacted by climate change or by changes to laws, regulations, or other policies adopted by governments or regulatory authorities, including carbon pricing and climate change adaptation or mitigation policies.

Our Credit Risk framework is top down, being defined by credit principles and policies. Credit policies, requirements and procedures cover all aspects of the credit life cycle — for example: transaction structuring, risk grading, initial approval, ongoing management and problem debt management, as well as specialist policy topics.

Liquidity and Funding Risk

The risk that the Group is unable to meet its payment obligations as they fall due, including:

●   repaying depositors or maturing wholesale debt; or

●    the Group having insufficient capacity to fund increases in assets.

Key principles in managing our Liquidity and Funding Risk include:

●   maintaining our ability to meet liquidity ‘survival horizons’ under a range of stress scenarios to meet cash flow obligations over a short to medium-term horizon;

●   maintaining a strong structural funding profile; and

●   maintaining a portfolio of high-quality liquid assets to act as a source of liquidity in times of stress.

Market Risk

The risk to the Group’s earnings arising from:

●   changes in any interest rates, foreign exchange rates, credit spreads, volatility and correlations; or

●   from fluctuations in bond, commodity or equity prices.

Our risk management and control framework for Market Risk involves us quantifying the magnitude of market risk within the trading and balance sheet portfolios through independent risk measurement. This identifies the range of possible outcomes, the likely timeframe, and the likelihood of the outcome occurring. Then we allocate an appropriate amount of capital to support these activities.

46         ANZ 2019 ANNUAL REPORT

Risk Type	Description	Managing the risk	Material ESG issues[1]

Operational Risk	The risk of loss and/or non-compliance with laws resulting from inadequate or failed internal processes, people and/or systems, or from external events. This definition includes legal risk, and the risk of reputation loss, or damage arising from inadequate or failed internal processes, people and systems, but excludes strategic risk.

We operate a Three-Lines-of-Defence Model to manage Operational Risk, with each Line of Defence having defined roles, responsibilities and escalation paths to support effective communication and effective management of our operational risk. We also have ongoing review mechanisms to ensure our Operational Risk framework continues to meet organisational needs and regulatory requirements.

Reputation Risk

The risk of loss that directly or indirectly impacts earnings, capital adequacy or value, that is caused by:

●   adverse perceptions of the Group held by any of customers, the community, shareholders, investors, regulators, or rating agencies;

●   conduct risk associated with the Group’s employees or contractors (or both); or

●   the social and/or environmental impacts of our lending decisions.

We manage Reputation Risk by maintaining a positive and dynamic culture that:

●   ensures we act with integrity; and

●   enables us to build strong and trusted relationships with customers and clients, with colleagues, and with the broader society.

We have well established decision-making frameworks and policies to ensure our business decisions are guided by sound social and environmental standards that take into account Reputation Risk.

Strategic Risk	The risk that the Group’s business strategy and strategic objectives may lead to an increase in other key Material Risks — for example: Credit Risk, Market Risk and Operational Risk.

We consider and manage strategic risks through our annual strategic planning process, managed by the Executive Committee and approved by the Board. Any increase to our Key Material Risks is managed in accordance with the risk management specified above.

Technology Risk	The risk of loss and/or non-compliance with laws resulting from inadequate or failed internal processes, people and systems or from external events impacting on IT assets, including the compromise of an IT asset’s confidentiality, integrity or availability.

Consistent with the management of Operational Risk, we operate a Three-Lines-of-Defence model to manage Technology Risk, with each Line of Defence having defined roles, responsibilities and escalation paths to support effective communication and effective management of our technology risk. We also have ongoing review mechanisms to ensure our Operational Risk framework, which is also used to manage Technology Risk, continues to meet organisational needs and regulatory requirements.

1. See page 3 for information on our material ESG issues

Fairness and ethical conduct

Fraud and data security

Customer experience

Corporate governance

Digital innovation

For further information about the principal risks and uncertainties that the Group faces, see our ‘Principal risks and Uncertainties’ disclosure available at anz.com/shareholder/centre

Risk management (continued)

Our approach to climate change

We seek to provide investors and other stakeholders with information enabling them to assess the adequacy of our approach to climate change and our ability to manage the associated risks and opportunities.

This is the third year we have reported using the recommendations of the Financial Stability Board Taskforce on Climate-related Financial Disclosures (TCFD). For detailed information see ‘ANZ 2019 climate-related financial disclosures’ on anz.com/annualreport.

In 2019 we have focused on:
Training our people on climate-related risks and opportunities
Engaging with our largest-emitting customers on their transition plans

Feeding the results of our customer

engagement into our assessments of individual

customers and carbon-intensive portfolios,

in particular the energy, transport, buildings and

food, beverage and agricultural sectors

Engaging with our customers on their transition plans

Throughout 2019 we have analysed the carbon disclosures of over 80 of our largest emitting customers and engaged with 29 of these to support them to establish, and where appropriate, strengthen existing low carbon transition plans.

This engagement will inform the development of a model applicable to our broader customer base enabling us to encourage customers to improve the management and disclosure of their climate-related risks and opportunities.

Within each industry our customers have different starting points. Both through customer discussions and reviews of public disclosures we are developing a better understanding of our customers’ preparation for, and management of, their most likely climate-related risks and opportunities. Insights we have gained from these customer conversations include:

Energy	Transport	Buildings	Food, beverage and agriculture

Energy: our engagement in this sector is initially focused on customers with thermal coal operations. Some customers see continuing strong demand for high-quality, low-cost Australian thermal coal that will be used in recently built or planned high efficiency, lower emissions (HELE) plants across Asia; their strategy is focused on developing high quality thermal coal assets and they are committed to improving their external disclosures. Other customers have undertaken scenario analysis (aligned with TCFD recommendations), revealing that some of their commodities perform worst under a low-carbon transition; in response they are directing limited expenditure to thermal coal and most of this is in maintenance capital rather than expansion. Some companies are also starting to work with their suppliers and customers to seek to reduce the emissions associated with the use of their mining commodities, ie ‘Scope 3’ emissions.

Transport: a significant customer has ambitious plans to expand their electric vehicle fleet in Australia and is building a new distribution centre that will integrate rooftop solar and electric vehicle charging bays. They also plan to enter a renewable energy power purchase agreement (PPA) to lower their carbon footprint and shield themselves from price volatility.

Buildings: a number of customers have established net-zero carbon targets that will be achieved largely through improved energy efficiency and onsite solar installations, setting time bound goals to achieve this by 2030.

Food, beverage and agriculture: for many of our agribusiness and food producers, the physical risks of climate change (e.g., water availability and supply) represent the most material and immediate risk to their business, rather than transition risks. We have observed these customers are increasingly focused on managing climate-related risks by committing to reduce or remove deforestation from their operations and supply chains.

48         ANZ 2019 ANNUAL REPORT

Our progress on the TCFD

TCFD theme	Our progress to date	Focus areas – 2020/21	Beyond 2020 vision
Governance

●   Board Risk Committee oversees management of climate-related risks

●   Board Ethics, Environment, Social and Governance Committee approves climate-related objectives, goals and targets

●   Ethics and Responsible Business Committee (executive management) oversees our approach to sustainability and reviews climate-related risks

		● Align with regulatory guidance on climate-related risk governance, including stress testing of selected portfolios	● An enhanced risk management framework that is responsive to climate change, and meets financial regulators’ requirements
Strategy

●   ANZ’s Climate Change Statement (available on anz.com) reaffirms support for the Paris Agreement goals and transition to a net-zero carbon economy

●   Managing the net-zero carbon transition focuses on an orderly and just transition that gives careful consideration to the impacts on communities

●   Participation in a United Nations Environment Program Finance Industry (UNEP FI) working group on TCFD scenario analysis that issued recommendations and methods to assess portfolio transition and physical risks

●   Low carbon products and services within our Institutional business focused on climate-related opportunities

●   Analysis of flood-related risks for our home loan portfolio in a major regional location of Australia

●   Test-pilot of socio-economic indicators showing financial resilience of home loan customers with respect to flood risk

●   Consider extending scenario analysis to incorporate bushfire, flood and other risks relating to retail customers

●   Possible extension of emerging environmental and climate-related risks to other segments of the home loan portfolio

●   Include climate risk reference in agriculture related lending guidance documents used by our front line bankers

● ANZ business strategy more closely aligned to a resilient and sustainable economy that supports the Paris Agreement goals and Sustainable Development Goals
Risk management

●   Climate change risk added to Group and Institutional Risk Appetite Statements

●   Climate change identified as a Principal Risk and Uncertainty in our UK Disclosure and Transparency Rules (DTR) Submission

●   Guidelines and training provided to over 1,000 of our Institutional bankers on customers’ transition plan discussions

●   Enhanced financial analysis and stronger credit approval terms applied to agricultural property purchases in regions of low average rainfall or measured variability

●   New agribusiness customers assessed for financial resilience and understanding of rainfall and climate trends in their area, and water budgets considered if irrigating

●   Encouraging customers to develop and disclose their transition plans in key sectors energy, transport, buildings and food, beverage and agriculture

●   Customer engagement to identify customer or sector-specific transition or physical risks

●   Integrate assessment of climate-related risks into our Group risk management framework

●   Standard discussions with business customers include climate-related risks and opportunities

●   Assessment of customer transition plans part of standard lending decisions and portfolio analysis

Metrics and targets

●   Support 100 of our largest emitting customers[1] to establish or strengthen low carbon transition plans by 2021, with metrics developed to track progress

●   Exceeded our 5-year $15 billion target to fund and facilitate low carbon and environmentally sustainable solutions

●   Power Purchase Agreement to increase renewable energy use in our Australian operations

●   Ongoing emissions reduction targets for ANZ energy use aligned with the Paris Agreement goals

●   Complete transition plan engagement with high emitting customers and consider how to integrate into customer assessments

●   New 6-year $50 billion target to fund and facilitate sustainable solutions

●   New metrics for measuring impact of our progress on environmental sustainability

●   New target to procure 100% renewable electricity for ANZ’s operations by 2025

● Monitor industry standards for lending aligned with the Paris Agreement goals ● Reduce ANZ’s operational emissions in line with the decarbonisation trajectory of the Paris Agreement goals
1. In the energy, transport, buildings and food, beverage and agricultural sectors.

CUSTOMER STORY

Sustainable finance market

continues to grow

Following the growth of green bonds in the past three to four years, the Australian and New Zealand sustainable finance market continues to accelerate with the emergence of loans in both green and sustainability-linked formats.

These loans are differentiated by how the proceeds are used. Green loans require borrowers to invest in ‘green’ assets such as green buildings, renewable energy or low carbon transport projects. Sustainability-linked loans can be used for general corporate purposes with pricing designed to incentivise improved sustainability performance – for example, reducing emissions and improving employee wellbeing.

In the past year, ANZ has arranged and funded the first ever sustainability linked loan in Australia for Adelaide Airport, and the first Climate Bonds Initiative certified green loan in Australia for Investa Commercial Property Fund.

We also acted as joint sustainability co-ordinator and bookrunner on a $1.4 billion sustainability-linked loan for Sydney Airport – the first syndicated facility of its kind in Australia as well as the largest in Asia Pacific and the airport sector to date. Pricing of the loan is attached to Sydney Airport’s ESG performance, as measured by an independent third party. Sustainability initiatives include investment in electric vehicles, an ambition to achieve carbon neutrality by 2025 and cutting carbon emissions per passenger by 50 percent from 2010 levels by 2025.

In a first for the New Zealand market, we also led the successful completion of a NZ$50 million sustainability-linked loan for dairy company Synlait Milk Ltd.

“Linking our financial arrangements to our ESG performance made perfect sense”, said Nigel Greenwood, Synlait Chief Financial Officer. “It reinforces to our shareholders and stakeholders that we are committed to continuously improving our performance and disclosure, and aligns with our company purpose.”

ANZ expects companies will become more receptive to these types of sustainable finance products as climate change and sustainable development move into the fore of their corporate strategies and risk assessment.

Images supplied by Synlait Milk Ltd

50         ANZ 2019 ANNUAL REPORT

Performance

Overview

GROUP PERFORMANCE

The results of the Group’s operations and financial position are set out on pages 52-64. Page 9 outlines the Group’s strategy and pages 10-23 describes in further detail the Group’s prospects in terms of future financial position and performance. Discussion of our approach and progress to risk management, including a summary of our key material risks is outlined on pages 44-49.

Statutory profit after tax for the year ended 30 September 2019 decreased 7% on the prior year to $5,953 million. Statutory return on equity is 10% and statutory earnings per share is 210.0 cents, a decrease of 5% on prior year.

GROUP PROFIT RESULTS

	2019		2018

Income Statement	Statutory $m	Cash $m	Statutory $m	Cash $m

Net Interest Income	14,339	14,339	14,514	14,514

Other operating income	4,446	4,690	5,470	4,853

Operating income	18,785	19,029	19,984	19,367

Operating expenses	(9,071)	(9,071)	(9,401)	(9,401)

Profit before credit impairment and income tax	9,714	9,958	10,583	9,966

Credit impairment charge	(794)	(795)	(688)	(688)

Profit before income tax	8,920	9,163	9,895	9,278

Income tax expense	(2,609)	(2,678)	(2,784)	(2,775)

Non-controlling interests	(15)	(15)	(16)	(16)

Profit after tax from continuing operations	6,296	6,470	7,095	6,487

Profit/(Loss) after tax from discontinued operations	(343)	(309)	(695)	(682)

Profit for the year	5,953	6,161	6,400	5,805

The Group uses cash profit, a non-IFRS measure, to assess the performance of its business activities. It is an industry-wide measure which enables comparison with our peer group. We calculate cash profit by adjusting statutory profit for non-core items. In general, it represents the financial performance of our core business activities. We use cash profit internally to set targets and incentivise our Senior Executives and leaders through our remuneration plans.

Refer to page 53 for adjustments between statutory and cash profit.

Cash profit is not subject to audit by the external auditor. Our external auditor has informed the Audit Committee that adjustments between statutory and cash profit have been determined on a consistent basis across each of the periods presented.

As a result of the sale of our OnePath pensions and investment (OnePath P&I) and aligned dealer groups (ADG) businesses to IOOF Holdings Limited and our life insurance business to Zurich Financial Services Australia, the financial results of these businesses and associated Group reclassification and consolidation impacts are treated as discontinued operations from a financial reporting perspective (refer to page 61).

CONTINUING OPERATIONS

We believe cash profit from continuing operations is particularly important as we continue to strategically reposition ourselves to create a simpler, better capitalised, better balanced and more agile bank.

1. Information has been presented on a cash profit from continuing operations basis. Discontinued operations are detailed on page 61.

52         ANZ 2019 ANNUAL REPORT

ADJUSTMENTS BETWEEN STATUTORY AND CASH PROFIT[1]

Description of adjustments between continuing operations statutory profit and cash profit:

Adjustment	Reason for the adjustment
Revaluation of policy liabilities – OnePath Life (NZ) 2019: $77 million 2018: ($14) million	When calculating policy liabilities, the projected future cash flows on insurance contracts are discounted to reflect the present value of the obligation, with the impact of changes in the market discount rate each period being reflected in the Income Statement. ANZ includes the impact on the re-measurement of insurance contracts attributable to changes in market discount rates as an adjustment to statutory profit to remove the volatility attributable to changes in market interest rates which reverts to zero over the life of insurance contracts. With the sale completion of the OnePath Life (NZ) Ltd business, the 2019 financial year includes the reversal of life-to-date cash profit adjustments on the revaluation of policy liabilities sold increasing cash profit by $81 million.
Economic and revenue and expense hedges 2019: $99 million 2018: ($257) million	The Group enters into economic hedges to manage its interest rate and foreign exchange risk which, in accordance with accounting standards, result in fair value gains and losses being recognised within the Income Statement. ANZ removes the fair value adjustments from cash profit since the profit or loss resulting from the hedge transactions will reverse over time to match with the profit or loss from the economically hedged item as part of cash profit. This includes gains and losses arising from approved classes of derivatives not designated in accounting hedge relationships but which are considered to be economic hedges, including hedges of foreign currency debt issuances and foreign exchange denominated revenue and expense streams, primarily NZD and USD (and USD correlated), as well as ineffectiveness from designated accounting hedges.
Structured credit intermediation trades 2019: ($2) million 2018: ($4) million	ANZ entered into a series of structured credit intermediation trades prior to the Global Financial Crisis with eight US financial guarantors. This involved selling credit default swaps (CDSs) as protection over specific debt structures and purchasing CDS protection over the same structures. ANZ has subsequently exited its positions with six US financial guarantors. The remaining two portfolios with a $0.3 billion notional value are being monitored with a view to reducing the exposures when ANZ deems it cost effective relative to the perceived risk associated with a specific trade or counterparty.
Sale of SRCB 2019: nil 2018: ($333) million	On 3 January 2017, The Group announced that it had agreed to sell its 20% stake in Shanghai Rural Commercial Bank (SRCB). The impact of SRCB has been treated as an adjustment between statutory profit to cash profit. The rationale being the loss on reclassification to held for sale was expected to be largely offset by the release of reserve gains on sale completion within the 2017 year. The transaction was subsequently completed in the 2018 full year, and the entire impact of the transaction was recognised in cash profit.

1.	Information has been presented on a cash profit from continuing operations basis. Discontinued operations are detailed on page 61.

Performance Overview (continued)

CASH PROFIT PERFORMANCE[1]

GROUP PERFORMANCE – CASH PROFIT

	2019 $m	2018 $m	Movt
Net Interest Income	14,339	14,514	-1%

Other operating income	4,690	4,853	-3%

Operating income	19,029	19,367	-2%

Operating expenses	(9,071)	(9,401)	-4%

Profit before credit impairment and income tax	9,958	9,966	0%

Credit impairment charge	(795)	(688)	16%

Profit before income tax	9,163	9,278	-1%

Income tax expense	(2,678)	(2,775)	-3%

Non-controlling interests	(15)	(16)	-6%

Profit after tax from continuing operations	6,470	6,487	0%

Cash profit from continuing operations decreased $17 million (0%) compared with the 2018 financial year.

•

Net interest income decreased $175 million (-1%) largely due to lower interest rates and competitive pressures resulting in a 11 basis point decrease in the net interest margin, partially offset by 5% growth in average interest earning assets. The lower net interest margin reflects growth in lower margin Markets Balance Sheet activities, higher proportionate growth in the lower Institutional business, customer switching to principal and interest in Australia home loans, deposit margin compression and lower earnings on capital, partially offset by the impact of home loans repricing. The increase in average interest earning assets reflects growth in Institutional banking portfolios and home loan growth in the New Zealand division.

•

Other operating income decreased $163 million (-3%) largely as the result of net divestment impacts of $198 million, a $120 million decrease in net fee and commission income, and $130 million decrease primarily in other income attributable to realised losses on economic hedges against foreign currency denominated revenue streams (which offset favourable foreign currency translations elsewhere in the Group) and a reduction in income from the lenders mortgage insurance business. This was partially offset by higher Markets other operating income of $154 million, a $79 million increase in share of associate’s profit and a $52 million decrease in customer remediation within other operating income.

•

Operating expenses decreased $330 million (-4%) primarily due to an accelerated software amortisation charge in the prior period of $251 million, lower restructuring expenses of $150 million, a reduction in expenses following the sale of OnePath Life (NZ) and Asia Retail and Wealth businesses of $60 million, lower Royal Commission legal costs of $40 million and lower FTE. This was partially offset by higher customer remediation of $182 million within operating expenses, inflation, the impact of foreign currency translation and regulatory compliance spend in New Zealand.

•

Credit impairment charges increased $107 million (+16%) largely due to higher collectively assessed credit impairment charges, primarily as a result of the prior period benefitting from the release of temporary economic overlays and a greater number of customer upgrades.

1.	Information has been presented on a cash profit from continuing operations basis. Discontinued operations are detailed on page 61.

54         ANZ 2019 ANNUAL REPORT

LARGE/NOTABLE ITEMS INCLUDED IN CASH PROFIT1

Within continuing cash profit, the Group recognised a number of large/notable items. The impact of these items on a post-tax basis is as follows:

Gain/(Loss) on sale of divestments	2019 $m	2018 $m

Asia Retail and Wealth businesses	-	85

Shanghai Rural Commercial Bank (SRCB)	-	(86)

UDC Finance (UDC)	-	11

Metrobank Card Corporation (MCC)	-	247

OnePath Life NZ Ltd (OPL NZ)	157	(3)

ANZ Royal Bank (Cambodia) Ltd (Cambodia JV)	10	(42)

PNG Retail, Commercial and SME	1	(21)

Paymark	37	-

Divested business results

Asia Retail and Wealth businesses	-	24

MCC	-	10

OnePath Life NZ Ltd (OPL NZ)	10	66

ANZ Royal Bank (Cambodia) Ltd (Cambodia JV)	11	14

PNG Retail, Commercial and SME	7	7

Paymark	4	5

Other large/notable items

Customer Remediation	(475)	(295)

Accelerated Software Amortisation	-	(206)

Royal Commission Legal Costs	(10)	(38)

Restructuring	(54)	(159)

Description of large/notable items:

Item	Description

Gain/(Loss) on sale of divestments	The 2019 financial year included a gain on sale upon completion of the sale of OPL NZ, Paymark, Cambodia JV, and PNG Retail, Commercial and SME businesses. The 2018 financial year included the gain on sale upon completion of the Asia Retail and Wealth businesses and MCC, and the loss on sale from SRCB. The Group recognised a loss on reclassification of assets and liabilities to held for sale for Cambodia JV, OPL NZ, and PNG Retail, Commercial and SME. In addition, a net cost recovery for UDC was recognised in respect of the terminated transaction process.

Divested business results	The 2019 financial year included the divested business results of the Cambodia JV, OPL NZ, PNG Retail, Commercial and SME, and Paymark. The 2018 financial year included the divested business results of the Asia Retail and Wealth businesses and a dividend received from MCC.

Customer Remediation	Customer remediation includes provisions for expected refunds to customers, remediation project costs and related customer and regulatory claims, penalties and litigation outcomes.

Accelerated Software Amortisation	Accelerated amortisation charge of certain software assets in the 2018 financial year, predominantly relating to the Institutional division following a review of the International business in light of divestments.

Royal Commission Legal Costs	External legal costs associated with responding to the Royal Commission.

Restructuring	Restructuring to re-shape our workforce and simplify our business. The 2019 financial year largely related to changes in the Group’s enablement functions. The 2018 financial year largely related to the move of the Australia Retail and Commercial division and technology function to agile ways of working.

1.	Information has been presented on a cash profit from continuing operations basis. Discontinued operations are detailed on page 61.

Performance Overview (continued)

ANALYSIS OF CASH PROFIT PERFORMANCE1

Net interest income1

	2019 $m	2018 $m	Movt

Cash net interest income[2]	14,339	14,514	-1%

Average interest earning assets[3]	813,219	774,883	5%

Average deposits and other borrowings[3,4]	639,144	617,008	4%

Net interest margin (%) - cash[2,3]	1.76	1.87	-11 bps

Net interest income decreased $175 million (-1%) largely due to lower interest rates and competitive pressures resulting in a 11 basis point decrease in the net interest margin, partially offset by 5% growth in average interest earning assets.

Net interest margin decreased reflecting growth in lower margin Markets Balance Sheet activities, higher proportionate growth in the lower Institutional business, customer switching to principal and interest in Australia home loans, deposit margin compression and lower earnings on capital, partially offset by the impact of home loans repricing

Average interest earning assets increased $38.3 billion (5%) reflecting growth in Institutional banking portfolios and home loan growth in the New Zealand division.

Average deposits and other borrowings increased $22.1 billion (4%) driven by growth in the Institutional and New Zealand divisions, and the impact of foreign currency movements.

NET INTEREST MARGIN FROM CONTINUING OPERATIONS (BPS)

1.	Information has been presented on a cash profit from continuing operations basis. Discontinued operations are detailed on page 61.

2.	Includes the major bank levy of -$363 million (2018: -$355 million).

3.	Average balance sheet amounts include assets and liabilities of continuing operations reclassified as held for sale.

56         ANZ 2019 ANNUAL REPORT

Other operating income1

	2019 $m	2018 $m	Movt

Net fee and commission income[2]	2,493	2,624	-5%

Markets other operating income	1,286	1,129	14%

Share of associates’ profit[2]	262	183	43%

Other[2]	649	917	-29%

Total cash other operating income	4,690	4,853	-3%

	Total increase/ (decrease) $m	Movt	Explanation
Net fee and commission income[2]	(131)	-5%	Net fee and commission income decreased primarily due to the reduction or removal of commercial and retail fees, lower volumes and the loss of income following the sale of the Asia Retail and Wealth businesses, partially offset by lower customer remediation impacting Net fee and commission income.
Markets other operating income	157	14%	Markets other operating income increased across Franchise Trading, Franchise Sales and Balance Sheet Trading. This was primarily due to tighter credit spreads and Australia and New Zealand rates, partially offset by a challenging international interest rate environment and the lower net impact of derivative valuation adjustments relative to the prior financial year.
Share of associates’ profit[2]	79	43%	Share of associates’ profit increased by $79m of which $44 million relates to P. T. Bank Pan Indonesia and $36 million relates to AmBank.
Other[2]	(268)	-29%	Other decreased primarily due to the reduction in insurance business income following the sale of OnePath Life NZ, realised losses on economic and revenue hedges against foreign currency revenue streams (which are offset by favourable currency translations elsewhere in the Group) and a reduction in income in the lenders mortgage insurance business.
Total cash other operating income from continuing operations	(163)	-3%

OTHER OPERATING INCOME FROM CONTINUING OPERATIONS ($M)

1.	Information has been presented on a cash profit from continuing operations basis. Discontinued operations are detailed on page 61.

2.	Excluding Markets.

Performance Overview (continued)

Operating expenses[1]
	2019 $m	2018 $m	Movt

Total cash operating expenses from continuing operations[2]	9,071	9,401	-4%

Full time equivalent staff (FTE) from continuing operations	37,588	37,860	-1%

Average full time equivalent staff (FTE) from continuing operations	37,480	40,016	-6%

Operating expenses decreased by $330 million (-4%). Key drivers:

•

Personnel expenses increased $7 million (0%) largely driven by higher regulatory compliance spend in the New Zealand division, higher employee leave provisions, wage inflation and the impact of insourcing technology services. This was offset by lower FTE, lower personnel expenses following the sale of OnePath Life (NZ) and the Asia Retail and Wealth businesses ($33 million) and lower customer remediation ($58 million).

•	Premises expenses decreased $16 million (-2%) primarily driven by the consolidation of our property footprint.

•	Technology expenses (excluding personnel) decreased $365 million (-19%) largely due to an accelerated amortisation charge in the prior period ($251 million) and the insourcing of technology services.

•

Restructuring expenses decreased $150 million (-66%) due to higher spend in the prior period associated with the move to agile ways of working in the Australian Retail and Commercial division and technology function.

•

Other expenses increased $194 million (+11%) largely due to higher customer remediation ($240 million), partially offset by lower expenses following the sale of OnePath Life (NZ) and Asia Retail and Wealth businesses ($26 million) and a reduction in Royal Commission legal costs ($40 million).

OPERATING EXPENSES FROM CONTINUING OPERATIONS ($M)

Credit impairment1

	2019	2018	Movt

Collectively assessed credit impairment charge/(release) ($m)	17	(85)	large

Individually assessed credit impairment charge ($m)	778	773	1%

Credit impairment charge ($m)	795	688	16%

Gross impaired assets ($m)[2]	2,029	2,139	-5%

Credit risk weighted assets ($b)	358.1	337.6	6%

Total allowance for expected credit losses (ECL) ($m)	4,190	3,443	18%

Individually assessed as % of gross impaired assets	40.1%	43.0%

Collectively assessed as % of credit risk weighted assets[3]	0.94%	0.75%

The collectively assessed credit impairment charge of $102 million was primarily driven by a $55 million increase in the New Zealand division and a $30 million increase in the Institutional division. The increase in the New Zealand division was primarily due to release of a temporary economic overlay in 2018, followed by a new temporary management overlay in 2019. The increase in the Institutional division was due to a greater number of customer upgrades in the prior period.

1.	Information has been presented on a cash profit from continuing operations basis. Discontinued operations are detailed on page 61.

2.

In 2019, ANZ implemented a more market responsive collateral valuation methodology for the home loan portfolio in Australia which increased the number of home loans being classified as impaired rather than past due. Comparative information has not been restated for this change in methodology. Additionally, refinement to underlying data resulted in a transfer from past due and sub-standard into impaired assets. Comparative information has been restated with a transfer of $126 million for 2018.

3.	On adoption of AASB 9 on 1 October 2018, the Group increased the collectively assessed allowance for expected credit losses by $813 million, comparative information has not been restated.

58         ANZ 2019 ANNUAL REPORT

The individually assessed credit impairment charge increased by $5 million (1%) due to lower write-backs and recoveries in the New Zealand and Institutional divisions, partially offset by higher write-backs and recoveries in the Australia Retail and Commercial division and a decrease due to the sale of the Asia Retail and Wealth businesses in the prior year.

Gross impaired assets decreased $110 million (-5%) driven by the Institutional division (-$177 million) with repayments reducing a number of large impaired assets. This was partially offset by an increase in the Australia Retail and Commercial division ($57 million) primarily driven by a number of single name impaired loans in the Commercial portfolio. The Group’s individually assessed coverage ratio on impaired assets was 40.1 % at 30 September 2019 (Sep 18: 43.0%).

  CREDIT IMPAIRMENT ($M)

1. During the 2019 financial year, ANZ implemented a more market responsive collateral valuation methodology for the home loan portfolio in Australia which increased the number of home loans being classified as impaired rather than past due. Comparative information has not been restated for the change in methodology. Additionally, refinement to underlying processes and associate data resulted in transfer of loans from past due and sub-standard categories into impaired assets. Comparative information has been restated with transfer of $126 million at September 2018.

DIVISIONAL PERFORMANCE1

2019	Australia Retail and Commercial	Institutional	New Zealand	Pacific	TSO and Group Centre	Group

Net interest margin	2.59%	0.82%	2.33%	3.75%	n/a	1.76%

Operating expenses to operating income	43.2%	50.6%	38.8%	64.7%	n/a	47.7%

Cash profit from continuing operations ($m)	3,195	1,828	1,399	59	(11)	6,470
Net loans and advances ($b)	331.9	164.5	116.7	2.1	0.1	615.3

Customer deposits[2] ($b)	208.0	217.3	83.4	3.5	(0.4)	511.8

Number of FTE	13,903	5,468	6,121	1,086	11,010	37,588

2018	Australia Retail and Commercial	Institutional	New Zealand	Pacific	TSO and Group Centre	Group
Net interest margin	2.69%	0.88%	2.42%	4.11%	n/a	1.87%

Operating expenses to operating income	40.9%	58.3%	36.3%	55.4%	n/a	48.5%

Cash profit from continuing operations ($m)	3,626	1,480	1,521	72	(212)	6,487
Net loans and advances ($b)	341.3	150.1	111.3	2.1	(0.2)	605.5

Customer deposits[2] ($b)	202.7	205.8	79.8	3.5	(4.5)	487.3

Number of FTE	13,731	6,188	6,165	1,125	10,651	37,860

1.	Information has been presented on a cash profit from continuing operations basis. Discontinued operations are detailed on page 61.
2.	TSO and Group Centre includes term deposits, other deposits and an adjustment in Group Centre to eliminate Wealth Australia discontinued operations investments in ANZ deposit products.

Performance Overview (continued)

DIVISIONAL PERFORMANCE[1]

Australia Retail and Commercial

Lending volumes decreased as a result of lower system growth, asset competition and more conservative home loan origination risk settings. Net interest margin decreased as a result of home loan mix changes and higher discounting, the impact of the official cash rate decreases on low-rate deposits, regulatory impact on credit card pricing and higher customer remediation, partially offset by home loans re-pricing. Other operating income decreased as the result of higher customer remediation, and lower fee income due to the removal of fees and lower volumes. Operating expenses were flat with higher inflation, higher compliance costs and increased technology infrastructure spend offset by productivity initiatives including workforce and branch optimisation. Credit impairment charges increased primarily due to an increase in collectively assessed credit impairment as a result of a weakening Australian economic outlook, partially offset by a higher recoveries and write-backs.

Institutional

Lending volumes grew across all Institutional businesses. Customer deposits grew in Markets and Transaction Banking. Net interest margin decreased due to a reduction in lending margins, partially offset by higher deposit margins. Other operating income increased as a result of higher Markets income across all businesses. Operating expenses decreased due to a reduction in FTE and related costs, and lower ongoing software amortisation charges, partially offset by inflation. Credit impairment charges increased primarily due to an increase in individually assessed impairment charges driven by lower write-backs and recoveries, and an increase in collectively assessed impairment charges as a result of a greater number of customer upgrades in the prior period.

New Zealand

Lending and customer deposit volumes grew across all portfolios and funds under management increased during the period. Net interest margin decreased as a result of compressed deposit margins and home loan mix changes. Operating income decreased primarily due to the loss of income as the result of the OnePath Life (NZ) divestment, and an one-off insurance recovery in the prior period. Operating expenses increased primarily due to higher regulatory compliance spend, partly offset by the OnePath Life (NZ) divestment. Credit impairment charges increased primarily due to an increase in individually assessed impairment charges driven by lower write-backs and recoveries, and increase in collectively assessed impairment charges in Commercial driven by the release of an Agri economic cycle adjustment in 2018 followed by a new temporary overlay in 2019.

Pacific

Operating income for the Pacific division was broadly in line with the prior year. Costs were higher largely due to customer remediation. Credit impairment charges were not significant for the 2019 financial year.

TSO and Group Centre

The 2019 financial year included the gain on sale of OnePath Life (NZ), Paymark, Cambodia JV and PNG Retail, Commercial and SME. The 2018 financial year included the gain on sale of MCC, loss on sale of SRCB, the loss on reclassification of assets and liabilities to held for sale for Cambodia JV, OPL NZ, and PNG Retail, Commercial and SME, Royal Commission legal costs, and higher restructuring costs.

1. Information has been presented on a cash profit from continuing operations basis. Discontinued operations are detailed on page 61.

60         ANZ 2019 ANNUAL REPORT

DISCONTINUED OPERATIONS

The financial results of the Wealth Australia businesses being divested and associated Group reclassification and consolidation impacts are treated as discontinued operations from a financial reporting perspective. These businesses qualify as discontinued operations, a subset of assets and liabilities held for sale, as they represent a major line of business.

The comparative Group Income Statement and Statement of Comprehensive Income have been restated to show discontinued operations separately from continuing operations in a separate line item ‘Profit/(Loss) from discontinued operations’.

•	Sale to IOOF Holdings Limited (IOOF)

On 17 October 2017, the Group announced it had agreed to sell its OnePath P&I and ADGs businesses to IOOF. The aligned dealer groups business consists of ADGs that operate under their own Australian Financial Services licences. The sale of the ADGs completed on 1 October 2018. On 17 October 2019 the Group announced it had agreed a revised sale price for its OnePath P&I business and ADG to IOOF of $850 million, being a $125 million reduction from the original sale price of $975 million announced in October 2017. The new price of $850 million, includes approximately $25 million that ANZ has already received for the sale of ADGs in October 2018. The revised terms reflect changing market conditions and include lower overall warranty caps as well as some changes to the strategic alliance arrangements. Subject to APRA approval the Group expects the transaction to complete in the first quarter of calendar year 2020. The impact of the reduction in price has been reflected in the 2019 financial results.

•	Sale to Zurich Financial Services Australia (Zurich)

On 12 December 2017, ANZ announced that it had agreed to the sale of its life insurance business to Zurich and regulatory approval was obtained on 10 October 2018. The transaction was completed on 31 May 2019.

Included in the ‘Cash loss from discontinued operations’ is:

•

A $23 million loss ($81 million loss after tax) was recognised in the 2019 financial year. This is attributable to sale related adjustments and write-downs, the reversal of the life-to-date cash profit adjustments on the revaluation of policy liabilities sold to Zurich, partially offset by the recycling of gains previously deferred in equity reserves on sale completion. A $632 million loss (pre and post-tax) was recognised on the reclassification of Wealth Australia businesses to held for sale in the 2018 financial year; and

•

Customer remediation which includes provisions for expected refunds to customers and related remediation costs associated with inappropriate advice or services not provided in the pensions and investments and life insurance businesses. An amount of $241 million pre-tax, $207 million post tax was recognised in the 2019 financial year (2018: $181m pre-tax, $127 million post-tax).

ANZ’s lenders mortgage insurance, share investing, general insurance distribution and financial planning businesses which were previously part of the continuing operations of Wealth Australia now form part of the Australia Retail and Commercial division (previously named Australia division) and Wealth Australia ceases to exist as a continuing division.

Explanation of adjustments between statutory profit and cash profit

•	Treasury shares adjustment

ANZ shares held by the Group in Wealth Australia discontinued operations are deemed to be Treasury shares for accounting purposes. Dividends and realised and unrealised gains and losses from these shares are reversed as they are not permitted to be recognised as income for statutory reporting purposes. In deriving cash profit, these earnings are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares are held to support policy liabilities which are revalued through the Income Statement. With the sale completion of the life insurance business to Zurich, there are no further ANZ shares held by the Group in discontinued operations (2018: 15.5 million shares).

•	Revaluation of policy liabilities

When calculating policy liabilities, the projected future cash flows on insurance contracts are discounted to reflect the present value of the obligation, with the impact of changes in the market discount rate in each period being reflected in the Income Statement. ANZ includes the impact on the re-measurement of the insurance contract attributable to changes in market discount rates as an adjustment to statutory profit to remove the volatility attributable to changes in market interest rates which reverts to zero over the life of the insurance contract. With the sale completion of the life insurance business to Zurich, the 2019 financial year includes the reversal of the life-to-date cash profit adjustments on the revaluation of policy liabilities sold, reducing cash profit by $15 million.

	2019	2018
	$m	$m

Statutory profit/(loss) from discontinued operations	(343)	(695)

Adjustments between statutory profit and cash profit	34	13

Treasury shares adjustment	(11)	7

Revaluation of policy liabilities	45	6

Cash profit/(loss) from discontinued operations	(309)	(682)

Performance Overview (continued)

FINANCIAL POSITION OF THE GROUP – INCLUDING DISCONTINUED OPERATIONS

Condensed balance sheet

	As at

	2019 $b	2018 $b	Movt

Assets

Cash / Settlement balances owed to ANZ / Collateral paid	100.3	98.0	2%

Trading and investment securities/available-for-sale assets [1]	126.9	112.0	13%

Derivative financial instruments	120.7	68.4	76%

Net loans and advances	615.3	604.5	2%

Assets held for sale	1.8	45.2	-96%

Other	16.1	15.1	7%

Total assets	981.1	943.2	4%

Liabilities

Settlement balances owed by ANZ / Collateral received	18.8	18.3	3%

Deposits and other borrowings	637.7	618.2	3%

Derivative financial instruments	121.0	69.7	74%

Debt Issuances	129.7	121.2	7%

Liabilities held for sale	2.1	47.2	-96%

Other	11.0	9.2	20%

Total liabilities	920.3	883.8	4%

Total equity	60.8	59.4	2%

1.

On adoption of AASB 9 on 1 October 2018, the classification and measurement of financial assets were revised. Available-for-sale classification used in comparative periods ceases to exist under AASB 9 and a new classification of investment securities was introduced. Refer to Note 1 of the Annual Report for further details. Comparative information has not been restated.

•

Trading and investment securities/available-for-sale assets increased $14.9 billion (+13%) primarily driven by an increase in liquid assets in Markets and the impact of foreign currency translation movements.

•

Derivative financial assets and liabilities increased $52.3 billion (+76%) and $51.3 billion (+74%) respectively as interest rate movements resulted in higher derivative volumes and fair values, particularly in interest rate swap products.

•

Net loans and advances increased $10.8 billion (+2%) primarily driven by lending growth in the Institutional division (+$10.5 billion), growth in home loans in the New Zealand division (+$4.1 billion) and the impact of foreign currency translation movements, partially offset by the decrease in home loans in the Australia Retail and Commercial division (-$9.4 billion).

•

Assets and liabilities held for sale decreased $43.4 billion (-96%) and $45.1 billion (-96%) respectively primarily driven by the sale completion of the life insurance business to Zurich, OPL NZ, Cambodia JV and PNG Retail, Commercial & SME.

•

Deposits and other borrowings increased $19.5 billion (+3%) primarily driven by increased deposits from banks and repurchase agreements (+$9.9 billion), growth in customer deposits across the Australia Retail and Commercial (+$5.3 billion) and New Zealand division (+$2.7 billion) and the impact of foreign currency translation movements. This was partially offset by reduction in certificates of deposit and commercial paper issued (-$11.6 billion).

•	Debt issuances increased $8.5 billion (+7%) primarily driven by senior debt issuances and the impact of foreign currency translation movements.

Funding

	2019	2018

Net Stable Funding Ratio	116%	115%

The Group targets a diversified funding base, avoiding undue concentration by investor type, maturity, market source and currency. $23.6 billion of term wholesale debt with a remaining term greater than one year as at 30 September 2019 was issued during the year.

62         ANZ 2019 ANNUAL REPORT

Liquidity

	2019	2018
Total liquid assets ($b) [1]	188.4	191.3

Liquidity Coverage Ratio (LCR) [1]	140%	138%

1.	Full year average, calculated as prescribed per APRA Prudential Regulatory Standard (APS 210 Liquidity) and consistent with APS 330 requirements.

The Group holds a portfolio of high quality unencumbered liquid assets in order to protect the Group’s liquidity position in a severely stressed environment, as well as to meet regulatory requirements. High Quality Liquid Assets comprise three categories, with the definitions consistent with Basel 3 LCR:

•	Highest-quality liquid assets (HQLA1): Cash, highest credit quality government, central bank or public sector securities eligible for repurchase with central banks to provide same-day liquidity.

•

High-quality liquid assets (HQLA2): High credit quality government, central bank or public sector securities, high quality corporate debt securities and high quality covered bonds eligible for repurchase with central banks to provide same-day liquidity.

•	Alternative liquid assets (ALA): Assets qualifying as collateral for the Committed Liquidity Facility (CLF) and other eligible securities listed by the Reserve Bank of New Zealand (RBNZ).

The Group monitors and manages the size and composition of its liquid asset portfolio on an ongoing basis in line with regulatory requirements and the risk appetite set by the Board.

Capital management

	2019	2018	Movt
Common Equity Tier 1 (Level 2) - APRA Basel 3	11.4%	11.4%
Credit risk weighted assets ($b)	358.1	337.6	6%
Total risk weighted assets ($b)	417.0	390.8	7%

APRA, under the authority of the Banking Act 1959, sets minimum regulatory requirements for banks including what is acceptable as regulatory capital and provides methods of measuring the risks incurred by the Bank.

The Group’s Common Equity Tier 1 ratio remained at 11.4% based on APRA Basel 3 standards, exceeding APRA’s minimum requirements. Cash earnings and divestments were offset by the impact of dividends and share buybacks during the year.

Dividends

This performance allowed us to propose that a final dividend of 80 cents be paid on each eligible fully paid ANZ ordinary share, bringing the total dividend for the year ended 30 September 2019 to $1.60 per share. This represents a dividend payout ratio of 70.1% of cash profit from continuing operations.

The proposed 2019 final dividend of 80 cents per share will be 70% franked for Australian taxation purposes, and carry a New Zealand (NZ) imputation credits of NZD 9 cents per ordinary share. It will be paid on 18 December 2019 to owners of ordinary shares at close of business on 12 November 2019 (record date).

ANZ has a Dividend Reinvestment Plan (DRP) and a Bonus Option Plan (BOP) that will operate in respect of the proposed 2019 final dividend. For the 2019 final dividend, ANZ intends to provide shares under the DRP through an on-market purchase and BOP through the issue of new shares.

Further details on dividends provided for or paid during the year ended 30 September 2019 are set out in Note 5 in the Annual Report.

Shareholder Returns 1. Information has been presented on a cash profit from continuing operations basis. Discontinued operations are detailed on page 61.

Performance Overview (continued)

FIVE YEAR SUMMARY

	2019[1] $m	2018[1] $m	2017[1] $m	2016 $m	2015 $m
Financial performance - cash[2]

Net interest income	14,339	14,514	14,875	15,095	14,616

Other operating income[3]	4,690	4,853	4,941	5,499	5,921

Operating expenses[3]	(9,071)	(9,401)	(8,967)	(10,439)	(9,378)

Profit before credit impairment and income tax	9,958	9,966	10,849	10,155	11,159

Credit impairment charge	(795)	(688)	(1,199)	(1,956)	(1,205)

Income tax expense	(2,678)	(2,775)	(2,826)	(2,299)	(2,724)

Non-controlling interests	(15)	(16)	(15)	(11)	(14)

Cash profit from continuing operations[2]	6,470	6,487	(6,809)	5,889	7,216

Cash profit/(loss) from discontinued operations	(309)	(682)	129	n/a	n/a

Cash profit	6,161	5,805	6,938	5,889	7,216

Adjustments to arrive at statutory profit[2]	(208)	595	(532)	(180)	277

Profit attributable to shareholders of the Company	5,953	6,400	6,406	5,709	7,493

Financial position

Assets	981,137	943,182	897,326	914,869	889,900

Net assets	60,794	59,405	59,075	57,927	57,353

Common Equity Tier 1	11.4%	11.4%	10.6%	9.6%	9.6%

Common Equity Tier 1 – Internationally	16.4%	16.8%	15.8%	14.5%	13.2%

Comparable Basel 3[4]

Return on average ordinary equity (statutory)[5]	10.0%	10.9%	11.0%	10.0%	14.5%

Return on average assets (statutory)	0.6%	0.7%	0.7%	0.6%	0.9%

Cost to income ratio (cash)[2]	49.5%	52.0%	46.1%	50.7%	45.7%

Shareholder value – ordinary shares

Total return to shareholders (share price movement plus dividends)	9.2%	0.6%	13.1%	9.2%	(7.5%)

Market capitalisation	80,842	80,979	86,948	80,886	78,606

Dividend (cents)	160	160	160	160	181

Franked portion – interim	100%	100%	100%	100%	100%

– final	70%	100%	100%	100%	100%

Share price – high (dollars)	$29.30	$30.80	$32.95	$29.17	$37.25

– low (dollars)	$22.98	$26.08	$25.78	$21.86	$26.38

– closing (dollars)	$28.52	$28.18	$29.60	$27.63	$27.08

Share information

(per fully paid ordinary share)

Earnings per share (cents) (statutory)	210	221.6	220.1	197.4	271.5

Dividend payout ratio (statutory)	76.2%	72.1%	73.4%	81.9%	68.6%

Net tangible assets per ordinary share[6]	$19.59	$18.47	$17.66	$17.13	$16.86

No. of fully paid ordinary shares issued (millions)	2,835	2,874	2,937	2,927	2,903

Dividend reinvestment plan (DRP) issue price

– interim	$27.79	$27.76	$28.80	$24.82	$31.93

– final	-	$26.03	$29.02	$28.16	$27.08

Other information

No. of employees (full time equivalents)	39,060	39,924	44,896	46,554	50,152

No. of shareholders	506,847	509,238	522,425	545,256	546,558

1.

During 2018, part of Wealth Australia and TSO and Group Centre division was classified as a discontinued operation. 2017 comparatives have been restated accordingly. 2016 to 2015 have not been restated. All ratios are presented on a Group basis inclusive of discontinued operations across 2019 to 2015.

2.

Cash profit excludes non-core items included in statutory profit and is provided to assist readers in understanding the result of the ongoing business activities of the Group. Cash profit is not audited; however, the external auditor has informed the Audit Committee that the adjustments have been determined on a consistent basis across each period presented, and the adjustments for the sale impact of Shanghai Rural Commercial Bank (SRCB) in 2018 and 2017 are appropriate.

3.

On adoption of AASB 15, the Group reclassified certain items previously netted which are now presented gross in operating income and operating expenses. Only the comparative information for 2018 has been restated which increased total operating income and total operating expenses by $153 million for the September 2018 full year.

4.

Internationally Comparable Methodology applied for 2015–2018 aligns with APRA’s information paper entitled ‘International Capital Comparison Study’ (13 July 2015). Basel Internationally Comparable ratios do not include an estimate of the Basel l capital floor requirement.

5.	Average ordinary equity excludes non-controlling interests and preference shares.
6.	Equals shareholders’ equity less preference share capital, goodwill, software and other intangible assets divided by the number of ordinary shares

64         ANZ 2019 ANNUAL REPORT

	2019	2018	2017	2016	2015

Fair and Responsible Banking

Net Promoter Score Ranking (relative to peers)

Australia Retail[1]	4	3	4	2	4

Australia Commercial[2]	3	3	4	4	4

Australia Institutional[3]	1	1	2	1	–

New Zealand Retail[4]	4	4	4	4	5

New Zealand Commercial and Agricultural[5]	5	5	5	5	5

New Zealand Institutional[6]	1	1	3	1	–

Code of conduct

Breaches	784	1,114	1,443	1,408	1,629

Investigations resulting in termination	151	226	262	254	294

Financial Wellbeing

Help enable social and economic participation of 1 million people by 2020 (cumulative total)[7]	998,474	889,135	550,361	453,054	–

Employees

Employee Engagement (%)[8]	77	73	72	74	76

Total Women in Leadership (%)[9]	32.5	32.0	31.1	29.9	29.5

Community

Total community investment ($m)[10]	142.2	136.9	131.1	89.8	74.8

Volunteer hours	134,930	124,113	113,127	113,071	108,142

Employee volunteering participation rate (%)[11]	42.4	34.6	29.4	–	–

Housing

Provide NZ $100 million of interest free loans to insulate homes for ANZ mortgage holders (NZ$ million)[12]	6.3	–	–	–	–

Environmental Sustainability

Fund and facilitate at least AU$15 billion by 2020 towards environmentally sustainable solutions for our customers (AU$ billion cumulative total)[13]	19.1	11.5	6.9	2.5	–

Environmental footprint

Total scope 1 & 2 GHG emissions (tCO2e)	156,568	171,012	180,993	193,569	209,531

Total scope 1,2 & 3 GHG emissions (tCO2e)	250,857	266,906	273,216	299,224	335,085

Project finance portfolio[14]

Renewables (%)	83	76	70	63	60

Coal (%)	9	10	16	19	18

Gas (%)	8	13	13	18	22

Project finance commitment to renewable energy ($m)	1,371	1,076	1,141	875	881

1.

Roy Morgan Research Single Source, Australian population aged 14+, Main Financial Institution, six month rolling average to Sep’15, Sep’16, Sep’17, Sep’18 & Sep’19. Ranking based on the four major Australian banks.

2.

DBM Business Financial Services Monitor. Base: Commercial (<$100 million annual turnover) Main Financial Institution customers. Six month average to Sep’15, Sep’16, Sep’17, Sep’18 & Sep’19. Ranking based on the four major Australian banks.

3.	Peter Lee Associates, 2019 Large Corporate and Institutional Relationship Banking surveys, Australia.

4.	Retail Market Monitor, Camorra Research, six month rolling average to Sep’15, Sep’16, Sep’17, Sep’18 & Sep’19.

5.

Business Finance Monitor, TNS Kantar Research. Base: Commercial ($3 million – $150 million annual turnover) and Agricultural (>500K annual turnover) customers. Four quarter rolling average to Q3’15, Q3’16, Q3’17, Q3’18 & Q3’19.

6.

Peter Lee Associates Large Corporate and Institutional Relationship Banking surveys, New Zealand 2016 – 2019, ranked against the Top 4 competitors (in 2016 rank based on question ‘which bank would you most likely to recommend’).

7.

Target commenced in 2016. Performance includes people helped through our initiatives to support financial wellbeing, including our financial inclusion, employment and community programs, and targeted banking products and services for small business and retail customers. Refer to the 2019 ESG Supplement for methodology (to be released in December).

8.	The 2017 engagement survey was run as a pulse survey sent to 10% of the bank’s employees with a 57% response rate.

9.	Measures representation at the Senior Manager, Executive and Senior Executive levels. Includes all employees regardless of leave status but not contractors (which are included in FTE).

10.

Includes foregone revenue ($109 million for 2019), being the cost of providing low or fee free accounts to a range of customers such as government benefit recipients, not-for-profit organisations and students.

11.	Commenced reporting in 2017.

12.	Target commenced in 2019.

13.	Target commenced in 2016. Performance includes funding or facilitation of initiatives that help lower carbon emissions, improve water stewardship, and minimise waste.

14.	Breakdown for 2017 & 2018 does not total to 100% due to rounding.

Remuneration

Report

Dear Shareholder,

2019 Remuneration Report – audited

This was another challenging year despite the solid gains made in simplifying our business and addressing the difficulties facing our bank and the broader industry.

We continued efforts to strengthen our balance sheet and we remain well capitalised, with costs held flat for the year.

However, momentum issues within our Retail and Commercial business in Australia, along with challenges in New Zealand (NZ), impacted financial performance.

All this has been taken into account when determining remuneration outcomes.

Further customer remediation charges of $682 million were recorded this year impacted by historical issues. The Board acknowledges the impact this has on shareholders and this has impacted remuneration outcomes.

As you may know, ANZ recorded a ‘first strike’ last year when around a third of shares were voted against our Remuneration Report. While two thirds of shares voted in favour, the Board took this result very seriously and has actively sought feedback from both our institutional and retail shareholders.

We have provided additional information in this year’s report to help shareholders better understand the steps we have taken as a Board to respond to the concerns raised. This includes how executive performance has been assessed as well as improvements to accountability and consequence management.

Executive outcomes

There has been significant differentiation this year in the remuneration awarded to our executives, reflecting different levels of performance among our most senior leaders.

•	Our Chief Executive Officer (CEO), Shayne Elliott, had a solid year where he demonstrated strong leadership in dealing with the challenges facing ANZ and the industry. However, as CEO he is accountable for the overall performance of the Group and as a result was awarded Annual Variable Remuneration (AVR) of 48% of his maximum opportunity.

•	The Variable Remuneration (VR) outcomes for our Disclosed Executives ranged between 0% and 74% of maximum opportunity, demonstrating the ‘at-risk’ nature of their remuneration.

As outlined in the Chief Executive’s report, we have also introduced wide-ranging reforms for financial year 2020 as to how we pay our people below our Disclosed Executives, replacing individual bonuses for the vast majority of employees with an incentive based on the overall performance of the Group.

This is an industry leading initiative that addresses many of the concerns about ‘bonus culture’ raised in the final report of the Royal Commission.

This year, we also strengthened the way we deal with material risks with an enhanced Accountability and Consequence Framework. 151 employees were terminated for breaches of our Code of Conduct with a further 516 employees having their performance and remuneration outcomes impacted.

66         ANZ 2019 ANNUAL REPORT

Next steps

Your Board is committed to putting remuneration frameworks in place to help foster a culture of trust, integrity and ethical decision making.

During 2020, we will undertake a comprehensive review of executive remuneration against Prudential Standard CPS 511 Remuneration recommendations from our prudential regulator as well as the external environment.

We will also consult with our stakeholders so that the way we reward our people is aligned with our culture and values as well as customer, shareholder and community standards.

On behalf of the Board, I invite you to consider our Remuneration Report which will be presented to shareholders for adoption at the 2019 Annual General Meeting (AGM) in Brisbane.

Ilana Atlas

CHAIR – HUMAN RESOURCES (HR) COMMITTEE

Contents

1.	BOARD RESPONSE TO FEEDBACK PROVIDED IN RELATION TO THE 2018 REMUNERATION REPORT	68

2.	WHO IS COVERED BY THIS REPORT	69

3.	2019 REMUNERATION OUTCOMES AT A GLANCE	70

4.	OVERVIEW OF ANZ’S REMUNERATION FRAMEWORK	70

5.	2019 OUTCOMES	72

6.	EXECUTIVE REMUNERATION STRUCTURE AND DELIVERY	83

7.	ACCOUNTABILITY AND CONSEQUENCE FRAMEWORK	88

8.	NON-EXECUTIVE DIRECTOR (NED) REMUNERATION	88

9.	REMUNERATION GOVERNANCE	90

10.	OTHER INFORMATION	92

Remuneration Report continued

1.	BOARD RESPONSE TO FEEDBACK PROVIDED IN RELATION TO THE 2018 REMUNERATION REPORT

At the AGM in 2018, while two thirds of shares voted were cast in favour of the Remuneration Report, one third were cast against and so ANZ recorded what is termed a ‘first strike’. The Board took this outcome very seriously and sought feedback from both our institutional and retail shareholders. A summary of the key feedback received and changes made this year is provided below.

SUMMARY

Questions around whether variable remuneration is sufficiently variable and genuinely at risk. This was a particular focus in 2018 given the impact on ANZ of the Royal Commission and where ANZ recognised substantial customer remediation costs.

•	The Board has focused on ensuring that the 2019 variable remuneration awards appropriately reflect individual and overall performance outcomes.

•

At the start of each year, the Board sets performance objectives for the CEO and each of our Disclosed Executives that are intended to be stretching yet achievable. These contain a blend of both financial (weighted no more than 45%) and non-financial measures designed to focus executives on delivering sustainable long-term performance that supports both good customer and shareholder outcomes aligned to our long-term strategic objectives.

•

The CEO’s performance is assessed against a number of factors including the Group Performance Framework and individual strategic objectives. Although the Board assessed his performance as slightly below expectations, the Board exercised their discretion and applied a reduction to the CEO’s 2019 AVR outcome. This resulted in an award of 48% of maximum opportunity in recognition of the fact that as CEO he is ultimately accountable for overall performance.

•

This year’s VR outcomes for Disclosed Executives ranged from 0% to 74% (2018: 40% to 60%) and averaged 45% (2018: 51%) of maximum opportunity demonstrating the ‘at risk’ nature of variable remuneration. There is significant differentiation in outcomes – with two Disclosed Executives receiving less than 45% of maximum opportunity and one receiving no VR.

Include more rationale to help investors understand why the Board believes the remuneration outcomes are appropriate.

•

The variable remuneration structure and outcomes for the CEO and Disclosed Executives are the subject of considerable debate and evaluation by both the HR Committee and the Board. These decisions are not taken lightly or quickly.

•

In response to this feedback, the 2019 Remuneration Report aims to provide further clarity to help shareholders better understand both the process (how performance and remuneration outcomes are determined) and the rationale (why the Board believe this year’s outcomes are appropriate for the CEO and Disclosed Executives).

Better explain how consequences are applied for executives for poor conduct/issues ‘on their watch’ that damaged customers and shareholders.

•

In 2019 we implemented a strengthened Accountability and Consequence Framework so that meaningful consequences are applied to executives and employees at all levels, where it is appropriate, for material risk events.

•

The Consequence Review Group (CRG), which is now chaired by the CEO, meets at least four times a year. The CRG reviews material risk events, and considers recommendations from each business regarding accountability and the application of consequences for significant Code of Conduct breaches and material risk and audit events. We have also expanded our disclosures in this report to provide more information on the number of employees where formal consequences have been applied in the 2019 financial year. See section 7.

•

The departure of the Group Executive and CEO, NZ was a clear and public example of the application of meaningful consequences this year. His employment ceased, he was paid no variable remuneration and all unvested deferred remuneration (~$7.4 million) was immediately forfeited.

Use ‘face value’ rather than ‘fair value’ when determining the number of deferred share rights awarded to the CRO.

•

We have changed our approach and will award the CRO deferred share rights using the face value of the Company’s shares (rather than the fair value – which is the face value adjusted for the loss of dividends). In order to maintain the same opportunity value, the VR maximum opportunity percentage has been adjusted to 270% of fixed remuneration (previously 255%). This change maintains – it does not increase – the dollar value maximum opportunity, therefore the CRO would not receive greater VR for the same level of performance.

Focus on maximum variable remuneration opportunity rather than target opportunity.

•

Variable remuneration outcomes are now primarily expressed as a percentage of maximum opportunity, and the value of performance rights shown using the face value of the rights at full (100%) vesting. This approach more clearly demonstrates the executives’ actual outcomes in comparison to the value they could be awarded if expectations were exceeded at the highest level. There is no change in practice or opportunity.

68         ANZ 2019 ANNUAL REPORT

2. WHO IS COVERED BY THIS REPORT

2.1 DISCLOSED EXECUTIVE AND NED CHANGES

There were several changes to our Key Management Personnel (KMP) during the 2019 year:

•	Lee Hsien Yang (former NED) retired at the 2018 AGM in December 2018.

•	Fred Ohlsson stepped down as Group Executive, Australia in December 2018 to take an extended unpaid career-break, and Mark Hand subsequently acted in the role whilst the Australia Division structure was reviewed.

•	Following a structure review, effective March 2019 Mark Hand and Maile Carnegie share responsibility for the financial performance of our business in Australia. Mark was appointed to the Group Executive, Australia Retail and Commercial Banking role and Maile’s role expanded to Group Executive, Digital and Australia Transformation.

•	David Hisco (former Group Executive and CEO, NZ) departed ANZ in June 2019. Antonia Watson has been subsequently acting in the role.

2.2 KEY MANAGEMENT PERSONNEL (KMP)

The KMP whose remuneration is disclosed in this year’s report are:

Non-Executive Directors (NEDs) – Current

D Gonski	Chairman

I Atlas	Director

P Dwyer	Director

J Halton	Director

J Key	Director

G Liebelt	Director

J Macfarlane	Director
Non-Executive Directors (NEDs) – Former

H Lee	Former Director – retired 19 December 2018

Chief Executive Officer (CEO) and Disclosed Executives – Current

S Elliott	Chief Executive Officer and Executive Director

M Carnegie	Group Executive, Digital and Australia Transformation – appointed 1 March 2019 (formerly Group Executive, Digital Banking)

K Corbally	Chief Risk Officer (CRO)

A George	Deputy Chief Executive Officer and Group Executive, Wealth Australia

M Hand	Group Executive, Australia Retail and Commercial Banking – appointed 1 March 2019 (Acting Group Executive, Australia from 29 December 2018 to 28 February 2019)

M Jablko	Chief Financial Officer (CFO)

A Watson	Acting Group Executive and Chief Executive Officer, New Zealand – appointed 17 June 2019

M Whelan	Group Executive, Institutional

Disclosed Executives – Former

D Hisco	Former Group Executive and Chief Executive Officer, New Zealand – concluded in role and ceased employment 14 June 2019

F Ohlsson	Former Group Executive, Australia – concluded in role 28 December 2018

The Remuneration Report for the Group outlines our remuneration strategy and framework and the remuneration practices that apply to KMP. This report has been prepared, and audited, as required by the Corporations Act 2001. It forms part of the Directors’ Report.

Remuneration Report continued

3. 2019 REMUNERATION OUTCOMES AT A GLANCE

Chief Executive Officer (CEO) remuneration	Disclosed Executive remuneration

For 2019, our CEO:	For 2019:

•  Did not receive an increase in fixed remuneration.

•  Received an Annual Variable Remuneration (AVR) award of 48% of maximum opportunity. This reflects performance against his individual objectives and the Group Performance Framework, and the exercise of Board discretion considering his accountability as CEO for the overall performance of the Group.

•  Subject to shareholder approval at the 2019 AGM, he will be awarded Long Term Variable Remuneration (LTVR) of $4.2 million (200% of fixed remuneration) which may vest in 2023 subject to meeting performance hurdles.

•  Received total remuneration of $4.09 million for 2019.

•  Fixed remuneration increases were only received by two Disclosed Executives – Mark Hand on appointment to the Group Executive, Australia Retail and Commercial Banking role to reflect his expanded responsibilities, and Kevin Corbally (CRO) based on a review of internal and external market relativities, and in recognition of the increase in regulatory activity and complexity of the risk environment.

•  Variable Remuneration (VR) outcomes for our Disclosed Executives averaged 45% of maximum opportunity, with substantial differentiation at an individual level ranging from 0% to 74% (40% to 60% in 2018).

•  Upon cessation of employment David Hisco (former Group Executive and CEO, NZ) forfeited all his unvested equity (~$7.4 million). He received his contracted and statutory entitlements to notice and untaken leave, and was not awarded any VR.

Performance rights outcomes (CEO and Disclosed Executives)

The performance rights awarded to the CEO and Disclosed Executives in November/December 2015 were tested in November 2018 against their three equal Total Shareholder Return (TSR) performance hurdles. A total of 21.8% of the award vested and the remaining 78.2% lapsed. See section 5.4.3 for further details.

Non-Executive Director (NED) fees

There were no increases to NED fees in 2019 (or 2018). Rather, the Board decided to apply a 20% reduction to the Chairman and NED member fees for 2019.

4. OVERVIEW OF ANZ’S REMUNERATION FRAMEWORK

4.1 CHANGES TO THE CEO AND DISCLOSED EXECUTIVES’ REMUNERATION FRAMEWORKS MADE IN 2019

The following changes were made to the CEO and Disclosed Executives’ remuneration frameworks for 2019:

•

Four-year deferral: The deferral and performance period for the performance rights (excluding the CRO who receives deferred share rights) has been extended from three years to four years. This provides an additional year for the performance rights to remain at risk (subject to malus) and for the performance hurdles to be measured.

•	Vesting period: The deferred shares will be delivered over four years with staggered vesting (previously even vesting). See section 6.2.

•

For the CRO: The number of deferred share rights awarded will be determined using the face value (previously fair value), and these share rights will now be subject to a four-year deferral period (previously three years).

The differing remuneration structure for the CRO is designed to preserve the independence of the role and to minimise any conflicts of interest in carrying out the risk control function across ANZ.

As a result of these changes, 68% of variable remuneration (AVR plus LTVR) for the CEO, 53% of VR for Disclosed Executives (other than the CRO), and 41% of VR for the CRO will be deferred for at least four years, noting that this is in excess of the BEAR minimum deferral requirement of 60% for the CEO and 40% for Disclosed Executives. See section 6.2 for more detail.

70         ANZ 2019 ANNUAL REPORT

4.2 REMUNERATION FRAMEWORK OVERVIEW
The structure of our remuneration framework is aligned with our Reward Principles and has been designed to support ANZ’s purpose and strategy.

ANZ’S PURPOSE AND STRATEGY[1]

Is underpinned by our Remuneration Policy which includes our Reward Principles:

Attract, motivate and keep great people	Reward our people for doing the right thing having regard to our customers and shareholders	Focus on how things are achieved as much as what is achieved	Are fair and simple to understand

With remuneration delivered to our CEO and Disclosed Executives through:

Fixed remuneration Cash salary and superannuation contributions. The Board sets (and reviews annually) the CEO and Disclosed Executives’ fixed remuneration based on financial services market relativities reflecting their responsibilities, performance, qualifications, experience and location.

Variable remuneration (at risk) The CEO and Disclosed Executives are eligible to receive variable remuneration under the ANZ Incentive Plan (ANZIP), our main variable remuneration plan.

CEO

Annual Variable Remuneration (AVR)

• Rewards the achievement of Group, Division and individual outcomes over a 12-month period

• Determination: ANZ Group Performance Framework, individual strategic objectives, ANZ values[2] and risk/compliance assessments, and Board discretion

• Maximum opportunity: 150% of fixed remuneration

• Delivery: 50% cash and 50% as ANZ shares deferred over four years, subject to malus

Long Term Variable Remuneration (LTVR)

• Reinforces the CEO’s focus on achieving longer term strategic objectives and creating long-term value for all stakeholders

• Face value at full vesting: 200% of fixed remuneration • Delivery: Performance rights deferred for four years subject to performance hurdles and malus

• Performance hurdles: Relative TSR (75%), Absolute TSR (25%)

Disclosed Executives[3]

Variable Remuneration (VR)

• Rewarded under a single VR framework enabling us to:

– Provide the appropriate mix of short and long-term rewards (including performance hurdles) to drive performance, and attract and retain talent;
– Tie the full VR award to the performance of ANZ; and – Defer VR over the short, medium and longer term.
• Determination: ANZ Group Performance Framework, Divisional Performance Frameworks, ANZ values and risk/ compliance assessments, and Board discretion

• Maximum opportunity: 402% of fixed remuneration[4]

• Delivery: 25% cash, 25% as ANZ shares deferred over four years subject to malus, and 50% as performance rights deferred for four years subject to performance hurdles and malus

• Performance hurdles: Relative TSR (75%), Absolute TSR (25%)

Board discretion is applied when determining CEO and Disclosed Executive performance and remuneration outcomes, and also before any scheduled release of previously deferred remuneration.

Reinforced by aligning remuneration and risk:

Assessing behaviours based on ANZ’s values and risk/compliance standards (including BEAR)	Determining variable remuneration outcomes, with risk as a key input at a pool and individual level	Weighting remuneration toward the longer- term with a significant proportion at risk	Determining accountability and applying consequences where appropriate	Prohibiting the hedging of unvested equity

While supporting the alignment of executives and shareholders through:

Substantial shareholding requirements	Significant variable remuneration deferral in ANZ equity	Use of relative and absolute TSR hurdles	Use of economic profit as a key input in determining the ANZIP variable remuneration pool

While governed by:

The HR Committee and the Board determining the variable remuneration outcomes for both the CEO and each Disclosed Executive.
Additionally, the CEO’s LTVR outcome is also subject to shareholder approval at the AGM.

1. See the ‘About our Business’ and ‘Our Strategy’ sections of the Annual Report.

2. ANZ’s values (Integrity, Collaboration, Accountability, Respect, Excellence (ICARE)) – the foundation of how we work, supported by our Code of Conduct.

3. The maximum opportunity and delivery of VR differ for the CRO and Acting Group Executive and CEO, NZ to that of other Disclosed Executives. See section 6 for further details.

4. Performance rights face value at full vesting.

Remuneration Report continued

5. 2019 OUTCOMES

We are mindful of the fact that variable remuneration (more broadly than it pertains to ANZ) has been the subject of much scrutiny with questions raised regarding whether it is truly at risk and sufficiently variable. Variable remuneration at ANZ is truly at risk and can range from zero to maximum opportunity, as evidenced by the outcomes in 2019.

The variable remuneration outcomes for both the CEO and Disclosed Executives are the subject of considerable debate and evaluation by the HR Committee and the Board. These decisions are not taken lightly or quickly.

The tables in sections 5.1 and 5.2 supplement, and are different to, the Statutory Remuneration table (see section 10.1) which presents the accounting expense for both vested and unvested awards in accordance with Australian Accounting Standards.

5.1 YEAR-ON-YEAR REMUNERATION AWARDED

These tables show a year-on-year comparison of remuneration awarded to the CEO and Disclosed Executives for the 2017, 2018 and 2019 performance periods. Remuneration awarded includes any cash payments (e.g. fixed remuneration and cash variable remuneration) and the value of deferred shares and performance rights awarded for the year but which have not yet vested (i.e. the value which has not yet been received during the year). These tables also show the AVR/VR as a % of target and maximum opportunity – this % remains unchanged whether using the threshold or full vesting value of performance rights.

Fixed remuneration is largely unchanged year-on-year other than where executives have changed roles. Variable remuneration differs significantly both year-on-year and between different executives, and appropriately reflects the variability in Group and individual performance year-on-year. See section 5.4 for details.

CEO						Threshold vesting		Full vesting		AVR as % of

	Financial year	Fixed remuneration $	AVR cash $	AVR deferred shares $	Total AVR $	LTVR performance rights $	Total remuneration awarded $	LTVR performance rights $	Total remuneration awarded $	Target opport- unity	Maximum opport- unity

CEO

S Elliott	2019	2,100,000	750,000	750,000	1,500,000	2,100,000	5,700,000	4,200,000	7,800,000	71%	48%

	2018	2,100,000	875,000	875,000	1,750,000	1,400,000	5,250,000	2,800,000	6,650,000	83%	56%

	2017	2,100,000	1,000,000	1,000,000	2,000,000	2,100,000	6,200,000	4,200,000	8,300,000	95%	63%

Note the 2019 LTVR has not yet been awarded, approval will be sought from shareholders at the 2019 AGM for the LTVR award shown above. The 2018 LTVR award was significantly reduced as further acknowledgement of the conduct issues and reputation damage of the matters raised in the Royal Commission.

Disclosed Executives					Threshold vesting		Full vesting		VR as % of

	Financial year	Fixed remuneration $	VR cash $	VR deferred shares $	VR performance rights[1] $	Total remuneration awarded $	VR performance rights[1] $	Total remuneration awarded $	Target opport- unity	Maximum opport- unity

Current Disclosed Executives

M Carnegie	2019	1,000,000	495,000	495,000	510,000	2,500,000	1,020,000	3,010,000	75%	50%

	2018	1,000,000	528,000	528,000	544,000	2,600,000	1,088,000	3,144,000	80%	53%

	2017	1,000,000	561,000	561,000	578,000	2,700,000	1,156,000	3,278,000	85%	57%

K Corbally	2019	950,000	478,500	478,500	493,000	2,400,000	493,000	2,400,000	85%	57%

	2018	486,000	164,835	164,835	169,830	985,500	169,830	985,500	83%	55%
(6.5 months in role)

A George	2019	1,000,000	528,000	528,000	544,000	2,600,000	1,088,000	3,144,000	80%	53%

	2018	876,000	354,750	354,750	365,500	1,951,000	731,000	2,316,500	61%	41%
(12 months/4.5 months as Deputy CEO)

	2017	664,000	301,290	301,290	310,420	1,577,000	620,840	1,887,420	76%	51%
(10 months in role)

M Hand	2019	726,000	198,000	198,000	204,000	1,326,000	408,000	1,530,000	41%	28%

(9 months as Disclosed Executive)

72        ANZ 2019 ANNUAL REPORT

M Jablko	2019	1,000,000	544,500	544,500	561,000	2,650,000	1,122,000	3,211,000	83%	55%

	2018	1,000,000	577,500	577,500	595,000	2,750,000	1,190,000	3,345,000	88%	58%

	2017	1,000,000	739,200	739,200	761,600	3,240,000	1,523,200	4,001,600	112%	75%

A Watson[2]	2019	219,440	170,255	113,504	-	503,199	-	503,199	65%	43%
(3.5 months in role)

M Whelan	2019	1,200,000	874,500	874,500	901,000	3,850,000	1,802,000	4,751,000	110%	74%

	2018	1,200,000	717,750	717,750	739,500	3,375,000	1,479,000	4,114,500	91%	60%

	2017	1,200,000	1,080,750	1,080,750	1,113,500	4,475,000	2,227,000	5,588,500	136%	91%

Former Disclosed Executives

D Hisco[2]	2019	843,521	-	-	-	843,521	-	843,521	0%	0%
(8.5 months in role)

	2018	1,170,713	644,397	644,397	663,925	3,123,432	1,327,849	3,787,356	83%	56%

	2017	1,195,013	726,181	726,181	748,187	3,395,563	1,496,374	4,143,749	92%	61%

F Ohlsson	2019	240,000	n/a	n/a	n/a	240,000	n/a	240,000	n/a	n/a
(3 months in role)

	2018	1,000,000	396,000	396,000	408,000	2,200,000	816,000	2,608,000	60%	40%

	2017	1,000,000	534,600	534,600	550,800	2,620,000	1,101,600	3,170,800	81%	54%

1.	Deferred share rights for the CRO.
2.	Paid in NZD and converted to AUD. The year-on-year difference in 2017 and 2018 fixed remuneration for D Hisco relates to fluctuations in the exchange rate.

5.2 2019 ACTUAL REMUNERATION RECEIVED

This table shows the remuneration the CEO and Disclosed Executives actually received in relation to the 2019 performance year as cash, or in the case of prior equity awards, the value which vested in 2019. The final column also shows the value of prior equity awards which lapsed/were forfeited in 2019 (these awards reflect the 2015 performance rights which partially met the performance hurdles when tested in November 2018, and additionally for David Hisco the forfeiture of all of his unvested deferred remuneration on cessation of employment).

	Fixed remuneration $	Cash variable remuneration $	Total cash $	Deferred variable remuneration which vested during the year[1] $	Other deferred remuneration which vested during the year[1] $	Actual remuneration received $	Deferred variable remuneration which lapsed/forfeited during the year1, [2] $

CEO and Current Disclosed Executives

S Elliott	2,100,000	750,000	2,850,000	1,243,464	-	4,093,464	(3,038,880)

M Carnegie	1,000,000	495,000	1,495,000	153,490	-	1,648,490	-

K Corbally[3]	950,000	478,500	1,428,500	430,229	573,129	2,431,858	(184,676)

A George	1,000,000	528,000	1,528,000	301,609	-	1,829,609	(101,328)

M Hand	726,000	198,000	924,000	-	-	924,000	-

M Jablko[4]	1,000,000	544,500	1,544,500	192,589	318,564	2,055,653	-

A Watson[5]	219,440	170,255	389,695	-	-	389,695	-

M Whelan	1,200,000	874,500	2,074,500	704,915	-	2,779,415	(1,059,695)

Former Disclosed Executives

D Hisco[2,5,6]	843,521	-	843,521	654,067	-	1,497,588	(7,385,293)

F Ohlsson	240,000	n/a	240,000	433,146	-	673,146	(191,526)

1.

The point in time value of previously deferred remuneration granted as shares/share rights and/or performance rights is based on the one day Volume Weighted Average Price (VWAP) of the Company’s shares traded on the ASX on the date of vesting or lapsing/forfeiture multiplied by the number of shares/share rights and/or performance rights.

2.

The lapsed/forfeited values relate to the performance rights we awarded in November 2015 which lapsed due to the performance hurdles not being met, and for D Hisco forfeiture on cessation of unvested deferred remuneration.

3.	Other deferred remuneration for K Corbally relates to a previously disclosed equity retention award relating to his role prior to appointment to the Group Executive Committee.
4.	Other deferred remuneration for M Jablko relates to previously disclosed compensation for deferred remuneration forfeited as a result of joining ANZ.
5.	Paid in NZD and converted to AUD.
6.	The vested values for D Hisco relate to deferred shares, deferred share rights and performance rights awarded in prior years that vested prior to cessation.

Remuneration Report continued

5.3 FIXED REMUNERATION

The Board sets (and reviews annually) the CEO and Disclosed Executives’ fixed remuneration based on financial services market relativities and reflecting their responsibilities, performance, qualifications, experience and location.

There was no change to the CEO’s fixed remuneration for 2019 and it has not changed since commencement in the role on 1 January 2016.

During 2019, the HR Committee and Board reviewed the Disclosed Executives’ fixed remuneration. The only changes made were for two executives.

•	Kevin Corbally received a fixed remuneration increase from $900,000 to $1,000,000 on 1 April 2019. On commencing in his role as CRO, Kevin’s fixed remuneration was set below the market median for comparable roles in peer group companies and lower than that of his predecessor. With the significant increase in regulatory activity and complexity of the risk environment, and following a strong performance in his role and reviewing internal relativities, the Board considered the increase appropriate.

•	Mark Hand received a fixed remuneration increase from $800,000 to $1,000,000 on his appointment to the Group Executive, Australia Retail and Commercial Banking role effective 1 March 2019 to reflect his expanded responsibilities.

5.4 VARIABLE REMUNERATION – DETAIL

5.4.1 CEO performance, AVR and LTVR

Performance

With regard to AVR, the CEO is assessed 50% on the ANZ Group Performance Framework and 50% on achievement of individual strategic objectives aligned to ANZ’s strategy. Both the Group Performance Framework and individual strategic objectives are agreed by the Board at the start of the financial year and intended to be stretching.

AVR: Financial metrics have a 35% weighting in the Group Performance Framework and therefore notionally have a 17.5% weighting in the CEO’s AVR. However, the CEO’s AVR is not formulaic – outcomes are moderated by the Risk and Reputation element of the Group Performance Framework and the Board’s judgement on the appropriate AVR considering all aspects of performance.

LTVR: 100% of the LTVR hurdles are based on TSR (both relative and absolute). ANZ’s view is that TSR is not purely a financial measure as it reflects a range of factors including investors’ judgement about the prospects of a company.

At the end of the financial year, ANZ’s performance is assessed against the Group Performance Framework, and the CEO’s performance is assessed against his individual strategic objectives, the ANZ values (behaviours), delivery of the BEAR obligations and ANZ’s risk and compliance standards. In conducting the CEO’s performance assessment, the HR Committee seeks input from the Chairman, CRO (on risk management), CFO (on financial performance), Group Executive, Talent and Culture (GE T&C) (on talent and culture matters) and Group General Manager Internal Audit (GGM IA) (on internal audit matters).

The Board has assessed the CEO’s 2019 performance as follows:

• Group Performance Framework	=	Below Expectations
(see section 5.5.3)

• Individual strategic objectives	=	Slightly Below Expectations
(see Board assessment below)

• ANZ values	=	Above Expectations

• Risk/compliance assessment	=	Met Expectations

• Board discretion	=	As CEO Shayne Elliott is

ultimately accountable for the Group’s overall performance, the Board has exercised their discretion in determining the appropriate AVR outcome for 2019 as detailed below.

2019 CEO individual strategic objectives

• Lead and role model the culture and accountability required to transform ANZ to deliver better customer outcomes and long-term shareholder value

• Enhance the reputation of ANZ

• Drive the strategic direction of the organisation to deliver long-term, sustainable and profitable growth

• Drive the success of New Ways of Working (NWOW) at ANZ and demonstrate better customer outcomes and productivity gains

• Continue to build Group Executive Committee effectiveness and CEO succession

Board assessment of performance on individual strategic objectives: Slightly Below Expectations

The CEO consistently role modelled the ANZ culture and values in his actions throughout a challenging year for the banking sector. This included the content and manner of his testimony before the Royal Commission and also his handling of the Code of Conduct breach by the former Group Executive and CEO, NZ.

Work continued on rebuilding ANZ’s reputation following the Royal Commission last year. However, this was impacted by further remediation charges and challenges in our NZ business. In Australia Retail and Commercial, poor execution of changes to certain processes and procedures including technology transition saw customer loan assessment and approval times extend, leading to a loss of market share. Actions taken throughout mid calendar 2019 have improved these issues.

The CEO has continued to build on the key planks of the ANZ strategy – capital efficiency, productivity and simplification – to deliver long-term targeted growth. ANZ delivered a solid financial performance in 2019 – with capital well above APRA’s unquestionably strong Common Equity Tier 1 (CET1) requirements, continued productivity savings and the completion of further asset/business disposals. While lending growth in the year was modest, delivery of the core aspects of the strategy positions ANZ well for the future.

Around 25% of our people now work in new ways which is driving speed and productivity benefits. These changes are enhancing speed of delivery to customers and producing higher employee engagement results.

The CEO has restructured accountability of the Group Executive Committee in 2019 to enhance success and strengthen succession – filling the gaps arising in the Australian business leadership and in dealing with the NZ business leadership issues including the cessation of the former Group Executive and CEO, NZ.

74        ANZ 2019 ANNUAL REPORT

AVR and LTVR

At the end of the financial year, the HR Committee determines the CEO’s AVR outcome which is ultimately approved by the Board.

The CEO’s AVR will vary up or down year-on-year, it is not guaranteed, and may range from zero to a maximum opportunity.

The 2019 AVR awarded to the CEO is 48% of maximum opportunity. Shayne Elliott has demonstrated strong leadership both within ANZ and the industry more broadly and delivered solid results for the Group. He has dealt with challenges which arose during the year in a way that is consistent with the culture we are seeking.

Despite having been assessed as met or being above expectations on the risk/compliance assessment and ANZ values, and being slightly below on individual strategic objectives and the Group Performance Framework, the Board has exercised its discretion and reduced the AVR having regard to the CEO’s ultimate accountability for the overall performance of the Group. The Board determined that an AVR outcome of 48% of maximum opportunity was appropriate for 2019.

The CEO’s proposed LTVR of $4.2 million (performance rights face value at full vesting) is subject to shareholder approval at the 2019 AGM.

2019 AVR Awarded

This table shows the AVR awarded to the CEO for the year ending 30 September 2019.

1.	Variable remuneration for the CEO = AVR + LTVR.

Summary of Total Remuneration

The remuneration Shayne Elliott received in 2019 differs to the remuneration he was awarded in relation to the 2019 performance year (which may or may not vest in future years), and also how his remuneration was expensed (on a statutory basis) for 2019. Awarded remuneration shown below includes the value of the performance rights at both threshold (50%) and full (100%) vesting.

	Total Remuneration

	Awarded		Received[1]	Statutory[2]
	Threshold vesting	Full vesting

2019	$5,700,000	$7,800,000	$4,093,464	$5,181,339

2018	$5,250,000	$6,650,000	$3,849,666	$5,645,295

2017	$6,200,000	$8,300,000	$4,261,588	$5,634,860

1.	Includes the value of previously awarded AVR deferred shares and LTVR performance rights at the date of vesting.
2.	Includes the value of AVR and LTVR that has been expensed in the year.

The difference in the CEO’s awarded remuneration reflects the variability in Group and individual performance and the reduction in his 2018 variable remuneration to acknowledge the conduct issues and reputational damage of the matters raised in the Royal Commission.

The difference in the CEO’s received remuneration also reflects the partial vesting in 2019 of performance rights granted in December 2015.

Historical AVR and LTVR

This table shows the AVR as a % of maximum opportunity and LTVR vesting outcomes for the CEO over the last three years.

	2017	2018	2019

AVR outcome (% of maximum opportunity)	63%	56%	48%

LTVR vesting outcome (% vested)	0%	0%	21.8%

5.4.2 Disclosed Executive performance and VR

Performance

At the start of each year, the Board sets stretching performance objectives in the form of Divisional Performance Frameworks for each of our Disclosed Executives, in alignment with the Group Performance Framework.

Similar to the Group Performance Framework, the Divisional Performance Frameworks include the key elements of Financial and Discipline, Customer, and People and Culture, with Risk and Reputation acting as a modifier. The weighting of measures varies to reflect the responsibilities of each individual’s role. The Financial and Discipline element weightings range from 20% to 45%.

Remuneration Report continued

At the end of the financial year, the performance of each Disclosed Executive is assessed against their contribution to the Group Performance Framework, their Divisional Performance Framework, ANZ’s values (behaviours), delivery of BEAR obligations and ANZ’s risk and compliance standards.

The HR Committee seeks input from the CEO, CRO (on risk management), CFO (on financial performance), GE T&C (on talent and culture matters) and GGM IA (on internal audit matters).

The HR Committee reviews and recommends to the Board for approval the overall performance outcomes for each Disclosed Executive.

VR

At the end of the financial year, the CEO and HR Committee also determine VR recommendations for each Disclosed Executive, which are ultimately approved by the Board. VR should and does vary year-on-year in line with performance – it is not guaranteed and may be adjusted up or down ranging from zero to a maximum opportunity.

The average 2019 VR for Disclosed Executives is 45% of maximum opportunity. There is significant differentiation at an individual level ranging between 0% to 74% of maximum. The different VR outcomes reflect the relative performance of the different areas/ individuals, ensuring appropriate alignment between performance and reward. The outcomes also demonstrate the at risk nature of VR, showing that VR is truly variable, and that outcomes do vary significantly across the Disclosed Executives and also from year to year. To illustrate we note that:

•	Mark Whelan has been awarded 74% of maximum opportunity reflecting the delivery of strong financial results across Institutional, sound risk management, the continued transformation of this business, and the strong focus on culture.

•	Alexis George has a broad role: she is Deputy CEO and also has responsibility for Operations and Services and Wealth Australia. Her VR outcome of 53% of maximum opportunity was impacted for Wealth remediation while also taking into account her strong performance across all aspects of her role.

•	Mark Hand moved into leading Australia Retail and Commercial part way through the year. He is the right person to run this part of the business going forward and has already led a strong program of work to restore business momentum. However as Group Executive he is held accountable for the weaker performance of this business and has been awarded VR at 28% of maximum opportunity.

•	David Hisco was in his role for eight and a half months of the year, however given the circumstances of his departure, was not awarded any VR (and he also immediately forfeited all unvested remuneration).

•	Fred Ohlsson was not eligible for 2019 VR due to being in his role for approximately three months in 2019.

2019 VR Awarded

This table shows the combined VR awarded to Disclosed Executives for the year ending 30 September 2019. Based on shareholder feedback, the face value of performance rights is disclosed at full vesting, which differs from the disclosures in previous years.

Current Disclosed Executives

Maximum opportunity

Executive	VR	% of max	Cash	Deferred shares or deferred share rights	Performance rights face value at full vesting[4]
M Carnegie	VR $2,010,000	50% of max	$495,000	$495,000	$1,020,000
K Corbally[1]	VR $1,450,000	57% of max	$478,500	$478,500	$493,000
A George	VR $2,144,000	53% of max	$528,000	$528,000	$1,088,000
M Hand[2]	VR $804,000	28% of max	$198,000	$198,000	$408,000
M Jablko	VR $2,211,000	55% of max	$544,500	$544,500	$1,122,000
A Watson[2]	VR $283,759	43% of max	$170,255	$113,504	
M Whelan	VR $3,551,000	74% of max	$874,500	$874,500	$1,802,000

Former Disclosed Executives

Executive	VR	% of max	Cash	Deferred shares or deferred share rights	Performance rights face value at full vesting[4]
D Hisco[3]	VR $0	0% of max			
F Ohlsson	VR n/a				

Cash · Deferred shares or deferred share rights · Performance rights face value at full vesting[4]

1. CRO receives deferred share rights instead of performance rights.	3. Remuneration disclosed to date of cessation.
2. Remuneration disclosed from commencement in Disclosed Executive role. Acting Group Executive and CEO, NZ role awarded 60% of VR as cash and 40% as deferred shares.	4. Divide by two to convert to face value at threshold vesting for performance rights.

76        ANZ 2019 ANNUAL REPORT

Historical Disclosed Executive VR

This table shows the VR as a % of maximum opportunity for the current and prior Disclosed Executives over the last three years.

	2017	2018	2019

VR outcome (average % of maximum opportunity)	64%	51%	45%

VR outcome (range % of maximum opportunity)	51% – 91%	40% – 60%	0% – 74%

VR performance rights vesting outcome (% vested)	0%	0%	21.8%

5.4.3 Performance rights outcomes (CEO and Disclosed Executives)

Performance rights granted to the CEO in December 2015 and Disclosed Executives (excluding the CRO) in November 2015 reached the end of their performance period in November 2018. Based on performance against hurdles, 21.8% of these rights vested, the remaining 78.2% lapsed and provided no value.

Hurdle	Grant date[1]	First date exercisable[1]	ANZ TSR over three years/ CAGR[2] TSR	Median TSR over three years/ CAGR[2] TSR target	% vested	Overall performance rights outcome

1/3 relative TSR	18 Nov 15	18 Nov 18	15.79%	10.57%	65.3%
– Select Financial Services comparator group						21.8% vested and 78.2% lapsed
1/3 relative TSR – ASX 50 comparator group	18 Nov 15	18 Nov 18	15.79%	32.16%	0%

1/3 absolute CAGR[2] TSR	18 Nov 15	18 Nov 18	5.01%	9.00%	0%

1.	Grant date for the CEO was 17 December 2015, and date first exercisable was 17 December 2018. The CEO’s performance period was the same as the performance period for Disclosed Executives.
2.	Compound Annual Growth Rate (CAGR).
3.	From 2016 ANZ moved from three to two TSR hurdles (the relative TSR – ASX 50 hurdle was discontinued).

5.5 ANZIP VARIABLE REMUNERATION POOL AND GROUP PERFORMANCE

5.5.1 ANZIP variable remuneration pool

The ANZ Incentive Plan (ANZIP) is the variable remuneration plan that covers the CEO and Disclosed Executives (and the majority of employees). Individual variable remuneration outcomes are funded from the ANZIP pool for all eligible employees, including the CEO’s AVR and Disclosed Executives’ VR.

At the end of each financial year, the HR Committee makes a recommendation to the Board for their approval on the size of the ANZIP variable remuneration pool for that year, including its allocation to each Division. The Board exercise their judgement to determine the appropriate pool size – it is not a formulaic outcome.

When determining the size of the 2019 variable remuneration pool the HR Committee and Board considered a range of inputs. These included:

•

our financial performance – a range of metrics are used including cash profit, economic profit and return on risk weighted assets. Economic profit, which is a risk adjusted measure and a strong indicator of shareholder value, is the primary financial driver but is balanced against other financial metrics and qualitative factors.

–	Solid financial performance with cash profit up 6%, while on a continuing operations basis cash profit is flat and economic profit down 1%.

•	our performance against the ANZ Group Performance Framework.

–	Assessed overall as being below expectations in 2019 (as detailed in section 5.5.3).

•	other relevant factors such as the overall operating environment, market competitive remuneration positioning, affordability, the quality of our results and prior year pools.

ANZ substantially reduced the size of the ANZIP pool in 2018 decreasing it by around 23% compared to the prior financial year.

In 2019, having considered all of the above inputs, the Board determined that a year-on-year increase of around 9% was appropriate, and recognising that the pool remains 15% below that of 2017.

Remuneration Report continued

5.5.2 ANZ Group Performance Framework

The ANZ Group Performance Framework is approved by the Board at the start of each year and is designed around the following three key inputs:

The key objective of our Group Performance Framework is to enable aligned focus across the organisation on delivering the critical outcomes that matter most in successful realisation of our strategy, which includes strong and sustainable performance within the year. It plays a key role to:

•	message internally what matters most;

•	reinforce the importance of sound management in addition to risk, customer, people and financial outcomes; and

•	inform focus of effort, prioritisation and decision outcomes across ANZ.

5.5.3 Assessment against the Group Performance Framework for 2019

As managing risk appropriately is fundamental to the way ANZ operates, Risk and Reputation forms an integral part of the assessment, directly impacting the overall Group Performance Framework outcome (a modifier ranging from 0% to 110% of the Group Performance Assessment).

Overall, ANZ’s performance was below expectations when considering the environment and the objectives we set ourselves. While we largely achieved the targets we set, more broadly we recognise we have much to do to regain community trust.

The below table outlines ANZ’s focus areas in 2019 (aligned to the three key inputs), and provides a summary of performance outcomes for each of the key performance categories to inform the overall assessment for 2019. Performance against expectations is evaluated using a range of objective indicators and subjective considerations including management input on work undertaken, evidence of outcomes realised and lessons learned, and with consideration given to the operating, regulatory and competitive environment.

78        ANZ 2019 ANNUAL REPORT

RISK & REPUTATION (modifier 0% to 110%)

ANZ continues to operate in a dynamic and a challenging external and regulatory environment placing significant demands on the Risk and Compliance function. There were no material breaches of our Group Risk Appetite Statement, and the number of adverse audits fell by a third with management demonstrating accountability for fixing issues in a timely and sustainable manner. Strong leadership has been paramount, coupled with a focus on seeking to regain the trust of the community through our commitment to fair and responsible banking. A combination of management actions over several years together with the current relatively benign credit environment, delivered one of the lowest loss rates on record. While there were many positives from a risk perspective, our overall risk assessment was brought back to below expectations when balanced against some non-financial risk shortcomings from a regulatory, customer and community perspective and the work that still needs to be done to regain community trust.

2019 focus areas	Performance commentary	Performance against Expectations

		Below	Met	Above
Adhere to the Risk	• Metrics within agreed tolerances (e.g. no material breaches).
Appetite Statement	• Disciplined risk management over several years (including reshaping the loan portfolio often at the expense of revenue), saw the 2019 loss rate at 13 bps.		🌑

Adopt a sound approach to regulatory matters	• ANZ continued to work to support our regulators desired outcomes in their activities and addressing their requirements, however there were some shortcomings in 2019:

	– Two material regulatory infractions in NZ in relation to capital models and attestation process.	🌑

– Along with domestic peers an additional capital overlay required for operational risk following APRA’s self-assessment into governance, culture and accountability.

Ensure our leaders demonstrate accountability for managing risk, including creating an environment where people can raise issues

•  Strong progress made on risk culture maturity, evidenced in employee engagement scores, with ‘Leaders accountable for risk’ (83%) – improvement on 2018 and above 2019 target, and ‘Raise issues without fear of reprisal’ (69%) – also up on 2018.

🌑

Quickly and effectively remediate individual and systemic customer issues

•  While remediation focused on strategic and long-term fixes (systems, terms and conditions and product decommissioning), short-term fixes included refunding greater than 1 million accounts. In 2019, we returned approximately $108 million to impacted customers.

🌑

• Dispute Resolution Principles launched in 2019.

• Continued efforts still required to improve customer complaints and remediation processes.

Identify and address community priorities	• ANZ was the first bank to make Royal Commission commitments and has retained high scores in a number of indices:

– Corporate Confidence Index (CCI)[1]: Score above peer average

– Dow Jones Sustainability Indices (DJSI)[2]: 2019 score of 82 (2018: 83). ANZ returned to global top ten (#10 overall)

	– Glassdoor[3] employer of choice ratings: score of 3.9 represents a 0.4 uplift on prior period (Glassdoor average 3.4)	🌑

• Our Reptrak community sentiment indicator improved over the 12 months to 58.8 but remains well below pre Royal Commission levels.

•  Regaining the trust of the community, government and other key stakeholders remains a major focus – which includes working to deliver more consistent outcomes in credit approval processes, and providing clarity to customers regarding ANZ’s risk tolerance.

Risk & Reputation overall: Below Expectations		🌑

Remuneration Report continued

Customer (35% weight)

We are committed to improving the customer experience, as highlighted by the implementation of 16 initiatives in Australia in response to the Royal Commission. There were however some challenges during the year which led to a below expectations assessment. These included some technology stability issues, and a period of underperformance in respect of assessment and approval times relative to peers in home lending. Institutional performance in key customer satisfaction/relationship strength surveys continued to be a highlight, along with strong digital engagement with customers.

2019 focus areas	Performance commentary	Performance against Expectations

		Below	Met	Above

Improve customer experience (key impact to customer assessment outcome)

•  Examples of initiatives to improve the customer experience include: in Australia introducing Customer Promises to improve service, and organising our people around customer episodes; in NZ launching the Healthy Homes initiative and helping customers with persistent card debt.

🌑

•  A period of below peer approval and assessment times in Australian home lending (an outcome of a higher level of change, including enhanced assessment criteria and delays in moving to a single assessment platform).

Listen, Learn, Act to drive continuous improvement	• Net Promoter Score (NPS)[4] centred on key onboarding episodes. Results were mixed with improvement in retail transaction accounts, business lending and business transaction accounts. Down in NZ.

•  ANZ ranked the #1 lead institutional bank by Peter Lee Associates[5] for the fourth year and #1 for relationship strength for the sixth year. Institutional recorded strongest results ever with leadership positions obtained for the majority of key indicators including overall satisfaction, and most trusted adviser.

🌑

Delivering innovative solutions	• Single view of customer now available in Retail and Commercial in Australia and improved customer insights within the business customer space.

• ANZ’s New Payments Platform (NPP) solution is being used as a white label offering by 10 other banks.

	• In line with our objective of delivering digital solutions that improve the customer experience, digital purchases increased (28% vs 24% target) and NZ #1 for being a ‘Leader in Mobile Banking’.		🌑

• We have invested in Machine Learning in our Institutional Trade business leading to significant improvements in processing times and risk controls.

Help our people to make wise customer focused choices every day	• More than 1 million customers contacted to help them get better value from their banking products.

•  16 initiatives implemented to improve the treatment of customers in Australia. These included new dispute resolution principles to ensure customer complaints and disputes are handled reasonably and fairly.

🌑

Customer overall: Below Expectations		🌑

80        ANZ 2019 ANNUAL REPORT

People & Culture (30% weight)

A number of highlights contributed to an above expectations assessment including: strengthening our Accountability and Consequence Framework, evolving our approach to measurement and governance of culture initiatives, redesigning and launching changes to how we manage and reward our people, solid progress in the investment in key skills for our future, launch of a digital learning platform, and a record level engagement survey result.

2019 focus areas	Performance commentary	Performance against Expectations

		Below	Met	Above

Engaging our people and diversifying our workforce

•  Overall engagement score increased to 77% (up 4% from 2018), with improvements also seen in key measures, such as leaders role modelling our values (73% up 2% from 2018).

•  Women in leadership increased to 32.5% (against a 33.1% target). Positive progress was made in Technology (up 3.3% from 2018) and Institutional (up 3.2% from 2018), two of our most challenging areas historically.

•  Maintained a high score (>90%) of an environment that is open and accepting of individual differences.

🌑

Strengthen governance and accountability for culture, including an effective Accountability and Consequence Framework

•  The Accountability and Governance Model for Culture evolved to provide greater clarity and transparency on accountabilities, and improved measurement.

•  Continued strengthening of our Accountability and Consequence Framework.

🌑

Improve leader capability	• Continued focus on building leader capability through initiatives such as the 180 leadership survey. • Leadership Promotor Scores improved from 20 in 2018 to 24 and then 28 over the course of 2019.		🌑

Implement Reimagining Reward

•  ANZ redesigned and launched changes to how we manage and reward our people to better focus on the interests of our customers, the long-term health of the bank, and team rather than individual outcomes.

🌑

Strengthen strategic capabilities	• Invested in technology engineering and data capability (>350 roles now dedicated to data analysis and science). • Launched a digital learning platform.		🌑

People & Culture overall: Above Expectations				🌑

Remuneration Report continued

Financial & Discipline (35% weight)

The operating environment remains challenging, due to competitive pressures and economic conditions. ANZ was well prepared for these difficult conditions, maintaining a strong balance sheet, peer leading levels of capital, demonstrating good cost management despite higher regulatory and compliance spend, and further improvements in our credit risk profile. At no time did the bank deviate from its strategy or risk appetite to seek higher revenues. Divestments during the year again reduced the complexity of the Group. Ongoing work to identify customers in need of remediation led to further remediation charges, which impacted financial performance.

2019 focus areas	Performance commentary	Performance against Expectations

		Below	Met	Above
Balance appropriately between financial results, safety and soundness, and investment in the future

•  Return on equity (ROE) (cash continuing) of 10.9% was on target, noting the difficult operating environment.

•  Operating expenses were down 4%. Excluding the impact of large/ notable items[6], costs remained flat despite increased investment in the business and higher compliance spend.

•  Capital and funding continue to be well managed. A$3 billion share buyback was completed during the year enabling cash earnings per share (EPS) growth and CET1 of 11.4% was above minimum regulatory requirements. Net Stable Funding Ratio of 116%.

🌑

• The completion of divestments during the year further reduced the complexity of the Group (e.g. OnePath sale to Zurich, OnePath NZ to Cigna, sale of businesses in Cambodia and Papua New Guinea).
Establish a framework and governance structure with agreed outcomes, and start to execute on simplification

•  Simplification framework and governance structures were established during the year, and planning commenced across all businesses to progress our simplification ambition – which is centred on delivering better customer and employee experience, while lowering operational risk and reducing the cost to serve.

🌑
Simplify and standardise our technology landscape in support of our ambitions

•  Significant increase in usage of Technology Platforms across Automation, Data and Payments (e.g. NPP) resulting in enhanced customer insights, and improved service delivery from a single view of the customer in Australia Retail and Commercial.

🌑

• Machine Learning as a service platform launched. Benefits include a 40% improvement in customer service level agreements for Trade Guarantees.

Make reasonable steps towards the separation of Wealth

•  During the year, the legal separation of the Pensions and Investments business from the life insurance business was completed. Following this, the sale of the Australian life insurance business to Zurich was completed.

	• ANZ and IOOF continue to work towards the sale of the Pensions and Investments business. Subject to APRA approval, ANZ expects the transaction to complete in the first quarter of calendar year 2020.		🌑

• Separation activities continue for both businesses.

Financial & Discipline overall: Met Expectations			🌑

Overall

Group Performance assessment: Below Expectations		🌑

1.	Corporate Confidence Index (CCI): Outcomes of the CCI are provided to ANZ on a confidential basis.
2.

Dow Jones Sustainability Indices (DJSI): Evaluates the sustainability performance of thousands of companies trading publicly, operated under a strategic partnership between S&P Dow Jones Indices and RobecoSAM (Sustainable Asset Management).

3.	Glassdoor is a website where employees and former employees anonymously review companies and their management.
4.

Net Promoter Score (NPS) is a customer loyalty metric used globally to evaluate a company’s brand, products or services. Net Promoter® and NPS® are registered trademarks and Net Promoter Score and Net Promoter System are trademarks of Bain & Company, Satmetrix Systems and Fred Reichheld.

5.	Peter Lee Associates 2019 Large Corporate and Institutional Relationship Banking surveys, Australia and NZ.
6.	Large/notable items include the impact of divestments, customer remediation, accelerated software amortisation, Royal Commission legal costs and restructuring.

82        ANZ 2019 ANNUAL REPORT

5.5.3 ANZ performance outcomes

ANZ’s financial performance 2015 – 2019

As discussed in section 5.5.1, the sizing of the ANZIP variable remuneration pool takes into account a range of financial metrics, including economic profit and cash profit. The Group uses cash profit as a measure of performance for the Group’s ongoing business activities, as this provides a basis to assess Group and Divisional performance against earlier periods and against peer institutions. We calculate cash profit by adjusting statutory profit for non-core items. Although cash profit is not audited, the external auditor has informed the Audit Committee that recurring adjustments have been determined on a consistent basis across each period presented.

The table below provides ANZ’s financial performance, including cash profit, over the last five years.

	2015	2016	2017	2018	2019

Statutory profit ($m)	7,493	5,709	6,406	6,400	5,953

Cash profit ($m, unaudited)	7,216	5,889	6,938	5,805	6,161

Cash profit – Continuing operations ($m, unaudited)[1]	7,216	5,889	6,809	6,487	6,470

Cash ROE (%) – Continuing operations (unaudited)[1]	14.0	10.3	11.7	11.0	10.9

Cash EPS – Continuing operations (unaudited)[1]	260.3	202.6	232.7	223.4	227.6

Share price at 30 September ($) (On 1 October 2014, opening share price was $30.74)	27.08	27.63	29.60	28.18	28.52

Total dividend (cents per share)	181	160	160	160	160

Total shareholder return (12 month %)	(7.5)	9.2	13.1	0.6	9.2

[1].

Cash profit from continuing operations has been presented for 2017, 2018 and 2019. Prior periods are not restated. Cash profit from continuing operations represents the Group’s cash profit excluding the impact of our discontinued businesses, which consist of OnePath Pensions and Investments and aligned dealer groups, and the Group’s life insurance business in Australia. The businesses were reclassified to discontinuing in 2018, and only the 2017 result was restated in the table above. During 2019, the Group adopted AASB 15 Revenue from Contracts with Customers and only 2018 has been restated.

ANZ TSR performance (1 to 10 years)

The table below compares ANZ’s TSR performance against the median TSR and upper quartile TSR of the performance rights Select Financial Services (SFS) comparator group over one to ten years. ANZ’s TSR performance was below the median TSR of the SFS Comparator Group when comparing over one, three, five and ten years to 30 September 2019, noting that the below table measures TSR over a different timeframe to the performance period for our performance rights.

	YEARS TO 30 SEPTEMBER 2019

	1	3[1]	5	10

ANZ (%)	9.2	22.3	21.6	109.8

Median TSR SFS (%)	14.2	31.2	31.8	134.0

Upper quartile TSR SFS (%)	15.7	37.0	40.2	180.9
1. The outcomes for performance rights granted in November/December 2015 and tested in November 2018 are detailed in section 5.4.3.

6. EXECUTIVE REMUNERATION STRUCTURE AND DELIVERY

There are two core components of remuneration at ANZ – fixed remuneration and at risk variable remuneration.

In structuring remuneration, the Board aims to find the right balance between fixed and variable remuneration (at risk), the way it is delivered (cash versus deferred remuneration) and appropriate time frames (the short, medium and long-term).

The way variable remuneration operates differs somewhat between the CEO and Disclosed Executives. Namely:

•	The CEO’s variable remuneration is comprised of AVR and LTVR (subject to shareholder approval), which provides consistency with external market practice, and LTVR reinforces his focus on achieving longer term strategic objectives and long-term stakeholder value creation.

•	Disclosed Executives are subject to one combined VR plan which enables us to:

–	provide the appropriate mix of short and long-term rewards (including performance hurdles) to drive performance, and attract and retain talent;
–	tie the full VR award to the performance of ANZ; and

–	defer VR over the short, medium and longer term.

Variable remuneration seeks to differentiate for performance and is designed to focus our CEO and Disclosed Executives on stretching performance objectives supporting our business strategy, and encourage the delivery of long-term stakeholder value.

By deferring a significant portion of variable remuneration (79% of maximum opportunity for the CEO, 75% for Disclosed Executives, 67% for the CRO and 40% for the Acting Group Executive and CEO, NZ), we seek to ensure alignment with shareholder interests to deliver on ANZ’s strategic objectives and ensure a focus on long-term value creation. Deferred variable remuneration has significant retention elements, and most importantly, can be adjusted downwards, including to zero, allowing the Board to hold executives accountable, individually or collectively, for the longer term impacts of their decisions and actions.

Board discretion is applied when determining all CEO and Disclosed Executive variable remuneration outcomes, and also before any scheduled release of previously deferred remuneration (i.e. consider malus or further deferral).

Remuneration Report continued

6.1 REMUNERATION MIX

We structure the CEO and Disclosed Executives’ remuneration as follows:

CEO

Minimum	=	Fixed remuneration ($2.1 million)

Target	=	Fixed remuneration + target AVR (100% of fixed remuneration) + target LTVR (100% of fixed remuneration (performance rights face value at threshold vesting))

Maximum	=	Fixed remuneration + maximum AVR (150% of fixed remuneration) + maximum LTVR (200% of fixed remuneration (performance rights face value to full vesting))

 Disclosed Executive1

Minimum	=	Fixed remuneration

Target	=	Fixed remuneration + target VR (200% of fixed remuneration (performance rights face value at threshold vesting))

Maximum	=	Fixed remuneration + maximum VR (402% of fixed remuneration (150% of target VR and performance rights face value to full vesting))

1. Excluding CRO and Acting Group Executive and CEO, NZ.

CRO

To preserve the independence of the role and to minimise any conflicts of interest in carrying out the risk control function across the organisation, the CRO’s remuneration arrangements differ to other Disclosed Executives.

The remuneration mix is 27% fixed remuneration and 73% VR maximum opportunity. The VR target opportunity is 180% of fixed remuneration and VR maximum opportunity is 270% of fixed remuneration. VR is delivered as 33% cash, 33% deferred shares and 34% deferred share rights (instead of performance rights).

Acting Group Executive and CEO, NZ

Due to the acting nature of Antonia Watson’s appointment her remuneration arrangements differ to other Disclosed Executives. For the time spent in this acting role, her fixed remuneration has been set at NZ$800,000 per annum (from 17 June 2019) and her VR maximum opportunity has been increased to 300% of fixed remuneration (her remuneration mix is therefore 25% fixed remuneration and 75% VR maximum opportunity). Her VR will be delivered as 60% cash and 40% as shares deferred for four years (ensuring compliance with the BEAR).

84         ANZ 2019 ANNUAL REPORT

6.2. VARIABLE REMUNERATION DELIVERY

Variable remuneration for the CEO and the Disclosed Executives (excluding the CRO and Acting Group Executive and CEO, NZ) is delivered partly in cash, shares deferred over four years, and performance rights deferred over four years. The performance rights are also subject to performance hurdles which determine whether they vest in four years’ time.

Before any scheduled release of deferred shares/deferred share rights/performance rights, the Board considers whether any malus/downward adjustment of previously deferred remuneration (or further deferral of vesting) should be made for the CEO and Disclosed Executives. See section 6.3.

1.

Deferred shares for the CRO vest as follows: 30% at the end of years 1 and 2, and 20% at the end of years 3 and 4. Deferred shares for the Acting Group Executive and CEO, NZ vest as follows: 100% at the end of year 4.

2.	Deferred share rights for the CRO. No performance rights for the Acting Group Executive and CEO, NZ.

6.2.1 Cash – CEO (AVR) and Disclosed Executives (VR)

The cash component is paid to executives at the end of the annual Performance and Remuneration Review (usually in late November).

6.2.2 Deferred shares – CEO (AVR) and Disclosed Executives (VR)

Deferred shares are ordinary shares, deferred over one to four years (deferred for four years for the Acting Group Executive and CEO, NZ). By deferring part of an executives’ remuneration over time (and it remaining subject to malus), we enable a substantial amount of their remuneration to be directly linked to delivering long-term shareholder value. We grant deferred shares in respect of performance for the 1 October to 30 September financial year in late November each year.

We calculate the number of deferred shares to be granted based on the VWAP of the shares traded on the ASX in the week leading up to and including the date of grant. For disclosure and expensing purposes, we use the one day VWAP to determine the fair value.

In some cases (generally due to regulatory or tax reasons), we may grant deferred share rights to executives instead of deferred shares. Each deferred share right entitles the holder to one ordinary share.

6.2.3a Performance rights – CEO (LTVR) and Disclosed Executives (VR) excluding the CRO and Acting Group Executive and CEO, NZ

A performance right is a right to acquire one ordinary ANZ share at nil cost – as long as time and performance hurdles are met. The future value of performance rights may range from zero to an indeterminate value. The value depends on our performance against the hurdles and on the share price at the time of exercise.

Remuneration Report continued

The performance rights have a four-year performance period. For the 2019 grant, the performance period is from 22 November 2019 to

21 November 2023. A four-year performance period provides sufficient time for longer term performance to be reflected.

More detail relating to the 2019 performance rights is provided below.

Element	Detail

Performance rights hurdles	The performance rights have TSR performance hurdles reflecting the importance of focusing on achieving longer term strategic objectives and aligning executives’ and shareholders’ interests. We will apply two TSR performance hurdles for the 2019 grants of performance rights:

• 75% will be measured against a relative TSR hurdle, tranche 1.

• 25% will be measured against an absolute TSR hurdle, tranche 2.

TSR represents the change in value of a share plus the value of reinvested dividends paid. We regard it as the most appropriate long-term measure – it focuses on the delivery of shareholder value and is a well understood and tested mechanism to measure performance.

The combination of relative and absolute TSR hurdles provides balance to the plan by:

• Relative: rewarding executives for performance that exceeds that of comparator companies; and

• Absolute: ensuring there is a continued focus on providing positive growth – even when the market is declining.

The two hurdles measure separate aspects of performance:

•  the relative TSR hurdle measures our TSR compared to that of the Select Financial Services comparator group, made up of core local and global competitors. This comparator group is chosen to broadly reflect the geographies and business segments in which ANZ competes for revenue; and

•  the absolute Compound Annual Growth Rate (CAGR) TSR hurdle provides executives with a more direct line of sight to the level of shareholder return to be achieved. It also provides a tighter correlation between the executives’ rewards and the shareholders’ financial outcomes.

We will measure ANZ’s TSR against each hurdle at the end of the four-year performance period to determine whether each tranche of performance rights become exercisable. We measure each tranche independently from the other – that is: one tranche may vest fully or partially but the other tranche may not vest.

Relative TSR hurdle for the 2019 grant

The relative TSR hurdle is an external hurdle that measures our TSR against that of the Select Financial Services comparator group over four years. The Select Financial Services comparator group (unchanged from prior years) is made up of: Bank of Queensland Limited; Bendigo and Adelaide Bank Limited; Commonwealth Bank of Australia Limited; DBS Bank Limited; Macquarie Group Limited; National Australia Bank Limited; Standard Chartered PLC; Suncorp Group Limited; and Westpac Banking Corporation.

	If our TSR when compared to the TSR	then the percentage of performance rights that vest
of the comparator group

	is less than the 50th percentile	is nil

	reaches at least the 50th percentile,	is 50% plus 2% for every one percentile increase above the
	but is less than the 75th percentile	50th percentile

	reaches or exceeds the 75th percentile	is 100%
Absolute TSR hurdle for the 2019 grant

The Absolute CAGR TSR hurdle is an internal hurdle as to whether ANZ achieves or exceeds a threshold level of growth the Board sets at the start of the performance period.

The Board reviews and approves the absolute TSR targets each year for that year’s award. When reviewing the targets, the Board references ANZ’s assessed Cost of Capital. The Cost of Capital is determined using methodologies including the Capital Asset Pricing Model (CAPM). The primary driver of the reduction in the Cost of Capital used in setting this year’s target is the reduction in the risk free rate (government bond yield) that has occurred in Australia and other developed economies in the last 12 months.

	If the absolute CAGR of our TSR	then the percentage of performance rights that vest

	is less than 8.5%	is nil

	is 8.5%	is 50%

	reaches at least 8.5%, but is less than 12.75%	is progressively increased on a pro-rata, straight-line, basis from 50% to 100%

	reaches or exceeds 12.75%	is 100%

86        ANZ 2019 ANNUAL REPORT

Calculating	When calculating performance against TSR, we:
TSR performance

•  reduce the impact of share price volatility – by using an averaging calculation over a 90-day period for start and end values;

•  ensure an independent measurement – by engaging the services of an external organisation, Mercer Consulting (Australia) Pty Ltd, to calculate ANZ’s performance against the TSR hurdles; and

• test the performance against the relevant hurdle once only at the end of the four-year performance period – the rights lapse if the performance hurdle is not met – there is no retesting.

Calculating the number of performance rights

The number of performance rights we grant is calculated using a face value basis – i.e. the full share price. Face value at full vesting is split into two tranches. Each tranche value is then divided by the market price (five trading day VWAP of ANZ shares at the start of the performance period) to determine the number of performance rights we award in each tranche.

Performance rights are allocated in November for Disclosed Executives and December for the CEO (subject to shareholder approval).

Expensing performance rights

ANZ engages PricewaterhouseCoopers to independently determine the fair value of performance rights, which is only used for expensing purposes. They consider factors including: the performance conditions, share price volatility, life of the instrument, dividend yield, and share price at grant date.

6.2.3b Deferred share rights – CRO (VR)

The CRO receives deferred share rights instead of performance rights to preserve the independence of the role and to minimise any conflicts of interest in carrying out the risk control function across the organisation.

The CRO’s deferred share rights are subject to a time-based vesting hurdle of four years. The value the Board uses to determine the number of deferred share rights to be allocated to the CRO is the face value of the Company’s shares traded on the ASX at the time of grant (five trading day VWAP).

6.3 MALUS (DOWNWARD ADJUSTMENT OF PREVIOUSLY DEFERRED REMUNERATION) – BOARD DISCRETION

All deferred remuneration we award to an employee is subject to ANZ’s on-going and absolute discretion to adjust this downward (malus) (including to zero) at any time.

ANZ may exercise this discretion, for example, where:

•	there is a need to protect the financial soundness of ANZ or to meet regulatory requirements or there has been a material failure of risk management or controls within ANZ;

•	the employee has acted fraudulently or dishonestly, failed to act with due care, skill and diligence, or failed to comply with ANZ policies (including the Code of Conduct), processes or directions;

•	the employee is responsible or accountable, directly or indirectly, by virtue of their role or seniority for an occurrence/event which has had an adverse impact on ANZ;

•

there has been misconduct and the employee was involved directly or indirectly, failed to take adequate steps, could be considered responsible due to their seniority, or the decision to award or grant the deferred remuneration was made on the basis of misinformation.

Further, where the CEO and/or Disclosed Executives of ANZ have failed to comply with their accountability obligations under the BEAR, their deferred remuneration will be reduced by an amount that is proportionate to the failure, as required by the BEAR.

An employee’s deferred remuneration is also subject to ANZ’s on-going and absolute discretion to further defer the vesting. Where ANZ exercises this discretion, the vesting date is postponed and will not vest unless and until ANZ determines it should vest.

Before any scheduled release of deferred remuneration, the Board (for the CEO and Disclosed Executives) and/or the CRG (for other employees) considers whether malus/downward adjustment or further deferral should be applied.

Remuneration Report continued

7. ACCOUNTABILITY AND CONSEQUENCE FRAMEWORK

This year we further strengthened the way we deal with material risk events through an enhanced Accountability and Consequence Framework.

The Consequence Review Group (CRG) is chaired by the CEO and members include the CRO, CFO, GE T&C and GGM IA. The CRG oversees the implementation and ongoing effectiveness of ANZ’s Accountability and Consequence Framework, being cognisant of its impact on the culture of ANZ. The CRG reviews material events, accountability and the application of suitable consequences (the HR Committee and Board determine accountability and consequences for the CEO and Disclosed Executives). Appropriate consequences are determined in light of the severity of the issue and may include, for example, one or more of the following: coaching, counselling, formal warnings, impacts to performance and remuneration outcomes, impacts on promotion, application of malus and ultimately termination of employment for the most serious issues. Our ongoing focus on accountability, consequences and driving a strong risk culture supports our customer commitment that when things go wrong, we fix them quickly and consistently hold executives, current (and former where we can), to account where appropriate.

We also seek to support a strong ‘speak up’ culture and ensure managers recognise exemplary risk and audit behaviours. The focus on speak up is being supported through our New Ways of Leading (NWOL) that are aligned with our purpose and values. NWOL focuses on five behaviours relevant for all employees and imperative for people leaders: be curious, create shared clarity, empower people, connect with empathy and grow people selflessly. We are incorporating culture into leader-led team activities to facilitate open, purposeful conversations about our culture and practices and create a psychologically safe environment for employees to speak up. We continue to raise employee awareness of, and promote the various ways that employees can speak up including through initiatives such as the Whistleblower Awareness Week.

Where employees role model the ANZ values and exemplary risk management we also seek to recognise and reward this, including through our annual Performance and Remuneration Review.

In 2019 across the Group, 151 employees were terminated for breaches of our Code of Conduct. A further 516 employees received a formal disciplinary outcome, with managers required to apply impacts to their performance and remuneration outcomes as part of the annual review process.

ANZ announced in June 2019 that David Hisco would depart ANZ. The Board noted their concerns regarding the characterisation of certain transactions following an internal review of personal expenses. This was a clear and public example of the application of meaningful consequences. David’s employment was ceased, he was awarded no variable remuneration for 2019 and he immediately forfeited all unvested deferred remuneration which totalled around $7.4 million. This provided a clear message both internally and externally of the importance of doing the right thing and that this is expected of all our people regardless of seniority.

No malus was applied to the previously deferred remuneration of the CEO and Disclosed Executives during 2019. As disclosed in 2018 malus (downward adjustment) was applied to the unvested equity held by former Disclosed Executives.

At the senior leadership level, 30 current or former senior leaders (senior executives, executives and senior managers) had consequences applied in 2019 for Code of Conduct breaches or findings of accountability for a material event, or otherwise left the bank after an investigation had been initiated. The 30 employees represent ~1% of the senior leader population. The consequences applied included warnings, impacts to performance and/or remuneration outcomes and cessation of employment.

SENIOR LEADER CONSEQUENCES IN 2019[1]

Performance and remuneration consequence	23

Formal warnings	12

No longer employed	7

1.	Individuals are included under all categories that are relevant meaning one individual may be reflected in multiple categories.

8. NON-EXECUTIVE DIRECTOR (NED) REMUNERATION

8.1 REMUNERATION STRUCTURE

The Board reviewed NED fees for 2019 and determined once again not to increase their fees (which remain unchanged from 2016).

As disclosed in last year’s Remuneration Report, the NEDs who served on the Board in 2018 agreed to a 20% reduction of their Board fee for 2019 (20% reduction to the Chairman fee from $825,000 to $660,000, and 20% reduction to the NED member fee from $240,000 to $192,000) as a consequence for the shared accountability for the failures highlighted by the Royal Commission.

NEDs receive a base fee for being a Director of the Board, and additional fees for either chairing, or being a member of a Board Committee. The Chairman of the Board does not receive additional fees for serving on a Board Committee.

In setting Board and Committee fees, the Board considers: general industry practice, corporate governance principles, the responsibilities and risks attached to the NED role, the time commitment expected of NEDs on Group and Company matters, and fees paid to NEDs of comparable companies.

ANZ compares NED fees to a comparator group of Australian listed companies with a similar market capitalisation, with particular focus on the major financial services institutions. This is considered an appropriate group, given similarity in size, nature of work and time commitment by NEDs.

88        ANZ 2019 ANNUAL REPORT

To maintain NED independence and impartiality:

•	NED fees are not linked to the performance of the Group; and

•	NEDs are not eligible to participate in any of the Group’s variable remuneration arrangements.

The current aggregate fee pool for NEDs of $4 million was approved by shareholders at the 2012 AGM. The annual total of NEDs’ fees, including superannuation contributions, is within this agreed limit.

This table shows the NED fee policy structure for 2019:

	Board1, [2]	Board fee after reduction1, [2]	Audit Committee	Risk Committee	HR Committee	Digital Business & Technology Committee	Ethics, Environment, Social & Governance Committee

Chair fee	$825,000	$660,000	$65,000	$62,000	$57,000	$35,000	$35,000

Member fee	$240,000	$192,000	$32,500	$31,000	$29,000	$15,000	$15,000

1.	Including superannuation.
2.	The Chairman of the Board does not receive additional fees for serving on a Board Committee.

NED shareholding guidelines

We expect our NEDs to hold ANZ shares. NEDs are required:

•	to accumulate shares – over a five-year period from their appointment – to the value of 100% (200% for the Chairman) of the NED member fee; and

•	to maintain this shareholding while they are a Director of ANZ.

All NEDs have met or, if appointed within the last five years, are on track to meet their minimum shareholding requirement.

8.2 2019 STATUTORY REMUNERATION - NEDS

		SHORT-TERM NED BENEFITS		POST-EMPLOYMENT
	Financial year	Fees[1] $	Non monetary benefits $	Super contributions[1] $	Total remuneration[2] $

Current Non-Executive Directors

D Gonski	2019	639,351	-	20,649	660,000

	2018	804,831	-	20,169	825,000

I Atlas	2019	275,851	-	20,649	296,500

	2018	324,331	-	20,169	344,500

P Dwyer	2019	296,351	-	20,649	317,000

	2018	344,831	-	20,169	365,000

J Halton	2019	246,058	-	20,649	266,707

	2018	277,567	-	20,169	297,736

J Key[3]	2019	229,131	-	20,649	249,780

	2018	148,546	-	11,996	160,542

G Liebelt	2019	294,851	-	20,649	315,500

	2018	345,858	-	20,169	366,027

J Macfarlane	2019	249,851	-	20,649	270,500

	2018	298,331	-	20,169	318,500

Former Non-Executive Director

H Lee[4]	2019	57,258	4,832	5,133	67,223

	2018	314,831	-	20,169	335,000

Total of all Non-Executive Directors	2019	2,288,702	4,832	149,676	2,443,210

	2018	2,859,126	-	153,179	3,012,305

1.

Year-on-year differences in fees relate to the 20% reduction to the Chairman fee and the NED member fees in 2019, changes in Committee memberships and changes to the superannuation Maximum Contribution Base.

2.	Long-term benefits and share-based payments do not apply for the NEDs.
3.

J Key commenced as a NED for Australia and New Zealand Banking Group Limited (ANZBGL) on 28 February 2018, so 2018 remuneration reflects a partial service year. In addition for 2018, in relation to his Non-Executive Directorship from 18 October 2017 for ANZ Bank New Zealand Limited, J Key also received a total of NZD 302,925 as a NED until 31 December 2017 and from 1 January 2018 as Chairman. In 2019, J Key also received a total of NZD 382,950 as Chairman for ANZ Bank New Zealand Limited.

4.

H Lee retired as a NED on 19 December 2018, so 2019 remuneration reflects partial service year up to his date of retirement. Non monetary benefits relate to gifts on retirement including Fringe Benefits Tax.

Remuneration Report continued

9. REMUNERATION GOVERNANCE

9.1 THE HUMAN RESOURCES (HR) COMMITTEE

9.1.1 Role of the HR Committee

The HR Committee supports the Board on remuneration and other HR matters. It reviews the remuneration policies and practices of the Group, and monitors market practice and regulatory and compliance requirements in Australia and overseas.

The HR Committee has a strong focus on the relationship between business performance, risk management and remuneration, aligned with our business strategy. The chairs of the Risk and Audit Committees are members of the HR Committee and often the full Board is in attendance for specific HR Committee meetings. During the year the HR Committee met on six occasions and reviewed and approved, or made recommendations to the Board on matters including:

•	remuneration for the CEO and other key executives (broader than those disclosed in the Remuneration Report) covered by the ANZBGL Remuneration Policy and ANZ NZ Remuneration Policy, and fees for the NEDs;

•	the design of significant variable remuneration plans – for example: the ANZIP – and the progress of the implementation of changes in Divisional Business Unit Incentive Plans in response to the industry-wide Retail Remuneration Review by Stephen Sedgwick AO;

•	the design and implementation of Reimagining Reward – an organisational-wide change to our approach to remuneration, performance management and recognition, which supports positive risk culture and includes the redesign of how we manage and reward our people to better focus on the interests of our customers, and the long-term health of our bank and team, rather than individual outcomes;

•	the ANZ Group Performance Framework (annual objectives setting and assessment) and annual variable remuneration spend;

•	performance and reward outcomes for key senior executives, including the consideration of malus/downward adjustment;

•	key senior executive appointments and terminations;

•	the effectiveness of the ANZBGL Remuneration Policy and changes to the policy to incorporate the BEAR requirements;

•	succession plans for key senior executives;

•	culture and governance including endorsing a new culture accountability model and the strengthened Accountability and Consequence Framework; and

•	diversity, inclusion, and employee engagement.

More details about the role of the HR Committee, including its Charter, can be found on our website. Go to anz.com > Our company > Strong governance framework > ANZ Human Resources Committee Charter.

9.1.2 Link between remuneration and risk

To further reflect the importance of the link between remuneration and risk:

•	the Board had two NEDs (in addition to the Chairman) in 2019 who served on both the HR Committee and the Risk Committee; and

•	the HR Committee has free and unfettered access to risk and financial control personnel (the CRO and CFO attend HR Committee meetings for specific agenda items).

9.1.3 External advisors provided information but not recommendations

The HR Committee can engage independent external advisors as needed.

Throughout the year, the HR Committee and management received information from the following external providers: Aon, Ashurst, EY, Mercer Consulting (Australia) Pty Ltd, Morrow Sodali and PricewaterhouseCoopers. This information related to market data, market practices, legislative requirements and the interpretation of governance and regulatory requirements.

During the year, ANZ did not receive any remuneration recommendations from external consultants about the remuneration of KMP.

ANZ employs in-house remuneration professionals who provide recommendations to the HR Committee and the Board. The Board made its decisions independently, using the information provided and with careful regard to ANZ’s strategic objectives, purpose and values, risk appetite and the ANZBGL Remuneration Policy and Principles.

9.2 INTERNAL GOVERNANCE

9.2.1 Hedging prohibition

All deferred equity must remain at risk until it has fully vested. Accordingly, executives and their associated persons must not enter into any schemes that specifically protect the unvested value of equity allocated. If they do so, then they forfeit the relevant equity.

9.2.2 CEO and Disclosed Executives’ shareholding guidelines

We expect the CEO and each Disclosed Executive to, over a five-year period:

•	accumulate ANZ shares to the value of 200% of their fixed remuneration; and

•	maintain this shareholding level while they are an executive of ANZ.

For this purpose, shareholdings include all vested and unvested equity that is not subject to performance hurdles. Based on equity holdings as at 30 September 2019, the CEO and all Disclosed Executives:

•	who have been with us for at least five years, meet this requirement; and

•	who have been with us for less than five years, are on track to meet it.

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9.2.3 CEO and Disclosed Executives’ contract terms and equity treatment

The details of the contract terms and also the equity treatment on termination (in accordance with the Conditions of Grant) relating to the CEO and Disclosed Executives are below. Although they are similar, they vary in some cases to suit different circumstances.

Type of contract	Permanent ongoing employment contract.

Notice on resignation	• 12 months by CEO;

• 6 months by Disclosed Executives;

• 3 months by Acting Group Executive and CEO, NZ.

Notice on termination	• 12 months by ANZ for CEO and Disclosed Executives;
by ANZ	• 3 months by ANZ for Acting Group Executive and CEO, NZ.

However, ANZ may immediately terminate an individual’s employment at any time in the case of serious misconduct. In that case, the individual will be entitled only to payment of fixed remuneration up to the date of their termination and their statutory entitlements.

How unvested equity is treated on leaving ANZ	Executives who resign or are terminated will forfeit all their unvested deferred equity – unless the Board determines otherwise.

If an executive is terminated due to redundancy or they are classified as a ‘good leaver’, then:

• their deferred shares/share rights are released at the original vesting date; and

• their performance rights[1] are prorated for service to the full notice termination date and released at the original vesting date (to the extent that the performance hurdles are met).

On an executive’s death or total and permanent disablement, their deferred equity vests.

Unvested equity remains subject to malus post termination.

Change of control (applies to the CEO only)	If a change of control or other similar event occurs, then we will test the performance conditions applying to the CEO’s performance rights. They will vest to the extent that the performance conditions are satisfied.

1.	Or deferred share rights granted to the CRO instead of performance rights.

Remuneration Report continued

10. OTHER INFORMATION

10.1 2019 STATUTORY REMUNERATION – CEO AND DISCLOSED EXECUTIVES

The following table outlines the statutory remuneration disclosed in accordance with Australian Accounting Standards. While it shows the fixed remuneration awarded (cash and superannuation contributions) and also the cash component of the 2019 variable remuneration award, it does not show the actual variable remuneration awarded or received in 2019 (see sections 5.1 and 5.2), but instead shows the amortised accounting value for this financial year of deferred remuneration (including prior year awards).

	SHORT-TERM EMPLOYEE BENEFITS					POST-EMPLOYMENT

	Financial year	Cash salary[1] $	Non monetary benefits[2] $	Total cash incentive[3] $	Other cash[4] $	Super contributions[5] $	Retirement benefit accrued during year[6] $

CEO and Current Disclosed Executives

S Elliott	2019	2,079,351	19,383	750,000	-	20,649	-

	2018	2,079,831	17,321	875,000	-	20,169	-

M Carnegie[9]	2019	979,351	32,221	495,000	-	21,149	-

	2018	979,831	29,254	528,000	-	20,669	-

K Corbally[10]	2019	929,351	16,633	478,500	-	20,649	-

	2018	472,582	6,383	164,835	-	10,145	-

A George[11]	2019	979,351	37,721	528,000	-	21,149	-

	2018	843,584	40,254	354,750	250,000	20,669	-

M Hand[12]	2019	710,307	10,868	198,000	-	15,693	17,851

M Jablko[13]	2019	979,351	17,083	544,500	-	21,149	-

	2018	979,831	15,341	577,500	-	20,669	-

A Watson14, [15]	2019	214,999	273	170,255	-	4,441	-

M Whelan	2019	1,179,351	13,883	874,500	-	20,649	-

	2018	1,179,831	11,821	717,750	-	20,169	-

Former Disclosed Executives

D Hisco15, [16]	2019	746,754	246,687	-	-	96,767	-

	2018	1,168,324	477,076	644,397	-	2,389	2,305

F Ohlsson[17]	2019	235,044	24,143	-	-	4,956	-

	2018	979,831	31,668	396,000	-	20,169	-

1.	Cash salary includes any adjustments required to reflect the use of ANZ’s Lifestyle Leave Policy for the period in the KMP role.

2.

Non monetary benefits generally consist of company-funded benefits (and the associated Fringe Benefits Tax) such as car parking, taxation services and costs met by the Company in relation to relocation and cessation.

3.

The total cash incentive relates to the cash component only. The relevant amortisation of the AVR/VR deferred components is included in share-based payments and has been amortised over the vesting period. The total AVR/VR was approved by the Board on 25 October 2019. 100% of the cash component of the AVR/VR awarded for the 2018 and 2019 years vested to the executive in the applicable financial year.

4.

Other cash and other equity allocations relate to employment arrangements such as compensation for bonus opportunity foregone and deferred remuneration forfeited, retention awards, and shares received in relation to the Employee Share Offer. For further details, see the individual footnotes for each relevant executive.

5.

For all Australian based executives, the 2018 and 2019 superannuation contributions reflect the Superannuation Guarantee Contribution based on the Maximum Contribution Base. From 31 August 2018, D Hisco commenced superannuation contributions to KiwiSaver where ANZ provides an employer contribution matching member contributions up to 4% of total gross pay (less employer superannuation contribution tax). A Watson also participates in KiwiSaver.

6.

Accrual relates to Retirement Allowance. As a result of being employed with ANZ before November 1992, M Hand is, and D Hisco was eligible to receive a Retirement Allowance on retirement, retrenchment, death, or resignation for illness, incapacity or domestic reasons. The Retirement Allowance is calculated as three months of preserved notional salary (which is 65% of fixed remuneration) plus an additional 3% of notional salary for each year of full-time service above 10 years less the total accrual value of long service leave (including taken and untaken).

7.

As required by AASB 2 Share-based payments, the amortisation value includes a proportion of the fair value (taking into account market-related vesting conditions) of all equity that had not yet fully vested as at the commencement of the financial year. The fair value is determined at grant date and is allocated on a straight-line basis over the relevant vesting period. The amount included as remuneration neither relates to, nor indicates, the benefit (if any) that the executive may ultimately realise if the equity becomes exercisable.

8.	Termination benefits reflect payment for accrued annual leave, long service leave and pay in lieu of notice in accordance with contract, payable on cessation.
9.	2018 other equity allocations for M Carnegie relate to previously disclosed compensation for bonus opportunity foregone and deferred remuneration forfeited.

10.

K Corbally commenced in a Disclosed Executive role on 19 March 2018. So his 2018 remuneration reflects a partial service year. K Corbally’s fixed remuneration was adjusted on 1 April 2019 based on a review of internal and external market relativities, and in recognition of the increase in regulatory activity and the broader risk environment. In relation to K Corbally’s role before his appointment to the Group Executive Committee, in August 2016 the Board approved an equity retention award of $600,000 vesting in August 2019. Other equity allocations relate to this award.

92         ANZ 2019 ANNUAL REPORT

LONG-TERM EMPLOYEE BENEFITS	SHARE-BASED PAYMENTS[7]
	Total amortisation value of
		Variable remuneration		Other equity allocations[4]

Long service leave accrued during the year $	Shares $	Share rights $	Performance rights $	Shares $	Termination benefits[8] $	Total remuneration $

31,819	830,753	-	1,449,384	-	-	5,181,339

31,819	1,023,295	-	1,597,860	-	-	5,645,295

15,152	470,209	-	344,501	-	-	2,357,583

15,152	366,123	-	282,708	353,951	-	2,575,688

29,179	340,108	171,583	35,455	194,492	-	2,215,950

24,255	172,709	40,943	33,129	118,316	-	1,043,297

15,152	392,589	-	260,314	-	-	2,234,276

26,767	308,376	-	194,781	-	-	2,039,181

80,949	259,006	-	129,198	-	-	1,421,872

15,152	539,647	-	400,011	133,552	-	2,650,445

15,152	436,228	-	331,802	323,545	-	2,700,068

3,580	35,358	83,500	11,290	141	-	523,837

18,182	839,283	-	717,098	-	-	3,662,946

18,182	730,160	-	723,576	-	-	3,401,489

-	-	(686,411)	(902,582)	(871)	2,112,376	1,612,720

3,782	-	589,413	651,112	475	-	3,539,273

3,636	55,668	13,050	67,641	10	-	404,148

15,152	283,517	127,777	341,086	284	-	2,195,484

11.

A George’s fixed remuneration was adjusted in May 2018 when she commenced in the expanded role of Deputy CEO and Group Executive, Wealth Australia. As disclosed in 2017, in relation to A George’s role before her appointment to the Group Executive Committee, in July 2016 the Board approved a cash retention award of $500,000 with partial vesting in June 2017 ($250,000) and December 2017 ($250,000).

12.

M Hand commenced in a Disclosed Executive role on 29 December 2018. So his 2019 remuneration reflects a partial service year. M Hand’s fixed remuneration was adjusted on 1 March 2019 on appointment to the Group Executive, Australia Retail and Commercial Banking role.

13.	Other cash and other equity allocations for M Jablko relate to previously disclosed compensation for bonus opportunity foregone and deferred remuneration forfeited.

14.	A Watson commenced in a Disclosed Executive role on 17 June 2019. So her 2019 remuneration reflects a partial service year. A Watson’s fixed remuneration is paid in NZD and converted to AUD.

15.

In 2016 A Watson, D Hisco and F Ohlsson, and in 2018 and 2019 A Watson and D Hisco, were eligible to receive shares under the Employee Share Offer. That offer provides a grant of ANZ shares in each financial year to eligible employees subject to Board approval. See Note 31 Employee Share and Option Plans for further details on the Employee Share Offer.

16.

D Hisco ceased employment 14 June 2019. Remuneration reflects up to his date of cessation (noting his annual fixed remuneration for 2019 remained unchanged at NZD 1.274 million). Share-based payments include the expensing treatment on cessation for unvested deferred remuneration (including reversals for forfeiture on cessation). D Hisco’s fixed remuneration was paid in NZD and converted to AUD. Termination benefits reflect payment for accrued annual leave, long service leave and pay in lieu of notice in accordance with his contract, payable on cessation. Following an internal review it was determined that certain expense and allowances previously provided to D Hisco and categorised as business related would more appropriately be characterised as non-business related and included as non monetary benefits in the Remuneration Report. The 2018 comparative balances have been restated to increase non monetary benefits by $8,360 plus related Fringe Benefit Tax of $4,117. Similar items existed in the period between 2010-2017 which would have increased the non monetary benefits disclosed for D Hisco on average each year by approximately $44,580 plus related Fringe Benefit Tax of $21,956.

17.	F Ohlsson concluded in his role 28 December 2018. Remuneration reflects up to his date of conclusion in role (noting his annual fixed remuneration for 2019 remained unchanged at $1 million).

Remuneration Report continued

10.2 EQUITY HOLDINGS

For the equity granted to the CEO and Disclosed Executives in November/December 2018, all deferred shares were purchased on the market. For deferred share rights and performance rights, we will determine our approach to satisfying awards closer to the time of vesting.

10.2.1 CEO and Disclosed Executives equity granted, vested, exercised/sold and lapsed/forfeited

The table below sets out details of deferred shares and rights that we granted to the CEO and Disclosed Executives:

•	during the 2019 year; or

•	in prior years and that then vested, were exercised/sold or which lapsed/were forfeited during the 2019 year.

			Equity fair													Vested
			value at							Lapsed/						and
			grant				Vested			Forfeited			Exercised/Sold			exercis-	Unexer-
			(for 2019													able	cisable
			grants		First	Date										as at	as at
		Number	only)	Grant	date	of			Value[2]			Value[2]			Value[2]	30 Sep	30 Sep
Name	Type of equity	granted[1]	$	date	exercisable	expiry	Number	%	$	Number	%	$	Number	%		$2019[3]	2019[4]
CEO and Current Disclosed Executives

S Elliott	Deferred shares	22,796		18 Nov 15	18 Nov 17	-	-	-	-	-	-	-	(22,796)	100	625,278	-	-

	Deferred shares	6,941		22 Nov 16	22 Nov 17	-	-	-	-	-	-	-	(6,941)	100	190,387	-	-

	Deferred shares	6,941		22 Nov 16	22 Nov 18	-	6,941	100	178,543	-	-	-	(6,941)	100	190,387	-	-

	Deferred shares	8,531		22 Nov 17	22 Nov 18	-	8,531	100	219,443	-	-	-	(8,531)	100	233,999	-	-

	Deferred shares	8,623	25.72	22 Nov 18	22 Nov 19	-	-	-	-	-	-	-	-	-	-	-	8,623

	Deferred shares	8,622	25.72	22 Nov 18	22 Nov 20	-	-	-	-	-	-	-	-	-	-	-	8,622

	Deferred shares	8,622	25.72	22 Nov 18	22 Nov 21	-	-	-	-	-	-	-	-	-	-	-	8,622

	Deferred shares	8,622	25.72	22 Nov 18	22 Nov 22	-	-	-	-	-	-	-	-	-	-	-	8,622

	Performance rights	53,191		17 Dec 15	17 Dec 18	17 Dec 20	34,733	65	845,478	(18,458)	35	(449,308)	-	-	-	34,733	-

	Performance rights	53,191		17 Dec 15	17 Dec 18	17 Dec 20	-	-	-	(53,191)	100	(1,294,786)	-	-	-	-	-

	Performance rights	53,191		17 Dec 15	17 Dec 18	17 Dec 20	-	-	-	(53,191)	100	(1,294,786)	-	-	-	-	-

	Performance rights	82,774	8.33	19 Dec 18	19 Dec 21	26 Dec 21	-	-	-	-	-	-	-	-	-	-	82,774

	Performance rights	27,591	3.77	19 Dec 18	19 Dec 21	26 Dec 21	-	-	-	-	-	-	-	-	-	-	27,591

M Carnegie	Deferred shares	7,228		20 Aug 16	01 Jun 18	-	-	-	-	-	-	-	(7,228)	100	198,259	-	-

	Deferred shares	15,752		20 Aug 16	20 Aug 17	-	-	-	-	-	-	-	(15,752)	100	432,066	-	-

	Deferred shares	1,182		22 Nov 16	22 Nov 17	-	-	-	-	-	-	-	(1,182)	100	32,421	-	-

	Deferred shares	1,182		22 Nov 16	22 Nov 18	-	1,182	100	30,405	-	-	-	(1,182)	100	32,421	-	-

	Deferred shares	4,785		22 Nov 17	22 Nov 18	-	4,785	100	123,085	-	-	-	-	-	-	4,785	-

	Deferred shares	5,205	25.72	22 Nov 18	22 Nov 19	-	-	-	-	-	-	-	-	-	-	-	5,205

	Deferred shares	5,202	25.72	22 Nov 18	22 Nov 20	-	-	-	-	-	-	-	-	-	-	-	5,202

	Deferred shares	5,202	25.72	22 Nov 18	22 Nov 21	-	-	-	-	-	-	-	-	-	-	-	5,202

	Deferred shares	5,202	25.72	22 Nov 18	22 Nov 22	-	-	-	-	-	-	-	-	-	-	-	5,202

	Performance rights	32,163	10.39	22 Nov 18	22 Nov 21	22 Nov 23	-	-	-	-	-	-	-	-	-	-	32,163

	Performance rights	10,721	5.15	22 Nov 18	22 Nov 21	22 Nov 23	-	-	-	-	-	-	-	-	-	-	10,721

K Corbally[5]	Deferred shares	3,780		18 Nov 15	18 Nov 18	-	3,780	100	96,260	-	-	-	(3,780)	100	101,361	-	-

	Deferred shares	5,517		22 Nov 16	22 Nov 18	-	5,517	100	141,914	-	-	-	(5,517)	100	147,939	-	-

	Deferred shares	21,497		22 Nov 16	20 Aug 19	-	21,497	100	573,129	-	-	-	-	-	-	21,497	-

	Deferred shares	4,231		22 Nov 17	22 Nov 18	-	4,231	100	108,834	-	-	-	(4,231)	100	113,455	-	-

	Deferred shares	3,010	25.72	22 Nov 18	22 Nov 19	-	-	-	-	-	-	-	-	-	-	-	3,010

	Deferred shares	3,007	25.72	22 Nov 18	22 Nov 20	-	-	-	-	-	-	-	-	-	-	-	3,007

	Deferred shares	3,007	25.72	22 Nov 18	22 Nov 21	-	-	-	-	-	-	-	-	-	-	-	3,007

	Deferred shares	3,007	25.72	22 Nov 18	22 Nov 22	-	-	-	-	-	-	-	-	-	-	-	3,007

	Deferred share rights	14,546	21.62	22 Nov 18	22 Nov 21	29 Nov 21	-	-	-	-	-	-	-	-	-	-	14,546

	Performance rights	5,005		18 Nov 15	18 Nov 18	18 Nov 20	3,268	65	83,221	(1,737)	35	(44,234)	(3,268)	65	87,632	-	-

	Performance rights	5,515		18 Nov 15	18 Nov 18	18 Nov 20	-	-	-	(5,515)	100	(140,442)	-	-	-	-	-

94         ANZ 2019 ANNUAL REPORT

			Equity fair													Vested
			value at							Lapsed/						and
			grant				Vested			Forfeited			Exercised/Sold			exer-	Unexer-
			(for 2019													cisable	cisable
			grants		First	Date										as at	as at
		Number	only)	Grant	date	of			Value[2]			Value[2]			Value[2]	30 Sep	30 Sep
Name	Type of equity	granted[1]	$	date	exercisable	expiry	Number	%	$	Number	%	$	Number	%		$2019[3]	2019[4]
CEO and Current Disclosed Executives
A George	Deferred shares	2,074		18 Nov 15	18 Nov 18	-	2,074	100	52,815	-	-	-	-	-	-	2,074	-

	Deferred shares	4,801		22 Nov 16	22 Nov 18	-	4,801	100	123,496	-	-	-	-	-	-	4,801	-

	Deferred shares	3,096		22 Nov 17	22 Nov 18	-	3,096	100	79,638	-	-	-	-	-	-	3,096	-

	Deferred shares	3,498	25.72	22 Nov 18	22 Nov 19	-	-	-	-	-	-	-	-	-	-	-	3,498

	Deferred shares	3,495	25.72	22 Nov 18	22 Nov 20	-	-	-	-	-	-	-	-	-	-	-	3,495

	Deferred shares	3,495	25.72	22 Nov 18	22 Nov 21	-	-	-	-	-	-	-	-	-	-	-	3,495

	Deferred shares	3,495	25.72	22 Nov 18	22 Nov 22	-	-	-	-	-	-	-	-	-	-	-	3,495

	Performance rights	2,746		18 Nov 15	18 Nov 18	18 Nov 20	1,793	65	45,660	(953)	35	(24,269)	-	-	-	1,793	-

	Performance rights	3,026		18 Nov 15	18 Nov 18	18 Nov 20	-	-	-	(3,026)	100	(77,059)	-	-	-	-	-

	Performance rights	21,610	10.39	22 Nov 18	22 Nov 21	22 Nov 23	-	-	-	-	-	-	-	-	-	-	21,610

	Performance rights	7,203	5.15	22 Nov 18	22 Nov 21	22 Nov 23	-	-	-	-	-	-	-	-	-	-	7,203

M Hand[5]	Performance rights	4,663		18 Nov 15	18 Nov 18	18 Nov 20	-	-	-	-	-	-	(4,663)	100	132,474	-	-

M Jablko	Deferred shares	11,444		20 Aug 16	27 Feb 19	-	11,444	100	318,564	-	-	-	-	-	-	11,444	-

	Deferred shares	1,182		22 Nov 16	22 Nov 18	-	1,182	100	30,405	-	-	-	-	-	-	1,182	-

	Deferred shares	6,305		22 Nov 17	22 Nov 18	-	6,305	100	162,184	-	-	-	-	-	-	6,305	-

	Deferred shares	5,693	25.72	22 Nov 18	22 Nov 19	-	-	-	-	-	-	-	-	-	-	-	5,693

	Deferred shares	5,690	25.72	22 Nov 18	22 Nov 20	-	-	-	-	-	-	-	-	-	-	-	5,690

	Deferred shares	5,690	25.72	22 Nov 18	22 Nov 21	-	-	-	-	-	-	-	-	-	-	-	5,690

	Deferred shares	5,690	25.72	22 Nov 18	22 Nov 22	-	-	-	-	-	-	-	-	-	-	-	5,690

	Performance rights	35,179	10.39	22 Nov 18	22 Nov 21	22 Nov 23	-	-	-	-	-	-	-	-	-	-	35,179

	Performance rights	11,726	5.15	22 Nov 18	22 Nov 21	22 Nov 23	-	-	-	-	-	-	-	-	-	-	11,726

A Watson[5]

M Whelan	Deferred shares	6,724		22 Nov 16	22 Nov 18	-	6,724	100	172,961	-	-	-	(6,724)	100	177,848	-	-

	Deferred shares	9,219		22 Nov 17	22 Nov 18	-	9,219	100	237,140	-	-	-	(9,219)	100	243,840	-	-

	Deferred shares	7,075	25.72	22 Nov 18	22 Nov 19	-	-	-	-	-	-	-	-	-	-	-	7,075

	Deferred shares	7,072	25.72	22 Nov 18	22 Nov 20	-	-	-	-	-	-	-	-	-	-	-	7,072

	Deferred shares	7,072	25.72	22 Nov 18	22 Nov 21	-	-	-	-	-	-	-	-	-	-	-	7,072

	Deferred shares	7,072	25.72	22 Nov 18	22 Nov 22	-	-	-	-	-	-	-	-	-	-	-	7,072

	Performance rights	17,730		18 Nov 15	18 Nov 18	18 Nov 20	11,577	65	294,814	(6,153)	35	(156,689)	(11,577)	65	310,934	-	-

	Performance rights	17,730		18 Nov 15	18 Nov 18	18 Nov 20	-	-	-	(17,730)	100	(451,503)	-	-	-	-	-

	Performance rights	17,730		18 Nov 15	18 Nov 18	18 Nov 20	-	-	-	(17,730)	100	(451,503)	-	-	-	-	-

	Performance rights	43,722	10.39	22 Nov 18	22 Nov 21	22 Nov 23	-	-	-	-	-	-	-	-	-	-	43,722

	Performance rights	14,574	5.15	22 Nov 18	22 Nov 21	22 Nov 23	-	-	-	-	-	-	-	-	-	-	14,574

Remuneration Report continued

			Equity fair value at grant (for 2019 grants only) $				Vested			Lapsed/ Forfeited		Exercised/Sold				Vested and
Name	Type of equity	Number granted[1]		Grant date	First date exercisable	Date of expiry	Number	%	Value[2] $	Number	%	Value[2] $	Number	%	Value[2] $	exer- cisable as at 30 Sep 2019[3]	Unexer- cisable as at 30 Sep 2019[4]

Former Disclosed Executives

D Hisco[6]	Employee Share Offer	26		03 Dec 15	03 Dec 18	-	26	100	697	-	-	-	-	-	-	26	-

	Employee Share Offer	24		01 Dec 17	01 Dec 20	-	-	-	-	(24)	100	(677)	-	-	-	-	-

	Employee Share Offer	29		03 Dec 18	03 Dec 21	-	-	-	-	(29)	100	(818)	-	-	-	-	-

	Deferred share rights	7,386		22 Nov 16	22 Nov 18	22 Nov 20	7,386	100	189,990	-	-	-	(7,386)	100	198,057	-	-

	Deferred share rights	7,867		22 Nov 16	22 Nov 19	22 Nov 21	-	-	-	(7,867)	100	(221,851)	-	-	-	-	-

	Deferred share rights	8,379		22 Nov 16	22 Nov 20	22 Nov 22	-	-	-	(8,379)	100	(236,289)	-	-	-	-	-

	Deferred share rights	6,565		22 Nov 17	22 Nov 18	22 Nov 20	6,565	100	168,871	-	-	-	(6,565)	100	176,042	-	-

	Deferred share rights	6,942		22 Nov 17	22 Nov 19	22 Nov 21	-	-	-	(6,942)	100	(195,766)	-	-	-	-	-

	Deferred share rights	7,344		22 Nov 17	22 Nov 20	22 Nov 22	-	-	-	(7,344)	100	(207,102)	-	-	-	-	-

	Deferred share rights	7,764		22 Nov 17	22 Nov 21	22 Nov 23	-	-	-	(7,764)	100	(218,946)	-	-	-	-	-

	Deferred share rights	6,632	24.29	22 Nov 18	22 Nov 19	22 Nov 21	-	-	-	(6,632)	100	(187,024)	-	-	-	-	-

	Deferred share rights	7,031	22.91	22 Nov 18	22 Nov 20	22 Nov 22	-	-	-	(7,031)	100	(198,276)	-	-	-	-	-

	Deferred share rights	7,451	21.62	22 Nov 18	22 Nov 21	22 Nov 23	-	-	-	(7,451)	100	(210,120)	-	-	-	-	-

	Deferred share rights	7,900	20.39	22 Nov 18	22 Nov 22	22 Nov 24	-	-	-	(7,900)	100	(222,782)	-	-	-	-	-

	Performance rights	17,711		18 Nov 15	18 Nov 18	18 Nov 20	11,565	65	294,509	(6,146)	35	(156,511)	(11,565)	65	310,118	-	-

	Performance rights	17,711		18 Nov 15	18 Nov 18	18 Nov 20	-	-	-	(17,711)	100	(451,019)	-	-	-	-	-

	Performance rights	17,711		18 Nov 15	18 Nov 18	18 Nov 20	-	-	-	(17,711)	100	(451,019)	-	-	-	-	-

	Performance rights	40,198		22 Nov 16	22 Nov 19	22 Nov 21	-	-	-	(40,198)	100	(1,133,592)	-	-	-	-	-

	Performance rights	13,399		22 Nov 16	22 Nov 19	22 Nov 21	-	-	-	(13,399)	100	(377,854)	-	-	-	-	-

	Performance rights	38,290		22 Nov 17	22 Nov 20	22 Nov 22	-	-	-	(38,290)	100	(1,079,786)	-	-	-	-	-

	Performance rights	12,763		22 Nov 17	22 Nov 20	22 Nov 22	-	-	-	(12,763)	100	(359,919)	-	-	-	-	-

	Performance rights	39,254	10.39	22 Nov 18	22 Nov 21	22 Nov 23	-	-	-	(39,254)	100	(1,106,971)	-	-	-	-	-

	Performance rights	13,084	5.15	22 Nov 18	22 Nov 21	22 Nov 23	-	-	-	(13,084)	100	(368,971)	-	-	-	-	-

F Ohlsson[7]	Deferred shares	4,562		22 Nov 17	22 Nov 18	-	4,562	100	117,348	-	-	-	(4,562)	100	106,436	-	-

	Deferred shares	3,902	25.72	22 Nov 18	22 Nov 19	-	-	-	-	-	-	-	-	-	-	-	3,902

	Deferred shares	3,902	25.72	22 Nov 18	22 Nov 20	-	-	-	-	-	-	-	-	-	-	-	3,902

	Deferred shares	3,902	25.72	22 Nov 18	22 Nov 21	-	-	-	-	-	-	-	-	-	-	-	3,902

	Deferred shares	3,902	25.72	22 Nov 18	22 Nov 22	-	-	-	-	-	-	-	-	-	-	-	3,902

	Employee Share Offer	25		04 Dec 13	04 Dec 16	-	-	-	-	-	-	-	(25)	100	583	-	-

	Employee Share Offer	23		04 Dec 14	04 Dec 17	-	-	-	-	-	-	-	(23)	100	537	-	-

	Employee Share Offer	26		03 Dec 15	03 Dec 18	-	26	100	697	-	-	-	(26)	100	607	-	-

	Deferred share rights	4,627		18 Nov 15	18 Nov 18	18 Nov 20	4,627	100	117,829	-	-	-	(4,627)	100	124,272	-	-

	Deferred share rights	4,314		22 Nov 16	22 Nov 18	29 Nov 18	4,314	100	110,969	-	-	-	(4,314)	100	110,969	-	-

	Performance rights	5,190		18 Nov 15	18 Nov 18	18 Nov 20	3,389	65	86,303	(1,801)	35	(45,863)	(3,389)	65	91,021	-	-

	Performance rights	5,720		18 Nov 15	18 Nov 18	18 Nov 20	-	-	-	(5,720)	100	(145,663)	-	-	-	-	-

	Performance rights	24,122	10.39	22 Nov 18	22 Nov 21	22 Nov 23	-	-	-	-	-	-	-	-	-	-	24,122

	Performance rights	8,040	5.15	22 Nov 18	22 Nov 21	22 Nov 23	-	-	-	-	-	-	-	-	-	-	8,040

1.

For the purpose of the five highest paid executive disclosures, Executives are defined as Disclosed Executives or other members of the Group Executive Committee. For the 2019 financial year the five highest paid executives include four Disclosed Executives and the Group Executive, International (F Faruqui). Rights granted to Disclosed Executives as remuneration in 2019 are included in the table. Rights granted to F Faruqui as remuneration in 2019 include four tranches of deferred share rights and two tranches of performance rights granted on 22 Nov 2018. (7,132 (tranche 1) deferred share rights first exercisable 22 Nov 2019, expiring 29 Nov 2019; 7,562 (tranche 2) deferred share rights first exercisable 22 Nov 2020, expiring 29 Nov 2020; 8,013 (tranche 3) deferred share rights first exercisable 22 Nov 2021, expiring 29 Nov 2021; 8,496 (tranche 4) deferred share rights first exercisable 22 Nov 2022, expiring 29 Nov 2022; 42,215 (tranche 1) and 14,071 (tranche 2) performance rights first exercisable 22 Nov 2021 subject to meeting performance hurdles, expiring 22 Nov 2023). No rights have been granted to the CEO, Disclosed Executives or the five highest paid executives since the end of 2019 up to the Directors’ Report sign-off date.

2.

The point in time value of shares/share rights and/or performance rights is based on the one day VWAP of the Company’s shares traded on the ASX on the date of vesting, lapsing/ forfeiture or exercising/sale/transfer out of trust, multiplied by the number of shares/share rights and/or performance rights. The exercise price for all share rights/performance rights is $0.00. No terms of share-based payment transactions have been altered or modified during the reporting period.

3.	The number vested and exercisable is the number of shares, options and rights that remain vested at the end of the reporting period. No shares, options and rights were vested and unexercisable.
4.	Performance rights granted in prior years (by grant date) that remained unexerciseable at 30 Sep 2019 or date ceased in a Disclosed Executive role include:

	Nov-16	Nov-17	Nov-18
S Elliott	150,482	143,294	110,365
M Carnegie	9,745	39,440	42,884
K Corbally	5,445	4,230	-
A George	4,738	25,520	28,813
M Hand	7,920	6,277	26,802
M Jablko	9,745	51,968	46,905
A Watson	3,649	3,934	4,802
M Whelan	55,428	75,980	58,296
D Hisco	-	-	-
F Ohlsson	31,306	37,584	32,162

5.	Equity disclosed from commencement in Disclosed Executive role. There are no disclosable transactions since commencement for A Watson.
6.	Equity transactions disclosed up to date of cessation of employment.
7.	Equity transactions disclosed up to date ceased in a Disclosed Executive role.

96         ANZ 2019 ANNUAL REPORT

10.2.2 NED, CEO and Disclosed Executives equity holdings

The table below sets out details of equity held directly, indirectly or beneficially by each NED, the CEO and each Disclosed Executive, including their related parties.

Name	Type of equity	Opening balance at 1 Oct 2018	Granted during the year as remuneration[1]	Received during the year on exercise of options or rights	Resulting from any other changes during the year[2]	Closing balance at 30 Sep 20193, [4]
Current Non-Executive Directors
D Gonski	Ordinary shares	31,488	-	-	-	31,488
I Atlas	Ordinary shares	14,360	-	-	-	14,360
P Dwyer	Ordinary shares	17,500	-	-	-	17,500
J Halton	Ordinary shares	9,049	-	-	-	9,049
J Key	Ordinary shares	3,000	-	-	-	3,000
G Liebelt	Ordinary shares	20,315	-	-	-	20,315
	Capital notes 1	1,500	-	-	-	1,500
	Capital notes 2	2,500	-	-	-	2,500
J Macfarlane	Ordinary shares	17,851	-	-	-	17,851
	Capital notes 2	2,000	-	-	-	2,000
	Capital notes 3	5,000	-	-	-	5,000
Former Non-Executive Directors
H Lee[6]	Directors’ Share Plan	2,662	-	-	-	2,662
	Ordinary shares	8,000	-	-	82	8,082
CEO and Current Disclosed Executives
S Elliott	Deferred shares	92,089	34,489	-	(52,620)	73,958
	Ordinary shares	131,679	-	-	57,579	189,258
	Performance rights	453,349	110,365	-	(124,840)	438,874
M Carnegie	Deferred shares	62,921	20,811	-	(29,000)	54,732
	Ordinary shares	14	-	-	3,057	3,071
	Performance rights	49,185	42,884	-	-	92,069
K Corbally	Deferred shares	45,639	12,031	-	(15,039)	42,631
	Ordinary shares	-	-	3,268	(1,918)	1,350
	Deferred share rights	-	14,546	-	-	14,546
	Performance rights	20,195	-	(3,268)	(7,252)	9,675
A George	Deferred shares	44,979	13,983	-	-	58,962
	Ordinary shares	2,678	-	-	2,936	5,614
	Capital notes 1	802	-	-	-	802
	Performance rights	36,030	28,813	-	(3,979)	60,864
M Hand[5]	Deferred shares	26,434	-	-	-	26,434
	Ordinary shares	1,081	-	4,663	(4,984)	760
	Performance rights	45,662	-	(4,663)	-	40,999
M Jablko	Deferred shares	61,731	22,763	-	-	84,494
	Ordinary shares	-	-	-	2,925	2,925
	Performance rights	61,713	46,905	-	-	108,618
A Watson[5]	Employee Share Offer	102	-	-	-	102
	Deferred share rights	22,129	-	-	-	22,129
	Performance rights	12,385	-	-	-	12,385
M Whelan	Deferred shares	59,980	28,291	-	(18,878)	69,393
	Ordinary shares	-	-	11,577	(11,577)	-
	Performance rights	184,598	58,296	(11,577)	(41,613)	189,704
Former Disclosed Executives
D Hisco[6]	Employee Share Offer	98	29	-	(53)	74
	Ordinary shares	138,000	-	25,516	(138,516)	25,000
	Deferred share rights	52,247	29,014	(13,951)	(67,310)	-
	Performance rights	157,783	52,338	(11,565)	(198,556)	-
F Ohlsson[6]	Deferred shares	18,765	15,608	-	(5,088)	29,285
	Employee Share Offer	74	-	-	(74)	-
	Ordinary shares	4,050	-	12,330	(16,380)	-
	Deferred share rights	18,430	-	(8,941)	-	9,489
	Performance rights	79,800	32,162	(3,389)	(7,521)	101,052

1.	Details of options/rights granted as remuneration during 2019 are provided in the previous table.
2.

Shares resulting from any other changes during the year include the net result of any shares purchased (including under the ANZ Share Purchase Plan), forfeited, sold or acquired under the Dividend Reinvestment Plan.

3.

The following shares (included in the holdings above) were held on behalf of the NEDs, CEO and Disclosed Executives (i.e. indirect beneficially held shares) as at 30 September 2019: D Gonski - 31,488, I Atlas - 14,360, P Dwyer - 17,500, J Halton - 0, J Key - 3,000, G Liebelt - 8,158, J Macfarlane - 24,851, H Lee - 2,662, S Elliott - 261,087, M Carnegie - 54,732, K Corbally - 42,631, A George - 62,442,

M Hand - 26,434, M Jablko - 84,494, A Watson - 102, M Whelan - 69,393, D Hisco - 25,000 and F Ohlsson - 29,285.
4.	36,526 rights were vested and exercisable, and zero options/rights were vested and unexerciseable as at 30 September 2019. There was no change in the balance as at the Directors’ Report sign-off date.
5.	Commencing balance is based on holdings as at the date of commencement in a KMP role.
6.	Concluding balance is based on holdings as at the date ceased in a KMP role.

Remuneration Report continued

10.3 LOANS

10.3.1 Overview

When we lend to NEDs, the CEO or Disclosed Executives, we do so in the ordinary course of business and on normal commercial terms and conditions that are no more favourable than those given to other employees or customers – this includes the term of the loan, the security required and the interest rate. No amounts have been written off during the period, or individual provisions raised in respect of these balances.

The table below sets out details of loans outstanding to NEDs, the CEO and Disclosed Executives including their related parties, if – at any time during the year – the individual’s aggregate loan balance exceeded $100,000.

Total loans to NEDs, the CEO and Disclosed Executives, including their related parties at 30 September 2019 (including those with balances less than $100,000) was $26,862,152 (2018: $25,000,240) with interest paid of $738,710 (2018: $931,926) during the period.

10.3.2 NED, CEO and Disclosed Executives loan transactions

Name	Opening balance at 1 October 2018 $	Closing balance at 30 September 2019 $	Interest paid and payable in the reporting period[1] $	Highest balance in the reporting period $
Current Non-Executive Directors
J Macfarlane[2]	11,142,758	13,330,653	453,647	15,746,151
Current CEO and Disclosed Executives

S Elliott[2]	3,011,535	2,926,267	106,450	3,036,159

A George[3]	1,731,394	1,594,166	64,245	1,747,316

M Hand[4]	4,483,147	4,437,179	66,311	5,503,012

M Whelan[2]	1,721,465	1,657,264	40,452	1,762,791
Former Disclosed Executives
F Ohlsson2, [5]	2,887,607	2,874,688	7,357	2,909,358
Total	24,977,906	26,820,217	738,462	30,704,787

1.	Actual interest paid after considering offset accounts. The loan balance is shown gross, however the interest paid takes into account the impact of offset amounts.
2.	Opening balances have been restated to include credit card balances.
3.	Opening balance has been restated to exclude an available for redraw component previously included within loans.
4.	Opening balance is as at the date of commencement in a KMP role.
5.	Closing balance is as at the date ceased in a KMP role.

10.4 OTHER TRANSACTIONS

Other transactions with NEDs, the CEO and Disclosed Executives, and their related parties included deposits.

	Opening balance at 1 October 2018[1] $	Closing balance at 30 September 20192, [3] $
Total KMP deposits	55,943,066	60,237,940

1.	Opening balance is at 1 October 2018 or the date of commencement as KMP if part way through the year.
2.	Closing balance is at 30 September 2019 or at the date of cessation as KMP if part way through the year.
3.	Interest paid on deposits for 2019 was $705,949.

Other transactions with KMP and their related parties included amounts paid to the Group in respect of insurance premiums, investment management service fees, brokerage, bank fees and charges. The Group has reimbursed KMP for the costs incurred for secretarial services associated with the performance of their duties. These transactions are conducted on normal commercial terms and conditions are no more favourable than those given to other employees or customers.

98         ANZ 2019 ANNUAL REPORT

Directors’ Report

The Directors’ Report for the financial year ended 30 September 2019 has been prepared in accordance with the requirements of the Corporations Act 2001. The information below forms part of this Directors’ Report:

•	Principal activities on page 8

•	Operating and financial review on pages 52 to 64

•	Dividends on page 63

•	Information on the Directors, Company Secretaries and Directors’ meetings on pages 32 to 42

•	Remuneration report on pages 66 to 98

Significant changes in state of affairs

There has been no significant changes in the Group’s state of affairs.

Events since the end of the financial year

On 17 October the Group announced it had agreed a revised price for the sale of its OnePath P&I business and ADGs to IOOF of $850 million, being a $125 million reduction from the original sale price of $975 million announced in October 2017. The new price of $850 million includes approximately $25 million that ANZ has already received for the sale of ADGs in October 2018. The revised terms reflect changing market conditions and include lower overall warranty caps as well as some changes to the strategic alliance arrangements. Subject to APRA approval, the Group expects the transaction to complete in the first quarter of calendar year 2020. The impact of the reduction in price has been reflected in the 2019 financial results.

Other than the matter above, there have been no significant events from 30 September 2019 to the date of signing this report.

Political donations

Our policy is that we will make an annual donation to the two major federal parties to support the democratic process in Australia. In the 2019 calendar year, we donated $100,000 to the Liberal Party of Australia and $100,000 to the Australian Labor Party.

Environmental regulation

ANZ recognises the expectations of its stakeholders – customers, shareholders, staff and the community – to operate in a way that mitigates its environmental impact.

In Australia, ANZ meets the requirements of the National Greenhouse and Energy Reporting Act 2007 (Cth), which imposes reporting obligations where energy production, usage or greenhouse gas emissions trigger specified thresholds.

ANZ holds a licence under the Water Act 1989 (Vic), allowing it to extract water from the Yarra River for thermal regulation of its Melbourne head office building. The licence specifies daily and annual limits for the extraction of water from the Yarra River with which ANZ fully complies. The extraction of river water reduces reliance on the high quality potable water supply and is one of several environmental initiatives that ANZ has introduced at its Melbourne head office building.

The Group does not believe that its operations are subject to any particular and significant environmental regulation under a law of the Commonwealth of Australia or of an Australian State or Territory. It may become subject to environmental regulation as a result of its lending activities in the ordinary course of business and has developed policies to identify and manage such environmental matters.

Having made due enquiry, and to the best of ANZ’s knowledge, no entity of the Group has incurred any material environmental liability during the year.

Further details of ANZ’s environmental performance, including progress against its targets and details of its emissions profile, are available on anz.com>About us>Corporate Sustainability.

Corporate Governance Statement

ANZ is committed to maintaining a high standard in its governance framework. ANZ confirms it has followed the ASX Corporate Governance Council’s Corporate Governance Principles and Recommendations (3rd edition) during the 2019 financial year. ANZ’s Corporate Governance Statement, together with the ASX Appendix 4G which relates to the Corporate Governance Statement, can be viewed at anz.com/corporategovernance and has been lodged with the ASX.

Pillar 3 information

ANZ provides information required by APS 330: Public Disclosure in the Regulatory Disclosures section at www.anz.com/shareholder/ centre/reporting/regulatory-disclosure/

Non-audit services

The Group’s Stakeholder Engagement Model for Relationship with the External Auditor (the Policy), which incorporates requirements of the Corporations Act 2001 and industry best practice, prevents the external auditor from providing services that are perceived to be in conflict with the role of the external auditor or breach independence requirements. This includes consulting advice and sub-contracting of operational activities normally undertaken by management, and engagements where the external auditor may ultimately be required to express an opinion on its own work.

Specifically the Policy:

•	limits the scope of non-audit services that may be provided;

•	requires that audit, audit-related and permitted non-audit services be considered in light of independence requirements and for any potential conflicts of interest before they are approved by the Audit Committee, or approved by the Chair of the Audit Committee (or delegate) and notified to the Audit Committee; and

•	requires pre-approval before the external auditor can commence any engagement for the Group.

Further details about the Policy can be found in the Corporate Governance Statement.

The external auditor has confirmed to the Audit Committee that it has:

•	implemented procedures to ensure it complies with independence rules in applicable jurisdictions; and

•	complied with applicable policies and regulations in those jurisdictions regarding the provision of non-audit services, and the Policy.

The Audit Committee has reviewed the non-audit services provided by the external auditor during the 2019 financial year, and has confirmed that the provision of these services is consistent with the Policy, compatible with the general standard of independence for auditors imposed by the Corporations Act 2001 and did not compromise the auditor independence requirements of the Corporations Act 2001. This has been formally advised by the Audit Committee to the Board of Directors.

Directors’ Report (continued)

The categories of non-audit services supplied to the Group during the year ended 30 September 2019 by the external auditor, KPMG, or by another person or firm on KPMG’s behalf, and the amounts paid or payable (including GST) by the Group are as follows:

	Amount paid/payable $’000
Non-audit services	2019	2018
General market or regulatory insights	–	187
Training related services	106	17
Controls related assessments	–	94
Methodology and procedural reviews	10	10
Total	116	308

Further details on the compensation paid to KPMG is provided in Note 34 Compensation of Auditors to the financial statements including details of audit-related services provided during the year of $5.71 million (2018: $6.28 million).

For the reasons set out above, the Directors are satisfied that the provision of non-audit services by the external auditor during the year ended 30 September 2019 is compatible with the general standard of independence for external auditors imposed by the Corporations Act 2001 and did not compromise the auditor independence requirements of the Corporations Act 2001.

Directors’ and officers’ indemnity

The Company’s Constitution (Rule 11.1) permits the Company to:

•	indemnify any officer or employee of the Company, or its auditor, against liabilities (so far as may be permitted under applicable law) incurred as such by an officer, employee or auditor, including liabilities incurred as a result of appointment or nomination by the Company as a trustee or as an officer or employee of another corporation; and

•	make payments in respect of legal costs incurred by an officer, employee or auditor in defending an action for a liability incurred as such by an officer, employee or auditor, or in resisting or responding to actions taken by a government agency, a duly constituted Royal Commission or other official inquiry, a liquidator, administrator, trustee in bankruptcy or other authorised official.

It is the Company’s policy that its employees should be protected from any liability they incur as a result of acting in the course of their employment, subject to appropriate conditions.

Under the policy, the Company will indemnify employees and former employees against any liability they incur to any third party as a result of acting in the course of their employment with the Company or a subsidiary of the Company and this extends to liability incurred as a result of their appointment/nomination by or at the request of the Group as an officer or employee of another corporation or body or as trustee.

The indemnity is subject to applicable law and certain exceptions.

In accordance with the employee indemnity policy, the Company has during or since the year ended 30 September 2019 paid legal expenses totalling $874,534 incurred by Mr Richard Moscati in relation to legal proceedings brought against him and the Company by a third party.

The Company has entered into Indemnity Deeds with each of its Directors, with certain secretaries and former Directors of the Company, and with certain employees and other individuals who act as directors or officers of related bodies corporate or of another company, to indemnify them against liabilities and legal costs of the kind mentioned in the Company’s Constitution.

During the financial year, the Company has paid premiums for insurance for the benefit of the Directors and employees of the Company and related bodies corporate of the Company. In accordance with common commercial practice, the insurance prohibits disclosure of the nature of the liability insured against and the amount of the premium.

Key management personnel and employee share and option plans

The Remuneration Report contains details of Non-Executive Directors, Chief Executive Officer and Disclosed Executives’ equity holdings and options/rights issued during the 2019 financial year and as at the date of this report.

Note 31 Employee Share and Option Plans to the 2019 Financial Report contains details of the 2019 financial year and as at the date of this report:

•	Options/rights issued over shares granted to employees;

•	Shares issued as a result of the exercise of options/rights granted to employees; and

•	Other details about share options/rights issued, including any rights to participate in any share issues of the Company.

The names of all persons who currently hold options/rights are entered in the register kept by the Company pursuant to section 170 of the Corporations Act 2001. This register may be inspected free of charge.

Rounding of amounts

The Company is a company of the kind referred to in Australian Securities and Investments Commission Corporations (Rounding in Financial/Directors’ Reports) Instrument 2016/191 dated 24 March 2016 and, in accordance with that Instrument, amounts in the consolidated financial statements and this Directors’ Report have been rounded to the nearest million dollars unless specifically stated otherwise.

This report is made in accordance with a resolution of the Board of Directors and is signed for and on behalf of the Directors.

David M Gonski, AC	Shayne C Elliott
Chairman	Director

30 October 2019

Lead Auditor’s Independence Declaration

The Lead Auditors Independence Declaration given under Section 307C of the Corporations Act 2001 is set out below and forms part of the Directors Report for the year ended 30 September 2019.

To: the Directors of Australia and New Zealand Banking Group Limited

I declare that, to the best of my knowledge and belief, in relation to the audit of Australia and New Zealand Banking Group Limited for the financial year ended 30 September 2019, there have been:

•	no contraventions of the auditor independence requirements as set out in the Corporations Act 2001 in relation to the audit; and

•	no contraventions of any applicable code of professional conduct in relation to the audit.

KPMG	Alison Kitchen
Partner

 30 October 2019

100         ANZ 2019 ANNUAL REPORT

Financial

Report

Basis of Preparation

1.	ABOUT OUR FINANCIAL STATEMENTS	107

Financial Performance

2.	OPERATING INCOME	111

3.	OPERATING EXPENSES	114

4.	INCOME TAX	116

5.	DIVIDENDS	118

6.	EARNINGS PER ORDINARY SHARE	120

7.	SEGMENT REPORTING	121

Financial Assets

8.	CASH AND CASH EQUIVALENTS	125

9.	TRADING SECURITIES	126

10.	DERIVATIVE FINANCIAL INSTRUMENTS	127

11.	INVESTMENT SECURITIES	134

12.	NET LOANS AND ADVANCES	136

13.	ALLOWANCE FOR EXPECTED CREDIT LOSSES	137

Financial Liabilities

14.	DEPOSITS AND OTHER BORROWINGS	145

15.	DEBT ISSUANCES	146

Financial Instrument Disclosures

16.	FINANCIAL RISK MANAGEMENT	151

17.	FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES	166

18.	ASSETS CHARGED AS SECURITY FOR LIABILITIES AND COLLATERAL ACCEPTED AS SECURITY FOR ASSETS	171

19.	OFFSETTING	172

Non-Financial Assets

20. GOODWILL AND OTHER INTANGIBLE ASSETS		173

Non-Financial Liabilities

21.	OTHER PROVISIONS	175

Equity

22.	SHAREHOLDERS’ EQUITY	177

23.	CAPITAL MANAGEMENT	179

Consolidation and Presentation

24.	PARENT ENTITY FINANCIAL INFORMATION	181

25.	CONTROLLED ENTITIES	182

26.	INVESTMENTS IN ASSOCIATES	184

27.	STRUCTURED ENTITIES	186

28.	TRANSFERS OF FINANCIAL ASSETS	189

29.	DISCONTINUED OPERATIONS AND ASSETS AND LIABILITIES HELD FOR SALE	190

Employee and Related Party Transactions

30.	SUPERANNUATION AND POST EMPLOYMENT BENEFITS OBLIGATIONS	194

31.	EMPLOYEE SHARE AND OPTION PLANS	195

32.	RELATED PARTY DISCLOSURES	200

Other Disclosures

33.	COMMITMENTS, CONTINGENT LIABILITIES AND CONTINGENT ASSETS	202

34.	COMPENSATION OF AUDITORS	205

35.	IMPACT OF ADOPTION OF NEW STANDARDS AND OTHER CHANGES	206

36.	EVENTS SINCE THE END OF THE FINANCIAL YEAR	209

Directors’ Declaration		210
Independent Auditor’s Report		211

Financial Report (continued)

INCOME STATEMENT

For the year ended 30 September	Note	2019 $m	2018[1] $m

Interest income[2]		31,077	30,327

Interest expense		(16,738)	(15,813)

Net interest income	2	14,339	14,514

Other operating income	2	4,058	5,014

Net income from insurance business	2	126	273

Share of associates’ profit	2	262	183

Operating income		18,785	19,984

Operating expenses	3	(9,071)	(9,401)

Profit before credit impairment and income tax		9,714	10,583

Credit impairment charge	13	(794)	(688)

Profit before income tax		8,920	9,895

Income tax expense	4	(2,609)	(2,784)

Profit after tax from continuing operations		6,311	7,111

Profit/(Loss) after tax from discontinued operations	29	(343)	(695)

Profit for the year		5,968	6,416

Comprising:

Profit attributable to shareholders of the Company		5,953	6,400

Profit attributable to non-controlling interests		15	16

Earnings per ordinary share (cents) including discontinued operations

Basic	6	210.0	221.6

Diluted	6	201.9	212.1

Earnings per ordinary share (cents) from continuing operations

Basic	6	222.1	245.6

Diluted	6	213.0	234.2

Dividend per ordinary share (cents)	5	160	160

1.

On adoption of AASB 15, the Group reclassified certain items previously netted which are now presented gross in operating income and operating expenses. Comparative information has been restated accordingly which increased total operating income and total operating expenses by $153 million.

2.

Includes interest income calculated using the effective interest method of $30,224 million on financial assets measured at amortised cost or fair value through other comprehensive income (2018: $29,181 million on financial assets measured at amortised cost and available-for-sale assets).

The notes appearing on pages 107 to 209 form an integral part of these financial statements.

102         ANZ 2019 ANNUAL REPORT

STATEMENT OF COMPREHENSIVE INCOME

For the year ended 30 September	2019 $m	2018 $m

Profit for the year from continuing operations	6,311	7,111

Other comprehensive income

Items that will not be reclassified subsequently to profit or loss

Investment securities - equity securities at FVOCI[1]	45	-

Other reserve movements	67	32

Items that may be reclassified subsequently to profit or loss

Foreign currency translation reserve[2]	697	222

Other reserve movements	909	137

Income tax attributable to the above items	(288)	(118)

Share of associates’ other comprehensive income[3]	26	25

Other comprehensive income after tax from continuing operations	1,456	298

Profit/(Loss) after tax from discontinued operations	(343)	(695)

Other comprehensive income/(loss) after tax from discontinued operations	(97)	18

Total comprehensive income for the year	7,327	6,732
Comprising total comprehensive income attributable to:

Shareholders of the Company	7,307	6,706

Non-controlling interests	20	26

1.

On adoption of AASB 9 on 1 October 2018, the classification and measurement of financial assets were revised. The available-for-sale classification used in comparative periods ceases to exist under AASB 9 and a new classification of investment securities was introduced. Refer to Note 1 and 35 for further details. Comparative information has not been restated.

2.	Includes foreign currency translation differences attributable to non-controlling interests of a $5 million gain (2018: $10 million gain).
3.

Share of associates’ other comprehensive income includes a FVOCI reserve gain of $20 million (available-for-sale revaluation reserve 2018: $28 million gain), defined benefits gain of $7 million (2018: nil), cash flow hedge reserve loss of $2 million (2018: nil) and a foreign currency translation reserve gain of $1 million (2018: $3 million loss) that may be reclassified subsequently to profit or loss.

The notes appearing on pages 107 to 209 form an integral part of these financial statements.

Financial Report (continued)

BALANCE SHEET

As at 30 September	Note	2019 $m	2018 $m
Assets
Cash and cash equivalents	8	81,621	84,636
Settlement balances owed to ANZ		3,739	2,319
Collateral paid		15,006	11,043
Trading securities	9	43,169	37,722
Derivative financial instruments	10	120,667	68,423
Investment securities[1,2]	11	83,709	-
Available-for-sale assets[1]	11	-	74,284
Net loans and advances[2,3]	12	615,258	604,464
Regulatory deposits		879	882
Assets held for sale	29	1,831	45,248
Investments in associates	26	2,957	2,553
Current tax assets		265	268
Deferred tax assets		1,356	900
Goodwill and other intangible assets	20	4,861	4,930
Premises and equipment		1,924	1,833
Other assets[3]		3,895	3,677
Total assets		981,137	943,182
Liabilities
Settlement balances owed by ANZ		10,867	11,810
Collateral received		7,929	6,542
Deposits and other borrowings	14	637,677	618,150
Derivative financial instruments	10	120,951	69,676
Current tax liabilities		260	300
Deferred tax liabilities[3]		67	69
Liabilities held for sale	29	2,121	47,159
Payables and other liabilities[3]		7,968	6,894
Employee entitlements		589	540
Other provisions[2,3]	21	2,223	1,458
Debt issuances	15	129,691	121,179
Total liabilities		920,343	883,777
Net assets		60,794	59,405
Shareholders’ equity
Ordinary share capital	22	26,490	27,205
Reserves	22	1,629	323
Retained earnings[3]	22	32,664	31,737
Share capital and reserves attributable to shareholders of the Company	22	60,783	59,265
Non-controlling interests	22	11	140
Total shareholders’ equity	22	60,794	59,405

1.

On adoption of AASB 9 on 1 October 2018, the classification and measurement of financial assets were revised. Available-for-sale classification used in comparative periods ceases to exist under AASB 9 and a new classification of investment securities was introduced. Refer Note 1 and 35 for further details. Comparative information has not been restated.

2.

On adoption of AASB 9 on 1 October 2018, the Group increased the collectively assessed provisions by $813 million ($647 million in Net loans and advances, $11 million in Investment securities, and $155 million in Provisions). Comparative information has not been restated. Refer to Note 1 and 35 for further details.

3.

Comparative information has been restated for the adoption of AASB 15 and other reclassification adjustments to enhance comparability with current period presentation. Refer Note 1 and 35 for further details

The notes appearing on pages 107 to 209 form an integral part of these financial statements.

104         ANZ 2019 ANNUAL REPORT

CASH FLOW STATEMENT

The Consolidated Cash Flow Statement includes discontinued operations. Please refer to Note 29 for cash flows associated with discontinued operations and cash and cash equivalents reclassified as held for sale.

For the year ended 30 September[1]	2019 $m	2018 $m
Profit after income tax	5,968	6,416

Adjustments to reconcile to net cash provided by/(used in) operating activities:
Allowance for expected credit losses	794	688
Depreciation and amortisation	871	1,199
(Profit)/loss on sale of premises and equipment	(5)	(4)
Net derivatives/foreign exchange adjustment	4,940	6,721
(Gain)/loss on sale from divestments	(137)	(594)
Reclassification of businesses to held for sale	-	693
Other non-cash movements	(356)	(55)
Net (increase)/decrease in operating assets:
Collateral paid	(3,493)	(1,648)
Trading securities	(7,941)	8,565
Net loans and advances	(10,268)	(25,265)
Investments backing policy liabilities	(3,542)	(3,914)
Other assets	(454)	(973)
Net increase/(decrease) in operating liabilities:
Deposits and other borrowings	7,006	12,207
Settlement balances owed by ANZ	(1,077)	1,853
Collateral received	1,004	186
Life insurance contract policy liabilities	-	4,263
Other liabilities	2,140	228
Total adjustments	(10,518)	4,150
Net cash (used in)/provided by operating activities[2]	(4,550)	10,566
Cash flows from investing activities
Investment securities/available-for-sale assets[3]
Purchases	(23,847)	(23,806)
Proceeds from sale or maturity	21,228	20,592
Proceeds from divestments, net of cash disposed	2,121	2,148
Proceeds from Zurich reinsurance arrangement	-	1,000
Proceeds from IOOF secured notes	800	-
Other assets	(508)	232
Net cash (used in)/provided by investing activities	(206)	166
Cash flows from financing activities
Debt issuances:[4]
Issue proceeds	25,900	25,075
Redemptions	(22,958)	(15,898)
Dividends paid[5]	(4,471)	(4,563)
On market purchase of treasury shares	(112)	(114)
Share buyback	(1,120)	(1,880)
Net cash (used in)/provided by financing activities	(2,761)	2,620
Net (decrease)/increase in cash and cash equivalents	(7,517)	13,352
Cash and cash equivalents at beginning of year	84,964	68,048
Effects of exchange rate changes on cash and cash equivalents	4,174	3,564
Cash and cash equivalents at end of year[6]	81,621	84,964
1.	As a result of restatements impacting prior period balance sheet items, certain items in the Cash Flow Statement have restated accordingly. Refer Note 35 for further information.
2.	Net cash inflows/(outflows) from operating activities includes income taxes paid of $3,129 million (2018: $3,373 million).
3.

On adoption of AASB 9 on 1 October 2018, the classification and measurement of financial assets were revised. Available-for-sale classification used in comparative periods ceases to exist under AASB 9 and a new classification of investment securities was introduced. Refer Note 1 and 35 for further details.

4.	Non-cash changes in debt issuances includes fair value hedging loss of $2,437 million (2018: $1,443 million gain) and foreign exchange losses of $3,815 million (2018: $5,712 million loss).
5.	Cash outflow for shares purchased to satisfy the dividend reinvestment plan are classified in Dividends paid
6.	Includes cash and cash equivalents recognised on the face of balance sheet of $81,621 million (2018: $84,636 million) with no amounts recorded as part of assets held for sale. (2018: $328 million).

The notes appearing on pages 107 to 209 form an integral part of these financial statements.

Financial Report (continued)

STATEMENT OF CHANGES IN EQUITY

	Ordinary share capital $m	Reserves $m	Retained earnings $m	Share capital and reserves attributable to shareholders of the Company $m	Non- controlling interests $m	Total shareholders’ equity $m
As at 1 October 2017	29,088	37	29,834	58,959	116	59,075
Impact on transition to AASB 15	-	-	22	22	-	22
Profit or loss from continuing operations	-	-	7,095	7,095	16	7,111
Profit or loss from discontinued operations	-	-	(695)	(695)	-	(695)
Other comprehensive income for the year from continuing operations	-	264	24	288	10	298
Other comprehensive income for the year from discontinued operations	-	18	-	18	-	18
Total comprehensive income for the year	-	282	6,424	6,706	26	6,732
Transactions with equity holders in their capacity as equity holders:[1]
Dividends paid	-	-	(4,585)	(4,585)	(2)	(4,587)
Dividend income on treasury shares held within the Group’s life insurance statutory funds	-	-	24	24	-	24
Group share buy-back[2]	(1,880)	-	-	(1,880)	-	(1,880)
Other equity movements:[1]	-	-	-	-	-	-
Treasury shares Wealth Australia discontinued operations adjustment	(2)	-	-	(2)	-	(2)
Group employee share acquisition scheme	(1)	-	-	(1)	-	(1)
Other items	-	4	18	22	-	22
As at 30 September 2018	27,205	323	31,737	59,265	140	59,405
Impact on transition to AASB 9	-	14	(624)	(610)	-	(610)
Profit or loss from continuing operations	-	-	6,296	6,296	15	6,311
Profit or loss from discontinued operations	-	-	(343)	(343)	-	(343)
Other comprehensive income for the year from continuing operations	-	1,393	58	1,451	5	1,456
Other comprehensive income for the year from discontinued operations	-	(97)	-	(97)	-	(97)
Total comprehensive income for the year	-	1,296	6,011	7,307	20	7,327
Transactions with equity holders in their capacity as equity holders:[1]
Dividends paid[3]	-	-	(4,481)	(4,481)	(2)	(4,483)
Dividend income on treasury shares held within the Group’s life insurance statutory funds	-	-	12	12	-	12
Group share buy-back[2]	(1,120)	-	-	(1,120)	-	(1,120)
Other equity movements:[1]	-	-	-	-	-	-
Treasury shares Wealth Australia discontinued operations adjustment[4]	405	-	-	405	-	405
Group employee share acquisition scheme	-	-	-	-	-	-
Other items	-	(4)	9	5	(147)	(142)
As at 30 September 2019	26,490	1,629	32,664	60,783	11	60,794

[1]	Current and prior periods include discontinued operations.
[2]

The Company has completed a $3.0 billion on-market share buy-back of ANZ ordinary shares purchasing $1,120 million worth of shares in 2019 (2018: $1,880 million) resulting in 42.0 million shares being cancelled in 2019 (2018: 66.7 million).

[3]

No new shares were issued under the Dividend Reinvestment Plan (DRP) for the 2019 Interim dividend (nil shares for the 2018 final dividend; nil shares for the 2018 Interim dividend) as the shares were purchased on-market and provided directly to the shareholders participating in the DRP. On-market share purchases for the DRP in 2019 were $432 million (2018: $392 million).

[4]

The successor funds transfer performed in preparation for the sale of the Group’s wealth business to Zurich and IOOF completed on 13 April 2019. As a result, the Group no longer eliminates the ANZ shares previously held in Wealth Australia discontinued operations (treasury shares).

The notes appearing on pages 107 to 209 form an integral part of these financial statements.

106         ANZ 2019 ANNUAL REPORT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ABOUT OUR FINANCIAL STATEMENTS

These are the financial statements for Australia and New Zealand Banking Group Limited (the Company) and its controlled entities (together, ‘the Group’ or ‘ANZ’) for the year ended 30 September 2019. The Company is incorporated and domiciled in Australia. The address of the Company’s registered office and its principal place of business is ANZ Centre, 833 Collins Street, Docklands, Victoria, Australia 3008.

On 30 October 2019, the Directors resolved to authorise the issue of these financial statements.

Information in the financial statements is included only to the extent we consider it material and relevant to the understanding of the financial statements. A disclosure is considered material and relevant if, for example:

•	the amount is significant in size (quantitative factor);

•	the information is significant by nature (qualitative factor);

•	the user cannot understand the Group’s results without the specific disclosure (qualitative factor);

•

the information is critical to a user’s understanding of the impact of significant changes in the Group’s business during the period - for example, business acquisitions or disposals (qualitative factor);

•	the information relates to an aspect of the Group’s operations that is important to its future performance (qualitative factor); and

•

the information is required under legislative requirements of the Corporations Act 2001, the Banking Act 1959 (Cth) or by the Group’s principal regulators, including the Australian Securities and Investments Commission (ASIC) and the Australian Prudential Regulation Authority (APRA).

This section of the financial statements:

•	outlines the basis upon which the Group’s financial statements have been prepared; and

•	discusses any new accounting standards or regulations that directly impact the financial statements.

BASIS OF PREPARATION

This financial report is a general purpose (Tier 1) financial report prepared by a ‘for profit’ entity, in accordance with Australian Accounting Standards (AASs) and other authoritative pronouncements of the Australian Accounting Standards Board (AASB), the Corporations Act 2001, and International Financial Reporting Standards (IFRS) and interpretations published by the International Accounting Standards Board (IASB).

We present the financial statements of the Group in Australian dollars, which is the Company’s functional and presentation currency. We have rounded values to the nearest million dollars ($m), unless otherwise stated, as allowed under the ASIC Corporations (Rounding in Financial/Directors Report) Instrument 2016/191. We measure the financial statements of each entity in the Group using the currency of the primary economic environment in which that entity operates (the functional currency).

BASIS OF MEASUREMENT

We have prepared the financial information in accordance with the historical cost basis - except the following assets and liabilities which we have stated at their fair value:

•	derivative financial instruments and in the case of fair value hedging, a fair value adjustment is made on the underlying hedged exposure;

•	financial instruments held for trading;

•	financial assets and financial liabilities designated at fair value through profit or loss;

•	available-for-sale financial assets (prior to 1 October 2018);

•	financial assets at fair value through other comprehensive income (applicable from 1 October 2018); and

•

certain other assets and liabilities held for sale where the fair value less costs of disposal is less than their carrying value (excludes assets and liabilities held for sale which are exempt from this requirement).

In accordance with AASB 1038 Life Insurance Contracts (AASB 1038) we have measured life insurance liabilities using the Margin on Services (MoS) model. In accordance with AASB 119 Employee Benefits (AASB 119) we have measured defined benefit obligations using the Projected Unit Credit Method.

DISCONTINUED OPERATIONS

The aligned dealer groups business sold to IOOF Holdings Limited (IOOF) completed on 1 October 2018; the life insurance business sold to Zurich Financial Services Australia Limited completed on 31 May 2019; and the Wealth Australia pensions and investments business sold to IOOF and associated Group reclassification and consolidation impacts are treated as discontinued operations from a financial reporting perspective. These businesses qualify as discontinued operations, which are a subset of assets held for sale, as they represent a major line of business. The results of the divested businesses have been included in the ‘Profit/(Loss) from discontinued operations’ until their divestment date. The Balance Sheet is not restated when a business is reclassified as a discontinued operation.

Notes to the consolidated financial statements (continued)

1. ABOUT OUR FINANCIAL STATEMENTS (continued)

BASIS OF CONSOLIDATION

The consolidated financial statements of the Group comprise the financial statements of the Company and all its subsidiaries. An entity, including a structured entity, is considered a subsidiary of the Group when we determine that the Company has control over the entity. Control exists when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. We assess power by examining existing rights that give the Group the current ability to direct the relevant activities of the entity. We have eliminated, on consolidation, the effect of all transactions between entities in the Group.

FOREIGN CURRENCY TRANSLATION

TRANSACTIONS AND BALANCES

Foreign currency transactions are translated into the relevant functional currency at the exchange rate prevailing at the date of the transaction. At the reporting date, monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the relevant spot rate. Any foreign currency translation gains or losses that arise are included in profit or loss in the period they arise.

We measure translation differences on non-monetary items at fair value through profit or loss and report them as part of the fair value gain or loss on these items. We include any translation differences on non-monetary items classified as investment securities measured at fair value through other comprehensive income (applicable from 1 October 2018 ) and non-monetary items classified as available-for-sale financial assets in the available-for-sale revaluation reserve in equity (applicable prior to 1 October 2018).

FINANCIAL STATEMENTS OF FOREIGN OPERATIONS THAT HAVE A FUNCTIONAL CURRENCY THAT IS NOT AUSTRALIAN DOLLARS

The financial statements of our foreign operations are translated into Australian dollars for consolidation into the Group Financial Statements using the following method:

Foreign currency item	Exchange rate used
Assets and liabilities	The reporting date rate
Equity	The initial investment date rate
Income and expenses	The average rate for the period – but if for a significant transaction we believe the average rate is not reasonable, then we use the transaction date rate

Exchange differences arising from the translation of financial statements of foreign operations are recognised in the foreign currency translation reserve in equity. When we dispose of a foreign operation, the cumulative exchange differences are transferred to profit or loss as part of the gain or loss on sale.

FIDUCIARY ACTIVITIES

The Group provides fiduciary services to third parties including custody, nominee, trustee, administration and investment management services predominantly through the wealth businesses. This involves the Group holding assets on behalf of third parties and making decisions regarding the purchase and sale of financial instruments. If ANZ is not the beneficial owner or does not control the assets, then we do not recognise these transactions in these financial statements, except when required by accounting standards or another legislative requirement.

KEY JUDGEMENTS AND ESTIMATES

In the process of applying the Group’s accounting policies, management has made a number of judgements and applied estimates and assumptions about past and future events. Further information on the key judgements and estimates that we consider material to the financial statements are contained within the relevant notes to the financial statements.

108         ANZ 2019 ANNUAL REPORT

1. ABOUT OUR FINANCIAL STATEMENTS (continued)

ACCOUNTING STANDARDS ADOPTED IN THE PERIOD

AASB 9 FINANCIAL INSTRUMENTS (AASB 9)

The Group has applied AASB 9 effective from 1 October 2018 (with the exception of the ‘own credit’ requirements relating to financial liabilities designated as measured at fair value, which were early adopted by the Group effective from 1 October 2013). In addition, the Group chose to early adopt AASB 2017-6 Amendments to Australian Accounting Standards – Prepayment Features with Negative Compensation (AASB 2017-6) effective from 1 October 2018. AASB 9 provides an accounting policy choice, which the Group has taken in current period, to continue to apply the AASB 139 hedge accounting requirements until the International Accounting Standards Board’s ongoing project on macro hedge accounting is completed.

AASB 9 and AASB 2017-6 stipulate new requirements for the impairment of financial assets, classification and measurement of financial assets and financial liabilities and general hedge accounting. Details of the key requirements are outlined within the Financial Assets and Financial Liabilities sections on pages 125 and 144 respectively, and a reconciliation of the transitional impact of adopting the standard at 1 October 2018 is set out in Note 35.

AASB 15 REVENUE FROM CONTRACTS WITH CUSTOMERS (AASB 15)

The Group adopted AASB 15 from 1 October 2018 which resulted in changes in accounting policies and adjustments to amounts recognised in the consolidated financial statements. The standard requires identification of distinct performance obligations within a contract, and allocation of the transaction price of the contract to those performance obligations. Revenue is then recognised as each performance obligation is satisfied. The standard also provides guidance on whether an entity is acting as a principal or an agent which impacts the presentation of revenue on a gross or net basis. In accordance with the transitional provisions of AASB 15, the Group has adopted the full retrospective transition approach. Under this approach, the cumulative effect of initially applying the standard has been recognised as an adjustment to opening retained earnings as at 1 October 2017 and comparative information for the 2018 reporting period has been restated.

The adoption of AASB 15 resulted in the following changes in accounting policy:

•

Recognition of trail commission revenue: trail commission revenue previously recognised over time is now recognised at the time the Group initially distributes the underlying product to the customer where it is highly probable the revenue will not need to be reversed in future periods.

This policy change resulted in an increase to the opening balances of Other assets of $32 million, Deferred tax liabilities of $10 million and Retained earnings of $22 million as at 1 October 2017 to recognise revenue that qualifies for upfront recognition under AASB 15 but was not previously recognised under AASB 118 Revenue (AASB 118). The change did not impact net profit or earnings per share in the comparative periods.

•

Presentation: Certain credit card loyalty costs and other costs will be presented as operating expenses where the Group has assessed that it is acting as principal (rather than an agent). Previously these costs were presented as a reduction of other operating income. In addition, certain incentives received from card scheme providers related to card marketing activities will be presented as operating income where the Group has assessed that it is acting as principal (rather than an agent). Previously these incentives were presented as a reduction of operating expenses.

The presentation of these costs under AASB 15 increased other operating income and operating expenses by $153 million in 2018. The changes did not impact net profit or earnings per share in the comparative periods.

A minor balance sheet reclassification associated with credit card loyalty programs is set out in Note 35.

ACCOUNTING STANDARDS NOT EARLY ADOPTED

A number of new standards, amendments to standards and interpretations have been published but are not mandatory for the financial statements for the year ended 30 September 2019, and have not been applied by the Group in preparing these financial statements. Further details of these are set out below.

GENERAL HEDGE ACCOUNTING

AASB 9 introduces new hedge accounting requirements which more closely align accounting with risk management activities undertaken when hedging financial and non-financial risks. AASB 9 provides the Group with an accounting policy choice to continue to apply the AASB 139 hedge accounting requirements until the International Accounting Standards Board’s ongoing project on macro hedge accounting is completed. The Group currently applies the hedge accounting requirements of AASB 139.

AASB 16 LEASES (AASB 16)

AASB 16 is effective for the Group from 1 October 2019 and replaces the previous standard AASB 117 Leases (AASB 117). AASB 16 primarily impacts the Group’s property and technology leases which were previously classified as operating leases. Under AASB 117, operating leases were not recognised on balance sheet and rent payments were expensed over the lease term.

Under AASB 16, lessees must recognise all leases (except for leases of low value assets and short term leases) on balance sheet under a single accounting model. Accordingly, the Group will recognise its right to use an underlying leased asset over the lease term as a right-of-use (ROU) asset, and its obligation to make lease payments as a lease liability. In the income statement, the Group will recognise depreciation expense on the ROU asset and interest expense on the lease liability. As a result, lease expenses will be higher in the early periods of a lease and lower in the later periods of the lease compared to the previous standard where expenses were constant over the lease term. Cumulative expenses over the life of a lease will not change.

Notes to the consolidated financial statements (continued)

1. ABOUT OUR FINANCIAL STATEMENTS (continued)

The Group will apply the modified retrospective transition approach whereby initial lease liabilities are recognised based on the present value of remaining lease payments as of the transition date. The initial ROU asset recognised for certain large commercial and retail leases will be measured as if AASB 16 had always been applied to the leases. For all other leases, the initial ROU asset will be measured as equal to the initial lease liability. Based on this transition approach, the Group expects to recognise an increase in liabilities of $1.7 billion and an increase in assets of $1.6 billion. This is expected to result in a reduction to opening retained earnings of $82 million and an increase in deferred tax assets of $43 million as of 1 October 2019. Comparative information from prior periods will not be restated.

The implementation of AASB 16 requires management to make certain key judgements including the determination of lease terms, discount rates and identifying arrangements that contain a lease. These estimates may be refined as the Group finalises its implementation of the standard in the first half of the 2020 financial year.

AASB 17 INSURANCE CONTRACTS (AASB 17)

The final version of AASB 17 was issued in July 2017 and is not effective for the Group until 1 October 2021. It will replace AASB 4 Insurance Contracts, AASB 1023 General Insurance Contracts and AASB 1038 Life Insurance Contracts. AASB 17 establishes principles for the recognition, measurement, presentation and disclosure of insurance contracts.

The measurement, presentation and disclosure requirements under AASB 17 are significantly different from current accounting standards. Although the overall profit recognised in respect of insurance contracts will not change, it is expected that the timing of profit recognition will change.

The impact of AASB 17 is not expected to have material impact on the Group.

AASB INTERPRETATION 23 UNCERTAINTY OVER INCOME TAX TREATMENTS (INTERPRETATION 23)

In July 2017 the AASB issued Interpretation 23 Uncertainty over Income Tax Treatments. The Interpretation clarifies application of recognition and measurement requirements in AASB 112 Income Taxes when there is uncertainty over income tax treatments.

Interpretation 23 will apply to the Group from 1 October 2019, and is not expected to have a material impact on the Group.

REVISED CONCEPTUAL FRAMEWORK

In June 2019 the AASB issued a revised Conceptual Framework for Financial Reporting. The new Framework includes updated definitions and criteria for the recognition and derecognition of assets and liabilities. Additionally it introduces new concepts on measurement, including factors to consider when selecting a measurement basis. The revised Conceptual Framework will apply to the Group from 1 October 2020 and is not expected to have a material impact on the Group.

INTEREST RATE BENCHMARK REFORM

Interbank offered rates (IBORs), such as LIBOR, are a key reference rate for derivatives, loans and securities for global financial markets. In response to concerns about the transparency and liquidity of IBOR rates, regulators in a number of jurisdictions across the globe are well advanced in developing benchmark rates to phase out and replace IBORs, these projects are collectively known as ‘IBOR Reform’. The International Accounting Standards Board (IASB) is also considering the financial reporting implications of IBOR reform which is expected to impact elements of financial instrument accounting, including hedge accounting, loan modifications, fair value methodologies and disclosures.

The IASB project is split into two phases: Phase 1 deals with pre-replacement issues (issues affecting financial reporting in the period before the replacement of IBOR’s); and Phase 2 deals with replacement issues (issues affecting financial reporting when existing IBOR’s are replaced).

In September 2019, the IASB issued a final standard, Interest Rate Benchmark Reform—Amendments to IFRS 9, IAS 39 and IFRS 7 which focuses on ‘pre-rate replacement issues’ and provides exceptions to specific hedge accounting requirements under IAS 39 and IFRS 9 so that entities will be able to apply those hedge accounting requirements under an assumption that the interest rate benchmark is not altered as a result of the interest rate benchmark reform. In October 2019, AASB adopted these amendments in AASB 2019-3 Amendments to Australian Accounting Standards – Interest Rate Benchmark Reform.

Although the Group anticipates the new standard, once adopted, will provide certain relief in relation to hedge accounting requirements, for 30 September 2019 reporting purposes, it has considered the existing portfolio of hedge accounted relationships in light of:

•	the significant uncertainty surrounding the method and timing of transition away from IBORs; and

•	ongoing application and reliance in capital markets on IBOR’s for financial instrument pricing.

As result of the above factors, the Group has concluded that continuation of hedge accounting relationships for potentially impacted hedge relationship remains appropriate.

The Group is considering the new standard which is effective on 1 October 2020 but may be adopted earlier.

110         ANZ 2019 ANNUAL REPORT

2. OPERATING INCOME

	2019 $m	2018[1] $m

Net interest income

Interest income by type of financial asset

Investment securities - FVOCI /Available-for-sale assets	1,624	1,524

Financial assets at amortised cost	28,600	27,657

Trading securities	848	1,140

Financial assets designated at FV through profit or loss	5	6

Interest income	31,077	30,327

Interest expense by type of financial liability

Financial liabilities at amortised cost	(16,149)	(15,082)

Securities sold short	(110)	(253)

Financial liabilities designated at FV through profit or loss	(116)	(123)

Interest expense	(16,375)	(15,458)

Major bank levy	(363)	(355)

Net interest income	14,339	14,514

Other operating income

i) Fee and commission income

Lending fees	602	652

Non-lending fees	3,059	3,054

Commissions	124	92

Funds management income	254	248

Fee and commission income	4,039	4,046

Fee and commission expense	(1,462)	(1,336)

Net fee and commission income	2,577	2,710

ii) Other income

Net foreign exchange earnings and other financial instruments income[2]	1,278	1,666

Sale of Asia Retail and Wealth businesses	-	99

Sale of Shanghai Rural Commercial Bank (SRCB)	-	233

Sale of Metrobank Card Corporation (MCC)	-	240

Sale of ANZ Royal Bank (Cambodia) Ltd (Cambodia JV)	10	(42)

Sale of PNG Retail, Commercial & SME	1	(19)

Sale of OnePath Life (NZ) Ltd (OPL NZ)	89	(3)

Sale of Paymark Limited (Paymark)	37	-

Dividend income on equity securities	28	39

Other	38	91

Other income	1,481	2,304

Other operating income	4,058	5,014

Net income from insurance business	126	273

Share of associates’ profit	262	183

Operating income[3]	18,785	19,984

1.

On adoption of AASB 15, the Group reclassified certain items previously netted which are now presented gross in operating income and operating expenses. Comparative information has been restated accordingly which increased total operating income by $153 million.

2.

Includes fair value movements (excluding realised and accrued interest) on derivatives not designated as accounting hedges entered into to manage interest rate and foreign exchange risk on funding instruments, ineffective portions of cash flow hedges, and fair value movements in financial assets and liabilities designated at fair value through profit and loss.

3.	Includes customer remediation of $212 million (2018: $228 million).

Notes to the consolidated financial statements (continued)

2. OPERATING INCOME (continued)

  RECOGNITION AND MEASUREMENT

NET INTEREST INCOME

Interest Income and Expense

We recognise interest income and expense for all financial instruments, including those classified as held for trading, assets measured at fair value through other comprehensive income (applicable from 1 October 2018), available-for-sale assets (applicable prior to 1 October 2018) or designated at fair value through profit or loss in net interest income. For assets held at amortised cost we use the effective interest rate method to calculate amortised cost. The effective interest rate is the rate that discounts the stream of estimated future cash receipts or payments over the expected life of the financial instrument or, when appropriate, a shorter period, to the net carrying amount of the financial asset or liability. For assets subject to prepayment, we determine their expected life on the basis of historical behaviour of the particular asset portfolio - taking into account contractual obligations and prepayment experience.

We recognise fees and costs, which form an integral part of the financial instrument (for example loan origination fees and costs), using the effective interest rate method. This is presented as part of interest income or expense depending on whether the underlying financial instrument is a financial asset or financial liability.

Major Bank Levy

The Major Bank Levy Act 2017 (‘Levy’ or ‘Major bank levy’) applies a rate of 0.06% to certain liabilities of the Company. The Group has determined that the levy represents a finance cost for the Group and $363 million (2018: $355 million) is presented in interest expense in the Income Statement.

OTHER OPERATING INCOME

Fee and Commission Revenue

We recognise fee and commission revenue arising from contracts with customers (a) over time when the performance obligation is satisfied across more than one reporting period or (b) at a point in time when the performance obligation is satisfied immediately or is satisfied within one reporting period.

• Lending fees exclude fees treated as part of the effective yield calculation of interest income. Lending fees include certain guarantee and commitment fees where the loan or guarantee is not likely to be drawn upon, and other fees charged for providing customers a distinct good or service that are recognised separately from the underlying lending product (including annual package fees that provide benefits on other ANZ products).

• Non lending fees includes fees associated with deposit and credit card accounts, interchange fees and fees charged for specific customer transactions such as international money transfers. Where the Group provides multiple goods or services to a customer under the same contract, the Group allocates the transaction price of the contract to distinct performance obligations based on the relative stand-alone selling price of each performance obligation. Revenue is recognised as each performance obligation is satisfied.

• Commissions represent fees from third parties where ANZ acts as an agent by arranging a third party (e.g. an insurance provider) to provide goods and services to a customer. In such cases, ANZ is not primarily responsible for providing the underlying good or service to the customer. If the Group collects funds on behalf of a third party when acting as an agent, the Group only recognises the net commission it retains as revenue. When the commission is variable based on factors outside the control of the Group (e.g. a trail commission), revenue is only recognised if it is highly probable that a significant reversal of the variable amount will not be required in future periods.

• Funds management income represent fees earned from customers for providing financial advice and fees for asset management services and advice provided to investment funds. Revenue is recognised either at the point the financial advice is provided or over the period in which the asset management services are delivered. Performance fees associated with funds management activities are only recognised when it becomes highly probable the performance hurdle will be achieved.

Net Foreign Exchange Earnings and Other Financial Instruments Income

We recognise the following as net foreign exchange earnings and other financial instruments income:

• exchange rate differences arising on the settlement of monetary items and translation differences on monetary items translated at rates different to those at which they were initially recognised or included in a previous financial report;

• fair value movements (excluding realised and accrued interest) on derivatives that we use to manage interest rate and foreign exchange risk on funding instruments not designated as accounting hedges;

• the ineffective portions of fair value hedges, cash flow hedges and net investment hedges;

112         ANZ 2019 ANNUAL REPORT

2. OPERATING INCOME (continued)

  RECOGNITION AND MEASUREMENT

• immediately upon sale or repayment of a hedged item, the unamortised fair value adjustments in items designated as fair value hedges and amounts accumulated in equity related to designated cash flow hedges;

• fair value movements on financial assets and financial liabilities designated at fair value through profit or loss or held for trading;

• amounts released from the available-for-sale asset (AFS) revaluation reserve (applicable prior to 1 October 2018) when an available-for-sale asset is sold;

• amounts released from the fair value through other comprehensive income (FVOCI) reserve (applicable from 1 October 2018) when a debt instrument classified as FVOCI is sold; and

• the gain or loss on derecognition of financial assets or liabilities measured at amortised cost.

Gain or Loss on Disposal of Non-Financial Assets

The gain or loss on the disposal of assets is the difference between the carrying value of the asset and the proceeds of disposal net of costs. This is recognised in other income in the year in which the significant risks and rewards transfer to the buyer.

NET INCOME FROM INSURANCE BUSINESS

We recognise:

• premiums received (net of reinsurance premiums paid) based on an assessment of the likely pattern in which risk will emerge over the term of the policies written. This assessment is undertaken periodically and updated in accordance with the latest pattern of risk emergence; and

• claims incurred net of reinsurance, on an accruals basis once the liability to the policy owner has been established under the terms of the contract and through actuarial assumptions of future claims.

SHARE OF ASSOCIATES’ PROFIT

The equity method is applied to accounting for associates. Under the equity method, the Group’s share of the after tax results of associates is included in the Income Statement and the Statement of Comprehensive Income.

Notes to the consolidated financial statements (continued)

3. OPERATING EXPENSES

	2019 $m	2018[1] $m

Personnel

Salaries and related costs[2]	4,249	4,225

Superannuation costs	293	290

Other[2]	223	243

Personnel	4,765	4,758

Premises Rent	450	468

Other	345	343

Premises	795	811

Technology

Depreciation and amortisation[3]	694	990

Licences and outsourced services	672	675

Other	168	234

Technology (excluding personnel)	1,534	1,899

Restructuring	77	227

Other

Advertising and public relations	226	248

Professional fees[2]	537	530

Freight, stationery, postage and communication	216	223

Royal Commission legal costs	15	55

Other[2]	906	650

Other	1,900	1,706

Operating expenses[2]	9,071	9,401

1.

On adoption of AASB 15, the Group reclassified certain items previously netted which are now presented gross in operating income and operating expenses. Comparative information has been restated accordingly which increased total operating expense by $153 million for 2018.

2.	Includes customer remediation expenses of $373 million in 2019 (2018: $191 million).
3.	2018 includes an accelerated amortisation expense of $251 million.

  RECOGNITION AND MEASUREMENT

OPERATING EXPENSES

Operating expenses are recognised as services are provided to the Group over the period in which an asset is consumed or once a liability is created.

SALARIES AND RELATED COSTS - ANNUAL LEAVE, LONG SERVICE LEAVE AND OTHER EMPLOYEE BENEFITS

Wages and salaries, annual leave and other employee entitlements expected to be paid or settled within twelve months of employees rendering service are measured at their nominal amounts using remuneration rates that the Group expects to pay when the liabilities are settled.

We accrue employee entitlements relating to long service leave using an actuarial calculation. It includes assumptions regarding staff departures, leave utilisation and future salary increases. The result is then discounted using market yields at the reporting date. The market yields are determined from a blended rate of high quality corporate bonds with terms to maturity that closely match the estimated future cash outflows.

If we expect to pay short term cash bonuses, then a liability is recognised when the Group has a present legal or constructive obligation to pay this amount (as a result of past service provided by the employee) and the obligation can be reliably measured.

114         ANZ 2019 ANNUAL REPORT

3. OPERATING EXPENSES (continued)

  RECOGNITION AND MEASUREMENT

Personnel expenses also include share-based payments which may be cash or equity settled. We calculate the fair value of equity settled remuneration at grant date, which is then amortised over the vesting period, with a corresponding increase in share capital or the share option reserve as applicable. When we estimate the fair value, we take into account market vesting conditions, such as share price performance conditions. We take non-market vesting conditions, such as service conditions, into account by adjusting the number of equity instruments included in the expense.

After the grant of an equity-based award, the amount we recognise as an expense is reversed when non-market vesting conditions are not met, for example an employee fails to satisfy the minimum service period specified in the award on resignation, termination or notice of dismissal for serious misconduct. However, we do not reverse the expense if the award does not vest due to the failure to meet a market-based performance condition.

Further information on share-based payment schemes operated by the Group during the current and prior year is included in Note 31 Employee Share and Option Plans.

Notes to the consolidated financial statements (continued)

4. INCOME TAX

INCOME TAX EXPENSE

Reconciliation of the prima facie income tax expense on pre-tax profit with the income tax expense recognised in profit or loss:

	2019 $m	2018 $m
Profit before income tax from continuing operations	8,920	9,895

Prima facie income tax expense at 30%	2,676	2,969

Tax effect of permanent differences:

Sale of divestments	(25)	(141)

Share of associates’ profit	(78)	(55)

Interest on convertible instruments	63	67

Overseas tax rate differential	(112)	(58)

Provision for foreign tax on dividend repatriation	39	32

Tax provisions no longer required	(14)	(41)

Other	77	8

Subtotal	2,626	2,781

Income tax (over)/under provided in previous years	(17)	3

Income tax expense	2,609	2,784

Current tax expense	2,779	3,004

Adjustments recognised in the current year in relation to the current tax of prior years	(17)	3

Deferred tax expense/(income) relating to the origination and reversal of temporary differences	(153)	(223)

Income tax expense	2,609	2,784

Australia	1,682	1,799

Overseas	927	985

Effective tax rate	29.2%	28.1%

116         ANZ 2019 ANNUAL REPORT

4. INCOME TAX (continued)

TAX CONSOLIDATION

The Company and all its wholly owned Australian resident entities are part of a tax-consolidated group under Australian taxation law. The Company is the head entity in the tax-consolidated group. We recognise each of the following in the separate financial statements of members of the tax consolidated group on a ‘group allocation’ basis: tax expense/income, and deferred tax liabilities/assets, that arise from temporary differences of the members of the tax-consolidated group. The Company (as head entity in the tax-consolidated group) recognises current tax liabilities and assets of the tax-consolidated group.

Under a tax funding arrangement between the entities in the tax-consolidated group, amounts are recognised as payable to or receivable by the Company and each member of the tax-consolidated group in relation to the tax contribution amounts paid or payable between the Company and the other members of the tax-consolidated group.

Members of the tax-consolidated group have also entered into a tax sharing agreement that provides for the allocation of income tax liabilities between the entities were the head entity to default on its income tax payment obligations.

UNRECOGNISED DEFERRED TAX ASSETS AND LIABILITIES

Unrecognised deferred tax assets related to unused realised tax losses (on revenue account) total $10 million (2018: $4 million). Unrecognised deferred tax liabilities related to additional potential foreign tax costs (assuming all retained earnings in offshore branches and subsidiaries are repatriated) total $429 million (2018: $390 million).

RECOGNITION AND MEASUREMENT

INCOME TAX EXPENSE

Income tax expense comprises both current and deferred taxes and is based on the accounting profit adjusted for differences in the accounting and tax treatments of income and expenses (that is, taxable income). We recognise tax expense in profit or loss except to the extent to which it relates to items recognised directly in equity and other comprehensive income, in which case we recognise directly in equity or other comprehensive income respectively.

CURRENT TAX EXPENSE

Current tax is the tax we expect to pay on taxable income for the year, based on tax rates (and tax laws) which are enacted at the reporting date. We recognise current tax as a liability (or asset) to the extent that it is unpaid (or refundable).

DEFERRED TAX ASSETS AND LIABILITIES

We account for deferred tax using the balance sheet method. Deferred tax arises because the accounting income is not always the same as the taxable income. This creates temporary differences, which usually reverse over time. Until they reverse, we recognise a deferred tax asset, or liability, on the balance sheet. We measure deferred taxes at the tax rates that we expect will apply to the period(s) when the asset is realised, or the liability settled, based on tax rates (and tax laws) that have been enacted or substantially enacted at the reporting date.

We offset current and deferred tax assets and liabilities only to the extent that:

• they relate to income taxes imposed by the same taxation authority;

• there is a legal right and intention to settle on a net basis; and

• it is allowed under the tax law of the relevant jurisdiction.

KEY JUDGEMENTS AND ESTIMATES

Judgement is required in determining provisions held in respect of uncertain tax positions. The Group estimates its tax liabilities based on its understanding of the relevant law in each of the countries in which it operates and seeks independent advice where appropriate.

Notes to the consolidated financial statements (continued)

5. DIVIDENDS

ORDINARY SHARE DIVIDENDS

Dividends are provided for in the financial statements once determined, accordingly, the final dividend announced for the current financial year is provided for and paid in the following financial year.

Dividends	% of total	Amount per share	Total dividend $m
Financial Year 2018

2017 final dividend paid		80 cents	2,350

2018 interim dividend paid		80 cents	2,317

Bonus option plan adjustment			(82)

Dividends paid during the year ended 30 September 2018			4,585

Cash	91.5%		4,193

Dividend reinvestment plan	8.5%		392

Dividends paid during the year ended 30 September 2018			4,585

Financial Year 2019

2018 final dividend paid		80 cents	2,295

2019 interim dividend paid		80 cents	2,267

Bonus option plan adjustment			(81)

Dividends paid during the year ended 30 September 2019			4,481

Cash	90.4%		4,049

Dividend reinvestment plan	9.6%		432

Dividends paid during the year ended 30 September 2019			4,481

Dividends announced and to be paid after year-end	Payment date	Amount per share	Total dividend $m

2019 final dividend (70% franked for Australian tax, New Zealand imputation credit NZD 9 cents per share)	18 December 2019	80 cents	2,268

DIVIDEND REINVESTMENT PLAN AND BONUS OPTION PLAN

Eligible shareholders can elect to reinvest their dividend entitlement into ANZ ordinary shares under the Company’s Dividend Reinvestment Plan (DRP). Eligible shareholders can elect to forgo their dividend entitlement and instead receive ANZ ordinary shares under the Company’s Bonus Option Plan (BOP). For the 2019 final dividend, DRP participation will be satisfied by an on-market purchase of shares and BOP participation will be satisfied by an issue of ANZ ordinary shares. There will be no discount applied to the DRP and BOP price.

See Note 22 Shareholders’ Equity for details of shares the Company issued or purchased in respect of the DRP and BOP.

DIVIDEND FRANKING ACCOUNT

	Currency	2019 $m	2018 $m

Australian franking credits available at 30% tax rate	AUD	35	97

New Zealand imputation credits available (which can be attached to our Australian dividends but may only be used by New Zealand resident shareholders)	NZD	4,068	3,868

The above amounts represent the balances of the franking accounts as at the end of the financial year, adjusted for:

•	franking credits that will arise from the payment of income tax payable as at the end of the financial year; and

•	franking credits/debits from the receipt/payment of dividends that have been recognised as tax receivables/payables as at the end of the financial year.

118         ANZ 2019 ANNUAL REPORT

5. DIVIDENDS (continued)

The proposed final 2019 dividend will utilise the entire balance of $35 million franking credits available at 30 September 2019. Instalment tax payments on account of the 2020 financial year which will be made after 30 September 2019 will generate sufficient franking credits to enable the final 2019 dividend to be 70% franked. The extent to which future dividends will be franked will depend on a number of factors, including the level of profits generated by the Group that will be subject to tax in Australia.

RESTRICTIONS ON THE PAYMENT OF DIVIDENDS

APRA’s written approval is required before paying dividends on ANZ ordinary shares:

•

if the aggregate dividends exceed the Company’s after tax earnings (in calculating those after tax earnings, we take into account any payments we made on senior capital instruments) in the financial year to which they relate; or

•	if the Group’s Common Equity Tier 1 capital ratio falls within capital range buffers specified by APRA.

If the Company fails to pay a dividend or distribution on its ANZ Capital Notes or ANZ Capital Securities on the scheduled payment date, it may (subject to a number of exceptions) be restricted from resolving to pay or paying any dividend on the ANZ ordinary shares.

Notes to the consolidated financial statements (continued)

6. EARNINGS PER ORDINARY SHARE

Earnings per ordinary share (EPS) - Basic	2019 cents	2018 cents

Earnings Per Share	210.0	221.6

Earnings Per Share from continuing operations[1]	222.1	245.6

Earnings Per Share from discontinued operations	(12.1)	(24.0)

Earnings per ordinary share (EPS) - Diluted	2019 cents	2018 cents

Earnings Per Share	201.9	212.1

Earnings Per Share from continuing operations[1]	213.0	234.2

Earnings Per Share from discontinued operations	(11.1)	(22.1)

Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period (after eliminating ANZ shares held within the Group known as treasury shares). Diluted EPS is calculated by adjusting the profit or loss attributable to ordinary shareholders and the weighted average number of ordinary shares used in the basic EPS calculation for the effect of dilutive potential ordinary shares.

Reconciliation of earnings used in earnings per share calculations	2019 $m	2018 $m

Basic:

Profit for the year	5,968	6,416

Less: Profit attributable to non-controlling interests	15	16

Earnings used in calculating basic earnings per share	5,953	6,400

Less: Profit/(Loss) after tax from discontinued operations	(343)	(695)

Earnings used in calculating basic earnings per share from continuing operations	6,296	7,095

Diluted:

Earnings used in calculating basic earnings per share	5,953	6,400

Add: Interest on convertible subordinated debt	268	279

Earnings used in calculating diluted earnings per share	6,221	6,679

Less: Profit/(Loss) after tax from discontinued operations	(343)	(695)

Earnings used in calculating diluted earnings per share from continuing operations	6,564	7,374

Reconciliation of weighted average number of ordinary shares (WANOS) used in earnings per share calculations[1,2]	2019 millions	2018 millions

WANOS used in calculating basic earnings per share

Add: Weighted average dilutive potential ordinary shares	2,834.9	2,888.3

Convertible subordinated debt	237.9	249.0

Share based payments (options, rights and deferred shares)	8.8	11.4

WANOS used in calculating diluted earnings per share	3,081.6	3,148.7

1.

The successor fund transfer performed in preparation for the sales of the Group’s wealth businesses to Zurich and IOOF was completed on 13 April 2019. Post this date, treasury shares held in Wealth Australia discontinued operations ceased to be eliminated in the Group’s consolidated financial statements and are included in the denominator used in calculating earnings per share. If the weighted average number of treasury shares held in Wealth Australia discontinued operations was included in the denominator used in calculating earnings per share from continuing operations, basic earnings per share from continuing operations for 2019 would have been 221.4 cents (2018: 244.4 cents) and diluted earnings per share from continuing operations for 2019 would have been 212.4 cents (2018: 233.1 cents).

2.	Excludes the weighted average number of treasury shares held in ANZEST of 4.7 million (2018: 5.9 million) and Wealth Australia discontinued operations of 8.2 million (2018: 15.0 million).

120         ANZ 2019 ANNUAL REPORT

7. SEGMENT REPORTING

DESCRIPTION OF SEGMENTS

The Group’s five continuing operating segments are presented on a basis that is consistent with the information provided internally to the Chief Executive Officer, who is the chief operating decision maker. This reflects the way the Group’s businesses are managed, rather than the legal structure of the Group.

We measure the performance of these segments on a cash profit basis. To calculate cash profit, we remove certain non-core items from statutory profit. Details of these items are included in the “Other Items” section of this note. Transactions between business units across segments within ANZ are conducted on an arm’s-length basis and disclosed as part of the income and expenses of these segments.

The reportable segments are divisions engaged in providing either different products or services or similar products and services in different geographical areas. They are as follows:

Australia Retail and Commercial

The Australia Retail and Commercial division comprises:

•

Retail provides products and services to consumer customers in Australia via the branch network, mortgage specialists, contact centres, a variety of self-service channels (internet banking, phone banking, ATMs, website, ANZ share investing and digital banking) and third party brokers in addition to financial planning services provided by salaried financial planners.

•

Commercial provides a full range of banking products and financial services including asset financing across the following customer segments: medium to large commercial customers and agribusiness customers across regional Australia, small business owners and high net worth individuals and family groups.

Institutional

The Institutional division services governments, global institutional and corporate customers across three product sets: Transaction Banking, Loans & Specialised Finance and Markets.

•

Transaction Banking provides working capital and liquidity solutions including documentary trade, supply chain financing, commodity financing as well as cash management solutions, deposits, payments and clearing.

•

Loans & Specialised Finance provides loan products, loan syndication, specialised loan structuring and execution, project and export finance, debt structuring and acquisition finance and corporate advisory.

•

Markets provide risk management services on foreign exchange, interest rates, credit, commodities, debt capital markets in addition to managing the Group’s interest rate exposure and liquidity position.

New Zealand

The New Zealand division comprises:

•

Retail provides a full range of banking and wealth management services to consumer, private banking and small business banking customers. We deliver our services via our internet and app-based digital solutions and network of branches, mortgage specialists, relationship managers and contact centres.

•

Commercial provides a full range of banking services including traditional relationship banking and sophisticated financial solutions through dedicated managers focusing on privately owned medium to large enterprises, the agricultural business segment and governments.

Pacific

The Pacific division provides products and services to retail customers, small to medium-sized enterprises, institutional customers and governments located in the Pacific Islands. Products and services include retail products provided to consumers, traditional relationship banking and sophisticated financial solutions provided to business customers through dedicated managers.

Technology, Services & Operations (TSO) and Group Centre

TSO and Group Centre provide support to the operating divisions, including technology, group operations, shared services, property, risk management, financial management, strategy, marketing, human resources and corporate affairs. The Group Centre includes residual Asia Retail and Wealth, Group Treasury, Shareholder Functions and minority investments in Asia.

Refer to Note 29 Discontinued Operations and Assets and Liabilities Held for Sale for details on discontinued operations.

OPERATING SEGMENTS

The presentation of divisional results has been impacted by a number of methodology and structural changes during the period. Prior period comparatives have been restated as follows:

•

The methodology for allocating earnings on capital at a business unit level has changed from Economic Capital to Regulatory Capital. While neutral at a Group level, this change has impacted net interest income at the divisional level;

•

The residual Asia Retail and Wealth businesses have been transferred from the former Asia Retail and Pacific division to TSO and Group Centre division. The remaining segment has been renamed Pacific division; and

Notes to the consolidated financial statements (continued)

7. SEGMENT REPORTING (continued)

OPERATING SEGMENTS (continued)

•

ANZ’s lenders mortgage insurance, share investing, general insurance distribution and financial planning businesses which were previously part of the continuing operations of Wealth Australia now form part of the Australia Retail and Commercial division (previously named Australia division) and Wealth Australia division ceases to exist as a continuing division.

The divisional results were also impacted by the adoption of two new accounting standards:

•

AASB 9 - the Group implemented an expected credit loss methodology for impairment of financial assets, and revised the classification and measurement of certain financial assets from 1 October 2018. Consequently, the Group increased its provision for credit impairment by $813 million through opening retained earnings. Comparative information has not been restated.

•

AASB 15 - the main impact of adoption is that certain items previously netted are now presented gross in operating income and operating expenses. Comparative information has been restated which increased total operating income by $153 million and is offset by an increase in total operating expenses of the same amount.

Year ended 30 September 2019	Australia Retail and Commercial $m	Institutional $m	New Zealand $m	Pacific $m	TSO and Group Centre $m	Other items[1] $m	Group Total $m
Net interest income	8,092	3,080	2,736	128	303	-	14,339
Net fee and commission income
- Lending fees	290	282	16	14	-	-	602
- Non-lending fees	1,499	847	691	42	(20)	-	3,059
- Commissions	75	-	61	-	(12)	-	124
- Funds management income	14	2	243	-	(5)	-	254
- Fee and commission expense	(657)	(338)	(459)	(9)	1	-	(1,462)
Net income from insurance business	100	-	18	-	1	7	126
Other income	27	1,399	6	57	243	(251)	1,481
Share of associates’ profit	(1)	-	4	-	259	-	262
Other operating income	1,347	2,192	580	104	467	(244)	4,446
Operating income	9,439	5,272	3,316	232	770	(244)	18,785
Operating expenses	(4,074)	(2,667)	(1,286)	(150)	(894)	-	(9,071)
Profit before credit impairment and income tax	5,365	2,605	2,030	82	(124)	(244)	9,714
Credit impairment (charge)/release	(712)	2	(87)	1	1	1	(794)
Profit before income tax	4,653	2,607	1,943	83	(123)	(243)	8,920
Income tax expense and non-controlling interests	(1,458)	(779)	(544)	(24)	112	69	(2,624)
Profit after tax from continuing operations	3,195	1,828	1,399	59	(11)	(174)	6,296
Profit/(Loss) after tax from discontinued operations							(343)
Profit after tax attributable to shareholders							5,953
Non-cash items
Share of associates’ profit	(1)	-	4	-	259	-	262
Depreciation and amortisation	(176)	(112)	(41)	(7)	(535)	-	(871)
Equity-settled share based payment expenses	(13)	(69)	(4)	(1)	(33)	-	(120)
Credit impairment (charge)/release	(712)	2	(87)	1	1	1	(794)

Financial position	Australia Retail and Commercial $m	Institutional $m	New Zealand $m	Pacific $m	TSO and Group Centre $m	Discontinued operations $m	Group Total $m
Goodwill	410	1,070	1,937	50	-	42	3,509
Investments in associates	17	2	-	-	2,938	-	2,957

1.

Cash profit represents ANZ’s preferred measure of the result of the segments. We remove certain items from the segments as discussed on page 124 if we consider them not integral to the ongoing performance of the segment.

122         ANZ 2019 ANNUAL REPORT

7. SEGMENT REPORTING (continued)

    OPERATING SEGMENT (continued)

Year ended 30 September 2018	Australia Retail and Commercial $m	Institutional $m	New Zealand $m	Pacific $m	TSO and Group Centre $m	Other items[1] $m	Group Total $m
Net interest income	8,449	2,993	2,651	131	290	-	14,514
Net fee and commission income
- Lending fees	353	269	15	14	1	-	652
- Non-lending fees	1,494	832	657	39	32	-	3,054
- Commissions	83	-	42	-	(33)	-	92
- Funds management income	22	5	230	-	(9)	-	248
- Fee and commission expense	(609)	(289)	(417)	(8)	(13)	-	(1,336)
Net income from insurance business	126	1	117	-	10	19	273
Other income	42	1,248	22	55	339	598	2,304
Share of associates’ profit	(1)	-	5	-	179	-	183
Other operating income	1,510	2,066	671	100	506	617	5,470
Operating income	9,959	5,059	3,322	231	796	617	19,984
Operating expenses	(4,075)	(2,948)	(1,205)	(128)	(1,045)	-	(9,401)
Profit before credit impairment and income tax	5,884	2,111	2,117	103	(249)	617	10,583
Credit impairment (charge)/release	(698)	44	(6)	(3)	(25)	-	(688)
Profit before income tax	5,186	2,155	2,111	100	(274)	617	9,895
Income tax expense and non-controlling interests	(1,560)	(675)	(590)	(28)	62	(9)	(2,800)
Profit after tax from continuing operations	3,626	1,480	1,521	72	(212)	608	7,095
Profit/(Loss) after tax from discontinued operations							(695)
Profit after tax attributable to shareholders							6,400
Non-cash items
Share of associates’ profit	(1)	-	5	-	179	-	183
Depreciation and amortisation	(217)	(410)	(48)	(7)	(517)	-	(1,199)
Equity-settled share based payment expenses	(17)	(83)	(7)	(1)	(29)	(1)	(138)
Credit impairment (charge)/release	(698)	44	(6)	(3)	(25)	-	(688)

Financial position[2]	Australia Retail and Commercial $m	Institutional $m	New Zealand $m	Pacific $m	TSO and Group Centre $m	Discontinued operations $m	Group Total $m
Goodwill	270	1,067	1,979	48	-	767	4,131
Investments in associates	18	1	5	-	2,531	-	2,555
1.

Cash profit represents ANZ’s preferred measure of the result of the segments. We remove certain items from the segments as discussed on page 124 if we consider them not integral to the ongoing performance of the segment.

2.	Includes goodwill of $691 million and investments in associates of $2 million presented as assets held for sale.

Notes to the consolidated financial statements (continued)

7. SEGMENT REPORTING (continued)

OTHER ITEMS

The table below sets out the profit after tax impact of other items which are removed from statutory profit to reflect the cash profit of each segment.

		Profit after tax
Item	Related segment	2019 $m	2018 $m
Revaluation of policy liabilities	New Zealand	(77)	14
Economic hedges	Institutional, TSO and Group Centre	(118)	248
Revenue and expense hedges	TSO and Group Centre	19	9
Structured credit intermediation trades	Institutional	2	4
Reclassification of SRCB to held for sale	TSO and Group Centre	-	333
Total from continuing operations		(174)	608

SEGMENT INCOME BY PRODUCTS AND SERVICES

The primary sources of our external income across all divisions are interest income and other operating income. The Australia, New Zealand, and Pacific divisions derive income from products and services from retail and commercial banking. The Institutional division derives its income from institutional products and services. No single customer amounts to greater than 10% of the Group’s income.

GEOGRAPHICAL INFORMATION

The following table sets out total operating income earned including discontinued operations and assets to be recovered in more than one year based on the geographical regions in which the Group operates. The assets consist of investment securities measured at fair value through other comprehensive income (applicable from 1 October 2018), available-for-sale assets (prior to 1 October 2018), net loans and advances and assets presented as held for sale.

	Australia		Asia Pacific, Europe & Americas		New Zealand		Total
	2019 $m	2018 $m	2019 $m	2018 $m	2019 $m	2018 $m	2019 $m	2018 $m
Total operating income	12,394	13,286	2,613	2,823	3,947	3,956	18,954	20,065
Assets to be recovered in more than one year	386,062	389,119	48,545	46,801	105,642	98,312	540,249	534,232

124         ANZ 2019 ANNUAL REPORT

FINANCIAL ASSETS

Outlined below is a description of how we classify and measure financial assets relevant to the subsequent note disclosures.

    CLASSIFICATION AND MEASUREMENT

Financial assets - general

There are three measurement classifications for financial assets under AASB 9: amortised cost, fair value through profit or loss (FVTPL) and fair value through other comprehensive income (FVOCI). Financial assets are classified into these measurement classifications on the basis of two criteria:

•  the business model within which the financial asset is managed; and

•  the contractual cash flow characteristics of the financial asset (specifically whether the contractual cash flows represent solely payments of principal and interest).

The resultant financial asset classifications are as follows:

•  Amortised cost: Financial assets with contractual cash flows that comprise solely payments of principal and interest only and which are held in a business model whose objective is to collect their cash flows;

•  FVOCI: Financial assets with contractual cash flows that comprise solely payments of principal and interest only and which are held in a business model whose objective is to collect their cash flows or to sell the assets; and

•  FVTPL: Any other financial assets not falling into the categories above are measured at FVTPL.

Fair value option for financial assets

A financial asset may be irrevocably designated at FVTPL on initial recognition when the designation eliminates or significantly reduces an accounting mismatch that would otherwise arise.

8. CASH AND CASH EQUIVALENTS

	2019 $m	2018 $m
Coins, notes and cash at bank	1,186	1,382
Money at call, bills receivable and remittances in transit	3	74
Securities purchased under agreements to resell in less than 3 months	25,277	28,302
Balances with central banks	25,681	33,724
Settlement balances owed to ANZ within 3 months	29,474	21,154
Cash and cash equivalents[1]	81,621	84,636

1.	Excludes cash and cash equivalents held for sale of nil (2018: $328 million).

Notes to the consolidated financial statements (continued)

9. TRADING SECURITIES

	2019 $m	2018 $m
Government securities	27,177	26,115
Corporate and financial institution securities	9,640	7,825
Equity and other securities	7,271	3,782
Total	44,088	37,722
Less: Assets reclassified as held for sale (refer to Note 29)	(919)	-
Total	43,169	37,722

    RECOGNITION AND MEASUREMENT

Trading securities are financial instruments we either:

• acquire principally for the purpose of selling in the short-term; or

• hold as part of a portfolio we manage for short-term profit making.

We recognise purchases and sales of trading securities on trade date:

• initially, we measure them at fair value; and

• subsequently, we measure them in the balance sheet at their fair value with any revaluation recognised in the profit or loss.

KEY JUDGEMENTS AND ESTIMATES

Judgement is required when applying the valuation techniques used to measure the fair value of trading securities not valued using quoted market prices. Refer to Note 17 Fair Value of Financial Assets and Financial Liabilities for further details.

126         ANZ 2019 ANNUAL REPORT

10. DERIVATIVE FINANCIAL INSTRUMENTS

Fair Value	Assets 2019 $m	Liabilities 2019 $m	Assets 2018 $m	Liabilities 2018 $m
Derivative financial instruments - held for trading	116,622	(116,778)	66,457	(66,198)
Derivative financial instruments - designated in hedging relationships	4,045	(4,173)	1,966	(3,478)
Derivative financial instruments	120,667	(120,951)	68,423	(69,676)

FEATURES

Derivative financial instruments are contracts:

•	whose value is derived from an underlying price index (or other variable) defined in the contract - sometimes the value is derived from more than one variable;

•	that require little or no initial net investment; and

•	that are settled at a future date.

Movements in the price of the underlying variables, which cause the value of the contract to fluctuate, are reflected in the fair value of the derivative.

PURPOSE

The Group’s derivative financial instruments have been categorised as following:

Trading	Derivatives held in order to:
• Meet customer needs for managing their own risks.
• Manage risks in the Group that are not in a designated hedge accounting relationship (balance sheet management).
• Undertake market making and positioning activities to generate profits from short-term fluctuations in prices or margins.
Designated in Hedging Relationships	Derivatives designated into hedge accounting relationships in order to minimise profit or loss volatility by matching movements to underlying positions relating to:
• Hedges of the Group’s exposures to interest rate risk and currency risk.
• Hedges of other exposures relating to non-trading positions.

TYPES

The Group offers and uses four different types of derivative financial instruments:

Forwards	A contract documenting the rate of interest, or the currency exchange rate, to be paid or received on a notional principal amount at a future date.
Futures

An exchange traded contract in which the parties agree to buy or sell an asset in the future for a price agreed on the transaction date, with a net settlement in cash paid on the future date without physical delivery of the asset.

Swaps	A contract in which two parties exchange a series of cash flows for another.
Options

A contract in which the buyer of the contract has the right - but not the obligation - to buy (known as a “call option”) or to sell (known as a “put option”) an asset or instrument at a set price on a future date. The seller has the corresponding obligation to fulfil the transaction to sell or buy the asset or instrument if the buyer exercises the option.

RISKS MANAGED

The Group offers and uses the instruments described above to manage fluctuations in the following market factors:

Foreign Exchange	Currencies at current or determined rates of exchange.
Interest Rate	Fixed or variable interest rates applying to money lent, deposited or borrowed.
Commodity	Soft commodities (that is, agricultural products such as wheat, coffee, cocoa and sugar) and hard commodities (that is, mined products such as gold, oil and gas).
Credit	Counterparty risk in the event of default.

Notes to the consolidated financial statements (continued)

10. DERIVATIVE FINANCIAL INSTRUMENTS (continued)

DERIVATIVE FINANCIAL INSTRUMENTS – HELD FOR TRADING

The majority of the Group’s derivative financial instruments are held for trading. The fair value of derivative financial instruments held for trading are:

Fair Value	Assets 2019 $m	Liabilities 2019 $m	Assets 2018 $m	Liabilities 2018 $m
Interest rate contracts
Forward rate agreements	74	(78)	2	(2)
Futures contracts	41	(109)	54	(41)
Swap agreements	82,996	(80,588)	35,079	(35,428)
Options purchased	1,454	-	782	-
Options sold	-	(2,317)	-	(1,408)
Total	84,565	(83,092)	35,917	(36,879)
Foreign exchange contracts
Spot and forward contracts	15,987	(15,359)	15,200	(14,088)
Swap agreements	13,836	(16,235)	12,532	(11,821)
Options purchased	405	-	494	-
Options sold	-	(514)	-	(669)
Total	30,228	(32,108)	28,226	(26,578)
Commodity contracts	1,807	(1,553)	2,260	(2,683)
Credit default swaps
Structured credit derivatives purchased	16	-	22	-
Other credit derivatives purchased	4	(3)	8	(29)
Credit derivatives purchased	20	(3)	30	(29)
Structured credit derivatives sold	-	(19)	-	(26)
Other credit derivatives sold	2	(3)	24	(3)
Credit derivatives sold	2	(22)	24	(29)
Total	22	(25)	54	(58)
Derivative financial instruments - held for trading	116,622	(116,778)	66,457	(66,198)

128         ANZ 2019 ANNUAL REPORT

10. DERIVATIVE FINANCIAL INSTRUMENTS (continued)

DERIVATIVE FINANCIAL INSTRUMENTS – DESIGNATED IN HEDGING RELATIONSHIPS

There are three types of hedge accounting relationships the Group utilises:

	Fair value hedge	Cash flow hedge	Net investment hedge
Objective of this hedging arrangement	To hedge our exposure to changes to the fair value of a recognised asset or liability or unrecognised firm commitment caused by interest rate or foreign currency movements.

To hedge our exposure to variability in cash flows of a recognised asset or liability, a firm commitment or a highly probable forecast transaction caused by interest rate, foreign currency and other price movements.

To hedge our exposure to exchange rate differences arising from the translation of our foreign operations from their functional currency to Australian dollars.
Recognition of effective hedge portion

The following are recognised in profit or loss at the same time:

•  all changes in the fair value of the underlying item relating to the hedged risk; and

•  the change in the fair value of the derivatives.

		We recognise the effective portion of changes in the fair value of derivatives designated as a cash flow hedge in the cash flow hedge reserve.	We recognise the effective portion of changes in the fair value of the hedging instrument in the foreign currency translation reserve.
Recognition of ineffective hedge portion	Recognised immediately in Other operating income.
If a hedging instrument expires, or is sold, terminated, or exercised; or no longer qualifies for hedge accounting

When we recognise the hedged item in profit or loss, we recognise the related unamortised fair value adjustment in profit or loss. This may occur over time if the hedged item is amortised to profit or loss as part of the effective yield over the period to maturity.

		Only when we recognise the hedged item in profit or loss is the amount previously deferred in the cash flow hedge reserve transferred to profit or loss.	The amount we defer in the foreign currency translation reserve remains in equity and is transferred to profit or loss only when we dispose of, or partially dispose of, the foreign operation.
Hedged item sold or repaid	We recognise the unamortised fair value adjustment immediately in profit or loss.	Amounts accumulated in equity are transferred immediately to profit or loss.	The gain or loss, or applicable proportion, we recognise in equity is transferred to profit or loss on disposal or partial disposal of a foreign operation.

Notes to the consolidated financial statements (continued)

10. DERIVATIVE FINANCIAL INSTRUMENTS (continued)

As outlined in Note 1, the Group has continued to apply the AASB 139 hedge accounting requirements until the International Accounting Standards Board’s ongoing project on macro hedge accounting is completed. However, new hedge disclosures are required for 2019 and onwards under AASB 7 Financial Instruments: Disclosures (AASB 7) which are presented below. The presentation of derivatives information for 2018 has not been amended.

The fair value of derivative financial instruments designated in hedging relationships are:

	2019			2018
	Nominal amount $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Fair value hedges
Foreign exchange swap agreements	21	1	-	1	-
Foreign exchange spot and forward contracts	581	-	(9)	1	-
Interest rate swap agreements	108,243	2,093	(3,155)	1,261	(3,001)
Interest rate futures contracts	3,139	-	(27)	47	(1)
Cash flow hedges
Interest rate swap agreements	84,365	1,876	(832)	592	(379)
Foreign exchange swap agreements	2,934	75	(91)	44	(52)
Foreign exchange spot and forward contracts	159	-	(1)	2	-
Net investment hedges
Foreign exchange spot and forward contracts	1,484	-	(58)	18	(45)
Derivative financial instruments - designated in hedging relationships	200,926	4,045	(4,173)	1,966	(3,478)

The maturity profile of the nominal amounts of our hedging instruments held at 30 September 2019 is:

Nominal Amount		Average Rate	Less than 3 months $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	Total $m
Fair value hedges
Interest rate	Interest Rate	1.95%	3,195	18,407	63,873	25,907	111,382
Foreign exchange	HKD/AUD FX Rate	5.38	602	-	-	-	602
Cash flow hedges
Interest rate	Interest Rate	2.15%	1,088	14,040	66,880	2,357	84,365
	AUD/USD FX Rate	0.72
Foreign exchange[1]			40	120	1,652	1,281	3,093
	USD/EUR FX Rate	0.91
Net investment hedges
	TWD/AUD FX Rate	21.41
Foreign exchange			474	1,010	-	-	1,484
	THB/AUD FX Rate	21.77

1.	Hedges of foreign exchange risk cover multiple currency pairs. The table reflects the larger currency pairs only.

130         ANZ 2019 ANNUAL REPORT

10. DERIVATIVE FINANCIAL INSTRUMENTS (continued)

The impact of ineffectiveness from our designated hedge relationships by type of hedge relationship and type of risk being hedged are:

	Ineffectiveness			Amount reclassified from the cash flow hedge reserve or FCTR to profit and loss $m
2019	Change in value of hedging instrument $m	Change in value of hedged item $m	Hedge ineffectiveness recognised in profit and loss $m
Fair value hedges[1]
Interest rate	586	(582)	4	-
Foreign exchange	(36)	36	-	-
Cash flow hedges[1]
Interest rate	836	(825)	11	14
Foreign exchange	20	(20)	-	2
Net investment hedges[1]
Foreign exchange	(144)	144	-	-

1.	All hedging instruments are held within Derivative Financial Instruments.

Hedge ineffectiveness recognised is classified within Other operating income. Reclassification adjustments to the Statement of Comprehensive Income are recognised within Net interest income.

Hedged items in relation to the Group’s fair value hedges for 30 September 2019 are as follows:

			Carrying amount		Accumulated fair value hedge adjustments on the hedged item
	Balance sheet presentation	Hedged risk	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Fixed rate loans and advances	Net loans and advances	Interest rate	2,281	-	17	-
Fixed rate debt issuance	Debt issuances	Interest rate	-	(67,555)	-	(1,749)
Fixed rate investment securities (FVOCI)[1]	Investment securities	Interest rate	47,641	-	1,907	-
Equity securities at FVOCI[1]	Investment securities	Foreign exchange	581	-	52	-
Total			50,503	(67,555)	1,976	(1,749)

[1].

The carrying amount of debt and equity instruments at fair value through other comprehensive income does not include the fair value hedge adjustment as the hedge assets are measured at fair value. The accounting for the hedge relationship results in transfer of the hedge adjustment out of other comprehensive income into the Income Statement.

The cumulative amount of fair value hedge adjustments relating to ceased hedge relationships remaining on the Balance Sheet is $8 million.

Notes to the consolidated financial statements (continued)

10. DERIVATIVE FINANCIAL INSTRUMENTS (continued)

Hedged items in relation to the Group’s cash flow and net investment hedges for 30 September 2019 are as follows:

		Cash flow hedge reserve		Foreign currency translation reserve
	Hedged risk	Continuing hedges $m	Discontinued hedges $m	Continuing hedges $m	Discontinued hedges $m
Cash flow hedges
Floating rate loans and advances	Interest rate	1,587	41	-	-
Floating rate customer deposits	Interest rate	(577)	(32)	-	-
Foreign currency debt issuance	Foreign exchange	14	-	-	-
Foreign currency investment securities	Foreign exchange	6	-	-	-
Highly probable forecast transactions	Foreign exchange	3	-	-	-
Net investment hedges
Foreign operations	Foreign exchange	-	-	(159)	(149)

The table below details the reconciliation of the cash flow hedge reserve by risk type:

	Interest rate $m	Foreign currency $m	Total $m
Balance at 1 October 2018	128	(1)	127
Fair value gains	825	20	845
Transferred to income statement	14	2	16
Income taxes and others	(251)	(6)	(257)
Balance at 30 September 2019	716	15	731

Hedges from net investments in a foreign operation resulted in a $144 million decrease in FCTR during the year. There were no reclassifications from FCTR to the income statement during the year.

2018 Disclosure

The impact recognised in profit or loss arising from derivative financial instruments designated in hedge accounting relationships, are as follows:

	Hedge accounting type	2018 $m
Gain/(Loss) recognised in Other operating income
Hedged item	Fair value	1,190
Hedging instrument	Fair value	(1,210)
Ineffective portion of hedging instrument	Cash flow	13

132         ANZ 2019 ANNUAL REPORT

10. DERIVATIVE FINANCIAL INSTRUMENTS (continued)

    RECOGNITION AND MEASUREMENT

Recognition

Initially and at each reporting date, we recognise all derivatives at fair value. If the fair value of a derivative is positive, then we carry it as an asset, but if its value is negative, then we carry it as a liability.

Valuation adjustments are integral in determining the fair value of derivatives. This includes:

•  a credit valuation adjustment (CVA) to reflect the counterparty risk and/or event of default; and

•  a funding valuation adjustment (FVA) to account for funding costs and benefits in the derivatives portfolio.

Derecognition of assets and liabilities

We remove derivative assets from our balance sheet when the contracts expire or we have transferred substantially all the risks and rewards of ownership. We remove derivative liabilities from our balance sheet when the Group’s contractual obligations are discharged, cancelled or expired.

Impact on the Income Statement

How we recognise gains or losses on derivative financial instruments depends on whether the derivative is held for trading or is designated into a hedging relationship. For derivative financial instruments held for trading, gains or losses from changes in the fair value are recognised in profit or loss.

For an instrument designated into a hedging relationship, the recognition of gains or losses depends on the nature of the item being hedged. Refer to the previous table on page 129 for profit or loss treatment depending on the hedge type.

Sources of hedge ineffectiveness may arise from basis risk and differences in discounting between the hedged items and the hedging instruments. The hedging instruments are discounted using Overnight Index Swaps discount curves which are not applied to the hedged items.

Hedge effectiveness

To qualify for hedge accounting a hedge is expected to be highly effective. A hedge is highly effective only if the following conditions are met:

•  the hedge is expected to be highly effective in achieving offsetting changes in fair value or cash flows attributable to the hedged risk during the period for which the hedge is designated (prospective effectiveness); and

•  the actual results of the hedge are within the range of 80-125% (retrospective effectiveness).

The Group monitors hedge effectiveness on a regular basis but at a minimum at least at each reporting date.

    KEY JUDGEMENTS AND ESTIMATES

Judgement is required when we select the valuation techniques used to measure the fair value of derivatives, particularly the selection of valuation inputs that are not readily observable, and the application of valuation adjustments to certain derivatives. Refer to Note 17 Fair Value of Financial Assets and Financial Liabilities for further details.

Notes to the consolidated financial statements (continued)

11. INVESTMENT SECURITIES

	2019 $m	2018 $m

Investment securities measured at fair value through other comprehensive income

Debt securities	76,489	-

Equity securities	1,221	-

Investment securities measured at amortised cost

Debt securities[1]	5,999	-

Available-for-sale assets

Debt securities	-	74,268

Equity securities	-	1,095

Total	83,709	75,363

Less: Assets reclassified as held for sale (refer to Note 29)	-	(1,079)

Total	83,709	74,284

1.	Includes allowance for expected credit losses of $13 million.

2019 Investment securities	Less than 3 months $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity $m	Total $m

Government securities	6,768	14,665	26,200	12,603	-	60,236

Corporate and financial institution securities	1,280	2,719	15,965	374	-	20,338

Other securities	-	-	183	1,731	-	1,914

Equity securities	-	-	-	-	1,221	1,221

Total	8,048	17,384	42,348	14,708	1,221	83,709

2018 Available-for-sale assets

Government securities	6,715	8,159	28,144	12,455	-	55,473

Corporate and financial institution securities	948	2,549	13,283	287	-	17,067

Other securities	-	-	159	1,569	-	1,728

Equity securities	-	-	-	-	1,095	1,095

Total	7,663	10,708	41,586	14,311	1,095	75,363

Less: Assets reclassified as held for sale (refer to Note 29)						(1,079)

Total						74,284

134         ANZ 2019 ANNUAL REPORT

11. INVESTMENT SECURITIES (continued)

During the year, the Group recognised a net gain (before tax) in other operating income from the recycling of gains/losses previously deferred in equity of $240 million (2018: $48 million) in respect of investment securities (applicable from 1 October 2018) and available-for-sale assets (prior to 1 October 2018).

The carrying value of equity securities at FVOCI / AFS equity securities is $1,221 million (2018: $1,095 million). This includes the Group’s $1,106 million (2018: $1,025 million) investment in the Bank of Tianjin (BoT).

    RECOGNITION AND MEASUREMENT

Policy applicable from 1 October 2018

Investment securities are those financial assets in security form (i.e. transferable debt or equity instruments) that are not held for trading purposes. By way of exception, bills of exchange (a form of security/transferable instrument) which are used to facilitate the Group’s customer lending activities are classified as Loans and advances (rather than Investment securities) to better reflect the substance of the arrangement.

Non-traded equity investments may be designated at FVOCI on an instrument by instrument basis. If this election is made, gains or losses are not reclassified from other comprehensive income to profit or loss on disposal of the investment. However, gains or losses may be reclassified within equity.

Assets disclosed as Investment securities are subject to the general classification and measurement policy for Financial Assets outlined at the commencement of the Group’s financial asset disclosures on page 125. Additionally, expected credit losses associated with “Investment securities – debt securities at amortised cost” and “Investment securities – debt securities at fair value through other comprehensive income” are recognised and measured in accordance with the accounting policy outlined in Note 13. For “Investment securities – debt securities at fair value through other comprehensive income” the allowance for ECL is recognised in the FVOCI reserve in equity with a corresponding charge to profit or loss.

Policy applicable prior to 1 October 2018

AFS assets comprise non-derivative financial assets which we designate as AFS since we do not hold them principally for trading purposes. They include both equity and debt securities. AFS assets are initially recognised at fair value plus transaction costs and are revalued at least bi-annually. On revaluation, we include movements in fair value within the available-for-sale revaluation reserve in equity, except for certain items which are recognised directly in profit or loss, being interest on debt securities, dividends received, foreign exchange on debt securities and impairment charges.

When we sell the asset, any cumulative gain or loss from the available-for-sale revaluation reserve is recognised in profit or loss.

At each reporting date, we assess whether any AFS assets are impaired. We assess the impairment of any debt securities if an event has occurred which will have a negative impact on the asset’s estimated cash flows. For equity securities, we assess if there is a significant or prolonged decline in their fair value below cost.

If an AFS asset is impaired, then we remove the cumulative loss related to that asset from the available-for-sale revaluation reserve. We then recognise it in profit or loss for:

•   debt instruments, as a credit impairment expense; and

•   equity instruments, as a negative impact in other operating income.

We recognise any later reversals of impairment on debt securities in the profit or loss through the credit impairment charge line. However, we do not make any reversals of impairment for equity securities. To the extent previously impaired equity securities recover in value, gains are recognised directly in equity.

    KEY JUDGEMENTS AND ESTIMATES

Judgement is required when we select valuation techniques used to measure the fair value of assets not valued using quoted market prices, particularly the selection of valuation inputs that are not readily observable. Refer to Note 17 Fair Value of Financial Assets and Financial Liabilities for further details.

Notes to the consolidated financial statements (continued)

12. NET LOANS AND ADVANCES

The following table provides details of net loans and advances for the Group:

	2019 $m	2018 $m

Overdrafts	7,267	7,061

Credit cards	9,241	9,890

Commercial bills	6,159	6,861

Term loans – housing	343,808	346,154

Term loans – non-housing	248,337	234,405

Other	3,483	3,442

Subtotal	618,295	607,813

Unearned income	(398)	(430)

Capitalised brokerage/mortgage origination fees	870	997

Gross loans and advances (including assets reclassified as held for sale)	618,767	608,380

Allowance for expected credit losses (refer to Note 13)[1,2]	(3,509)	(2,917)

Net loans and advances (including assets reclassified as held for sale)	615,258	605,463

Less: Net loans and advances reclassified as held for sale (refer to Note 29)	-	(999)

Net loans and advances	615,258	604,464

Residual contractual maturity:

Within one year	133,273	126,811

More than one year	481,985	477,653

Net loans and advances	615,258	604,464

Carried on Balance Sheet at:

Amortised cost	614,336	604,331

Fair value through profit or loss	922	133

Net loans and advances	615,258	604,464
1.	On adoption of AASB 9 on 1 October 2018, the Group increased the collectively assessed provision by $647 million. Comparative information has not been restated. Refer to Note 35 for further details.
2.

$500 million of collectively assessed provisions and $26 million of individually assessed provision for credit impairment attributable to off-balance sheet credit related commitments at 2018 were reclassified from Net loans and advances at amortised cost to Other provisions to enhance comparability with current period presentation.

    RECOGNITION AND MEASUREMENT

Loans and advances are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market and are facilities the Group provides directly to customers or through third party channels.

Loans and advances are initially recognised at fair value plus transaction costs directly attributable to the issue of the loan or advance, which are primarily brokerage/mortgage origination fees which we amortise over the estimated life of the loan. Subsequently, we then measure loans and advances at amortised cost using the effective interest rate method, net of any provision for credit impairment, or at fair value when they are specifically designated on initial recognition as fair value through profit or loss or when held for trading.

We classify contracts to lease assets and hire purchase agreements as finance leases if they transfer substantially all the risks and rewards of ownership of the asset to the customer or an unrelated third party. We include these facilities in ‘Other’ in the table above.

The Group enters into transactions in which it transfers financial assets that are recognised on its balance sheet. When the Group retains substantially all of the risks and rewards of the transferred assets, the transferred assets remain on the Group’s balance sheet, however if substantially all the risks and rewards are transferred, the Group derecognises the asset.

If the risks and rewards are partially retained and control over the asset is lost, the Group derecognises the asset. If control over the asset is not lost, the Group continues to recognise the asset to the extent of its continuing involvement.

We separately recognise the rights and obligations retained, or created, in the transfer of assets and liabilities as appropriate.

From 1 October 2018, assets disclosed as net loans and advances are subject to the general classification and measurement policy for Financial Assets outlined at the commencement of the Group’s Financial Asset disclosures on page 125. Additionally, expected credit losses associated with loans and advances at amortised cost are recognised and measured in accordance with the accounting policy outlined in Note 13.

136         ANZ 2019 ANNUAL REPORT

13. ALLOWANCE FOR EXPECTED CREDIT LOSSES

ALLOWANCE FOR EXPECTED CREDIT LOSSES

As described in Note 1 and 35, the Group adopted AASB 9 effective from 1 October 2018 which resulted in the application of an expected credit loss (ECL) model for measuring impairment of financial assets and amendments to the presentation of credit impairment information for the current year. Comparative information has not been restated.

The following tables present the movement in the allowance for ECL (including allowance for ECL reclassified as held for sale) for the year.

Net loans and advances - at amortised cost

Allowance for ECL is included in Net loans and advances.			Stage 3
	Stage 1 $m	Stage 2 $m	Collectively assessed $m	Individually assessed $m	Total $m

As at 1 October 2018	920	1,391	359	894	3,564

Transfer between stages	166	(308)	(91)	233	-

New and increased provisions (net of releases)	(168)	291	147	1,139	1,409

Write-backs	-	-	-	(382)	(382)

Bad debts written off (excluding recoveries)	-	-	-	(1,076)	(1,076)

Foreign currency translation and other movements[1]	9	4	(2)	(17)	(6)

As at 30 September 2019	927	1,378	413	791	3,509

1.  Includes the impacts of divestments completed in 2019 and the impact of discount unwind on individually assessed allowance for ECL.

The movement in expected credit losses is consistent with the movement in corresponding gross balances.

Investment securities - debt securities at amortised cost
Allowance for ECL is included in Investment securities.			Stage 3
	Stage 1 $m	Stage 2 $m	Collectively assessed $m	Individually assessed $m	Total $m

As at 1 October 2018	9	2	-	-	11

Transfer between stages	-	-	-	-	-

New and increased provisions (net of releases)	2	(1)	-	-	1

Write-backs	-	-	-	-	-

Bad debts written off (excluding recoveries)	-	-	-	-	-

Foreign currency translation and other movements	1	-	-	-	1

As at 30 September 2019	12	1	-	-	13

Investment securities - debt securities at FVOCI

Allowance for ECL does not change the carrying amount which remains at fair value. Instead, the allowance for ECL is recognised in the FVOCI reserve in equity, with a corresponding charge to profit or loss.

			Stage 3
	Stage 1 $m	Stage 2 $m	Collectively assessed $m	Individually assessed $m	Total $m

As at 1 October 2018	14	-	-	-	14

Transfer between stages	-	-	-	-	-

New and increased provisions (net of releases)	(2)	-	-	-	(2)

Write-backs	-	-	-	-	-

Bad debts written off (excluding recoveries)	-	-	-	-	-

Foreign currency translation and other movements[1]	(4)	-	-	-	(4)

As at 30 September 2019	8	-	-	-	8
1. Includes the impacts of divestments completed in 2019.

Notes to the consolidated financial statements (continued)

13. ALLOWANCE FOR EXPECTED CREDIT LOSSES (continued)

ALLOWANCE FOR EXPECTED CREDIT LOSSES

Off-balance sheet commitments - undrawn and contingent facilities

Allowance for ECL is included in Other provisions.

			Stage 3

	Stage 1 $m	Stage 2 $m	Collectively assessed $m	Individually assessed $m	Total $m

As at 1 October 2018	474	166	15	26	681

Transfer between stages	27	(29)	-	2	-

New and increased provisions (net of releases)	(36)	12	6	-	(18)

Write-backs	-	-	-	(3)	(3)

Bad debts written off (excluding recoveries)	-	-	-	-	-

Foreign currency translation and other movements	8	2	-	(2)	8

As at 30 September 2019	473	151	21	23	668

2018 Provision for credit impairment disclosures under AASB 139

The below disclosure does not reflect the adoption of AASB 9 and is prepared under the requirements of the previous AASB 139.

Provision for credit impairment	Net loans and advances 2018 $m	Off-balance sheet credit related commitments 2018 $m	Total 2018 $m

Individual provision

Balance at start of year	1,118	18	1,136

New and increased provisions	1,426	18	1,444

Write-backs	(425)	-	(425)

Bad debts written off (excluding recoveries)	(1,224)	-	(1,224)

Other[1]	(1)	(10)	(11)

Total individual provision	894	26	920

Collective provision

Balance at start of year	2,118	544	2,662

Charge/(release) to profit or loss	(34)	(51)	(85)

Other[2]	(61)	7	(54)

Total collective provision	2,023	500	2,523

Total provision for credit impairment	2,917	526	3,443

[1].

Other individual provision includes the impact of the sale completion of the Asia Retail and Wealth business divestment in 2018. It includes an adjustment for exchange rate fluctuations and the impact of discount unwind on individual provisions.

[2].	Other collective provision includes the impact of the sale completion of the Asia Retail and Wealth business divestment, and an adjustment for exchange rate fluctuations.

138         ANZ 2019 ANNUAL REPORT

13. ALLOWANCE FOR EXPECTED CREDIT LOSSES (continued)

CREDIT IMPAIRMENT CHARGE - INCOME STATEMENT

Credit impairment charge/(release) analysis under AASB 9

2019 $m
New and increased provisions (net of releases)[1]

- Collectively assessed	16

- Individually assessed	1,374

Write-backs	(385)

Recoveries of amounts previously written-off	(212)
Total credit impairment charge	793

Less: credit impairment charge/(release) from discontinued operations	(1)
Total credit impairment charge from continuing operations	794

1.	Includes the impact of transfers between collectively assessed and individually assessed.

The contractual amount outstanding on financial assets that were written off during the period ended 30 September 2019 and that are still subject to enforcement activity is $212 million.

2018 Credit impairment charge/(release) analysis under AASB 139

The below disclosures do not reflect the adoption of AASB 9 and are prepared under the requirements of the previous AASB 139.

2018 $m
New and increased individual provisions	1,444

Write-backs	(425)

Recoveries of amounts previously written-off	(246)
Individually assessed credit impairment charge	773

Collectively assessed credit impairment charge/(release)	(85)
Credit impairment charge	688

Notes to the consolidated financial statements (continued)

13. ALLOWANCE FOR EXPECTED CREDIT LOSSES (continued)

    RECOGNITION AND MEASUREMENT

Policy applicable from 1 October 2018

EXPECTED CREDIT LOSS IMPAIRMENT MODEL

The measurement of expected credit losses reflects an unbiased, probability weighted prediction, which evaluates a range of scenarios and takes into account the time value of money, past events, current conditions and forecasts of future economic conditions.

Expected credit losses are either measured over 12 months or the expected lifetime of the financial asset, depending on credit deterioration since origination, according to the following three-stage approach:

• Stage 1: At the origination of a financial asset, and where there has not been a significant increase in credit risk (SICR) since origination, an allowance equivalent to 12 months ECL is recognised reflecting the expected credit losses resulting from default events that are possible within the next 12 months from the reporting date. For instruments with a remaining maturity of less than 12 months, expected credit losses are estimated based on default events that are possible over the remaining time to maturity.

• Stage 2: Where there has been a significant increase in credit risk since origination, an allowance equivalent to lifetime ECL is recognised reflecting expected credit losses resulting from all possible default events over the expected life of a financial instrument. If credit risk were to improve in a subsequent period such that the increase in credit risk since origination is no longer considered significant, the exposure returns to a Stage 1 classification and a 12 month ECL applies.

• Stage 3: Where there is objective evidence of impairment, an allowance equivalent to lifetime ECL is recognised.

Expected credit losses are estimated on a collective basis for exposures in Stage 1 and Stage 2, and on either a collective or individual basis when transferred to Stage 3.

MEASUREMENT OF EXPECTED CREDIT LOSS

ECL is calculated as the product of the following credit risk factors at a facility level, discounted to incorporate the time value of money:

• Probability of default (PD) - the estimate of the likelihood that a borrower will default over a given period;

• Exposure at default (EAD) - the expected balance sheet exposure at default taking into account repayments of principal and interest, expected additional drawdowns and accrued interest; and

• Loss given default (LGD) - the expected loss in the event of the borrower defaulting, expressed as a percentage of the facility’s EAD, taking into account direct and indirect recovery costs.

These credit risk factors are adjusted for current and forward looking information through the use of macro-economic variables.

EXPECTED LIFE

When estimating ECL for exposures in Stage 2 and 3, the Group considers the expected lifetime over which it is exposed to credit risk.

For non-retail portfolios, the Group uses the maximum contractual period as the expected lifetime for non-revolving credit facilities. For non-retail revolving credit facilities, such as corporate lines of credit, the expected life reflects the Group’s contractual right to withdraw a facility as part of a contractually agreed annual review, after taking into account the applicable notice period.

For retail portfolios, the expected lifetime is determined using behavioural term, taking into account expected prepayment behaviour and substantial modifications.

DEFINITION OF DEFAULT, CREDIT IMPAIRED AND WRITE-OFFS

The definition of default used in measuring expected credit losses is aligned to the definition used for internal credit risk management purposes across all portfolios. This definition is also in line with the regulatory definition of default. Default occurs when there are indicators that a debtor is unlikely to fully satisfy contractual credit obligations to the Group, or the exposure is 90 days past due.

Financial assets, including those that are well secured, are considered credit impaired for financial reporting purposes when they default.

When there is no realistic probability of recovery, loans are written off against the related impairment allowance on completion of the Group’s internal processes and when all reasonably expected recoveries have been collected. In subsequent periods, any recoveries of amounts previously written-off are credited to credit impairment charge in the income statement.

140         ANZ 2019 ANNUAL REPORT

13. ALLOWANCE FOR EXPECTED CREDIT LOSSES (continued)

  RECOGNITION AND MEASUREMENT

MODIFIED FINANCIAL ASSETS

If the terms of a financial asset are modified or an existing financial asset is replaced with a new one for either credit or commercial reasons, an assessment is made to determine if the changes to the terms of the existing financial asset are considered substantial. This assessment considers both changes in cash flows arising from the modified terms as well as changes in the overall instrument risk profile; for example, changes in the principal (credit limit), term, or type of underlying collateral. Where a modification is considered non-substantial, the existing financial asset is not derecognised and its date of origination continues to be used to determine SICR. Where a modification is considered substantial, the existing financial asset is derecognised and a new financial asset is recognised at its fair value on the modification date, which also becomes the date of origination used to determine SICR for this new asset.

SIGNIFICANT INCREASE IN CREDIT RISK (SICR)

Stage 2 assets are those that have experienced a significant increase in credit risk (SICR) since origination. In determining what constitutes a SICR, the Group considers both qualitative and quantitative information:

i.   Internal credit rating grade

For the majority of portfolios, the primary indicator of a SICR is a significant deterioration in the internal credit rating grade of a facility since origination and is measured by application of thresholds.

For non-retail portfolios, a SICR is determined by comparing the Customer Credit Rating (CCR) applicable to a facility at reporting date to the CCR at origination of that facility. A CCR is assigned to each borrower which reflects the probability of default of the borrower and incorporates both borrower and non-borrower specific information, including forward looking information. CCRs are subject to review at least annually or more frequently when an event occurs which could affect the credit risk of the customer.

For retail portfolios, a SICR is determined by comparing each facility’s scenario weighted lifetime probability of default at the reporting date to the scenario weighted lifetime probability of default at origination. The scenario weighted lifetime probability of default may increase significantly if:

• there has been a deterioration in the economic outlook, or an increase in economic uncertainty; or

• there has been a deterioration in the customer’s overall credit position, or ability to manage their credit obligations.

ii.  Backstop criteria

The Group uses 30 days past due arrears as a backstop criteria for both non-retail and retail portfolios. For retail portfolios only, facilities are required to demonstrate three to six months of good payment behaviour prior to being allocated back to Stage 1.

FORWARD LOOKING INFORMATION

Forward-looking information is incorporated into both our assessment of whether a financial asset has experienced a significant increase in credit risk since its initial recognition and in our estimate of ECL. In applying forward looking information for estimating ECL, the Group considers four probability-weighted forecast economic scenarios as follows:

i.   Base case scenario

The base case scenario is ANZ’s view of the most likely future macro-economic conditions. It reflects management’s assumptions used for strategic planning and budgeting, and also informs the Group Internal Capital Adequacy Assessment Process (ICAAP) which is the process the Group applies in strategic and capital planning over a 3 year time horizon;

ii.  Upside and iii. Downside scenarios

The upside and downside scenarios are fixed by reference to average economic cycle conditions (that is, they are not based on the economic conditions prevailing at balance date) and are based on a combination of more optimistic (in the case of the upside) and pessimistic (in the case of the downside) economic events and uncertainty over long term horizons; and

iv.  Severe downside scenario

The severe downside scenario is fixed by reference to average economic cycle conditions and accounts for the potentially severe impact of less likely extremely adverse economic conditions. It reflects macro-economic conditions of a downturn economic event with a probability of occurrence once every 25 years.

The four scenarios are described in terms of macro-economic variables used in the PD, LGD and EAD models (collectively the ECL models) depending on the portfolio and country of the borrower. Examples of the variables include unemployment rates, GDP growth rates, house price indices, commercial property price indices and consumer price indices.

Notes to the consolidated financial statements (continued)

13. ALLOWANCE FOR EXPECTED CREDIT LOSSES (continued)

  RECOGNITION AND MEASUREMENT

Probability weighting of each scenario is determined by management considering the risks and uncertainties surrounding the base case scenario, as well as specific portfolio considerations where required. The Group Asset and Liability Committee (GALCO) is responsible for reviewing and approving the base case forecast scenario and the Credit and Market Risk Committee (CMRC) approves the probability weights applied to each scenario.

Where applicable, temporary adjustments may be made to account for situations where known or expected risks have not been adequately addressed in the modelling process. CMRC is responsible for approving such adjustments.

ECL Sensitivity

The table below illustrates the impact on the Group’s ECL allowance under scenarios where a 100% weighting is applied to both upside and downside scenarios with all other modelling assumptions remaining constant.

	Total ECL	Impact
	$m	$m

100% upside scenario	2,384	(993)

100% downside scenario	5,334	1,956

Policy applicable prior to 1 October 2018

The Group recognises two types of impairment provisions for its loans and advances:

• Individual provisions for significant assets that are assessed to be impaired; and

• Collective provisions for portfolios of similar assets that are assessed collectively for impairment.

The accounting treatment for each of them is detailed below:

	Individually	Collectively
Assessment	If any impaired loans and advances exceed specified thresholds and an impairment event has been identified, then we assess the need for a provision individually.	To allow for any small value loans and advances where losses may have been incurred but not yet identified, and individually significant loans and advances that we do not assess as impaired, we assess them collectively in pools of assets with similar credit risk characteristics.
Impairment	Loans and advances are assessed as impaired if we have objective evidence that we may not recover principal or interest payments (that is, a loss event has been incurred).	We estimate the provision on the basis of historical loss experience for assets with similar credit risk characteristics to others in the respective collective pool. We adjust the historical loss experience based on current observable data – such as: changing economic conditions, the impact of the inherent risk of large concentrated losses within the portfolio and an assessment of the economic cycle.
Measurement	We measure impairment loss as the difference between the asset’s carrying amount and estimated future cash flows discounted to their present value at the asset’s original effective interest rate. We record the result as an expense in profit or loss in the period we identify the impairment and recognise a corresponding reduction in the carrying amount of loans and advances through an offsetting provision.
Uncollectable amounts

If a loan or advance is uncollectable (whether partially or in full), then we write off the balance (and also any related provision for credit impairment).

We write off unsecured retail facilities at the earlier of the facility becoming 180 days past due, or the customer’s bankruptcy or similar legal release from the obligation to repay the loan or advance. For secured facilities, write offs occur net of the proceeds determined to be recoverable from the realisation of collateral.

Recoveries	If we recover any cash flows from loans and advances we have previously written off, then we recognise the recovery in profit or loss in the period the cash flows are received.
Off-balance sheet amounts	Any off-balance sheet items, such as loan commitments, are considered for impairment both on an individual and collective basis.

142         ANZ 2019 ANNUAL REPORT

13. ALLOWANCE FOR EXPECTED CREDIT LOSSES (continued)

  KEY JUDGEMENTS AND ESTIMATES

Applicable from 1 October 2018

When estimating the allowance for expected credit losses for loans and advances, we used management’s judgement in respect of the matters outlined below.

Key Judgements
Determining when a significant increase in credit risk has occurred

In the measurement of ECL, judgement is involved in setting the rules to determine whether there has been a significant increase in credit risk (SICR) since initial recognition of a loan, resulting in the financial asset moving from ‘stage 1’ to ‘stage 2’. This is a key area of judgement as transition from stage 1 to stage 2 increases the ECL calculation from an allowance based on the probability of default in the next 12 months, to an allowance for lifetime expected credit losses. Subsequent decreases in credit risk combined with transition from stage 2 to stage 1 may similarly result in significant changes in the ECL allowance.

The setting of precise trigger points requires judgement which may have a material impact upon the size of the ECL allowance. The Group monitors the effectiveness of SICR criteria on an ongoing basis.
Measuring both 12-month and lifetime credit losses

The PD, LGD, and EAD credit risk parameters used in determining ECL are point-in-time measures reflecting the relevant forward looking information determined by management. Judgement is involved in determining which forward-looking information variables are relevant for particular lending portfolios and for determining each portfolio’s point-in-time sensitivity.

In addition, judgement is required where behavioural characteristics are applied in estimating the lifetime of a facility to be used in measuring ECL. All other things being equal, an increase in the expected behavioural life will increase the amount of ECL.

Forecasting forward-looking scenarios

Our forecast of forward looking information variables is established from a “base case” or most likely scenario that is used internally by management for planning and forecasting purposes.

The expected outcomes of key economic drivers for the base case scenario as at 30 September 2019 are as follows:

Australia

The unemployment rate is expected to remain essentially flat and GDP growth to improve modestly over the forecast period, with residential property values expected to improve after a period of decline. Commercial property prices are expected to decline slightly through the forecast period. Consumer price index growth is expected to rise from current levels.

New Zealand

GDP growth is forecast to improve modestly over the forecast period, with the unemployment rate remaining stable. Residential property values are expected to achieve modest levels of growth. Commercial property prices are expected to grow, however, the growth rate is expected to be modest through the forecast period. The consumer price index is expected to rise modestly.

Rest of world

GDP growth is forecast to taper lower in the near term due to uncertainty in the global outlook. Inflation is also expected to remain soft over the forecast period to 2020.

Probability weighting of each scenario

Probability weighting of each scenario is determined by management considering the risks and uncertainties surrounding the base case scenario, as well as specific portfolio considerations where required.

Management temporary adjustments

Management temporary adjustments to the ECL allowance are adjustments we use in circumstances where we judge that our existing inputs, assumptions and model techniques do not capture all the risk factors relevant to our lending portfolios. Emerging local or global macroeconomic, microeconomic or political events, and natural disasters that are not incorporated into our current parameters, risk ratings, or forward-looking information are examples of such circumstances.

The use of management temporary adjustments may impact the amount of ECL recognised.

Notes to the consolidated financial statements (continued)

13. ALLOWANCE FOR EXPECTED CREDIT LOSSES (continued)

KEY JUDGEMENTS AND ESTIMATES Applicable prior to 1 October 2018 When we measured impairment of loans and advances, we used management’s judgement of the extent of losses at reporting date.
	Individually	Collectively
Key Judgements	• Estimated future cash flows	• Estimated future cash flows

•  Business prospects for the customer

•  Realisable value of any collateral

•  Group’s position relative to other claimants

•  Reliability of customer information

•  Likely cost and duration of recovering loans

• Historical loss experience of assets with similar risk characteristics • Impact of large concentrated losses inherent in the portfolio • Assessment of the economic cycle
We regularly reviewed our key judgements and updated them to reflect actual loss experience.

FINANCIAL LIABILITIES

Outlined below is a description of how we classify and measure financial liabilities relevant to the subsequent note disclosures.

  CLASSIFICATION AND MEASUREMENT

Financial liabilities

Financial liabilities are measured at amortised cost, or fair value through profit or loss when they are held for trading. Additionally, financial liabilities can be designated at FVTPL where:

• the designation eliminates or significantly reduces an accounting mismatch which would otherwise arise;

• a group of financial liabilities are managed and their performance is evaluated on a fair value basis, in accordance with a documented risk management strategy; or

• the financial liability contains one or more embedded derivatives unless:

a) the embedded derivative does not significantly modify the cash flows that otherwise would be required by the contract, or

b) the embedded derivative is closely related to the host financial liability.

Where financial liabilities are designated as measured at fair value, gains or losses relating to changes in the entity’s own credit risk are included in other comprehensive income, except where doing so would create or enlarge an accounting mismatch in profit or loss. This section of AASB 9 was early adopted by the Group on 1 October 2013.

144         ANZ 2019 ANNUAL REPORT

14. DEPOSITS AND OTHER BORROWINGS

	2019 $m	2018 $m
Certificates of deposit	36,646	42,746

Term deposits	227,087	214,682

On demand and short term deposits	256,264	245,449

Deposits not bearing interest	28,342	26,289

Deposits from banks & securities sold under repurchase agreements	77,526	72,691

Commercial paper and other borrowings[1]	11,812	17,872
Deposits and other borrowings (including liabilities reclassified as held for sale)	637,677	619,729

Less: Deposits and other borrowings reclassified as held for sale (refer to Note 29)	-	(1,579)
Deposits and other borrowings	637,677	618,150
Residual contractual maturity:

Within one year	630,373	606,175

More than one year	7,304	11,975
Deposits and other borrowings	637,677	618,150
Carried on Balance Sheet at:

Amortised cost	635,376	615,818

Fair value through profit or loss (designated on initial recognition)	2,301	2,332
Deposits and other borrowings	637,677	618,150

1.  Other borrowings related to secured investments of the consolidated subsidiary UDC Finance Limited (UDC) of NZD 0.1 billion (2018: NZD 0.9 billion) which are secured by a security interest over all the assets of UDC of NZD 3.5 billion (2018: NZD 3.3 billion).

RECOGNITION AND MEASUREMENT

For deposits and other borrowings that:

• are not designated at fair value through profit or loss on initial recognition, we measure them at amortised cost and recognise their interest expense using the effective interest rate method; and

• are managed on a fair value basis, reduce or eliminate an accounting mismatch or contain an embedded derivative, we designated them as fair value through profit or loss.

Refer to Note 17 Fair Value of Financial Assets and Financial Liabilities for details of the split between amortised cost and fair value.

For deposits and other borrowings designated at fair value we recognise the amount of fair value gain or loss attributable to changes in the Group’s own credit risk in other comprehensive income in retained earnings. Any remaining amount of fair value gain or loss we recognise directly in profit or loss. Once we have recognised an amount in other comprehensive income, we do not later reclassify it to profit or loss.

Securities sold under repurchase agreements represent a liability to repurchase the financial assets that remain on our balance sheet since the risks and rewards of ownership remain with the Group. Over the life of the repurchase agreement, we recognise the difference between the sale price and the repurchase price and charge it to interest expense in the Income Statement.

Notes to the consolidated financial statements (continued)

15. DEBT ISSUANCES

The Group uses a variety of funding programmes to issue senior debt (including covered bonds and securitisations) and subordinated debt. The difference between senior debt and subordinated debt is that holders of senior debt take priority over holders of subordinated debt owed by the relevant issuer. In the winding up of the relevant issuer, the subordinated debt will be repaid by the relevant issuer only after the repayment of claims of depositors, other creditors and the senior debt holders.

		2019 $m	2018 $m

Senior debt		89,737	86,193

Covered bonds		20,957	17,846

Securitisation		2,411	1,232
Total unsubordinated debt		113,105	105,271

Subordinated debt

- Additional Tier 1 capital		8,171	7,917

- Tier 2 capital		8,415	7,991

Total subordinated debt		16,586	15,908

Total debt issued		129,691	121,179

TOTAL DEBT ISSUED BY CURRENCY The table below shows the Group’s issued debt by currency of issue, which broadly represents the debt holders’ base location.
		2019 $m	2018 $m

USD	United States dollars	45,841	49,610

EUR	Euro	26,200	23,239

AUD	Australian dollars	39,273	29,477

NZD	New Zealand dollars	5,130	5,673

JPY	Japanese yen	3,312	3,471

CHF	Swiss francs	1,501	2,067

GBP	Pounds sterling	4,720	3,776

HKD	Hong Kong dollars	1,446	1,157

Other	Chinese yuan, Norwegian krone, Singapore dollars, Indonesian rupiah and Canadian dollars	2,268	2,709

Total debt issued		129,691	121,179
Residual contractual maturity[1]:

Within one year		20,803	21,585

More than one year		106,963	97,938

No maturity date (instruments in perpetuity)		1,925	1,656

Total debt issued		129,691	121,179

1.	Based on the final maturity date or, in the case of Additional Tier 1 capital securities, the mandatory conversion date (if any).

146         ANZ 2019 ANNUAL REPORT

15. DEBT ISSUANCES (continued)

SUBORDINATED DEBT

Subordinated debt qualifies as regulatory capital for the Group and is classified as either Additional Tier 1 (AT1) capital or Tier 2 capital for APRA’s capital adequacy purposes depending on their terms and conditions:

•	AT1 capital: perpetual capital instruments such as:

•	ANZ Capital Notes (ANZ CN);

•	ANZ Capital Securities (ANZ CS); and

•	ANZ NZ Capital Notes (ANZ NZ CN).

•	Tier 2 capital: perpetual or term subordinated notes.

Tier 2 capital instruments rank ahead of AT1 capital instruments and AT1 capital instruments only rank ahead of ordinary shares, in a liquidation of the issuer.

AT1 CAPITAL

All outstanding AT1 capital instruments are Basel III fully compliant instruments (refer to Note 23 Capital Management for further information about Basel III). Each of the ANZ CN and ANZ CS rank equally with each other.

Distributions on the AT1 capital instruments are non-cumulative and subject to the issuer’s absolute discretion and certain payment conditions (including regulatory requirements). Distributions on ANZ CNs are franked in line with the franking applied to ANZ ordinary shares.

Where specified, the AT1 capital instruments provide the issuer with an early redemption or conversion option on a specified date and in certain other circumstances (such as a tax or regulatory event). This option is subject to APRA’s and, in respect of the ANZ NZ CN, the Reserve Bank of New Zealand’s (RBNZ) prior written approval.

Each of the AT1 capital instruments will immediately convert into a variable number of ANZ ordinary shares (based on the average market price of the shares immediately prior to conversion less a 1% discount, subject to a maximum conversion number of ANZ ordinary shares) if:

•	ANZ’s or, in the case of the ANZ NZ CN, ANZ Bank New Zealand Limited’s (ANZ NZ) Common Equity Tier 1 capital ratio is equal to or less than 5.125% - known as a Common Equity Capital Trigger Event; or

•

APRA notifies the Company that, without the conversion or write-off of certain securities or a public sector injection of capital (or equivalent support), it considers that the Company would become non-viable or, in the case of the ANZ NZ CN, the RBNZ directs ANZ NZ to convert or write-off the notes or a statutory manager is appointed to ANZ NZ and decides that ANZ NZ must convert or write-off the notes – known as a Non- Viability Trigger Event.

Where specified, AT1 capital instruments mandatorily convert into a variable number of ANZ ordinary shares (based on the average market price of the shares immediately prior to conversion less a 1% discount):

•	on a specified mandatory conversion date; or

•	on an earlier date under certain circumstances as set out in the terms.

However the mandatory conversion is deferred for a specified period if certain conversion tests are not met.

The tables below show the key details of the Group’s AT1 capital instruments on issue at 30 September in both the current and prior year:

			2019 $m	2018 $m
Additional Tier 1 capital (perpetual subordinated securities)[1]

ANZ Capital Notes (ANZ CN)

AUD	1,120m	ANZ CN1	1,118	1,117

AUD	1,610m	ANZ CN2	1,607	1,605

AUD	970m	ANZ CN3	966	965

AUD	1,622m	ANZ CN4	1,612	1,610

AUD	931m	ANZ CN5	925	924

ANZ Capital Securities (ANZ CS)

USD	1,000m	ANZ Capital Securities	1,481	1,240

ANZ NZ Capital Notes (ANZ NZ CN)

NZD	500m	ANZ NZ Capital Notes	462	456

Total Additional Tier 1 capital			8,171	7,917

1.	Carrying values net of issue costs.

Notes to the consolidated financial statements (continued)

15. DEBT ISSUANCES (continued)

ANZ Capital Notes (ANZ CN)

	CN1	CN2	CN3
Issuer	ANZ	ANZ	ANZ, acting through its New
Zealand branch

Issue date	7 August 2013	31 March 2014	5 March 2015

Issue amount	$1,120 million	$1,610 million	$970 million

Face value	$100	$100	$100

Distribution frequency	Semi-annually in arrears	Semi-annually in arrears	Semi-annually in arrears

Distribution rate	Floating rate: (180 day Bank Bill rate +3.4%)x(1-Australian corporate tax rate)	Floating rate: (180 day Bank Bill rate +3.25%)x(1- Australian corporate tax rate)	Floating rate: (180 day Bank Bill rate +3.6%)x(1-Australian corporate tax rate)

Issuer’s early redemption or conversion option	1 September 2021	24 March 2022	24 March 2023

Mandatory conversion date	1 September 2023	24 March 2024	24 March 2025

Common equity capital trigger event	Yes	Yes	Yes

Non-viability trigger event	Yes	Yes	Yes

Carrying value 2019 (net of issue costs)	$1,118 million (2018: $1,117 million)	$1,607 million (2018: $1,605 million)	$966 million (2018: $965 million)

		CN4	CN5

Issuer		ANZ	ANZ

Issue date		27 September 2016	28 September 2017

Issue amount		$1,622 million	$931 million

Face value		$100	$100

Distribution frequency		Quarterly in arrears	Quarterly in arrears

Distribution rate		Floating rate: (90 day Bank Bill rate +4.7%)x(1-Australian corporate tax rate)	Floating rate: (90 day Bank Bill rate +3.8%)x(1-Australian corporate tax rate)

Issuer’s early redemption or conversion option		20 March 2024	20 March 2025

Mandatory conversion date		20 March 2026	20 March 2027

Common equity capital trigger event		Yes	Yes

Non-viability trigger event		Yes	Yes

Carrying value 2019 (net of issue costs)		$1,612 million (2018: $1,610 million)	$925 million (2018: $924 million)

148         ANZ 2019 ANNUAL REPORT

15. DEBT ISSUANCES (continued)

ANZ Capital Securities (ANZ CS)

Issuer	ANZ, acting through its London branch

Issue date	15 June 2016

Issue amount	USD 1,000 million

Face value	Minimum denomination of USD 200,000 and an integral multiple of USD 1,000 above that

Interest frequency	Semi-annually in arrears

Interest rate	Fixed at 6.75% p.a. until 15 June 2026. Reset on 15 June 2026 and each 5 year anniversary to a floating rate: 5 year USD mid-market swap rate + 5.168%

Issuer’s early redemption option	15 June 2026 and each 5 year anniversary

Common equity capital trigger event	Yes

Non-viability trigger event	Yes

Carrying value 2019 (net of issue costs)	$1,481 million (2018: $1,240 million)

ANZ NZ Capital Notes (ANZ NZ CN)
Issuer	ANZ Bank New Zealand Limited (ANZ NZ)

Issue date	31 March 2015

Issue amount	NZD 500 million

Face value	NZD 1

Interest frequency	Quarterly in arrears

Interest rate	Fixed at 7.2% p.a. until 25 May 2020. Resets in May 2020 to a floating rate: New Zealand 3 month bank bill rate + 3.5%

Interest payments are subject to ANZ NZ’s absolute discretion and certain payment conditions (including APRA and RBNZ requirements)

Issuer’s early redemption option	25 May 2020

Mandatory conversion date	25 May 2022

Common equity capital trigger event	Yes

Non-viability trigger event	Yes

Carrying value 2019 (net of issue costs)	$462 million (2018: $456 million)

Notes to the consolidated financial statements (continued)

15. DEBT ISSUANCES (continued)

TIER 2 CAPITAL

The convertible term subordinated notes are Basel III fully compliant instruments. If a Non-Viability Trigger Event occurs, the convertible term subordinated notes will immediately convert into ANZ ordinary shares (based on the average market price of the shares immediately prior to conversion less a 1% discount, subject to a maximum conversion number).

APRA has granted transitional Basel III capital treatment for the USD 300 million perpetual subordinated notes until the end of the transitional period (December 2021).

The table below shows the Tier 2 capital subordinated notes the Group holds at 30 September in both the current and prior year:

Currency	Face value	Maturity	Next optional call date – subject to APRA’s prior approval	Interest rate	Non- Viability Trigger Event	2019 $m	2018 $m
Basel III transitional subordinated notes (perpetual)

USD	300m	Perpetual	Each semi-annual interest payment date	Floating	No	444	416
Basel III transitional subordinated notes (term)

EUR	750m	2019	N/A	Fixed	No	-	1,249

Total Basel III transitional subordinated notes						444	1,665

Basel III fully compliant convertible subordinated notes (term)

AUD	750m	2024	2019	Floating	Yes	-	750

USD	800m	2024	N/A	Fixed	Yes	1,250	1,091

CNY	2,500m	2025	2020	Fixed	Yes	519	503

SGD	500m	2027	2022	Fixed	Yes	544	507

AUD	200m	2027	2022	Fixed	Yes	200	199

JPY	20,000m	2026	N/A	Fixed	Yes	281	243

AUD	700m	2026	2021	Floating	Yes	700	698

USD	1,500m	2026	N/A	Fixed	Yes	2,229	1,869

JPY	10,000m	2026	2021	Fixed	Yes	137	121

JPY	10,000m	2028	2023	Fixed	Yes	137	120

AUD	1,750m	2029	2024	Floating	Yes	1,750	-

AUD	225m	2032	2027	Fixed	Yes	224	225

Total Basel III fully compliant subordinated notes						7,971	6,326

Total Tier 2 capital						8,415	7,991

RECOGNITION AND MEASUREMENT

Debt issuances are measured at amortised cost, except where designated at fair value through profit or loss. Where the Group enters into a fair value hedge accounting relationship, the fair value attributable to the hedge risk is reflected in adjustments to the carrying value of the debt. Interest expense is recognised using the effective interest rate method.

Subordinated debt with capital-based conversion features (i.e. Common Equity Capital Trigger Events or Non-Viability Trigger Events) are considered to contain embedded derivatives that we account for separately at fair value through profit and loss. The embedded derivatives arise because the amount of shares issued on conversion following any of those trigger events is subject to the maximum conversion number, however they have no significant value as of the reporting date given the remote nature of those trigger events.

150         ANZ 2019 ANNUAL REPORT

16. FINANCIAL RISK MANAGEMENT

RISK MANAGEMENT FRAMEWORK AND MODEL

INTRODUCTION

The use of financial instruments is fundamental to the Group’s businesses of providing banking and other financial services to our customers. The associated financial risks (primarily credit, market, and liquidity risks) are a significant portion of the Group’s key material risks.

We disclose details of all key material risks impacting the Group, and further information on the Group’s risk management activities, in the Governance and Risk Management section.

This note details the Group’s financial risk management policies, processes and quantitative disclosures in relation to the key financial risks.

Key material financial risks	Key sections applicable to this risk
Overview	• An overview of our Risk Management Framework
Credit risk The risk of financial loss resulting from: • a counterparty failing to fulfil its obligations; or • a decrease in credit quality of a counterparty resulting in a financial loss.	• Credit risk overview, management and control responsibilities • Maximum exposure to credit risk • Credit quality • Concentrations of credit risk • Collateral management

Credit Risk incorporates the risks associated with us lending to customers who could be impacted by climate change or by changes to laws, regulations, or other policies adopted by governments or regulatory authorities, including carbon pricing and climate change adaptation or mitigation policies.

Market risk	• Market risk overview, management and control responsibilities

The risk to the Group’s earnings arising from:

• changes in any interest rates, foreign exchange rates, credit spreads, volatility and correlations; or

• from fluctuations in bond, commodity or equity prices.

•  Measurement of market risk

•  Traded and non-traded market risk

•  Equity securities designated at FVOCI (from 1 October 2018) and available-for-sale (prior to 1 October 2018)

•  Foreign currency risk – structural exposure

Liquidity and funding risk	• Liquidity risk overview, management and control responsibilities

The risk that the Group is unable to meet payment obligations as they fall due, including:

• repaying depositors or maturing wholesale debt; or

• the Group having insufficient capacity to fund increases in assets.

• Key areas of measurement for liquidity risk • Liquidity risk outcomes • Residual contractual maturity analysis of the Group’s liabilities
Life insurance risk	We control and minimise life insurance risk in the following ways:

Insurance risk is the risk of loss due to unexpected changes in current and future insurance claims rates. The changes primarily arise due to claims payments, mortality (death) or morbidity (illness or injury) rates being greater than expected.

•  We use underwriting procedures including strategic decisions, limits to delegated authorities and signing powers.

•  We analyse reinsurance arrangements using analytical modelling tools to achieve the desired type of reinsurance and retention levels.

No further detail is provided in this section.

Notes to the consolidated financial statements (continued)

16. FINANCIAL RISK MANAGEMENT (continued)

OVERVIEW

AN OVERVIEW OF OUR RISK MANAGEMENT FRAMEWORK

This overview is provided to aid the users of the financial statements to understand the context of the financial disclosures required under AASB 7. It should be read in conjunction with the Governance and Risk Management section.

The Board is responsible for establishing and overseeing the Group’s Risk Management Framework (RMF). The Board has delegated authority to the Board Risk Committee (BRC) to develop and monitor compliance with the Group’s risk management policies. The BRC reports regularly to the Board on its activities.

The Board approves the strategic objectives of the Group including:

•	the Risk Appetite Statement (RAS), which sets out the Board’s expectations regarding the degree of risk that ANZ is prepared to accept in pursuit of its strategic objectives and business plan; and

•

the Risk Management Strategy (RMS), which describes ANZ’s strategy for managing risks and the key elements of the RMF that gives effect to this strategy. This includes a description of each material risk, and an overview of how the RMF addresses each risk, with reference to the relevant policies, standards and procedures. It also includes information on how ANZ identifies measures, evaluates, monitors, reports and controls or mitigates material risks.

The Group, through its training and management standards and procedures, aims to maintain a disciplined and robust control environment in which all employees understand their roles and obligations. At ANZ, risk is everyone’s responsibility.

The Group has an independent risk management function, headed by the Chief Risk Officer who:

•	is responsible for overseeing the risk profile and the risk management framework;

•	can effectively challenge activities and decisions that materially affect ANZ’s risk profile; and

•	has an independent reporting line to the BRC to enable the appropriate escalation of issues of concern.

The Internal Audit Function reports directly to the Board Audit Committee (BAC). Internal Audit provides:

•	an independent evaluation of the Group’s RMF annually that seeks to ensure compliance with, and the effectiveness of, the risk management framework;

•	facilitation of a comprehensive review every three years that seeks to ensure that the appropriateness, effectiveness and adequacy of the risk management framework; and

•	recommendations to improve the framework and/or work practices to strengthen the effectiveness of day to day operations.

152         ANZ 2019 ANNUAL REPORT

16. FINANCIAL RISK MANAGEMENT (continued)

CREDIT RISK

CREDIT RISK OVERVIEW, MANAGEMENT AND CONTROL RESPONSIBILITIES

Granting credit facilities to customers is one of the Group’s major sources of income. As this activity is also a principal risk, the Group dedicates considerable resources to its management. The Group assumes credit risk in a wide range of lending and other activities in diverse markets and in many jurisdictions. Credit risks arise from traditional lending to customers as well as from interbank, treasury, trade finance and capital markets activities around the world.

Our credit risk management framework ensures we apply a consistent approach across the Group when we measure, monitor and manage the credit risk appetite set by the Board. The Board is assisted and advised by the BRC in discharging its duty to oversee credit risk. The BRC:

•	sets the credit risk appetite and credit strategies; and

•	approves credit transactions beyond the discretion of executive management.

We quantify credit risk through an internal credit rating system (masterscales) to ensure consistency across exposure types and to provide a consistent framework for reporting and analysis. The system uses models and other tools to measure the following for customer exposures:

Probability of Default (PD)	Expressed by a Customer Credit Rating (CCR), reflecting the Group’s assessment of a customer’s ability to service and repay debt.
Exposure at Default (EAD)	The expected balance sheet exposure at default taking into account repayments of principal and interest, expected additional draw downs and accrued interest at the time of default.
Loss Given Default (LGD)	Expressed by a Security Indicator (SI) ranging from A to G. The SI is calculated by reference to the percentage of loan covered by security which the Group can realise if a customer defaults. The A-G scale is supplemented by a range of other SIs which cover factors such as cash cover and sovereign backing. For retail and some small business lending, we group exposures into large homogenous pools – and the LGD is assigned at the pool level.

Our specialist credit risk teams develop and validate the Group’s PD and LGD rating models. The outputs from these models drive our day-to-day credit risk management decisions including origination, pricing, approval levels, regulatory capital adequacy, economic capital allocation, and credit provisioning.

All customers with whom ANZ has a credit relationship are assigned a CCR at origination via either of the following assessment approaches:

Large and more complex lending	Retail and some small business lending
Rating models provide a consistent and structured assessment, with judgement required around the use of out-of-model factors. We handle credit approval on a dual approval basis, jointly with the business writer and an independent credit officer.	Automated assessment of credit applications using a combination of scoring (application and behavioural), policy rules and external credit reporting information. If the application does not meet the automated assessment criteria, then it is referred out for manual assessment.

We use the Group’s internal CCRs to manage the credit quality of financial assets. To enable wider comparisons, the Group’s CCRs are mapped to external rating agency scales as follows:

Credit Quality Description	Internal CCR	ANZ Customer Requirements	Moody’s Rating	Standard & Poors Rating
Strong	CCR 0+ to 4-	Demonstrated superior stability in their operating and financial performance over the long-term, and whose earnings capacity is not significantly vulnerable to foreseeable events.	Aaa – Baa3	AAA – BBB-
Satisfactory	CCR 5+ to 6-	Demonstrated sound operational and financial stability over the medium to long-term, even though some may be susceptible to cyclical trends or variability in earnings.	Ba1 – B1	BB+ – B+
Weak	CCR 7+ to 8=	Demonstrated some operational and financial instability, with variability and uncertainty in profitability and liquidity projected to continue over the short and possibly medium term.	B2 - Caa	B - CCC
Defaulted	CCR 8- to 10	When doubt arises as to the collectability of a credit facility, the financial instrument (or “the facility”) is classified as defaulted.	N/A	N/A

Notes to the consolidated financial statements (continued)

16. FINANCIAL RISK MANAGEMENT (continued)

CREDIT RISK (continued)

The Group has adopted AASB 9 effective from 1 October 2018 which has resulted in changes to the classification and measurement of financial assets, including the impairment of financial assets. The presentation of credit risk information for 2019 has been amended. Refer to Note 1 and 35 for further details on key requirements and impacts of the changes due to the adoption of AASB 9.

MAXIMUM EXPOSURE TO CREDIT RISK

For financial assets recognised on the balance sheet, the maximum exposure to credit risk is the carrying amount. In certain circumstances there may be differences between the carrying amounts reported on the balance sheet and the amounts reported in the tables below. Principally, these differences arise in respect of financial assets that are subject to risks other than credit risk, such as equity instruments which are primarily subject to market risk, or bank notes and coins.

For undrawn facilities, this maximum exposure to credit risk is the full amount of the committed facilities. For contingent exposures, the maximum exposure to credit risk is the maximum amount the Group would have to pay if the instrument is called upon.

For the purpose of this note, assets presented as assets held for sale in the Balance Sheet have been reallocated to their respective Balance Sheet categories.

The table below shows our maximum exposure to credit risk of on-balance sheet and off-balance sheet positions before taking account of any collateral held or other credit enhancements.

	Reported		Excluded[1]		Maximum exposure to credit risk
	2019 $m	2018 $m	2019 $m	2018 $m	2019 $m	2018 $m
On-balance sheet positions

Net loans and advances	615,258	605,463	-	-	615,258	605,463

Other financial assets:

Cash and cash equivalents	81,621	84,964	1,186	1,466	80,435	83,498

Settlement balances owed to ANZ	3,739	2,319	3,739	2,319	-	-

Collateral paid	15,006	11,043	-	-	15,006	11,043

Trading securities	44,088	37,722	6,199	3,595	37,889	34,127

Derivative financial instruments	120,667	68,426	-	-	120,667	68,426

Investment securities[2]

- debt securities at amortised costs	5,999	-	-	-	5,999	-

- debt securities at FVOCI	76,489	-	-	-	76,489	-

- equity securities at FVOCI	1,221	-	1,221	-	-	-

Available-for-sale assets[2]	-	75,363	-	1,095	-	74,268

Regulatory deposits	879	1,028	-	-	879	1,028

Investments backing policy liabilities	-	40,054	-	40,054	-	-

Other financial assets[3]	3,619	3,850	-	-	3,619	3,850
Total other financial assets	353,328	324,769	12,345	48,529	340,983	276,240
Subtotal	968,586	930,232	12,345	48,529	956,241	881,703
Off-balance sheet positions

Undrawn and contingent facilities[4]	253,123	244,582	-	-	253,123	244,582
Total	1,221,709	1,174,814	12,345	48,529	1,209,364	1,126,285

[1].

Bank notes and coins and cash at bank within Cash and cash equivalents; Trade dated assets within Settlement balances owed to ANZ; Equity securities and precious metal exposures within Trading securities; Equity securities within Investment securities (classified as Available-for-sale assets in 2018) were excluded as they do not have credit risk exposure.

[2].

On adoption of AASB 9 on 1 October 2018, the classification and measurement of financial assets were revised. Available-for-sale classification used in comparative periods ceases to exist under AASB 9 and a new classification of investment securities was introduced. Refer to Note 1 for further details. Comparative information has not been restated.

3.	Other financial assets mainly comprise accrued interest, insurance receivables and acceptances.
[4].	Undrawn facilities and contingent facilities includes guarantees, letters of credit and performance related contingencies, net of collectively assessed allowance for expected credit losses.

154         ANZ 2019 ANNUAL REPORT

16. FINANCIAL RISK MANAGEMENT (continued)

CREDIT RISK (continued)

CREDIT QUALITY

An analysis of the Group’s credit risk exposure is presented in the following tables based on the Group’s internal rating by stage without taking account of the effects of any collateral or other credit enhancements:

Net loans and advances

	2019
			Stage 3
	Stage 1 $m	Stage 2 $m	Collectively assessed $m	Individually assessed $m	Total $m

Strong	425,113	18,597	-	-	443,710

Satisfactory	121,030	28,445	-	-	149,475

Weak	7,138	10,373	-	-	17,511

Defaulted	-	-	4,699	1,978	6,677

Gross loans and advances at amortised cost	553,281	57,415	4,699	1,978	617,373

Allowance for ECL	(927)	(1,378)	(413)	(791)	(3,509)

Net loans and advances at amortised cost	552,354	56,037	4,286	1,187	613,864

Coverage ratio	0.17%	2.40%	8.79%	39.99%	0.57%

Loans and advances at fair value through profit or loss					922

Unearned income					(398)

Capitalised brokerage/mortgage origination fees					870

Net carrying amount					615,258

Investment securities - debt securities at amortised cost

	2019
			Stage 3
	Stage 1 $m	Stage 2 $m	Collectively assessed $m	Individually assessed $m	Total $m

Strong	4,798	-	-	-	4,798

Satisfactory	707	507	-	-	1,214

Weak	-	-	-	-	-

Defaulted	-	-	-	-	-

Gross investment securities - debt securities at amortised cost	5,505	507	-	-	6,012

Allowance for ECL	(12)	(1)	-	-	(13)

Net investment securities - debt securities at amortised cost	5,493	506	-	-	5,999

Coverage ratio	0.22%	0.20%	0.00%	0.00%	0.22%

Notes to the consolidated financial statements (continued)

16. FINANCIAL RISK MANAGEMENT (continued)

CREDIT RISK (continued)

Investment securities - debt securities at FVOCI

	2019
			Stage 3
	Stage 1 $m	Stage 2 $m	Collectively assessed $m	Individually assessed $m	Total $m

Strong	76,218	-	-	-	76,218

Satisfactory	271	-	-	-	271

Weak	-	-	-	-	-

Defaulted	-	-	-	-	-

Investment securities - debt securities at FVOCI	76,489	-	-	-	76,489

Allowance for ECL recognised in other comprehensive income	(8)	-	-	-	(8)

Coverage ratio	0.01%	-	-	-	0.01%
Other financial assets
					2019 $m

Strong					248,020

Satisfactory					10,060

Weak					415

Defaulted					-

Total carrying amount					258,495
Off-balance sheet commitments - undrawn and contingent
	2019
			Stage 3
	Stage 1 $m	Stage 2 $m	Collectively assessed $m	Individually assessed $m	Total $m

Strong	162,891	1,972	-	-	164,863

Satisfactory	23,655	3,634	-	-	27,289

Weak	294	976	-	-	1,270

Defaulted	-	-	140	51	191

Gross undrawn and contingent facilities subject to ECL	186,840	6,582	140	51	193,613

Allowance for ECL included in Other provisions (refer to Note 21)	(473)	(151)	(21)	(23)	(668)

Net undrawn and contingent facilities subject to ECL	186,367	6,431	119	28	192,945

Coverage ratio	0.25%	2.29%	15.00%	45.10%	0.35%

Undrawn and contingent facilities not subject to ECL[1]					60,178

Net undrawn and contingent facilities					253,123

[1].	Commitments that can be unconditionally cancelled at any time without notice.

156         ANZ 2019 ANNUAL REPORT

16. FINANCIAL RISK MANAGEMENT (continued)

CREDIT RISK (continued)

2018 Credit Risk Disclosures

The below disclosures do not reflect the adoption of AASB 9 and have been prepared under the requirements of the previous AASB 139.

The table below provides an analysis of the credit quality of the maximum exposure to credit risk split by:

•	neither past due nor impaired financial assets by credit quality;

•	past due but not impaired assets by ageing; and

•	restructured and impaired assets presented as gross amounts and net of individual provisions.

	Loans and advances $m	Other financial assets $m	Off-balance sheet credit related commitments $m	Total $m

Neither past due nor impaired

Strong credit profile	445,997	272,110	206,859	924,966

Satisfactory risk	127,384	4,014	36,037	167,435

Sub-standard but not past due or impaired	15,540	116	1,644	17,300

Sub-total	588,921	276,240	244,540	1,109,701

Past due but not impaired

≥ 1 < 30 days	8,956	-	-	8,956

≥ 30 < 60 days	2,235	-	-	2,235

≥ 60 < 90 days	1,263	-	-	1,263

≥ 90 days	2,911	-	-	2,911

Sub-total	15,365	-	-	15,365

Restructured and impaired

Impaired loans	1,802	-	-	1,802

Restructured items[1]	269	-	-	269

Non-performing commitments and contingencies	-	-	68	68

Gross impaired financial assets	2,071	-	68	2,139

Individual provisions	(894)	-	(26)	(920)

Sub-total restructured and net impaired	1,177	-	42	1,219

Total	605,463	276,240	244,582	1,126,285

1.

Restructured items are facilities in which the original contractual terms have been modified for reasons related to the financial difficulties of the customer. Restructuring may consist of reduction of interest, principal or other payments legally due, or an extension in maturity materially beyond those typically offered for new facilities with similar risk.

In 2019, ANZ implemented a more market responsive collateral valuation methodology for the home loan portfolio in Australia which increased the number of home loans being classified as impaired rather than past due. Comparative information has not been restated for the change in methodology. Additionally, refinement to underlying processes and associated data resulted in the transfer of loans from past due and sub-standard categories into impaired assets. Comparative information has been restated with a transfer from past due of $99 million and from sub-standard of $27 million.

Notes to the consolidated financial statements (continued)

16. FINANCIAL RISK MANAGEMENT (continued)

CREDIT RISK (continued)

CONCENTRATIONS OF CREDIT RISK

Credit risk becomes concentrated when a number of customers are engaged in similar activities, have similar economic characteristics, or have similar activities within the same geographic region – therefore, they may be similarly affected by changes in economic or other conditions. The Group monitors its credit portfolio to manage risk concentration and rebalance the portfolio. The Group also applies single customer counterparty limits to protect against unacceptably large exposures to one single customer.

Composition of financial instruments that give rise to credit risk by industry group are presented below:

	Loans and advances		Other financial assets		Off-balance sheet credit related commitments		Total

	2019	2018	2019	2018	2019	2018	2019	2018
	$m	$m	$m	$m	$m	$m	$m	$m

Agriculture, forestry, fishing and mining	38,562	38,124	1,070	705	18,424	17,583	58,056	56,412

Business services	8,449	8,439	168	122	6,976	7,016	15,593	15,577

Construction	6,711	6,849	65	61	6,697	6,950	13,473	13,860

Electricity, gas and water supply	6,599	6,390	2,008	920	7,087	6,152	15,694	13,462

Entertainment, leisure and tourism	12,780	12,360	699	355	3,446	3,666	16,925	16,381

Financial, investment and insurance	55,344	48,059	247,351	187,194	41,874	37,821	344,569	273,074

Government and official institutions	3,388	922	75,066	75,763	2,524	2,854	80,978	79,539

Manufacturing	23,796	23,538	2,932	2,612	44,091	41,927	70,819	68,077

Personal lending	351,894	352,155	1,754	1,379	54,429	55,159	408,077	408,693

Property services	46,721	45,473	1,905	708	17,216	15,837	65,842	62,018

Retail trade	13,078	13,530	242	209	7,086	6,947	20,406	20,686

Transport and storage	13,583	12,075	1,194	650	8,269	7,980	23,046	20,705

Wholesale trade	15,177	15,220	3,141	3,148	20,283	21,834	38,601	40,202

Other	22,213	24,679	3,401	2,414	15,389	13,382	41,003	40,475

Gross total	618,295	607,813	340,996	276,240	253,791	245,108	1,213,082	1,129,161

Allowance for ECL	(3,509)	(2,917)	(13)	-	(668)	(526)	(4,190)	(3,443)

Subtotal	614,786	604,896	340,983	276,240	253,123	244,582	1,208,892	1,125,718

Unearned income	(398)	(430)	-	-	-	-	(398)	(430)

Capitalised brokerage/mortgage origination fees	870	997	-	-	-	-	870	997

Maximum exposure to credit risk	615,258	605,463	340,983	276,240	253,123	244,582	1,209,364	1,126,285

158         ANZ 2019 ANNUAL REPORT

16. FINANCIAL RISK MANAGEMENT (continued)

CREDIT RISK (continued)

COLLATERAL MANAGEMENT

We use collateral for on and off-balance sheet exposures to mitigate credit risk if a counterparty cannot meet its repayment obligations. Where there is sufficient collateral, an expected credit loss is not recognised. This is largely the case for certain lending products that are secured by corresponding investment for which the margin loans are utilised and for reverse repurchase agreements. For some products, the collateral provided by customers is fundamental to the product’s structuring, so it is not strictly the secondary source of repayment - for example, lending secured by trade receivables is typically repaid by the collection of those receivables. During the period there was no change in our collateral policies.

The nature of collateral or security held for the relevant classes of financial assets is as follows:

Net loans and advances
Loans - housing and personal

Housing loans are secured by mortgage(s) over property and additional security may take the form of guarantees and deposits.

Personal lending (including credit cards and overdrafts) is predominantly unsecured. If we take security, then it is restricted to eligible vehicles, motor homes and other assets.

Loans - business

Business loans may be secured, partially secured or unsecured. Typically, we take security by way of a mortgage over property and/or a charge over the business or other assets.

If appropriate, we may take other security to mitigate the credit risk, for example: guarantees, standby letters of credit or derivative protection.

Other financial assets
Trading securities, Investment securities (from 1 October 2018), Available-for-sale assets (prior to 1 October 2018), Derivatives and Other financial assets

For trading securities, we do not seek collateral directly from the issuer or counterparty. However, the collateral may be implicit in the terms of the instrument (for example, with an asset-backed security). The terms of debt securities may include collateralisation.

For derivatives, we typically terminate all contracts with the counterparty and settle on a net basis at market levels current at the time of a counterparty default under International Swaps and Derivatives Association (ISDA) Master Agreements.

Our preferred practice is to use a Credit Support Annex (CSA) to the ISDA so that open derivative positions with the counterparty are aggregated and cash collateral (or other forms of eligible collateral) is exchanged daily. The collateral is provided by the counterparty when their position is out of the money (or provided to the counterparty by ANZ when our position is out of the money).

Off-balance sheet positions
Undrawn and contingent facilities	Collateral for off balance sheet positions is mainly held against undrawn facilities, and they are typically performance bonds or guarantees. Undrawn facilities that are secured include housing loans secured by mortgages over residential property and business lending secured by commercial real estate and/or charges over business assets.

The table below shows the estimated value of collateral we hold and the net unsecured portion of credit exposures:

					Unsecured portion of credit
	Credit exposure		Total value of collateral		exposure

	2019	2018	2019	2018	2019	2018
	$m	$m	$m	$m	$m	$m

Net loans and advances	615,258	605,463	490,188	482,097	125,070	123,366

Other financial assets	340,983	276,240	31,898	33,215	309,085	243,025

Off-balance sheet positions	253,123	244,582	48,225	49,141	204,898	195,441

Total	1,209,364	1,126,285	570,311	564,453	639,053	561,832

Notes to the consolidated financial statements (continued)

16. FINANCIAL RISK MANAGEMENT (continued)

MARKET RISK

MARKET RISK OVERVIEW, MANAGEMENT AND CONTROL RESPONSIBILITIES

Market risk stems from the Group’s trading and balance sheet management activities and the impact of changes and correlation between interest rates, foreign exchange rates, credit spreads and volatility in bond, commodity or equity prices.

The BRC delegates responsibility for day-to-day management of both market risks and compliance with market risk policies to the Credit & Market Risk Committee (CMRC) and the Group Asset & Liability Committee (GALCO).

Within overall strategies and policies established by the BRC, business units and risk management have joint responsibility for the control of market risk at the Group level. The Market Risk team (a specialist risk management unit independent of the business) allocates market risk limits at various levels and monitors and reports on them daily. This detailed framework allocates individual limits to manage and control exposures using risk factors and profit and loss limits.

Management, measurement and reporting of market risk is undertaken in two broad categories:

Traded Market Risk	Non-Traded Market Risk
Risk of loss from changes in the value of financial instruments due to movements in price factors for both physical and derivative trading positions. Principal risk categories monitored are:

Risk of loss associated with the management of non-traded interest rate risk, liquidity risk and foreign exchange exposures. This includes interest rate risk in the banking book. This risk of loss arises from adverse changes in the overall and relative level of interest rates for different tenors, differences in the actual versus expected net interest margin, and the potential valuation risk associated with embedded options in financial instruments and bank products.

1. Currency risk – potential loss arising from changes in foreign exchange rates or their implied volatilities.
2. Interest rate risk – potential loss from changes in market interest rates or their implied volatilities.
3. Credit spread risk – potential loss arising from a movement in margin or spread relative to a benchmark.
4. Commodity risk – potential loss arising from changes in commodity prices or their implied volatilities.
5. Equity risk – potential loss arising from changes in equity prices.

MEASUREMENT OF MARKET RISK

We primarily manage and control market risk using Value at Risk (VaR), sensitivity analysis and stress testing.

VaR gauges the Group’s possible daily loss based on historical market movements.

The Group’s VaR approach for both traded and non-traded risk is historical simulation. We use historical changes in market rates, prices and volatilities over:

•	the previous 500 business days, to calculate standard VaR, and

•	a 1-year stressed period, to calculate stressed VaR.

We calculate traded and non-traded VaR using one-day and ten-day holding periods. For stressed VaR, we use a ten-day period. Back testing is used to ensure our VaR models remain accurate.

ANZ measures VaR at a 99% confidence interval which means there is a 99% chance that a loss will not exceed the VaR for the relevant holding period.

160         ANZ 2019 ANNUAL REPORT

16. FINANCIAL RISK MANAGEMENT (continued)

MARKET RISK (continued)

TRADED AND NON-TRADED MARKET RISK

Traded market risk

The table below shows the traded market risk VaR on a diversified basis by risk categories:

	2019				2018
	As at $m	High for year $m	Low for year $m	Average for year $m	As at $m	High for year $m	Low for year $m	Average for year $m

Traded value at risk 99% confidence

Foreign exchange	1.4	9.5	1.2	4.1	3.7	10.3	1.7	4.2

Interest rate	3.6	10.4	3.6	5.8	8.4	16.0	4.9	7.9

Credit	5.1	5.4	1.2	3.1	2.5	6.5	2.3	4.0

Commodity	1.6	3.9	1.4	2.2	3.7	4.5	1.4	3.1

Equity	-	-	-	-	-	-	-	-

Diversification benefit[1]	(5.5)	n/a	n/a	(7.2)	(10.5)	n/a	n/a	(8.1)

Total VaR	6.2	13.4	5.1	8.0	7.8	19.9	6.9	11.1

1.

The diversification benefit reflects risks that offset across categories. The high and low VaR figures reported for each factor did not necessarily occur on the same day as the high and low VaR reported for the Group as a whole. Consequently, a diversification benefit for high and low would not be meaningful and is therefore omitted from the table.

Non-traded market risk

Balance sheet risk management

The principal objectives of balance sheet risk management are to maintain acceptable levels of interest rate and liquidity risk to mitigate the negative impact of movements in interest rates on the earnings and market value of the Group’s banking book, while ensuring the Group maintains sufficient liquidity to meet its obligations as they fall due.

Interest rate risk management

Non-traded interest rate risk relates to the potential adverse impact of changes in market interest rates on the Group’s future net interest income. This risk arises from two principal sources, namely mismatches between the repricing dates of interest bearing assets and liabilities; and the investment of capital and other non-interest bearing liabilities in interest bearing assets. Interest rate risk is reported using VaR and scenario analysis (based on the impact of a 1% rate shock). The table below shows VaR figures for non-traded interest rate risk for the combined Group as well as Australia, New Zealand and Asia Pacific, Europe and Americas (APEA) geographies which are calculated separately.

	2019				2018
	As at $m	High for year $m	Low for year $m	Average for year $m	As at $m	High for year $m	Low for year $m	Average for year $m

Non-traded value at risk 99% confidence

Australia	22.7	22.7	16.4	18.9	21.9	32.7	20.3	23.6

New Zealand	9.6	9.6	7.1	8.0	6.8	7.1	5.6	6.6

Asia Pacific, Europe & America	17.6	17.7	12.9	16.1	15.1	15.1	12.5	13.7

Diversification benefit[1]	(17.8)	n/a	n/a	(14.8)	(16.1)	n/a	n/a	(14.4)

Total VaR	32.1	32.1	25.2	28.2	27.7	36.4	26.0	29.5

1.

The diversification benefit reflects the historical correlation between the regions. The high and low VaR figures reported for the region did not necessarily occur on the same day as the high and low VaR reported for the Group as a whole. Consequently, a diversification benefit for high and low would not be meaningful and is therefore omitted from the table.

Notes to the consolidated financial statements (continued)

16. FINANCIAL RISK MANAGEMENT (continued)

MARKET RISK (continued)

We undertake scenario analysis to stress test the impact of extreme events on the Group’s market risk exposures. We model a 1% overnight parallel positive shift in the yield curve to determine the potential impact on our net interest income over the next 12 months. This is a standard risk measure which assumes the parallel shift is reflected in all wholesale and customer rates.

The table below shows the outcome of this risk measure for the current and previous financial years, expressed as a percentage of reported net interest income. A positive number signifies that a rate increase is positive for net interest income over the next 12 months.

	2019	2018[1]
Impact of 1% rate shock

As at period end	1.19%	1.21%

Maximum exposure	1.19%	1.79%

Minimum exposure	0.33%	0.77%

Average exposure (in absolute terms)	0.69%	1.11%
1. Prior period numbers have been restated to reflect IRR model enhancements

EQUITY SECURITIES DESIGNATED AT FVOCI (FROM 1 OCTOBER 2018) AND AVAILABLE-FOR-SALE (PRIOR TO 1 OCTOBER 2018)

Our investment securities (from 1 October 2018) and available-for-sale financial assets (prior to 1 October 2018) contain equity investment holdings which predominantly comprise investments we hold for longer-term strategic reasons. The market risk impact on these equity investments is not captured by the Group’s VaR processes for traded and non-traded market risks. Therefore, the Group regularly reviews the valuations of the investments within the portfolio and assesses whether the investments are appropriately measured based on the recognition and measurement policies set out in Note 11 Investment securities.

FOREIGN CURRENCY RISK – STRUCTURAL EXPOSURES

Our investment of capital in foreign operations - for example, branches, subsidiaries or associates with functional currencies other than the Australian Dollar - exposes the Group to the risk of changes in foreign exchange rates. Variations in the value of these foreign operations arising as a result of exchange differences are reflected in the foreign currency translation reserve in equity.

Where it is considered appropriate, the Group takes out economic hedges against larger foreign exchange denominated revenue streams (primarily New Zealand Dollar, US Dollar and US Dollar correlated). The primary objective of hedging is to ensure that, if practical, the consolidated capital ratios are neutral to the effect of changes in exchange rates.

162         ANZ 2019 ANNUAL REPORT

16. FINANCIAL RISK MANAGEMENT (continued)

LIQUIDITY AND FUNDING RISK

LIQUIDITY RISK OVERVIEW, MANAGEMENT AND CONTROL RESPONSIBILITIES

Liquidity risk is the risk that the Group is either:

•	unable to meet its payment obligations (including repaying depositors or maturing wholesale debt) when they fall due; or

•	does not have the appropriate amount, tenor and composition of funding and liquidity to fund increases in its assets.

Management of liquidity and funding risks are overseen by GALCO. The Group’s liquidity and funding risks are governed by a set of principles approved by the BRC and include:

•	maintaining the ability to meet all payment obligations in the immediate term;

•

ensuring that the Group has the ability to meet ‘survival horizons’ under a range of ANZ specific, and general market, liquidity stress scenarios, at the site and Group-wide level, to meet cash flow obligations over the short to medium term;

•	maintaining strength in the Group’s balance sheet structure to ensure long term resilience in the liquidity and funding risk profile;

•	ensuring the liquidity management framework is compatible with local regulatory requirements;

•	preparing daily liquidity reports and scenario analysis to quantify the Group’s positions;

•	targeting a diversified funding base to avoid undue concentrations by investor type, maturity, market source and currency;

•	holding a portfolio of high quality liquid assets to protect against adverse funding conditions and to support day-to-day operations; and

•	establishing detailed contingency plans to cover different liquidity crisis events.

KEY AREAS OF MEASUREMENT FOR LIQUIDITY RISK

Scenario modelling of funding sources

ANZ’s liquidity risk appetite is defined by a range of regulatory and internal liquidity metrics mandated by the Board. The metrics cover a range of scenarios of varying duration and level of severity.

A key component of this framework is the Liquidity Coverage Ratio (LCR), which is a severe short term liquidity stress scenario mandated by banking regulators including APRA. As part of meeting LCR requirements, the Group has a Committed Liquidity Facility (CLF) with the Reserve Bank of Australia. The CLF has been established to offset the shortage of available High Quality Liquid Assets (HQLA) in Australia and provides an alternative form of contingent liquidity. The total amount of the CLF available to a qualifying Australian Deposit-taking Institution is set annually by APRA. From 1 January 2019, ANZ’s CLF is $48.0 billion (2018 calendar year end: $46.9 billion).

Liquid assets

The Group holds a portfolio of high quality (unencumbered) liquid assets to protect the Group’s liquidity position in a severely stressed environment, to meet regulatory requirements. HQLA comprise three categories consistent with Basel III LCR requirements:

•	HQLA1 - Cash and highest credit quality government, central bank or public sector securities eligible for repurchase with central banks to provide same-day liquidity.

•

HQLA2 - High credit quality government, central bank or public sector securities, high quality corporate debt securities and high quality covered bonds eligible for repurchase with central banks to provide same-day liquidity.

•	Alternative liquid assets (ALA) - Assets qualifying as collateral for the CLF and eligible securities that the Reserve Bank of New Zealand (RBNZ) will accept in its domestic market operations.

LIQUIDITY RISK OUTCOMES1

Liquidity Coverage Ratio

ANZ’s Liquidity Coverage Ratio (LCR) averaged 140% for 2019, an increase from the 2018 average of 138%, and above the regulatory minimum of 100%.

Net Stable Funding Ratio

ANZ’s Net Stable Funding Ratio (NSFR) as at 30 September 2019 was 116% (2018: 115%), above the regulatory minimum of 100%.

[1].

This information is not within the scope of the external audit of the Group Financial Report by the Group’s external auditor, KPMG. The Liquidity Coverage Ratio and Net Stable Funding Ratio are non-IFRS disclosures and are disclosed as part of the Group’s APS 330 Public Disclosure which is subject to specific review procedures in accordance with the Australian Standard on Related Services (ASRS) 4400 Agreed upon Procedures Engagements to Report Factual Findings.

Notes to the consolidated financial statements (continued)

16. FINANCIAL RISK MANAGEMENT (continued)

LIQUIDITY AND FUNDING RISK (continued)

Liquidity crisis contingency planning

The Group maintains APRA-endorsed liquidity crisis contingency plans for analysing and responding to a liquidity threatening event at a country and Group-wide level. Key liquidity contingency crisis planning requirements and guidelines include:

Ongoing business management	Early signs/ mild stress	Severe Stress
• Establish crisis/severity levels	• Monitoring and review	• Activate contingency funding plans

• Liquidity limits	• Management actions not requiring business rationalisation	• Management actions for altering asset and liability behaviour
• Early warning indicators
Assigned responsibility for internal and external communications and the appropriate timing to communicate

Since the precise nature of any stress event cannot be known in advance, we design the plans to be flexible to the nature and severity of the stress event with multiple variables able to be accommodated in any plan.

Group funding

The Group monitors the composition and stability of its funding so that it remains within the Group’s funding risk appetite. This approach ensures that an appropriate proportion of the Group’s assets are funded by stable funding sources, including customer deposits; longer-dated wholesale funding (with a remaining term exceeding one year); and equity.

Funding plans prepared	Considerations in preparing funding plans
• 3 year strategic plan prepared annually	• Customer balance sheet growth

• Annual funding plan as part of budgeting process • Forecasting in light of actual results as a calibration to the annual plan	• Changes in wholesale funding including: targeted funding volumes; markets; investors; tenors; and currencies for senior, secured, subordinated, hybrid transactions and market conditions

164         ANZ 2019 ANNUAL REPORT

16. FINANCIAL RISK MANAGEMENT (continued)

LIQUIDITY AND FUNDING RISK (continued)

RESIDUAL CONTRACTUAL MATURITY ANALYSIS OF GROUP’S LIABILITIES

The tables below provide residual contractual maturity analysis of financial liabilities, including financial liablities reclassified to held for sale, at 30 September within relevant maturity groupings. All outstanding debt issuance and subordinated debt is profiled on the earliest date on which the Group may be required to pay. All at-call liabilities are reported in the “Less than 3 months” category. Any other items without a specified maturity date are included in the “After 5 years” category. The amounts represent principal and interest cash flows - so they may differ from equivalent amounts reported on balance sheet. For the purpose of this note, liabilities presented as liabilities held for sale in the Balance Sheet have been reallocated to their respective Balance Sheet categories.

It should be noted that this is not how the Group manages its liquidity risk. The management of this risk is detailed on page 163.

2019	Less than 3 months $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	Total $m

Settlement balances owed by ANZ	10,838	29	-	-	10,867

Collateral received	7,929	-	-	-	7,929

Deposits and other borrowings	530,392	102,731	7,657	100	640,880

Policy liabilities	-	-	-	-	-

External unit holder liabilities	-	-	-	-	-

Liability for acceptances	760	-	-	-	760

Debt issuances[1]	7,948	18,985	95,632	17,886	140,451

Derivative liabilities (excluding those held for balance sheet management)[2]	108,501	-	-	-	108,501

Derivative assets and liabilities (balance sheet management)

- Funding

Receive leg	(27,588)	(29,128)	(82,588)	(22,238)	(161,542)

Pay leg	26,778	26,594	77,686	21,190	152,248

- Other balance sheet management

Receive leg	(85,489)	(26,218)	(11,632)	(1,893)	(125,232)

Pay leg	85,887	26,980	13,071	2,311	128,249

2018

Settlement balances owed by ANZ	11,810	-	-	-	11,810

Collateral received	6,542	-	-	-	6,542

Deposits and other borrowings	518,650	92,213	12,444	117	623,424

Policy liabilities	38,325	2	9	1,271	39,607

External unit holder liabilities	4,712	-	-	-	4,712

Liability for acceptances	803	-	-	-	803

Debt issuances[1]	5,575	21,538	83,685	23,399	134,197

Derivative liabilities (excluding those held for balance sheet management)[2]	60,499	-	-	-	60,499

Derivative assets and liabilities (balance sheet management)

- Funding

Receive leg	(17,972)	(30,894)	(85,054)	(35,580)	(169,500)

Pay leg	17,936	29,757	82,344	35,431	165,468

- Other balance sheet management

Receive leg	(52,708)	(16,646)	(14,401)	(2,089)	(85,844)

Pay leg	53,022	16,879	15,283	2,256	87,440

1.

Any callable wholesale debt instruments have been included at their next call date. Balance includes subordinated debt instruments that may be settled in cash or in equity, at the option of the Company, and perpetual debt instruments after 5 years.

2.	The full mark-to-market of derivative liabilities (excluding those held for balance sheet management) is included in the ‘less than 3 months’ category.

At 30 September 2019, $209,341 million (2018: $202,531 million) of the Group’s undrawn facilities and $44,451 million (2018: $42,577 million) of its issued guarantees mature in less than 1 year, based on the earliest date on which the Group may be required to pay.

Notes to the consolidated financial statements (continued)

17. FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES

The Group carries a significant number of financial instruments on the balance sheet at fair value. In addition the Group also holds assets classified as held for sale which are measured at fair value less costs to sell. The fair value is the best estimate of the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date.

VALUATION

The Group has an established control framework, including appropriate segregation of duties, to ensure that fair values are accurately determined, reported and controlled. The framework includes the following features:

•	products are approved for transacting with external customers and counterparties only where fair values can be appropriately determined;

•	quoted market prices used to value financial instruments are independently verified with information from external pricing providers;

•	fair value methodologies and inputs are evaluated and approved by a function independent of the party that undertakes the transaction;

•	movements in fair values are independently monitored and explained by reference to underlying factors relevant to the fair value; and

•	valuation adjustments (such as funding valuation adjustments, credit valuation adjustments and bid-offer adjustments) are independently validated and monitored.

If the Group holds offsetting risk positions, then the Group uses the portfolio exception in AASB 13 Fair Value Measurement (AASB 13) to measure the fair value of such groups of financial assets and financial liabilities. We measure the portfolio based on the price that would be received to sell a net long position (an asset) for a particular risk exposure, or to transfer a net short position (a liability) for a particular risk exposure.

Fair value designation

We designate certain loans and advances and certain deposits and other borrowings and debt issuances as fair value through profit or loss:

•	where they contain a separable embedded derivative which significantly modifies the instruments’ cash flow; or

•

in order to eliminate an accounting mismatch which would arise if the asset or liabilities were otherwise carried at amortised cost. This mismatch arises as we measure the derivative financial instruments (which we acquired to mitigate interest rate risk of the assets or liabilities) at fair value through profit or loss.

Our approach ensures that we recognise the fair value movements on the assets or liabilities in profit or loss in the same period as the movement on the associated derivatives.

We may also designate certain loans and advances, certain deposits and other borrowings and debt issuances as fair value through profit or loss where they are managed on a fair value basis to align the measurement with how the instruments are managed.

FAIR VALUE APPROACH AND VALUATION TECHNIQUES

We use valuation techniques to estimate the fair value of assets and liabilities for recognition, measurement and disclosure purposes where no quoted price in an active market exists for that asset or liability. This includes the following:

Asset or Liability	Fair Value Approach
Financial instruments classified as: - Trading securities - Securities sold short	Valuation techniques are used that incorporate observable market inputs for financial instruments with similar credit risk, maturity and yield characteristics. Equity instruments that are not traded in active markets may be measured using comparable company valuation multiples.
- Derivative financial assets and financial liabilities - Investment securities (from 1 October 2018) - Available-for-sale assets (prior to 1 October 2018)
Financial instruments classified as: - Net loans and advances - Deposits and other borrowings - Debt issuances	Discounted cash flow techniques are used whereby contractual future cash flows of the instrument are discounted using wholesale market interest rates, or market borrowing rates for debt with similar maturities or yield curve appropriate for the remaining term to maturity.

Assets and liabilities held for sale	Valuation based on the expected sale price before transaction costs.

166         ANZ 2019 ANNUAL REPORT

17. FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES (continued)

CLASSIFICATION OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES

The following tables set out the classification of financial asset and liability categories according to measurement bases together with their carrying amounts as reported on the balance sheet.

		2019			2018
	Note	At amortised cost $m	At fair value $m	Total $m	At amortised cost $m	At fair value $m	Total $m
Financial assets

Cash and cash equivalents	8	81,621	-	81,621	84,636	-	84,636

Settlement balances owed to ANZ		3,739	-	3,739	2,319	-	2,319

Collateral paid		15,006	-	15,006	11,043	-	11,043

Trading securities	9	-	43,169	43,169	-	37,722	37,722

Derivative financial instruments	10	-	120,667	120,667	-	68,423	68,423

Investment securities	11	5,999	77,710	83,709	-	-	-

Available-for-sale assets	11	-	-	-	-	74,284	74,284

Net loans and advances	12	614,336	922	615,258	604,331	133	604,464

Regulatory deposits		879	-	879	882	-	882

Assets held for sale[1]		-	1,420	1,420	727	43,151	43,878

Other financial assets		3,118	-	3,118	2,899	-	2,899

Total		724,698	243,888	968,586	706,837	223,713	930,550

Financial liabilities

Settlement balances owed by ANZ		10,867	-	10,867	11,810	-	11,810

Collateral received		7,929	-	7,929	6,542	-	6,542

Deposits and other borrowings	14	635,376	2,301	637,677	615,818	2,332	618,150

Derivative financial instruments	10	-	120,951	120,951	-	69,676	69,676

Liabilities held for sale[1]		-	1,914	1,914	130	46,641	46,771

Payables and other liabilities		5,377	2,591	7,968	5,723	1,171	6,894

Debt issuances	15	127,102	2,589	129,691	119,737	1,442	121,179

Total		786,651	130,346	916,997	759,760	121,262	881,022

1.	Assets held for sale and liabilities held for sale include only the components of assets or liabilities held for sale which are financial instruments.

FAIR VALUE HIERARCHY

The Group categorises assets and liabilities carried at fair value into a fair value hierarchy as required by AASB 13 based on the observability of inputs used to measure the fair value:

•	Level 1 - valuations based on quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2 - valuations using inputs other than quoted prices included within Level 1 that are observable for a similar asset or liability, either directly or indirectly; and

•	Level 3 - valuations where significant unobservable inputs are used to measure the fair value of the asset or liability.

Notes to the consolidated financial statements (continued)

17. FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES (continued)

The following table presents assets and liabilities carried at fair value in accordance with the fair value hierarchy:

	Fair value measurements

	Quoted market price (Level 1)		Using observable inputs (Level 2)		Using unobservable inputs (Level 3)		Total
	2019 $m	2018 $m	2019 $m	2018 $m	2019 $m	2018 $m	2019 $m	2018 $m

Assets

Trading securities[1]	37,768	30,855	5,401	6,867	-	-	43,169	37,722

Derivative financial instruments	365	647	120,241	67,717	61	59	120,667	68,423

Investment securities[2]	76,000	-	499	-	1,211	-	77,710	-

Available-for-sale assets[2]	-	69,508	-	3,695	-	1,081	-	74,284

Net loans and advances (measured at fair value)	-	-	922	133	-	-	922	133

Assets held for sale[3]	-	-	1,952	44,623	-	-	1,952	44,623

Total	114,133	101,010	129,015	123,035	1,272	1,140	244,420	225,185

Liabilities

Deposits and other borrowings (designated at fair value)	-	-	2,301	2,332	-	-	2,301	2,332

Derivative financial instruments	881	1,680	120,018	67,952	52	44	120,951	69,676

Payables and other liabilities[4]	2,553	1,159	38	12	-	-	2,591	1,171

Debt issuances (designated at fair value)	-	-	2,589	1,442	-	-	2,589	1,442

Liabilities held for sale[3]	-	-	2,121	46,829	-	-	2,121	46,829

Total	3,434	2,839	127,067	118,567	52	44	130,553	121,450

1.

During the year, there were no material transfers from Level 2 to Level1 (2018: $953 million) in Trading Securities. Transfers from Level 1 to Level 2 for the year and previous periods are immaterial. Transfers into and out of levels are measured at the beginning of the reporting period in which the transfer occurred.

2.

On adoption of AASB 9 on 1 October 2018, the classification and measurement of financial assets was revised. The available-for-sale classification used in comparative periods no longer exists under AASB 9 and a new classification of investment securities was introduced. Comparative information has not been restated.

3.

The amount classified as Assets and Liabilities held for sale relates to assets and liabilities measured at fair value less cost to sell in accordance with AASB 5 Non-current Assets Held for Sale and Discontinued Operations. The amount presented reflects fair value excluding cost to sell but including intercompany eliminations.

4.	Payables and other liabilities relates to securities sold short, which we classify as held for trading and measured at fair value through profit or loss.

FAIR VALUE MEASUREMENT INCORPORATING UNOBSERVABLE MARKET DATA

Level 3 fair value measurements

The net balance of Level 3 is an asset of $1,220 million (2018: $1,096 million). The assets and liabilities which incorporate significant unobservable inputs primarily include:

•	equities for which there is no active market or traded prices cannot be observed;

•	structured credit products for which credit spreads and default probabilities relating to the reference assets and derivative counterparties cannot be observed;

•	other derivatives referencing market rates that cannot be observed primarily due to lack of market activity.

Movement in Level 3 balance is mainly due to the revaluation of the Group’s investment in Bank of Tianjin.

There were no material transfers in or out of Level 3 during the period.

168         ANZ 2019 ANNUAL REPORT

17. FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES (continued)

Bank of Tianjin (BoT)

The investment is valued based on comparative price-to-book (P/B) multiples (a P/B multiple is the ratio of the market value of equity to the book value of equity). The extent of judgement applied in determining the appropriate multiple and comparator group from which the multiple is derived are non-observable inputs which have resulted in the Level 3 classification.

Sensitivity to Level 3 data inputs

When we make assumptions due to significant inputs not being directly observable in the market place (Level 3 inputs), then changing these assumptions changes the Group’s estimate of the instrument’s fair value. Favourable and unfavourable changes are determined by changing the primary unobservable parameter used to derive the valuation.

Bank of Tianjin (BoT)

The valuation of the BoT investment is sensitive to the selected unobservable input, being the P/B multiple. If the P/B multiple was increased or decreased by 10% it would result in a $111 million (2018: $102 million) increase or decrease to the fair value of the investment, which would be recognised in shareholders’ equity.

Other

The remaining Level 3 balance is immaterial and changes in the Level 3 inputs have a minimal impact on net profit and net assets of the Group.

Deferred fair value gains and losses

Where fair values are determined using unobservable inputs significant to the fair value of a financial instrument, the Group does not immediately recognise the difference between the transaction price and the amount we determine based on the valuation technique (day one gain or loss) in profit or loss. After initial recognition, we recognise the deferred amount in profit or loss on a straight line basis over the life of the transaction or until all inputs become observable.

The day one gains and losses deferred are not material.

FINANCIAL ASSETS AND FINANCIAL LIABILITIES NOT MEASURED AT FAIR VALUE

The following table sets out the Group’s basis of estimating fair values of financial instruments carried at amortised cost:

Financial Asset and Liability	Fair Value Approach
Investment securities - debt securities at amortised cost	Calculated based on quoted market prices or observable inputs as applicable. If quoted market prices are not available, we use a discounted cash flow model using a yield curve appropriate for the remaining term to maturity of the debt instrument. The fair value reflects adjustments to credit spreads applicable for that instrument.
Net loans and advances to banks	Discounted cash flows using prevailing market rates for loans with similar credit quality.
Net loans and advances to customers	Present value of future cash flows, discounted using a curve that incorporates changes in wholesale market rates, the Group’s cost of wholesale funding and the customer margin, as appropriate.
Deposit liability without a specified maturity or at call	The amount payable on demand at the reporting date. We do not adjust the fair value for any value we expect the Group to derive from retaining the deposit for a future period.
Interest bearing fixed maturity deposits and other borrowings and acceptances with quoted market rates	Market borrowing rates of interest for debt with a similar maturity are used to discount contractual cash flows to derive the fair value.
Debt issuances	Calculated based on quoted market prices or observable inputs as applicable. If quoted market prices are not available, we use a discounted cash flow model using a yield curve appropriate for the remaining term to maturity of the debt instrument. The fair value reflects adjustments to credit spreads applicable to ANZ for that instrument.

Notes to the consolidated financial statements (continued)

17. FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES (continued)

The financial assets and financial liabilities listed in the table below are carried at amortised cost on the Group’s Balance Sheet. While this is the value at which we expect the assets will be realised and the liabilities settled, the Group provides an estimate of the fair value of the financial assets and financial liabilities at balance date in the table below.

			Categorised into fair value hierarchy

	At amortised cost		Quoted market price (Level 1)		Using observable inputs (Level 2)		With significant non- observable inputs (Level 3)		Fair value (total)
	2019 $m	2018 $m	2019 $m	2018 $m	2019 $m	2018 $m	2019 $m	2018 $m	2019 $m	2018 $m

Financial assets

Net loans and advances[1]	614,336	605,330	-	-	22,629	29,586	592,704	575,691	615,333	605,277

Investment securities[2]	5,999	-	-	-	5,997	-	-	-	5,997	-

Total	620,335	605,330	-	-	28,626	29,586	592,704	575,691	621,330	605,277

Financial liabilities

Deposits and other borrowings[1]	635,376	617,397	-	-	635,660	617,563	-	-	635,660	617,563

Debt issuances	127,102	119,737	43,304	43,413	85,484	77,205	-	-	128,788	120,618

Total	762,478	737,134	43,304	43,413	721,144	694,768	-	-	764,448	738,181

1.

Net loans and advances and deposits and other borrowings include amounts reclassified to assets and liabilities held for sale (refer Note 29 Discontinued Operations and Assets and Liabilities Held for Sale).

2.	Investment securities under AASB 9 includes securities measured at amortised cost.

KEY JUDGEMENTS AND ESTIMATES

The Group evaluates the material accuracy of the valuations incorporated in the financial statements as they can involve a high degree of judgement and estimation in determining the carrying values of financial assets and financial liabilities at the balance sheet date.

The majority of valuation models the Group uses employ only observable market data as inputs. However, for certain financial instruments, we may use data that is not readily observable in current markets. If we use unobservable market data, then we need to exercise more judgement to determine fair value depending on the significance of the unobservable input to the overall valuation. Generally, we derive unobservable inputs from other relevant market data and compare them to observed transaction prices where available.

When establishing the fair value of a financial instrument using a valuation technique, the Group considers valuation adjustments in determining the fair value. We may apply adjustments (such as bid/offer spreads, credit valuation adjustments and funding valuation adjustments – refer Note 10 Derivative Financial Instruments) to the techniques used to reflect the Group’s assessment of factors that market participants would consider in setting fair value.

170         ANZ 2019 ANNUAL REPORT

18. ASSETS CHARGED AS SECURITY FOR LIABILITIES AND COLLATERAL ACCEPTED AS SECURITY FOR ASSETS

The following disclosure excludes the amounts presented as collateral paid and received in the Balance Sheet that relate to derivative liabilities and derivative assets respectively. The terms and conditions of those collateral agreements are included in the standard Credit Support Annex that forms part of the International Swaps and Derivatives Association Master Agreement.

ASSETS CHARGED AS SECURITY FOR LIABILITIES

Assets charged as security for liabilities include the following types of instruments:

•	Securities provided as collateral for repurchase transactions. These transactions are governed by standard industry agreements;

•

UDC Secured Investments are secured by a security interest granted under a trust deed over all of UDC’s present and future assets and undertakings, to Trustees Executors Limited, as supervisor. The assets subject to the security interest comprise mainly loans to UDC’s customers and certain plant and equipment. The security interest secures all amounts payable by UDC on the UDC Secured Investments and all other monies payable by UDC under the trust deed;

•	Specified residential mortgages provided as security for notes and bonds issued to investors as part of ANZ’s covered bond programs;

•	Collateral provided to central banks; and

•	Collateral provided to clearing houses.

The carrying amount of assets pledged as security are as follows:

	2019 $m	2018 $m
Securities sold under arrangements to repurchase[1]	43,213	40,164

Assets pledged as collateral for UDC Secured Investments	3,228	3,019

Residential mortgages provided as security for covered bonds	30,799	29,455

Other	4,927	2,794

1.	The amounts disclosed as securities sold under arrangements to repurchase include both:

•	assets pledged as security which continue to be recognised on the Group’s balance sheet; and

•	assets repledged, which are included in the disclosure below.

COLLATERAL ACCEPTED AS SECURITY FOR ASSETS

ANZ has received collateral associated with various financial instruments. Under certain transactions ANZ has the right to sell, or to repledge, the collateral received. These transactions are governed by standard industry agreements.

The fair value of collateral we have received and that which we have sold or repledged is as follows:

	2019 $m	2018 $m
Fair value of assets which can be sold or repledged	37,990	36,122

Fair value of assets sold or repledged	29,460	23,300

Notes to the consolidated financial statements (continued)

19. OFFSETTING

We offset financial assets and financial liabilities in the balance sheet (in accordance with AASB 132 Financial Instruments: Presentation) when there is:

•	a current legally enforceable right to set off the recognised amounts in all circumstances; and

•	an intention to settle the asset and liability on a net basis, or to realise the asset and settle the liability simultaneously.

If the above conditions are not met, the financial assets and financial liabilities are presented on a gross basis.

The Group does not have any arrangements that satisfy the conditions necessary to offset financial assets and financial liabilities within the balance sheet. The following table identifies financial assets and financial liabilities which have not been offset but are subject to enforceable master netting agreements (or similar arrangements) and the related amounts not offset in the balance sheet. We have not taken into account the effect of over-collateralisation.

			Amount subject to master netting agreement or similar

2019	Total amounts recognised in the Balance Sheet $m	Amounts not subject to master netting agreement or similar $m	Total $m	Financial instruments $m	Financial collateral (received)/ pledged $m	Net amount $m

Derivative financial assets	120,667	(4,019)	116,648	(103,247)	(6,378)	7,023

Reverse repurchase, securities borrowing and similar agreements[1]	37,102	(5,299)	31,803	(1,414)	(30,389)	-

Total financial assets	157,769	(9,318)	148,451	(104,661)	(36,767)	7,023

Derivative financial liabilities	(120,951)	3,145	(117,806)	103,247	10,970	(3,589)

Repurchase, securities lending and similar agreements[2]	(41,367)	17,781	(23,586)	1,414	22,172	-

Total financial liabilities	(162,318)	20,926	(141,392)	104,661	33,142	(3,589)

			Amount subject to master netting agreement or similar

2018	Total amounts recognised in the Balance Sheet $m	Amounts not subject to master netting agreement or similar $m	Total $m	Financial instruments $m	Financial collateral (received)/ pledged $m	Net amount $m

Derivative financial assets[3]	68,426	(3,292)	65,134	(54,251)	(5,507)	5,376

Reverse repurchase, securities borrowing and similar agreements[1]	35,310	(4,738)	30,572	(398)	(30,174)	-

Total financial assets	103,736	(8,030)	95,706	(54,649)	(35,681)	5,376

Derivative financial liabilities[3]	(69,677)	3,644	(66,033)	54,252	8,287	(3,494)

Repurchase, securities lending and similar agreements[2]	(38,378)	12,794	(25,584)	398	25,186	-

Total financial liabilities	(108,055)	16,438	(91,617)	54,650	33,473	(3,494)

1.	Reverse repurchase agreements:
•	with less than 90 days to maturity are presented in the Balance Sheet within cash and cash equivalents; or
•	with 90 days or more to maturity are presented in the Balance Sheet within net loans and advances.

2.	Repurchase agreements are presented in the Balance Sheet within deposits and other borrowings.
3.	Includes derivative assets and liabilities reclassified as held for sale.

172         ANZ 2019 ANNUAL REPORT

20. GOODWILL AND OTHER INTANGIBLE ASSETS

	Goodwill[1]		Software		Other Intangibles		Total
	2019 $m	2018 $m	2019 $m	2018 $m	2019 $m	2018 $m	2019 $m	2018 $m
Balance at start of year	3,440	4,447	1,421	1,860	69	663	4,930	6,970

Additions	-	1	421	390	-	-	421	391

Amortisation expense[2]	-	-	(517)	(821)	-	(38)	(517)	(859)

Impairment expense	-	(12)	(4)	(17)	-	-	(4)	(29)

Impairment on reclassification to held for sale[3]	-	(421)	-	-	-	-	-	(421)

Transferred to held for sale	-	(571)	-	-	-	(555)	-	(1,126)

Foreign currency exchange difference	27	(4)	2	9	2	(1)	31	4
Balance at end of year	3,467	3,440	1,323	1,421	71	69	4,861	4,930

Cost	3,467	3,440	7,068	6,490	75	149	10,610	10,079

Accumulated amortisation/impairment	n/a	n/a	(5,745)	(5,069)	(4)	(80)	(5,749)	(5,149)
Carrying amount	3,467	3,440	1,323	1,421	71	69	4,861	4,930

1.	Goodwill excludes notional goodwill in equity accounted investments.

2.	2018 includes an accelerated amortisation expense of $251 million.

3.	Relates to discontinued operations in 2018 (refer to Note 29).

GOODWILL ALLOCATED TO CASH-GENERATING UNITS (CGUs)

An annual assessment is made as to whether the current carrying value of goodwill is impaired. For the purposes of impairment testing, goodwill is allocated at the date of acquisition to a CGU. Goodwill is considered to be impaired if the carrying amount of the relevant CGU exceeds its recoverable amount.

To estimate the recoverable amount of the CGU to which each goodwill component is allocated, we use a fair value less cost of disposal assessment approach for each segment.

FAIR VALUE LESS COST OF DISPOSAL

The Group has determined, using a market multiple approach, the fair value less costs of disposal of each CGU. This is primarily based on observable price earnings multiples reflecting the businesses and markets in which each CGU operates plus a control premium. The earnings are based on the current forecast earnings of the divisions. As at 30 September 2019, our impairment testing did not result in any material impairment being identified.

For each of ANZ’s CGUs with goodwill, the price earnings multiples applied were as follows:

Division	2019	2018
Australia Retail and Commercial	17.9	16.9

Institutional	14.7	14.6

New Zealand	17.8	16.8

Pacific	17.7	18.5

Notes to the consolidated financial statements (continued)

20. GOODWILL AND OTHER INTANGIBLE ASSETS (continued)

RECOGNITION AND MEASUREMENT

The table below details how we recognise and measure different intangible assets:

	Goodwill	Software	Other Intangible Assets
Definition	Excess amount the Group has paid in acquiring a business over the fair value less costs of disposal of the identifiable assets and liabilities acquired.

Purchases of “off the shelf’ software assets are capitalised as assets.

Internal and external costs incurred in building software and computer systems costing greater than $20 million are capitalised as assets. Those less than $20 million are expensed in the year in which the costs are incurred.

Management fee rights
Carrying value	Cost less any accumulated impairment losses. Allocated to the cash generating unit to which the acquisition relates.

Initially, measured at cost.

Subsequently, carried at cost less accumulated amortisation and impairment losses.

Costs incurred in planning or evaluating software proposals or in maintaining systems after implementation are not capitalised.

Initially, measured at fair value at acquisition. Subsequently, carried at cost less impairment losses.
Useful life	Indefinite. Goodwill is reviewed for impairment at least annually or when there is an indication of impairment.	Except for major core infrastructure, amortised over periods between 3-5 years. Major core infrastructure amortised over periods between 7 or 10 years.	Management fee rights with an indefinite life are reviewed for impairment at least annually or where there is an indication of impairment.
Depreciation method	Not applicable.	Straight-line method.	Not applicable.

KEY JUDGEMENTS AND ESTIMATES

Management judgement is used to assess the recoverable value of goodwill, and other intangible assets, and the useful economic life of an asset, or if an asset has an indefinite life. We reassess the recoverability of the carrying value at each reporting date.

The carrying amount of goodwill is based on judgements including the basis of assumptions and forecasts used for determining earnings for CGUs, headroom availability, and sensitivities of the forecasts to reasonably possible changes in assumptions. The level at which goodwill is allocated, the estimation of future earnings and the selection of earnings multiples applied requires significant judgement.

At each balance date, software and other intangible assets, including those not yet ready for use, are assessed for indicators of impairment. In the event that an asset’s carrying amount is determined to be greater than its recoverable amount, the carrying value of the asset is written down immediately.

In addition, the expected useful life of intangible assets, including software assets, are assessed at each reporting date. The assessment requires management judgement, and in relation to our software assets, a number of factors can influence the expected useful lives. These factors include changes to business strategy, significant divestments and the underlying pace of technological change.

174        ANZ 2019 ANNUAL REPORT

21. OTHER PROVISIONS

	2019 $m	2018 $m
ECL allowance on undrawn facilities[1]	668	526

Customer remediation[2]	1,139	602

Restructuring costs	64	105

Non-lending losses, frauds and forgeries	94	100

Other	349	191
Total other provisions (including liabilities reclassified as held for sale)	2,314	1,524

Less: Other provisions reclassified as held for sale	(91)	(66)

Total other provisions	2,223	1,458

1.	Refer to Note 13 Allowance for Expected Credit Losses for movement analysis.

2.

Customer remediation provisions relating to discontinued operations amounting to $228 million (2018: $174 million) have not been reclassified to liabilities held for sale as the Group remains accountable for customer remediation post sale completion.

	Customer remediation $m	Restructuring costs $m	Non-lending losses, frauds and forgeries $m	Other $m
Balance at start of year	602	105	100	191

New and increased provisions made during the year	857	97	18	338

Provisions used during the year	(186)	(117)	(5)	(71)

Unused amounts reversed during the year[1]	(134)	(21)	(19)	(109)

Balance at end of year (including liabilities reclassified as held for sale)	1,139	64	94	349

1.	Customer remediation includes a $63 million transfer to the purchaser on completion of divestment of part of Wealth Australia discontinued operations.

Customer remediation

Customer remediation includes provisions for expected refunds to customers, remediation project costs and related customer and regulatory claims, penalties and litigation outcomes.

Restructuring costs

Provisions for restructuring costs arise from activities related to material changes in the scope of business undertaken by the Group or the manner in which that business is undertaken and include employee termination benefits. Costs relating to on-going activities are not provided for and are expensed as incurred.

Non-lending losses, frauds and forgeries

Non-lending losses include losses arising from certain legal actions not directly related to amounts of principal outstanding for loans and advances and losses arising from forgeries, frauds and the correction of operational issues. The amounts recognised are the best estimate of the consideration required to settle the present obligation at the reporting date, taking into account the risks and uncertainties that surround the events and circumstances that affect the provision.

Other

Other provisions comprise various other provisions including workers compensation, make-good provisions associated with leased premises, warranties and indemnities provided in connection with various disposals of businesses and assets, and contingent liabilities recognised as part of a business combination.

Notes to the consolidated financial statements (continued)

21. OTHER PROVISIONS (continued)

RECOGNITION AND MEASUREMENT

The Group recognises provisions when there is a present obligation arising from a past event, an outflow of economic resources is probable, and the amount of the provision can be measured reliably.

The amount recognised is the best estimate of the consideration required to settle the present obligation at reporting date, taking into account the risks and uncertainties surrounding the timing and amount of the obligation. Where a provision is measured using the estimated cash flows required to settle the present obligation, its carrying amount is the present value of those cash flows.

KEY JUDGEMENTS AND ESTIMATES

The Group holds provisions for various obligations including customer remediation, restructuring costs and surplus lease space, non-lending losses, fraud and forgeries and litigation related claims. These provisions involve judgements regarding the timing and outcome of future events, including estimates of expenditure required to satisfy such obligations. Where relevant, expert legal advice has been obtained and, in light of such advice, provisions and/or disclosures as deemed appropriate have been made.

In relation to customer remediation, determining the amount of the provisions, which represent management’s best estimate of the cost of settling the identified matters, requires the exercise of significant judgement. It will often be necessary to form a view on a number of different assumptions, including, the number of impacted customers, the average refund per customer, the associated remediation project costs, and the implications of regulatory exposures and customer claims having regard to their specific facts and circumstances. Consequently, the appropriateness of the underlying assumptions is reviewed on a regular basis against actual experience and other relevant evidence including expert legal advices and adjustments are made to the provisions where appropriate.

176        ANZ 2019 ANNUAL REPORT

22. SHAREHOLDERS’ EQUITY

SHAREHOLDERS’ EQUITY

			2019 $m	2018 $m
Ordinary share capital			26,490	27,205

Reserves

Foreign currency translation reserve			705	12

Share option reserve			89	92

FVOCI reserve			126	-

Available-for-sale revaluation reserve			-	113

Cash flow hedge reserve			731	127

Transactions with non-controlling interests reserve			(22)	(21)

Total reserves			1,629	323

Retained earnings			32,664	31,737

Share capital and reserves attributable to shareholders of the Company			60,783	59,265

Non-controlling interests			11	140

Total shareholders’ equity			60,794	59,405

ORDINARY SHARE CAPITAL

The table below details the movement in ordinary shares for the period.
	2019		2018

	Number of shares	$m	Number of shares	$m

Balance at start of the year	2,873,618,118	27,205	2,937,415,327	29,088

Bonus option plan[1]	2,999,796	-	2,891,060	-

Group employee share acquisition scheme	-	-	-	(1)

Share buy-back[2]	(42,032,991)	(1,120)	(66,688,269)	(1,880)

Treasury shares in Wealth Australia discontinued operations[3]	-	405	-	(2)

Balance at end of year	2,834,584,923	26,490	2,873,618,118	27,205

1.

The Company issued 1.4 million shares under the Bonus Option Plan (BOP) for the 2019 interim dividend and 1.6 million shares for the 2018 final dividend (1.4 million shares for the 2018 interim dividend and 1.5 million shares for the 2017 final dividend).

2.

The Company completed a $3.0 billion on-market share buy-back of ANZ ordinary shares purchasing $1,120 million in the September 2019 full year (Sep 18 full year: $1,880 million) resulting in 42.0 million ANZ ordinary shares being cancelled in the September 2019 full year (Sep 18 full year: 66.7 million).

3.

The successor fund transfer performed in preparation for the sale of the Group’s wealth business to Zurich and IOOF completed on 13 April 2019. As a result the Group no longer eliminates the ANZ shares previously held in Wealth Australia discontinued operations.

Notes to the consolidated financial statements (continued)

22. SHAREHOLDERS’ EQUITY (continued)

RECOGNITION AND MEASUREMENT

Ordinary shares

Ordinary shares have no par value. They entitle holders to receive dividends, or proceeds available on winding up of the Company, in proportion to the number of fully paid ordinary shares held. They are recognised at the amount paid per ordinary share net of directly attributable costs. Every holder of fully paid ordinary shares present at a meeting in person, or by proxy, is entitled to:

• on a show of hands, one vote; and

• on a poll, one vote, for each share held.

Treasury shares

Treasury shares are shares in the Company which:

• the ANZ Employee Share Acquisition Plan purchases on market and have not yet distributed, or

• the Company issues to the ANZ Employee Share Acquisition Plan and have not yet been distributed, or

• the life insurance business purchased and held to back policy liabilities in the statutory funds prior to the successor fund transfer performed in preparation for the sale of the Group’s wealth business to Zurich and IOOF which completed on 13 April 2019.

Treasury shares are deducted from share capital and excluded from the weighted average number of ordinary shares used in the earnings per share calculations.

Reserves:
Foreign currency translation reserve	Includes differences arising on translation of assets and liabilities into Australian dollars when the functional currency of a foreign operation (including subsidiaries and branches) is not Australian dollars. In this reserve, we reflect any offsetting gains or losses on hedging these exposures, together with any tax effect.
Cash flow hedge reserve	Includes fair value gains and losses associated with the effective portion of designated cash flow hedging instruments together with any tax effect.
Available-for-sale reserve (prior to 1 October 2018)	Includes the changes in fair value and exchange differences on our revaluation of available- for-sale financial assets together with any tax effect.
FVOCI reserve (from 1 October 2018)

Includes changes in the fair value of certain debt securities and equity securities included within Investment Securities together with any tax effect.

In respect of debt securities classified as measured at FVOCI, the FVOCI reserve records accumulated changes in fair value arising subsequent to initial recognition, except for those relating to allowance for expected credit losses, interest income and foreign currency exchange gains and losses which are recognised in profit or loss. As debt securities at FVOCI are recorded at fair value, the balance of the FVOCI reserve is net of the ECL allowance associated with such assets. When a debt security measured at FVOCI is derecognised, the cumulative gain or loss recognised in the FVOCI reserve in respect of that security is reclassified to profit or loss and presented in Other Operating Income.

In respect of the equity securities classified as measured at FVOCI, the FVOCI reserve records accumulated changes in fair value arising subsequent to initial recognition (including any related foreign exchange gains or losses). When an equity security measured at FVOCI is derecognised, the cumulative gain or loss recognised in the FVOCI reserve in respect of that security is not recycled to profit or loss.

Share option reserve	Includes amounts which arise on the recognition of share-based compensation expense.
Transactions with non-controlling interests reserve	Includes the impact of transactions with non-controlling shareholders in their capacity as shareholders.
Non-controlling interests	Share in the net assets of controlled entities attributable to equity interests which the Company does not own directly or indirectly.

178         ANZ 2019 ANNUAL REPORT

23. CAPITAL MANAGEMENT

CAPITAL MANAGEMENT STRATEGY

ANZ’s capital management strategy aims to protect the interests of depositors, creditors and shareholders. We achieve this through an Internal Capital Adequacy Assessment Process (ICAAP) whereby ANZ conducts detailed strategic and capital planning over a 3 year time horizon.

The process involves:

•	forecasting economic variables, financial performance of ANZ’s divisions and the financial impact of new strategic initiatives to be implemented during the planning period;

•

performing stress tests under different economic scenarios to determine the level of additional capital (‘stress capital buffer’) needed to absorb losses that may be experienced under an economic downturn;

•	reviewing capital ratios and targets across various classes of capital against ANZ’s risk profile; and

•

developing a capital plan, taking into account capital ratio targets, current and future capital issuances requirements and options around capital products, timing and markets to execute the capital plan under differing market and economic conditions.

The capital plan is approved by the Board and updated as required. The Board and senior management are provided with regular updates of ANZ’s capital position. Any material actions required to ensure ongoing prudent capital management are submitted to the Board for approval. Throughout the year, the Group maintained compliance with all the regulatory requirements related to Capital Adequacy in the jurisdictions in which it operates.

REGULATORY ENVIRONMENT

Australia

As ANZ is an Authorised Deposit-taking Institution (ADI) in Australia, it is primarily regulated by APRA under the Banking Act 1959 (Cth). ANZ must comply with the minimum regulatory capital requirements, prudential capital ratios and specific reporting levels that APRA sets and which are consistent with the global Basel III capital framework. This is the common framework for determining the appropriate level of bank regulatory capital as set by the Basel Committee on Banking Supervision (“BCBS”). APRA requirements are summarised below:

Regulatory Capital Definition
Common Equity Tier 1 (CET1) Capital	Tier 1 Capital	Tier 2 Capital	Total Capital
Shareholders’ equity adjusted for specific items.	CET1 Capital plus certain securities with complying loss absorbing characteristics known as Additional Tier 1 Capital.	Subordinated debt instruments which have a minimum term of 5 years at issue date.	Tier 1 plus Tier 2 Capital.

Minimum Prudential Capital Ratios (PCRs) CET1 Ratio	Tier 1 Ratio	Total Capital Ratio

CET1 Capital divided by total risk weighted assets must be at least 4.5%.	Tier 1 Capital divided by total risk weighted assets must be at least 6.0%.	Total Capital divided by total risk weighted assets must be at least 8.0%.

Reporting Levels Level 1	Level 2	Level 3

The ADI on a stand-alone basis (that is the Company and specified subsidiaries which are consolidated to form the ADI’s Extended Licensed Entity).	The consolidated Group less certain subsidiaries and associates that are excluded under prudential standards.	A conglomerate Group at the widest level.

APRA also requires the ADI to hold additional CET1 buffers as follows:

•	A capital conservation buffer (CCB) of 3.5% which is inclusive of the additional 1% surcharge for domestically systemically important banks (D-SIBs). APRA has determined that ANZ is a D-SIB.

•	A countercyclical capital buffer which is set on a jurisdictional basis. The requirement is currently set to zero for Australia.

ANZ reports to APRA on a Level 1 and Level 2 basis, and measures capital adequacy monthly on a Level 1 and Level 2 basis, and is not yet required to maintain capital on a Level 3 basis (APRA have yet to conclude required timing for Level 3 reporting).

Life Insurance and Funds Management

As required by APRA’s Prudential Standards, insurance and funds management activities are:

•	de-consolidated for the purposes of calculating capital adequacy; and

•	excluded from the risk based capital adequacy framework.

We deduct the investment in these controlled entities 100% from CET1 capital, and if we include any profits from these activities in the Group’s results, then we exclude them from the determination of CET1 capital to the extent they have not been remitted to the Company.

Notes to the consolidated financial statements (continued)

23. CAPITAL MANAGEMENT (continued)

Outside Australia

In addition to APRA, the Company’s branch operations and major banking subsidiary operations are also overseen by local regulators such as the Reserve Bank of New Zealand, the US Federal Reserve, the UK Prudential Regulation Authority, the Monetary Authority of Singapore, the Hong Kong Monetary Authority and the China Banking and Insurance Regulatory Commission. They may impose minimum capital levels on operations in their individual jurisdictions.

CAPITAL ADEQUACY1

The following table provides details of the Group’s capital adequacy ratios at 30 September:

	2019 $m	2018 $m

Qualifying capital

Tier 1

Shareholders’ equity and non-controlling interests[2]	60,794	59,383

Prudential adjustments to shareholders’ equity	120	(322)

Gross Common Equity Tier 1 capital	60,914	59,061

Deductions	(13,559)	(14,370)

Common Equity Tier 1 capital	47,355	44,691

Additional Tier 1 capital	7,866	7,527

Tier 1 capital	55,221	52,218

Tier 2 capital	8,549	7,291

Total qualifying capital	63,770	59,509

Capital adequacy ratios (Level 2)

Common Equity Tier 1	11.4%	11.4%

Tier 1	13.2%	13.4%

Tier 2	2.1%	1.9%

Total capital ratio	15.3%	15.2%

Risk weighted assets	416,961	390,820

1.

This information is not within the scope of the external audit of the Group Financial Report by the Group’s external auditor, KPMG. The information presented in this table is a regulatory requirement disclosed in Part A of the APRA Reporting Form (ARF) 110 Capital Adequacy which will be subject to audit in accordance with Prudential Standard APS 310 Audit and Related Matters.

2.	Prior period numbers have not been restated for the impact of AASB 15 to align with previously reported regulatory returns.

180         ANZ 2019 ANNUAL REPORT

24. PARENT ENTITY FINANCIAL INFORMATION

Australia and New Zealand Banking Group Limited (the Company) has prepared a separate set of financial statements to satisfy the requirements of the Australian Financial Services License it holds with ASIC. These separate Company financial statements are available on the ANZ website at anz.com and have been lodged with ASIC.

Selected financial information of the Company is provided below:

SUMMARY FINANCIAL INFORMATION

	2019 $m	2018 $m

Income statement information for the financial year

Profit after tax for the year	4,447	8,524

Total comprehensive income for the year	5,413	8,450

Balance sheet information as at the end of the financial year

Cash and cash equivalents	77,949	80,227

Net loans and advances[1]	484,655	475,851

Total assets[1]	914,832	841,211

Deposits and other borrowings	524,241	511,992

Total liabilities[1]	861,618	787,335

Shareholders’ equity

Ordinary share capital	26,413	27,533

Reserves	840	(56)

Retained earnings[1]	25,961	26,399

Total shareholders’ equity[1]	53,214	53,876

1. Comparative information has been restated for the adoption of AASB 15 and other reclassification adjustments to enhance comparability with current period presentation. Total assets increased by $464 million ($432 million related to Net loans and advances), Total liabilities increased by $442 million and Retained earnings increased by $22 million.

PARENT ENTITY’S CONTRACTUAL COMMITMENTS

PROPERTY RELATED COMMITMENTS

	2019 $m	2018 $m

Lease rentals

Land and buildings	1,699	1,533

Furniture and equipment	58	112

Total lease rental commitments[1]	1,757	1,645

Due within 1 year	304	321

Due later than 1 year but not later than 5 years	868	769

Due later than 5 years	585	555

Total lease rental commitments[1]	1,757	1,645

1. Total future minimum sublease payments we expect to receive under non-cancellable subleases at 30 September 2019 is $67 million (2018: $81 million). During the year, we received sublease payments of $28 million (2018: $29 million) and netted them against rent expense.

CREDIT RELATED COMMITMENTS AND CONTINGENCIES

	2019 $m	2018 $m

Contract amount of:

Undrawn facilities	171,881	164,944

Guarantees and letters of credit	20,375	16,363

Performance related contingencies	20,097	22,176

Total	212,353	203,483

The contingent liabilities of the Group described under Other contingent liabilities in Note 33 are contingent liabilities of the parent entity (some are also contingent liabilities of other group companies).

Notes to the consolidated financial statements (continued)

25. CONTROLLED ENTITIES

The ultimate parent of the Group is Australia and New Zealand Banking Group Limited	Incorporated in Australia	Nature of Business Banking
All controlled entities are 100% owned, unless otherwise noted.
The material controlled entities of the Group are:

ANZ Bank (Vietnam) Limited[1]	Vietnam	Banking

ANZ Capel Court Limited	Australia	Securitisation Manager

ANZ Funds Pty. Ltd.	Australia	Holding Company

ANZ Bank (Kiribati) Limited[1] (75% ownership)	Kiribati	Banking
ANZ Bank (Samoa) Limited[1]	Samoa	Banking
ANZ Bank (Thai) Public Company Limited[1]	Thailand	Banking
ANZ Holdings (New Zealand) Limited[1]	New Zealand	Holding Company
ANZ Bank New Zealand Limited[1]	New Zealand	Banking
ANZ Investment Services (New Zealand) Limited[1]	New Zealand	Funds Management
ANZ New Zealand (Int’l) Limited[1]	New Zealand	Finance
ANZ Wealth New Zealand Limited[1]	New Zealand	Holding Company
ANZ New Zealand Investments Limited[1]	New Zealand	Funds Management
ANZNZ Covered Bond Trust[1,4]	New Zealand	Finance
UDC Finance Limited[1]	New Zealand	Finance
ANZ International Private Limited[1]	Singapore	Holding Company
ANZ Singapore Limited[1]	Singapore	Merchant Banking
ANZ International (Hong Kong) Limited[1]	Hong Kong	Holding Company
ANZ Asia Limited[1]	Hong Kong	Banking
ANZ Bank (Vanuatu) Limited[2]	Vanuatu	Banking
ANZcover Insurance Private Ltd[1]	Singapore	Captive-Insurance

ANZ Lenders Mortgage Insurance Pty. Limited	Australia	Mortgage Insurance

ANZ Residential Covered Bond Trust[4]	Australia	Finance

ANZ Wealth Australia Limited	Australia	Holding Company

OnePath Custodians Pty Limited	Australia	Trustee
OnePath Funds Management Limited	Australia	Funds Management

Australia and New Zealand Bank (China) Company Limited[1]	China	Banking

Australia and New Zealand Banking Group (PNG) Limited[1]	Papua New Guinea	Banking

Chongqing Liangping ANZ Rural Bank Company Limited[1]	China	Banking

Citizens Bancorp[3]	Guam	Holding Company

ANZ Guam Inc[3]	Guam	Banking
PT Bank ANZ Indonesia[1] (99% ownership)	Indonesia	Banking

1.	Audited by overseas KPMG firms — either as part of the Group audit, or for standalone financial statements as required.
2.	Audited by Law Partners.
3.	Audited by Deloitte Guam.
4.	Not owned by the Group. Control exists as the Group retains substantially all the risks and rewards of the operations.

182         ANZ 2019 ANNUAL REPORT

25. CONTROLLED ENTITIES (continued)

CHANGES TO MATERIAL CONTROLLED ENTITIES

The following changes to our material entities have occurred during the year ended 30 September 2019.

•

In September 2018, the business of Share Investing Limited was sold to CMC Markets Stockbroking Limited. Share Investing Limited and its immediate parent company, ACN 003 042 082 Limited, are no longer considered to be material entities.

•

In November 2018, OnePath Life (NZ) Limited was sold to Cigna Corporation and the business of ANZ Europe Limited (formerly ANZ Bank (Europe) Limited) was wound up. ANZ Europe Limited is no longer considered to be a material entity.

•

In March 2019, the business of ANZ (Lao) Sole Company Limited (formerly ANZ Bank (Lao) Limited) was transferred to a newly established Laos branch of the Company. ANZ (Lao) Sole Company Limited is no longer considered to be a material entity.

•	In April 2019, ANZ Bank (Taiwan) Limited merged with the Taiwan branch of the Company.

•

In May 2019, OnePath General Insurance Pty Limited, OnePath Life Australia Holdings Pty Limited and OnePath Life Limited were sold to Zurich Financial Services Australia (Zurich). See note 29 for further details.

•	In August 2019, we completed the sale of our 55% share of ANZ Royal Bank (Cambodia) Limited to J-Trust.

•

As ANZ Finance Guam, Inc and ANZ Commodity Trading Pty Ltd no longer have material business and Votraint No. 1103 Pty Limited’s only business is to hold the Group’s investment in PT Bank Pan Indonesia (see note 26), these companies are no longer considered to be material entities.

We did not acquire, or dispose of, any material entities during the year ended 30 September 2018.

RECOGNITION AND MEASUREMENT

The Group’s subsidiaries are those entities it controls through:

• being exposed to, or having rights to, variable returns from the entity; and • being able to affect those returns through its power over the entity.

The Group assesses whether it has power over those entities by examining the Group’s existing rights to direct the relevant activities of the entity.

If the Group sells or acquires subsidiaries during the year, it includes their operating results in the Group results to the date of disposal or from the date of acquisition. When the Group’s control ceases, it derecognises the assets and liabilities of the subsidiary, any related non-controlling interest and other components of equity.

When the Group ceases to control a subsidiary, it:

• measures any retained interest in the entity at fair value; and • recognises any resulting gain or loss in profit or loss.

If the Group’s ownership interest in a subsidiary changes in a way that does not result in a loss of control, then the Group accounts for that as a transaction with equity holders in their capacity as equity holders.

All transactions between Group entities are eliminated on consolidation.

Notes to the consolidated financial statements (continued)

26. INVESTMENTS IN ASSOCIATES

Significant associates of the Group are:

		Ordinary share interest		Carrying amount $m
Name of entity	Principal activity	2019	2018	2019	2018
AMMB Holdings Berhad	Banking and insurance	24%	24%	1,586	1,427

PT Bank Pan Indonesia	Consumer and business bank	39%	39%	1,350	1,103

Aggregate other individually immaterial associates		n/a	n/a	21	23
Total carrying value of associates[1]				2,957	2,553

1.	Includes the impact of foreign currency translation recognised in the foreign currency translation reserve.

FINANCIAL INFORMATION ON SIGNIFICANT ASSOCIATES

Set out below is the summarised financial information of each associate that is significant to the Group. The summarised financial information is based on the associates’ IFRS financial information.

	AMMB Holdings Berhad		PT Bank Pan Indonesia
Principal place of business and country of incorporation	Malaysia		Indonesia
	2019 $m	2018 $m	2019 $m	2018 $m
Summarised results

Operating income	3,298	3,016	1,109	1,000
Profit for the year	569	430	349	192

Other comprehensive income/(loss)	69	(37)	24	(10)
Total comprehensive income	638	393	373	182

Less: Total comprehensive (income)/loss attributable to non–controlling interests	(25)	(33)	(12)	39
Total comprehensive income attributable to owners of associate	613	360	361	221
Summarised financial position

Total assets[1]	55,740	49,092	22,518	19,552

Total liabilities[1]	48,718	42,700	18,743	16,446
Total Net assets[1]	7,022	6,392	3,775	3,106

Less: Non–controlling interests of associate	(368)	(395)	(309)	(272)
Net assets attributable to owners of associate	6,654	5,997	3,466	2,834

Reconciliation to carrying amount of Group’s interest in associate

Carrying amount at the beginning of the year	1,427	1,185	1,103	1,033

Group’s share of total comprehensive income	146	86	140	88

Dividends received from associate	(50)	(35)	-	-

Group’s share of other reserve movements of associate and foreign currency translation reserve adjustments[2]	63	191	107	(18)
Carrying amount at the end of the year	1,586	1,427	1,350	1,103
Market value of Group’s investment in associate[3]	1,050	992	1,303	853

[1].	Includes market value adjustments (including goodwill) the Group made at the time of acquisition (and adjustments for any differences in accounting policies).
[2].

The Group recognised a decrease of $32m and $33m to the carrying value of AMMB Holdings Berhad and PT Bank Pan Indonesia respectively with a corresponding decrease to retained earnings reflecting the Group’s share of the estimated initial application impact of IFRS 9 (the international equivalent of AASB 9). Refer Note 35.

[3].	Applies to those investments in associates with published price quotations. Market Value is based on a price per share and does not include any adjustments for the size of our holding.

IMPAIRMENT ASSESSMENT

As at 30 September 2019, for AMMB Holdings Berhad (AmBank) and PT Bank Pan Indonesia (PT Panin), the market value (based on share price) was below the respective carrying values of these investments. The Group performed value-in-use (VIU) calculations to assess whether the carrying value of the investments was impaired. The VIU calculations supported the carrying value for both AmBank and PT Panin.

184         ANZ 2019 ANNUAL REPORT

26. INVESTMENTS IN ASSOCIATES (continued)

    RECOGNITION AND MEASUREMENT

An associate is an entity over which the Group has significant influence over its operating and financial policies but does not control. The Group accounts for associates using the equity method. Its investments in associates are carried at cost plus the post-acquisition share of changes in the associate’s net assets less accumulated impairments. Dividends the Group receives from associates are recognised as a reduction in the carrying amount of the investment. The Group includes goodwill relating to the associate in the carrying amount of the investment. It does not individually test the goodwill incorporated in the associates carrying amount for impairment.

At least at each reporting date, the Group reviews investments in associates for any indication of impairment. If an indication of impairment exists, then the Group determines the recoverable amount of the associate using the higher of:

• the associate’s fair value less cost of disposal; and

• its value-in use.

We use a discounted cash flow methodology, and other methodologies (such as capitalisation of earnings methodology), to determine the recoverable amount.

    KEY JUDGEMENTS AND ESTIMATES

The value-in-use calculation is sensitive to a number of key assumptions requiring management judgement, including future profitability levels, capital levels, long term growth rates and discount rates. A change in any of the key assumptions below could have an adverse effect on the recoverable amount of the investments. The key assumptions used in the value-in-use calculation are outlined below:

As at 30 September 2019	AmBank	PT Panin

Post-tax discount rate	10.7%	13.3%

Terminal growth rate	4.8%	5.3%

Expected NPAT growth (compound annual growth rate – 5 years)	4.1%	6.5%

Core Equity Tier 1 rate	11.9% to 12.7%	11.6%

Notes to the consolidated financial statements (continued)

27. STRUCTURED ENTITIES

A Structured Entity (SE) is an entity that has been designed such that voting or similar rights are not the dominant factor in determining who controls the entity. SEs are generally established with restrictions on their ongoing activities in order to achieve narrow and well defined objectives.

SEs are classified as subsidiaries and consolidated when control exists. If the Group does not control a SE, then it is not consolidated. This note provides information on both consolidated and unconsolidated SEs.

The Group’s involvement with SEs is as follows:

Type	Details
Securitisation	The Group controls SEs established to securitise customer loans and advances that it has originated, in order to diversify sources of funding for liquidity management. Such transactions involve transfers to an internal securitisation (bankruptcy remote) vehicle used to create assets that are eligible for repurchase under agreements with the applicable central bank (these are known as ‘Repo eligible’). These internal securitisation SEs are consolidated. Refer to Note 28 Transfers of Financial Assets for further details.

The Group also establishes SEs on behalf of customers to securitise their loans or receivables. The Group may manage these securitisation vehicles or provide liquidity or other support. Additionally, the Group may acquire interests in securitisation vehicles set up by third parties through holding securities issued by such entities. In limited circumstances where control exists, the Group consolidates the SE.
Covered bond issuances	Certain loans and advances have been assigned to bankruptcy remote SEs to provide security for issuances of debt securities by the Group. The Group retains control over these SEs and therefore they are consolidated. Refer to Note 28 Transfers of Financial Assets for further details.
Structured finance arrangements

The Group is involved with SEs established:

• in connection with structured lending transactions to facilitate debt syndication and/or to ring-fence collateral; and

• to own assets that are leased to customers in structured leasing transactions.

The Group may manage the SE, hold minor amounts of the SE’s capital, or provide risk management products (derivatives) to the SE. In most instances, the Group does not control these SEs. In limited circumstances where control exists, the Group consolidates the SE.

Funds management activities	The Group conducts investment management and other fiduciary activities as a responsible entity, trustee, custodian or manager for investment funds and trusts – including superannuation funds and wholesale and retail trusts (collectively ‘Investment Funds’). The Investment Funds are financed through the issuance of puttable units to investors and the Group considers them to be SEs. The Group’s exposure to Investment Funds is limited to receiving fees for services and derivatives entered into for risk management purposes. These interests do not create significant exposures to the funds that would allow the Group to control the funds. Therefore, the funds are not consolidated.

186         ANZ 2019 ANNUAL REPORT

27. STRUCTURED ENTITIES (continued)

CONSOLIDATED STRUCTURED ENTITIES

FINANCIAL OR OTHER SUPPORT PROVIDED TO CONSOLIDATED STRUCTURED ENTITIES

The Group provides financial support to consolidated SEs as outlined below. As these are intra-group transactions, they are eliminated on consolidation:

Securitisation and covered bond issuances	The Group provides lending facilities, derivatives and commitments to these SEs and/or holds debt instruments that they have issued.
Structured finance arrangements	The assets held by these SEs are normally pledged as collateral for financing provided. Certain consolidated SEs are financed entirely by the Group while others are financed by syndicated loan facilities in which the Group is a participant. The financing provided by the Group includes lending facilities where the Group’s exposure is limited to the amount of the loan and any undrawn amount. Additionally, the Group has provided Letters of Support to these consolidated SEs confirming that the Group will not demand repayment of the financing provided for the ensuing 12 month period.

The Group did not provide any non-contractual support to consolidated SEs during the year (2018: nil). Other than as disclosed above, the Group does not have any current intention to provide financial or other support to consolidated SEs.

UNCONSOLIDATED STRUCTURED ENTITIES

GROUP’S INTEREST IN UNCONSOLIDATED STRUCTURED ENTITIES

An ‘interest’ in an unconsolidated SE is any form of contractual or non-contractual involvement with a SE that exposes the Group to variability of returns from the performance of that SE. These interests include, but are not limited to: holdings of debt or equity securities; derivatives that pass-on risks specific to the performance of the SE; lending; loan commitments; financial guarantees; and fees from funds management activities.

For the purpose of disclosing interests in unconsolidated SEs:

•

no disclosure is made if the Group’s involvement is not more than a passive interest - for example: when the Group’s involvement constitutes a typical customer-supplier relationship. On this basis, exposures to unconsolidated SEs that arise from lending, trading and investing activities are not considered disclosable interests - unless the design of the structured entity allows the Group to participate in decisions about the relevant activities (being those that significantly affect the entity’s returns).

•

‘interests’ do not include derivatives intended to expose the Group to market-risk (rather than performance risk specific to the SE) or derivatives through which the Group creates, rather than absorbs, variability of the unconsolidated SE (such as purchase of credit protection under a credit default swap).

The table below sets out the Group’s interests in unconsolidated SEs together with the maximum exposure to loss that could arise from those interests:

	Securitisation and structured finance		Investment funds		Total
	2019 $m	2018 $m	2019 $m	2018 $m	2019 $m	2018 $m
On-balance sheet interests
Investment securities[1]	1,923	-	-	-	1,923	-
Available-for-sale assets[1]	-	1,715	-	-	-	1,715
Investments backing policy liabilities	-	-	-	18	-	18
Gross loans and advances	7,789	7,018	-	-	7,789	7,018
Total on-balance sheet	9,712	8,733	-	18	9,712	8,751
Off-balance sheet interests
Commitments (facilities undrawn)	1,540	1,381	-	-	1,540	1,381
Guarantees	67	10	-	-	67	10
Total off-balance sheet	1,607	1,391	-	-	1,607	1,391
Maximum exposure to loss	11,319	10,124	-	18	11,319	10,142

1.

On adoption of AASB 9 on 1 October 2018, the classification and measurement of financial assets were revised. Available-for-sale classification used in comparative periods ceases to exist under AASB 9 and a new classification of investment securities was introduced. Refer Note 1 and 35 for further details. Comparative information has not been restated.

In addition to the interests above, the Group earned funds management fees from unconsolidated SEs of $509 million (2018: $505 million) during the year.

Notes to the consolidated financial statements (continued)

27. STRUCTURED ENTITIES (continued)

The Group’s maximum exposure to loss represents the maximum amount of loss that the Group could incur as a result of its involvement with unconsolidated SEs if loss events were to take place — regardless of the probability of occurrence. This does not in any way represent the actual losses expected to be incurred. Furthermore, the maximum exposure to loss is stated gross of the effects of hedging and collateral arrangements entered into to mitigate ANZ’s exposure to loss.

The maximum exposure to loss has been determined as:

•	the carrying amount of Investment securities measured at amortised cost (from 1 October 2018), available-for-sale assets (prior to 1 October 2018) and investments backing policy liabilities; and

•	the carrying amount plus the undrawn amount of any committed loans and advances.

Information about the size of the unconsolidated SEs that the Group is involved with is as follows:

•	Securitisation and structured finance: size is indicated by total assets which vary by SE with a maximum value of approximately $1.1 billion (2018: $1.0 billion); and

•	Investment funds: size is indicated by Funds Under Management which vary by SE with a maximum value of approximately $38.8 billion (2018: $36.9 billion).

The Group did not provide any non-contractual support to unconsolidated SEs during the year (2018: nil) nor does it have any current intention to provide financial or other support to unconsolidated SEs.

SPONSORED UNCONSOLIDATED STRUCTURED ENTITIES

The Group may also sponsor unconsolidated SEs in which it has no disclosable interest.

For the purposes of this disclosure, the Group considers itself the ‘sponsor’ of an unconsolidated SE if it is the primary party involved in the design and establishment of that SE and:

•	the Group is the major user of that SE; or

•	the Group’s name appears in the name of that SE, or on its products; or

•	the Group provides implicit or explicit guarantees of that SE’s performance.

The Group has sponsored the ANZ PIE Fund in New Zealand, which invests only in deposits with ANZ Bank New Zealand Limited. The Group does not provide any implicit or explicit guarantees of the capital value or performance of investments in the ANZ PIE Fund. There was no income received from, nor assets transferred to, this entity during the year.

    KEY JUDGEMENTS AND ESTIMATES

Significant judgement is required in assessing whether control exists over Structured Entities involved in securitisation activities and structured finance transactions, and investment funds. Judgement is required to determine the existence of:

• power over the relevant activities (being those that significantly affect the entity’s returns); and

• exposure to variable returns of that entity.

188         ANZ 2019 ANNUAL REPORT

28. TRANSFERS OF FINANCIAL ASSETS

In the normal course of business the Group enters into transactions where it transfers financial assets directly to third parties or to SEs. These transfers may give rise to the Group fully, or partially, derecognising those financial assets - depending on the Group’s exposure to the risks and rewards or control over the transferred assets. If the Group retains substantially all of the risk and rewards of a transferred asset, the transfer does not qualify for derecognition and the asset remains on the Group’s balance sheet in its entirety.

SECURITISATIONS

Net loans and advances include residential mortgages securitised under the Group’s securitisation programs which are assigned to bankruptcy remote SEs to provide security for obligations payable on the notes issued by the SEs. The holders of the issued notes have full recourse to the pool of residential mortgages which have been securitised and the Group cannot otherwise pledge or dispose of the transferred assets.

In some instances the Group is also the holder of the securitised notes. In addition, the Group is entitled to any residual income of the SEs and sometimes enters into derivatives with the SEs. The Group retains the risks and rewards of the residential mortgages and continues to recognise the mortgages as financial assets. The obligation to pay this amount to the SE is recognised as a financial liability of the Group.

The Group is exposed to variable returns from its involvement with these securitisation SEs and has the ability to affect those returns through its power over the SEs activities. The SEs are therefore consolidated by the Group.

COVERED BONDS

The Group operates various global covered bond programs to raise funding in its primary markets. Net loans and advances include residential mortgages assigned to bankruptcy remote SEs associated with these covered bond programs. The mortgages provide security for the obligations payable on the issued covered bonds.

The covered bond holders have dual recourse to the issuer and the cover pool of assets. The issuer cannot otherwise pledge or dispose of the transferred assets, however, subject to legal arrangements it may repurchase and substitute assets as long as the required cover is maintained.

The Group is required to maintain the cover pool at a level sufficient to cover the bond obligations. In addition, the Group is entitled to any residual income of the covered bond SEs and enters into derivatives with the SEs. The Group retains the majority of the risks and rewards of the residential mortgages and continues to recognise the mortgages as financial assets. The obligation to pay this amount to the SEs is recognised as a financial liability of the Group.

The Group is exposed to variable returns from its involvement with the covered bond SEs and has the ability to affect those returns through its power over the SEs activities. The SEs are therefore consolidated by the Group. The covered bonds issued externally are included within debt issuances.

REPURCHASE AGREEMENTS

When the Group sells securities subject to repurchase agreements under which we retain substantially all the risks and rewards of ownership, then those assets do not qualify for derecognition. An associated liability is recognised for the consideration received from the counterparty.

STRUCTURED FINANCE ARRANGEMENTS

The Group arranges funding for certain customer transactions through structured leasing and commodity prepayment arrangements. These transactions are recognised on Group’s balance sheet as lease receivables or loans. At times, other financial institutions participate in the funding of these arrangements. This participation involves a proportionate transfer of the rights to the assets recognised by the Group. The participating banks have limited recourse to the leased assets or financed commodity and related proceeds. Where the Group continues to be exposed to some of the risks of the transferred assets through a derivative or other continuing involvement, the Group does not derecognise the lease receivable or loan. Instead, the Group recognises an associated liability representing its obligations to the participating financial institutions.

The table below sets out the balance of assets transferred that do not qualify for derecognition, along with the associated liabilities:

	Securitisations[1,2]		Covered bonds		Repurchase agreements		Structured finance arrangements
	2019	2018	2019	2018	2019	2018	2019	2018
	$m	$m	$m	$m	$m	$m	$m	$m
Current carrying amount of assets transferred	2,422	1,239	30,799	29,455	43,213	40,164	81	96
Carrying amount of associated liabilities	2,411	1,232	20,957	17,846	41,367	38,378	81	88

1.	Does not include transfers to internal structured entities where there are no external investors.
2.

The securitisation noteholders have recourse only to the pool of residential mortgages which have been securitised. The carrying value of securitised assets and the associated liabilities approximates their fair value.

Notes to the consolidated financial statements (continued)

29. DISCONTINUED OPERATIONS AND ASSETS AND LIABILITIES HELD FOR SALE

DISCONTINUED OPERATIONS

On 17 October 2017, the Group announced it had agreed to sell its OnePath P&I and ADGs business to IOOF. The sale of the ADGs business completed on 1 October 2018. On 17 October 2019, the Group announced it had agreed a revised sale price for its OnePath P&I business and ADGs to IOOF of $850 million, being a $125 million reduction from the original sale price of $975 million announced in October 2017. The new price of $850 million includes approximately $25 million that ANZ has already received for the sale of the ADGs in October 2018. The revised terms reflect changing market conditions and include lower overall warranty caps as well as some changes to the strategic alliance arrangements. Subject to APRA approval, the Group expects the transaction to complete in the first quarter of calendar year 2020. The impact of the reduction in price has been reflected in the 2019 financial results.

On 12 December 2017, ANZ announced that it had agreed to the sale of its life insurance business to Zurich Financial Services Australia (Zurich) and regulatory approval was obtained on 10 October 2018. The transaction was completed on 31 May 2019.

As a result of the sale transactions outlined above, the financial results of the businesses to be divested and associated Group reclassification and consolidation impacts are treated as discontinued operations from a financial reporting perspective.

Details of the financial performance and cash flows of discontinued operations are shown below.

Income Statement

	2019 $m	2018 $m
Net interest income	(76)	-

Other operating income[1]	245	81
Operating income	169	81

Operating expenses[1]	(449)	(544)
Profit/(Loss) before credit impairment and income tax	(280)	(463)

Credit impairment (charge)/release	1	-
Profit/(Loss) before income tax	(279)	(463)

Income tax expense[1]	(64)	(232)
Profit/(Loss) for the period attributable to shareholders of the Company[1,2]	(343)	(695)

1.

Includes customer remediation of $207 million post-tax recognised in the September 2019 financial year (2018: $127 million) comprising $161 million of customer remediation recognised in other operating income (2018: $106 million), $80 million of remediation costs recognised in Operating expenses (2018: $75 million), and a $34 million income tax beneft (2018: $54 million).

2.	Includes the results of the life insurance business up to the sale completion in May 2019.

Cash Flow Statement

	2019 $m	2018 $m
Net cash provided by/(used in) operating activities	(552)	2,989

Net cash provided by/(used in) investing activities	837	(2,444)

Net cash provided by/(used in) financing activities	(290)	(575)
Net increase/(decrease) in cash and cash equivalents	(5)	(30)

ASSETS AND LIABILITIES HELD FOR SALE

At 30 September 2019, assets and liabilities held for sale are re-measured at the lower of their existing carrying amount and fair value less costs to sell, except for assets such as deferred tax assets, financial assets and contractual rights under insurance contracts, which are specifically exempt from this requirement and continue to be recognised at their existing carrying value.

In addition to the assets and liabilities associated with the Group’s discontinued operations, assets and liabilities held for sale in the prior period contain the assets and liabilities of other assets or disposal groups, subject to sale, which do not meet the criteria to classify as a discontinued operation under the accounting standards.

190         ANZ 2019 ANNUAL REPORT

29. DISCONTINUED OPERATIONS AND ASSETS AND LIABILITIES HELD FOR SALE (continued)

	2019	2018
As at 30 September 2019[1]	Discontinued Operations $m	Discontinued Operations $m	Cambodia JV $m	OPL NZ $m	PNG Retail, Commercial & SME $m	Total $m
Cash and cash equivalents	-	5	323	-	-	328

Trading securities[2]	919	-	-	-	-	-

Derivative financial instruments	-	-	3	-	-	3

Available-for-sale assets	-	1,079	-	-	-	1,079

Investment securities	-	-	-	-	-	-

Net loans and advances	-	46	806	-	147	999

Regulatory deposits	-	-	146	-	-	146

Investments in associates	-	1	1	-	-	2

Deferred tax assets	16	102	2	-	-	104

Goodwill and other intangible assets	394	1,155	-	93	-	1,248

Investments backing policy liabilities[2]	-	40,054	-	-	-	40,054

Premises and equipment	1	4	6	-	6	16

Other assets	501	450	92	727	-	1,269
Total assets held for sale	1,831	42,896	1,379	820	153	45,248

Deposits and other borrowings	-	-	1,067	-	512	1,579

Derivative financial instruments	-	-	1	-	-	1

Current tax liabilities	3	(33)	8	15	-	(10)

Deferred tax liabilities	105	160	1	160	-	321

Policy liabilities	-	39,607	-	-	-	39,607

External unit holder liabilities	-	4,712	-	-	-	4,712

Payables and other liabilities	1,914	644	98	130	-	872

Provisions	99	28	43	-	6	77
Total liabilities held for sale	2,121	45,118	1,218	305	518	47,159

1.	Amounts in the table above are shown net of intercompany balances.
2.

The successor fund transfer performed in preparation for the sale of our wealth business to Zurich and IOOF completed on 13 April 2019. As a result, OnePath P&I assets previously held as Investments backing policy liabilities are now shown as Trading securities.

Other strategic divestments not classified as discontinued operations have been presented as assets and liabilities held for sale in the prior period:

•	ANZ Royal Bank (Cambodia) Ltd (Cambodia JV) - Institutional division

On 17 May 2018, the Group announced it had reached an agreement to sell its 55% stake in Cambodia JV ANZ Royal Bank to J Trust, a Japanese diversified financial holding company listed on the Tokyo Stock Exchange. The transaction was completed on 19 August 2019.

•	OnePath Life NZ Ltd (OPL NZ) - New Zealand division

On 30 May 2018, the Group announced that it had agreed to sell OnePath Life NZ Limited to Cigna Corporation and the final regulatory approval was obtained on 29 October 2018. The transaction was completed on 30 November 2018.

•	Papua New Guinea Retail, Commercial and Small-Medium Sized Enterprise businesses (PNG Retail, Commercial and SME) - Institutional division

On 25 June 2018, the Group announced it had entered into an agreement to sell its Retail, Commercial and Small-Medium Sized Enterprise (SME) banking businesses in Papua New Guinea to Kina Bank. The transaction was completed on 23 September 2019.

Notes to the consolidated financial statements (continued)

29. DISCONTINUED OPERATIONS AND ASSETS AND LIABILITIES HELD FOR SALE (continued)

INCOME STATEMENT IMPACT RELATING TO ASSETS AND LIABILITIES HELD FOR SALE

During the 2019 financial year, the Group recognised the following impacts in relation to assets and liabilities held for sale:

•

$65 million loss after tax on discontinued operations, comprising a net loss of $1 million from sale related adjustments and write-downs, partially offset by the recycling of gains previously deferred in equity reserves on sale completion, and a $64 million income tax expense. This loss was recognised in discontinued operations.

•

$10 million gain after tax relating to the sale of Cambodia JV, comprising a $30 million release from the foreign currency translation reserve, a $17 million dividend withholding tax associated with the sale completion and $3 million of asset write-offs. The gain was recognised in continuing operations.

•	$1 million gain after tax relating to the sale of PNG Retail, Commercial and SME, net of costs associated with the sale. The gain was recognised in continuing operations.

•

$76 million gain after tax relating to the sale of the OPL NZ business, comprising a $56 million gain on sale, a $26 million release from the foreign currency translation reserve, a $7 million provision release and a $13 million income tax expense. The gain was recognised in continuing operations.

•	$37 million gain after tax relating to the sale of the Paymark. The gain was recognised in continuing operations.

During the 2018 financial year, the Group recognised the following impacts in relation to assets and liabilities held for sale:

•	$632 million loss after tax recognised on the reclassification of the Wealth Australia discontinued operations business to held for sale. This loss is recognised in discontinued operations.

•

$85 million gain after tax comprising $99 million relating to the sale of the remaining Asia Retail and Wealth businesses, net of costs associated with the sale and a $14 million tax expense. This gain is recognised in continuing operations.

•

$247 million gain after tax relating to SRCB comprising a $289 million gain on release of reserves, $56 million of foreign exchange losses and other costs, and a $14 million tax benefit. This gain is recognised in continuing operations.

•	$18 million gain after tax relating to UDC comprising a cost recovery in respect of the terminated transaction process. This gain is recognised in continuing operations.

•

$247 million gain after tax relating to MCC comprising a $259 million gain on sale of the 40% stake, $13 million of foreign exchange losses, $6 million loss on release of reserves, and a $7 million tax benefit. This gain is recognised in continuing operations

•

$42 million loss after tax relating to the reclassification of the Cambodia JV to held for sale, comprising a $27 million impairment and $15 million of costs associated with the sale. The loss is recognised in continuing operations.

•	$3 million loss after tax relating to OnePath Life NZ transaction costs. The loss is recognised in continuing operations.

•

$21 million loss after tax relating to the reclassification of the PNG Retail, Commercial and SME businesses to held for sale, comprising a $12 million impairment of goodwill, $7 million costs associated with the sale and a $2 million tax expense. The loss is recognised in continuing operations.

  RECOGNITION AND MEASUREMENT

LIFE INSURANCE CONTRACT LIABILITIES AND LIABILITIES CEDED UNDER REINSURANCE CONTRACTS

We calculate Life insurance contract Liabilities under the Margin on Service (MoS) model using a projection method based on actuarial principles and standards.

We discount the expected future cash flows of these contracts at the risk-free discount rate.

LIFE INVESTMENT CONTRACT LIABILITIES

A life investment contract liability is measured at fair value and is directly linked to the fair value of the assets that back it. For guaranteed policies, we determine the liability as the net present value of expected cash flows, subject to a minimum of current surrender value.

EXTERNAL UNIT HOLDER LIABILITIES

The life insurance business includes controlling interests in investment funds which we aggregate. When we aggregate a controlled investment fund, we recognise the external unit holder liabilities as a liability and include them on the balance sheet in external unit holder liabilities.

INVESTMENTS BACKING POLICY LIABILITIES

Our determination of fair value of investments backing policy liabilities involves the same judgement as other financial assets as described in Note 17 Fair Value of Financial Assets and Financial Liabilities.

192         ANZ 2019 ANNUAL REPORT

29. DISCONTINUED OPERATIONS AND ASSETS AND LIABILITIES HELD FOR SALE (continued)

KEY JUDGEMENTS AND ESTIMATES

A significant level of judgement is used by the Group to determine:

• whether an asset or group of assets is classified and presented as held for sale or as a discontinued operation; and

• the fair value of the assets and liabilities classified as being held for sale.

Management is required to exercise significant judgement when assessing the fair value less costs to sell for assets and liabilities held for sale. The judgemental factors include determining: costs to sell, allocation of goodwill, indemnities provided under the sale contract and consideration received - particularly where elements of consideration are contingent in nature. Any impairment we record is based on the best available evidence of fair value compared to the carrying value before the impairment. The final sale price may be different to the fair value we estimate when recording the impairment. Management regularly assess the appropriateness of the underlying assumptions against actual outcomes and other relevant evidence and adjustments are made to fair value where appropriate. We expect that the sales will complete within 12 months after balance date, subject to the relevant regulatory approvals and customary terms of sale for such assets.

Life Insurance Liabilities continue to be measured in accordance with AASB 1038. The Group is largely insulated from significant changes to the carrying value of the liability due to the share sale agreements.

Our estimates of life insurance liabilities are affected by: regulation, competition, interest rates, inflation, taxes and general economic conditions.

We have performed sensitivity analysis on key variables influencing the insurance liabilities and assets - namely: interest, inflation, mortality, morbidity and discontinuance risk. We have determined that there would be no material impact to the Group for a reasonable change in any of these variables after taking into account of the share sale agreements.

Notes to the consolidated financial statements (continued)

30. SUPERANNUATION AND POST EMPLOYMENT BENEFIT OBLIGATIONS

Set out below is a summary of amounts recognised in the Balance Sheet in respect of the defined benefit superannuation schemes:

	2019 $m	2018 $m
Defined benefit obligation and scheme assets

Present value of funded defined benefit obligation	(1,538)	(1,418)

Fair value of scheme assets	1,739	1,551
Net defined benefit asset	201	133
As represented in the Balance Sheet

Net liabilities arising from defined benefit obligations included in payables and other liabilities	(54)	(21)

Net assets arising from defined benefit obligations included in other assets	255	154
Net defined benefit asset	201	133
Weighted average duration of the benefit payments reflected in the defined benefit obligation (years)	14.9	16.8

As at the most recent reporting dates of the schemes, the aggregate surplus of net market value of assets over the value of accrued benefits on a funding basis was $48 million (2018: surplus of $21 million). In 2019, the Group made defined benefit contributions totaling $3 million (2018: $5 million). It expects to make contributions of around $3 million next financial year.

GOVERNANCE OF THE SCHEMES AND FUNDING OF THE DEFINED BENEFIT SECTIONS

The main defined benefit superannuation schemes in which the Group participates operate under trust law and are managed and administered on behalf of the members in accordance with the terms of the relevant trust deed and rules and all relevant legislation. These schemes have corporate trustees, which are wholly owned subsidiaries of the Group. The trustees are the legal owners of the assets, which are held separately from the assets of the Group, and are responsible for setting investment policy and agreeing funding requirements with the employer through the triennial actuarial valuation process.

The Group has defined benefit arrangements in Australia, Japan, New Zealand, Philippines, Taiwan and United Kingdom. The defined benefit section of the ANZ Australian Staff Superannuation Scheme, the ANZ UK Staff Pension Scheme and the ANZ National Retirement Scheme in New Zealand are the three largest plans. They have been closed to new members since 1987, 2004 and 1991 respectively. None of the schemes had a material deficit, or surplus, at the last funding valuation. The Group has no present liability under any of the schemes’ trust deeds to fund a deficit (measured on a funding basis). A contingent liability of the Group may arise if any of the schemes were wound up.

RECOGNITION AND MEASUREMENT

Defined benefit superannuation schemes

The Group operates a small number of defined benefit schemes. Independent actuaries calculate the liability and expenses related to providing benefits to employees under each defined benefit scheme. They use the Projected Unit Credit Method to value the liabilities. The balance sheet includes:

• a defined benefit liability if the obligation is greater than the fair value of the schemes assets; and

• an asset (capped to its recoverable amount) if the fair value of the assets is greater than the obligation.

In each reporting period, the movements in the net defined benefit liability are recognised as follows:

• the net movement relating to the current period’s service cost, net interest on the defined benefit liability, past service costs and other costs (such as the effects of any curtailments and settlements) as operating expenses;

• remeasurements of the net defined benefit liability (which comprise actuarial gains and losses and return on scheme assets, excluding interest income included in net interest) directly in retained earnings through other comprehensive income; and

• contributions of the Group directly against the net defined benefit position.

Defined contribution superannuation schemes

The Group operates a number of defined contribution schemes. It also contributes (according to local law, in the various countries in which it operates) to Government and other plans that have the characteristics of defined contribution plans. The Group’s contributions to these schemes are recognised as personnel expenses when they are incurred.

194         ANZ 2019 ANNUAL REPORT

30. SUPERANNUATION AND POST EMPLOYMENT BENEFIT OBLIGATIONS (continued)

KEY JUDGEMENTS AND ESTIMATES

The main assumptions we use in valuing defined benefit obligations are listed in the table below. A change to any assumptions, or applying different assumptions, could have an effect on the Statement of Other Comprehensive Income and Balance Sheet.

				Increase/(decrease) in defined benefit obligation
Assumptions	2019	2018	Sensitivity analysis change in significant assumptions	2019 $m	2018 $m
Discount rate (% p.a.)	1.1 - 2.0	2.5 - 3.7	0.5% increase	(107)	(139)

Future salary increases (% p.a.)	1.7 - 3.2	1.7 - 3.8

Future pension indexation

In payment (% p.a.)/In deferment (% p.a)	1.7 - 3.0/2.3	1.7 - 3.0/2.3	0.5% increase	80	118

Life expectancy at age 60 for current pensioners			1 year increase	70	61

– Males (years)	25.6 - 28.6	25.5 - 29.0

– Females (years)	28.8 - 30.3	28.7 - 31.1

31. EMPLOYEE SHARE AND OPTION PLANS

ANZ operates a number of employee share and option schemes under the ANZ Employee Share Acquisition Plan and the ANZ Share Option Plan.

ANZ EMPLOYEE SHARE ACQUISITION PLAN

ANZ Employee Share Acquisition Plan schemes that operated during the 2019 and 2018 years were the Employee Share Offer and the Deferred Share Plan.

Employee Share Offer
Eligibility	Most permanent employees employed in either Australia or New Zealand with three years continuous service for the most recent financial year.

Grant	Up to AUD 1,000 in Australia (and AUD 800 in New Zealand) ANZ shares each financial year, subject to Board approval.

Allocation value	One week Volume Weighted Average Price (VWAP) of ANZ shares traded on the ASX in the week leading up to and including the date of grant.

Australia	ANZ ordinary shares are granted to eligible employees for nil consideration. The shares vest on grant and are held in trust for three years from grant date, after which time they may remain in trust, be transferred to the employee’s name or sold. Dividends are automatically reinvested in the Dividend Reinvestment Plan.

New Zealand	Shares are granted to eligible employees on payment of NZD one cent per share. Shares vest subject to satisfaction of a three year service period, after which they may remain in trust, be transferred to the employee’s name or sold. Unvested shares are forfeited if the employee resigns or is dismissed for serious misconduct. Dividends are either paid in cash or reinvested into the Dividend Reinvestment Plan.

Expensing value (fair value)	In Australia, the fair value of the shares is expensed in the year shares are granted, as they are not subject to forfeiture.

In New Zealand, the fair value is expensed on a straight-line basis over the three year vesting period.

The expense is recognised as a share-based compensation expense with a corresponding increase in equity.

2019 and 2018 grants	656,738 shares were granted on 3 December 2018 at an issue price of $ 26.91.

541,982 shares were granted on 1 December 2017 at an issue price of $ 28.67.

Notes to the consolidated financial statements (continued)

31. EMPLOYEE SHARE AND OPTION PLANS (continued)

Deferred Share Plan
i) ANZ Incentive Plan (ANZIP) - Chief Executive Officer (CEO) and Group Executive Committee (ExCo)
Eligibility	Group CEO and ExCo.
Grant	50% of the CEO’s Annual Variable Remuneration (AVR) and 25% of ExCo’s Variable Remuneration (VR) received as deferred shares.

Conditions	Deferred over four years from grant date.

ii) ANZIP (excluding the CEO and ExCo) and Business Unit Incentive Plans (BUIPs) - for grants from 1 October 2017
Eligibility	All employees excluding the CEO and ExCo.
Grant	If VR is at or exceeds AUD 150,000, then 60% of incentive amounts exceeding AUD 80,000 (subject to a minimum deferral amount of AUD 42,000) is deferred as shares.

Conditions	Deferred over three years from grant date.

iii) Long Term Incentives (LTIs)
Eligibility	Selected employees.
Grant	100% deferred shares.

Conditions	Vest three years from grant date.

iv) Exceptional circumstances
Remuneration foregone

In exceptional circumstances, we grant deferred shares to certain employees when they start with ANZ to compensate them for remuneration they have foregone from their previous employer. The vesting period generally aligns with the remaining vesting period of the remuneration they have foregone, and therefore varies between grants.

Retention	We may grant deferred shares to high performing employees who are regarded as a significant retention risk to ANZ.

v) Further information
Cessation	Unless the Board decides otherwise, employees forfeit their unvested deferred shares if they resign, are terminated on notice, or are dismissed for serious misconduct. The deferred shares may be held in trust beyond the deferral period.

Dividends	Dividends are paid in cash or reinvested in the Dividend Reinvestment Plan.
Instrument	Deferred share rights may be granted instead of deferred shares in some countries as locally appropriate (see deferred share rights section).

Allocation value	All deferred shares are issued based on the VWAP of ANZ shares traded on the ASX in the week leading up to and including the date of grant.
Expensing value (fair value)	We expense the fair value of deferred shares on a straight-line basis over the relevant vesting period and we recognise the expense as a share-based compensation expense with a corresponding increase in equity.

2019 and 2018 grants	During the 2019 year, we granted 1,945,668 deferred shares (2018: 2,232,563) with a weighted average grant price of $25.39 (2018: $29.31).
Downward adjustment

Deferred shares remain at risk and the Board has the discretion to adjust the number of deferred shares downwards, including to zero at any time before the vesting date. ANZ’s downward adjustment provisions are detailed in section 6.3 of the 2019 Remuneration Report.

Board discretion was exercised to adjust downward 9,810 deferred shares to zero in 2019 (2018: 2,632).

Expensing of the ANZ Employee Share Acquisition Plan
Expensing value (fair value)	The fair value of shares we granted during 2019 under the Employee Share Offer and the Deferred Share Plan, measured as at the date of grant of the shares, is $67.7 million (2018: $80.9 million) based on 2,602,406 shares (2018: 2,774,545) at VWAP of $26.01 (2018: $29.17).

196         ANZ 2019 ANNUAL REPORT

31. EMPLOYEE SHARE AND OPTION PLANS (continued)

ANZ SHARE OPTION PLAN

Allocation	We may grant selected employees options/rights which entitle them to acquire fully paid ordinary ANZ shares at a fixed price at the time the options/rights vest. Voting and dividend rights will be attached to the ordinary shares allocated on exercise of the options/rights.

Each option/right entitles the holder to one ordinary share subject to the terms and conditions imposed on grant. Exercise price of options, determined in accordance with the rules of the plan, is generally based on the VWAP of the shares traded on the ASX in the week leading up to and including the date of grant. For rights, the exercise price is nil.

Rules	Prior to the exercise of the option/right if ANZ changes its share capital due to a bonus share issue, pro-rata new share issue or reorganisation the following adjustments are required:

• Issue of bonus shares - When the holder exercises their option, they are also entitled to be issued the number of bonus shares they would have been entitled to had they held the underlying shares at the time of the bonus issue;

• Pro-rata share offer - We will adjust the exercise price of the option in the manner set out in the ASX Listing Rules; and

• Reorganisation - In respect of rights, if there is a bonus issue or reorganisation of ANZ’s share capital, then the Board may adjust the number of rights or the number of underlying shares so that there is no advantage or disadvantage to the holder.

Holders otherwise have no other entitlements to participate:

• in any new issue of ANZ securities before they exercise their options/rights; or • in a share issue of a body corporate other than ANZ (such as a subsidiary).

For equity grants made after 1 November 2012, any portion of the award which vests may, at the Board’s discretion, be satisfied by a cash equivalent payment rather than shares.

Expensing	We expense the fair value of options/rights on a straight-line basis over the relevant vesting period and we recognise the expense as a share-based compensation expense with a corresponding increase in equity.

Cessation	The provisions that apply if the employee’s employment ends are in section 9.2.3 of the 2019 Remuneration Report.

Downward adjustment	ANZ’s downward adjustment provisions are detailed in section 6.3 of the 2019 Remuneration Report.

Option Plans that operated during 2019 and 2018

i) Performance Rights
Allocation	We grant performance rights to selected employees as part of ANZ’s incentive plans. Performance rights provide the holder with the right to acquire ANZ shares at nil cost, subject to a three-year vesting period[1] and Total Shareholder Return (TSR) performance hurdles. Further details on the performance hurdles are in section 6.2.3a of the 2019 Remuneration Report.

Satisfying vesting

Any portion of the award of performance rights (that have met the performance hurdles) may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion. All performance rights were satisfied through a share allocation, other than 47,195 performance rights (2018: none) for which Board discretion was exercised.

2019 and 2018 grants	During the 2019 year, we granted 885,810 performance rights (2018: 1,023,239).
Downward adjustment	Board discretion was exercised to adjust downward 59,012 performance rights to zero in 2019 (2018: none).

1.	Four years for grants from 1 October 2019.

Notes to the consolidated financial statements (continued)

31. EMPLOYEE SHARE AND OPTION PLANS (continued)

ii) Deferred Share Rights (no performance hurdles)
Allocation	Deferred share rights provide the holder with the right to acquire ANZ shares at nil cost after a specified vesting period. We adjust the fair value of rights for the absence of dividends during the restriction period.

Satisfying vesting	Any portion of the award of share rights may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion. All share rights were satisfied through a share allocation, other than 68,357 deferred share rights (2018: 108,783) for which Board discretion was exercised.
2019 and 2018 grants	During the 2019 year, 2,078,427 deferred share rights (no performance hurdles) were granted (2018: 2,546,333).

Downward adjustment	Board discretion was exercised to adjust downward 11,824 deferred share rights to zero in 2019 (2018: 1,638).

Options, Deferred Share Rights and Performance Rights on Issue

As at 30 October 2019, there were 615 holders of 4,173,045 deferred share rights on issue and 142 holders of 2,486,001 performance rights on issue.

Options/Rights Movements

This table shows the options/rights over unissued ANZ shares and their related weighted average (WA) exercise prices as at the beginning and end of 2019 and the movements during 2019:

	Opening balance 1 Oct 2018	Options/ rights granted	Options/ rights forfeited[1]	Options/ rights expired	Options/ rights exercised	Closing balance 30 Sep 2019

Number of options/rights	7,148,573	2,964,237	(1,589,109)	0	(1,835,163)	6,688,538

WA exercise price	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

WA closing share price						$26.66

WA remaining contractual life						1.9 years

WA exercise price of all exercisable options/rights outstanding						$0.00

Outstanding exercisable options/rights						181,581

This table shows the options/rights over unissued ANZ shares and their related weighted average exercise prices as at the beginning and end of 2018 and the movements during 2018:

	Opening balance 1 Oct 2017	Options/ rights granted	Options/ rights forfeited[1]	Options/ rights expired	Options/ rights exercised	Closing balance 30 Sep 2018

Number of options/rights	7,113,784	3,569,572	(2,043,209)	(1,558)	(1,490,016)	7,148,573

WA exercise price	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

WA closing share price						$28.43

WA remaining contractual life						2.1 years

WA exercise price of all exercisable options/rights outstanding						$0.00

Outstanding exercisable options/rights						67,666

1.	Refers to any circumstance where equity can be forfeited (for example on cessation, downward adjustment or performance conditions not met).

All of the shares issued as a result of the exercise of options/rights during 2019 and 2018, were issued at a nil exercise price.

As at the date of the signing of the Directors’ Report on 30 October 2019:

•	no options/rights over ordinary shares have been granted since the end of 2019; and

•	14,464 shares issued as a result of the exercise of options/rights since the end of 2019, all with nil exercise prices.

198         ANZ 2019 ANNUAL REPORT

31. EMPLOYEE SHARE AND OPTION PLANS (continued)

Fair Value Assumptions

When determining the fair value, we apply the standard market techniques for valuation, including Monte Carlo and/or Black Scholes pricing models. We do so in accordance with the requirements of AASB 2 Share-based Payments. The models take into account early exercise of vested equity, non-transferability and internal/external performance hurdles (if any).

The table below shows the significant assumptions we used as inputs into our fair value calculation of instruments granted during the period. We present the values as weighted averages, but the specific values we use for each allocation are the ones we use for the fair value calculation.

	2019		2018
	Deferred share rights	Performance rights	Deferred share rights	Performance rights

Exercise price ($)	0.00	0.00	0.00	0.00

Share closing price at grant date ($)	25.83	25.52	29.24	29.21

Expected volatility of ANZ share price (%)[1]	20.0	20.0	20.0	20.0

Equity term (years)	2.5	4.8	2.4	5.0

Vesting period (years)	2.1	3.0	2.1	3.0

Expected life (years)	2.1	3.0	2.1	3.0

Expected dividend yield (%)	6	6	5.75	5.75

Risk free interest rate (%)	1.96	2.05	1.65	1.95

Fair value ($)	22.87	9.40	26.03	12.24

1.

Expected volatility represents a measure of the amount by which ANZ’s share price is expected to fluctuate over the life of the rights. The measure of volatility used in the model is the annualised standard deviation of the continuously compounded rates of return on the historical share price over a deferred period of time preceding the date of grant. This historical average annualised volatility is then used to estimate a reasonable expected volatility over the expected life of the rights.

SATISFYING EQUITY AWARDS

All shares underpinning equity awards may be purchased on market, reallocated or be newly issued shares, or a combination.

The equity we purchased on market during the 2019 financial year (either under the ANZ Employee Share Acquisition Plan and the ANZ Share Option Plan, or to satisfy options or rights) for all employees amounted to 4,317,094 shares at an average price of $25.99 per share (2018: 3,936,773 shares at an average price of $29.00 per share).

Notes to the consolidated financial statements (continued)

32. RELATED PARTY DISCLOSURES

KEY MANAGEMENT PERSONNEL COMPENSATION

Key Management Personnel (KMP) are defined as all directors and those executives who report directly to the CEO:

•	with responsibility for the strategic direction and management of a major income generating division; or

•	who control material income and expenses.

KMP compensation included within total personnel expenses in Note 3 Operating Expenses is as follows:

	2019 $000[1]	2018 $000[1]

Short-term benefits[2]	15,784	19,497

Post-employment benefits	415	333

Other long-term benefits	213	150

Termination benefits	2,112	454

Share-based payments	6,184	8,910

Total	24,708	29,344

[1].	Includes former disclosed KMPs until the end of their employment.
[2].

Includes restatement of prior year amount to include items previously characterised as business related expenses that would be more appropriately be characterised as non-business related. Similar items existed in the prior periods between 2010-2017 which would have increased the short-terms benefits by less than $0.1 million per annum.

KEY MANAGEMENT PERSONNEL LOAN TRANSACTIONS

Loans made to KMP are made in the ordinary course of business and on normal commercial terms and conditions that are no more favourable than those given to other employees or customers, including: the term of the loan, security required and the interest rate. No amounts have been written off during the period, or individual provision raised in respect of these balances. The aggregate of loans (including credit card balances) made, guaranteed or secured, and undrawn facilities to KMP including their related parties, were as follows:

	2019 $000	2018 $000

Loans advanced[1,2]	26,862	23,675

Undrawn facilities[1]	513	286

Interest charged[3]	739	932

[1].	Balances are as at the balance sheet date (for KMP in office at balance sheet date) or at the date of cessation of former KMP.
[2].	Prior period has been restated to include credit card balances and exclude an available for redraw component of loan balances previously included within loans advanced.
[3].	Interest charged is for all KMP’s during the period.

KEY MANAGEMENT PERSONNEL HOLDINGS OF ANZ SECURITIES

KMP, including their related parties, held subordinated debt, shares, share rights and options over shares in the Company directly, indirectly or beneficially as shown below:

	2019 Number[1]	2018 Number[1]

Shares, options and rights	1,892,754	2,293,271

Subordinated debt	11,802	13,152

[1].	Balances are as at the balance sheet date (for KMP in office at balance sheet date) or at the date of cessation of former KMP.

200         ANZ 2019 ANNUAL REPORT

32. RELATED PARTY DISCLOSURES (continued)

OTHER TRANSACTIONS OF KEY MANAGEMENT PERSONNEL AND THEIR RELATED PARTIES

The aggregate of deposits of KMP and their related parties with the Group were $60 million (2018: $56 million).

Other transactions with KMP and their related parties included amounts paid to the Group in respect of insurance premiums, investment management service fees, brokerage and bank fees and charges. The Group has reimbursed KMP for the costs incurred for secretarial services associated with the performance of their duties. These transactions are conducted on normal commercial terms and conditions no more favourable than those given to other employees or customers.

In November 2010, a subsidiary of ANZ Bank New Zealand Limited (ANZ NZ) purchased a residential property in New Zealand for NZ$7.55 million. The property was leased to the then ANZ NZ Chief Executive Officer (CEO), Mr David Hisco, as part of a relocation package arrangement.

On 31 March 2017, the property was sold to Mr David Hisco’s wife for NZ$6.9 million. At that time, Mr Hisco was the CEO of ANZ NZ and a member of Key Management Personnel.

ANZ NZ obtained two independent valuations of the property, one of which was not considered for a number of reasons, including that it did not comply with valuation standards. ANZ NZ then obtained a further independent valuation and the sale price was determined as the midpoint of these two independent valuations, less an amount reflecting part of the estimated sale costs that would have otherwise been incurred.

Consistent with the Reserve Bank of New Zealand’s requirements on ANZ NZ concerning independence, the sale of the property was overseen by ANZ NZ.

This transaction was not separately disclosed in the Group’s or ANZ NZ’s 2017 financial statements. ASIC made enquiries of ANZ concerning disclosure of this matter in the 2017 financial statements. ANZ also acknowledges the determination of the Financial Markets Authority (New Zealand) that ANZ NZ should have disclosed the March 2017 sale as a related party transaction in its 2017 financial statements.

ASSOCIATES

We disclose significant associates in Note 26 Investments in Associates. During the course of the financial year, transactions conducted with all associates were on terms equivalent to those made on an arm’s length basis:

	2019 $000	2018 $000
Amounts receivable from associates	664	35,083
Amounts payable to associates	697	1,504
Interest income from associates	93	1,772
Other expenses paid to associates	11,561	15,296
Dividend income from associates	50,014	51,643

There have been no material guarantees given or received. No amounts have been written-off during the period, or individual provisions raised in respect of these balances.

Notes to the consolidated financial statements (continued)

33. COMMITMENTS, CONTINGENT LIABILITIES AND CONTINGENT ASSETS

CREDIT RELATED COMMITMENTS AND CONTINGENCIES

	2019 $m	2018 $m

Contract amount of:

Undrawn facilities	209,340	202,531

Guarantees and letters of credit	22,339	18,441

Performance related contingencies	22,112	24,136

Total	253,791	245,108

UNDRAWN FACILITIES

The majority of undrawn facilities are subject to customers maintaining specific credit and other requirements or conditions. Many of these facilities are expected to be only partially used, and others may never be used at all. As such, the total of the nominal principal amounts is not necessarily representative of future liquidity risks or future cash requirements. Based on the earliest date on which the Group may be required to pay, the total undrawn facilities of 209,341 million (2018: $202,531 million) mature within 12 months.

GUARANTEES, LETTERS OF CREDIT AND PERFORMANCE RELATED CONTINGENCIES

Guarantees, letters of credit and performance related contingencies relate to transactions that the Group has entered into as principal – including: guarantees, standby letters of credit and documentary letters of credit.

Documentary letters of credit involve the Group issuing letters of credit guaranteeing payment in favour of an exporter. They are secured against an underlying shipment of goods or backed by a confirmatory letter of credit from another bank.

Performance related contingencies are liabilities that oblige the Group to make payments to a third party if the customer fails to fulfil its non-monetary obligations under the contract.

To reflect the risk associated with these transactions, we apply the same credit origination, portfolio management and collateral requirements that we apply to loans. The contract amount represents the maximum potential amount that we could lose if the counterparty fails to meet its financial obligations. As the facilities may expire without being drawn upon, the notional amounts do not necessarily reflect future cash requirements. Based on the earliest date on which the Group may be required to pay, the total guarantees and letters of credit of $22,339 million (2018: $18,441 million) and total performance related contingencies of $22,112 million (2018: $24,136 million) mature within 12 months.

PROPERTY RELATED COMMITMENTS

	2019 $m	2018 $m

Lease rentals

Land and buildings	1,586	1,431

Furniture and equipment	70	205

Total lease rental commitments[1]	1,656	1,636

Due within 1 year	320	371

Due later than 1 year but not later than 5 years	847	832

Due later than 5 years	489	433

Total lease rental commitments[1]	1,656	1,636

1.

Total future minimum sublease payments we expect to receive under non-cancellable subleases at 30 September 2019 is $67 million (2018: $81 million). During the year, sublease payments we received amounted to $29 million (2018: $32 million) and were netted against rent expense.

202         ANZ 2019 ANNUAL REPORT

33. COMMITMENTS, CONTINGENT LIABILITIES AND CONTINGENT ASSETS (continued)

OTHER CONTINGENT LIABILITIES

As at 30 September 2019, the Group had contingent liabilities in respect of the matters outlined below. Where relevant, expert legal advice has been obtained and, in the light of such advice, provisions (refer to note 21) and/or disclosures as deemed appropriate have been made. In some instances we have not disclosed the estimated financial impact of the individual items either because it is not practicable to do so or because such disclosure may prejudice the interests of the Group.

REGULATORY AND CUSTOMER EXPOSURES

In recent years there has been an increase in the number of matters on which the Group engages with its regulators. There have also been significant increases in the nature and scale of regulatory investigations and reviews, civil and criminal enforcement actions (whether by court action or otherwise), formal and informal inquiries, regulatory supervisory activities and the quantum of fines issued by regulators, particularly against financial institutions both in Australia and globally. The Group has received various notices and requests for information from its regulators as part of both industry-wide and Group-specific reviews and has also made disclosures to its regulators at its own instigation. The nature of these interactions can be wide ranging and, for example, currently include a range of matters including responsible lending practices, product suitability and distribution, interest and fees and the entitlement to charge them, customer remediation, wealth advice, insurance distribution, pricing, competition, conduct in financial markets and financial transactions, capital market transactions, anti-money laundering and counter-terrorism financing obligations, reporting and disclosure obligations and product disclosure documentation. There may be exposures to customers which are additional to any regulatory exposures. These could include class actions, individual claims or customer remediation or compensation activities. The outcomes and total costs associated with such reviews and possible exposures remain uncertain.

BANK FEES LITIGATION AND PERIODICAL PAYMENT REMEDIATION AND ASIC ACTION

A litigation funder commenced a class action against the Company in 2010, followed by a second similar class action in March 2013. The applicants contended that certain exception fees (honour, dishonour and non-payment fees on transaction accounts and late payment and over-limit fees on credit cards) were unenforceable penalties and that various of the fees were also unenforceable under statutory provisions governing unconscionable conduct, unfair contract terms and unjust transactions. The claims in the March 2013 class action failed and have been dismissed.

The original claims in the 2010 class action have been dismissed. In 2017, a new claim was added to the 2010 class action, in relation to the Company’s entitlement to charge certain periodical payment non-payment fees. Part of the class of customers had already received remediation payments from the Company. An agreement to settle the claim was reached in December 2018. The settlement is subject to court approval.

In July 2019, ASIC commenced civil penalty proceedings against the Company in relation to the charging of fees for periodical payments in certain circumstances between August 2003 and February 2016. ASIC seeks civil penalties in respect of alleged false or misleading representations and unconscionable conduct. ASIC also alleges that the Company engaged in misleading or deceptive conduct and breached certain statutory obligations as a financial services licensee. The matter is at an early stage. The outcomes and total costs remain uncertain. The Company is defending the allegations.

BENCHMARK/RATE ACTIONS

In July and August 2016, class action complaints were brought in the United States District Court against local and international banks, including the Company – one action relating to the bank bill swap rate (BBSW), and one action relating to the Singapore Interbank Offered Rate (SIBOR) and the Singapore Swap Offer Rate (SOR). The class actions are expressed to apply to persons and entities that engaged in US-based transactions in financial instruments that were priced, benchmarked, and/or settled based on BBSW or SIBOR. The claimants seek damages or compensation in amounts not specified, and allege that the defendant banks, including the Company, violated US anti-trust laws and (in the BBSW case only) anti-racketeering laws, the Commodity Exchange Act, and unjust enrichment principles. The Company is defending the proceedings. The matters are at an early stage.

In February 2017, the South African Competition Commission commenced proceedings against local and international banks including the Company alleging breaches of the cartel provisions of the South African Competition Act in respect of trading in the South African rand. The potential civil penalty or other financial impact is uncertain. The matter is at an early stage.

CAPITAL RAISING ACTIONS

In June 2018, the Commonwealth Director of Public Prosecutions commenced criminal proceedings against the Company and a senior employee alleging that they were knowingly concerned in cartel conduct by the joint lead managers of the Company’s August 2015 underwritten institutional equity placement of approximately 80.8 million ordinary shares. The matter is at an early stage. The Company and its senior employee are defending the allegations.

In September 2018, the Australian Securities and Investments Commission (ASIC) commenced civil penalty proceedings against the Company alleging failure to comply with continuous disclosure obligations in connection with the Company’s August 2015 underwritten institutional equity placement. ASIC alleges the Company should have advised the market that the joint lead managers took up approximately 25.5 million ordinary shares of the placement. The matter is at an early stage. The Company is defending the allegations.

FRANCHISEE LITIGATION

In February 2018, two related class actions were brought against the Company alleging breaches of contract and unconscionable conduct in relation to lending to 7-Eleven franchisees. An agreement to settle the claims against the Company was reached in March 2019. The settlement is subject to court approval.

Notes to the consolidated financial statements (continued)

33. COMMITMENTS, CONTINGENT LIABILITIES AND CONTINGENT ASSETS (continued)

ROYAL COMMISSION

The Royal Commission into Misconduct in the Banking, Superannuation and Financial Services Industry released its final report on 4 February 2019. The findings and recommendations of the Commission are resulting in additional costs and may lead to further exposures, including exposures associated with further regulator activity or potential customer exposures such as class actions, individual claims or customer remediation or compensation activities. The outcomes and total costs associated with these possible exposures remain uncertain.

SECURITY RECOVERY ACTIONS

Various claims have been made or are anticipated, arising from security recovery actions taken to resolve impaired assets. These claims will be defended.

WARRANTIES AND INDEMNITIES

The Group has provided warranties, indemnities and other commitments in favour of the purchaser and other persons in connection with various disposals of businesses and assets and other transactions, covering a range of matters and risks. It is exposed to potential claims under those warranties, indemnities and commitments.

CLEARING AND SETTLEMENT OBLIGATIONS

Certain group companies have a commitment to comply with rules governing various clearing and settlement arrangements which could result in a credit risk exposure and loss if another member institution fails to settle its payment clearing activities. The Group’s potential exposure arising from these arrangements is unquantifiable in advance.

Certain group companies hold memberships of central clearing houses, including ASX Clear (Futures), London Clearing House (LCH) SwapClear and RepoClear, Korea Exchange (KRX), Hong Kong Exchange (HKEX), Clearing Corporation of India and the Shanghai Clearing House. These memberships allow the relevant group company to centrally clear derivative instruments in line with cross-border regulatory requirements. Common to all of these memberships is the requirement for the relevant group company to make default fund contributions. In the event of a default by another member, the relevant group company could potentially be required to commit additional default fund contributions which are unquantifiable in advance.

PARENT ENTITY GUARANTEES

The Company has issued letters of comfort and guarantees in respect of certain subsidiaries in the normal course of business. Under these letters and guarantees, the Company undertakes to ensure that those subsidiaries continue to meet their financial obligations, subject to certain conditions including that the entity remains a controlled entity of the Company.

SALE OF GRINDLAYS BUSINESSES

On 31 July 2000, the Company completed the sale to Standard Chartered Bank (SCB) of ANZ Grindlays Bank Limited and the private banking business of ANZ in the United Kingdom and Jersey, together with ANZ Grindlays (Jersey) Holdings Limited and its subsidiaries, for USD1.3 billion in cash. The Company provided warranties and certain indemnities relating to those businesses and, where it was anticipated that payments would be likely under the warranties or indemnities, made provisions to cover the anticipated liabilities. The issue below has not adversely impacted the reported results. All settlements and penalties to date have been covered within existing provisions.

In 1991 certain amounts were transferred from non-convertible Indian Rupee accounts maintained with Grindlays in India. These transactions may not have complied with the provisions of the Foreign Exchange Regulation Act, 1973. Grindlays, on its own initiative, brought these transactions to the attention of the Reserve Bank of India. The Indian authorities served notices on Grindlays and certain of its officers in India and civil penalties have been imposed which are the subject of appeals. Criminal prosecutions are pending and will be defended. The amounts in issue are not material.

CONTINGENT ASSETS

NATIONAL HOUSING BANK

The Company is pursuing recovery of the proceeds of certain disputed cheques which were credited to the account of a former Grindlays customer in the early 1990s.

The disputed cheques were drawn on the National Housing Bank (NHB) in India. Proceedings between Grindlays and NHB concerning the proceeds of the cheques were resolved in early 2002.

Recovery is now being pursued from the estate of the Grindlays customer who received the cheque proceeds. Any amounts recovered are to be shared between the Company and NHB.

204         ANZ 2019 ANNUAL REPORT

34. COMPENSATION OF AUDITORS

	2019 $’000	2018 $’000

KPMG Australia

Audit or review of financial reports	9,036	10,058

Audit-related services[1]	3,392	4,999

Non-audit services[2]	114	306

Total[3]	12,542	15,363

Overseas related practices of KPMG Australia

Audit or review of financial reports	5,691	5,797

Audit-related services[1]	2,316	1,276

Non-audit services[2]	2	2

Total	8,009	7,075

Total compensation of auditors	20,551	22,438

1.	Comprises prudential and regulatory services of $4.47 million (2018: $3.70 million), comfort letters $0.48 million (2018: $0.51 million) and other services $0.76 million (2018: $2.07 million).
2.

The nature of the non-audit services includes general market and regulatory insights, training, controls related assessments, methodology and procedural reviews. Further details are provided in the Directors’ Report.

3.	Inclusive of goods and services tax.

The Group’s Policy allows KPMG Australia or any of its related practices to provide assurance and other audit-related services that, while outside the scope of the statutory audit, are consistent with the role of an external auditor. These include regulatory and prudential reviews requested by regulators such as APRA. Any other services that are not audit or audit-related services are non-audit services. The Policy allows certain non-audit services to be provided where the service would not contravene auditor independence requirements. KPMG Australia or any of its related practices may not provide services that are perceived to be in conflict with the role of the external auditor or breach auditor independence. These include consulting advice and subcontracting of operational activities normally undertaken by management, and engagements where the external auditor may ultimately be required to express an opinion on its own work.

Notes to the consolidated financial statements (continued)

35. IMPACT OF ADOPTION OF NEW STANDARDS AND OTHER CHANGES

The following table summarises changes to the balance sheet in the comparative period resulting from the application of AASB 15, and other reclassification adjustments to enhance comparability with current period presentation.

	Reported as at 30 Sep 18 $m	Impact of application of AASB 15 $m	Other reclassification adjustment $m	Restated as at 30 Sep 18 $m
Net loans and advances[1]	603,938	-	526	604,464

Other assets[2]	3,645	32	-	3,677

Other non-impacted balance sheet line items	335,041	-	-	335,041

Total assets	942,624	32	526	943,182

Deferred tax liabilities[2]	59	10	-	69

Payables and other liabilities[3]	6,788	106	-	6,894

Other provisions[1,3]	1,038	(106)	526	1,458

Other non-impacted balance sheet line items	875,356	-	-	875,356

Total liabilities	883,241	10	526	883,777

Retained earnings[2]	31,715	22	-	31,737

Other non-impacted balance sheet line items	27,528	-	-	27,528

Share capital and reserves attributable to shareholders of the Company[2]	59,243	22	-	59,265

Non-controlling interests	140	-	-	140

Total shareholders’ equity[2]	59,383	22	-	59,405

1.

$500 million of collectively assessed and $26 million of individually assessed provisions for credit impairment attributable to off-balance sheet credit related commitments at 30 September 2018 were reclassified from Net loans and advances at amortised cost to Other provisions to enhance comparability with current period presentation.

2.

The Group adopted AASB 15 in this reporting period with comparatives restated. The impact of this policy change on the reported 30 September 2018 balance sheet was an increase in Other assets of $32 million, an increase in Deferred tax liabilities of $10 million and an increase in Retained earnings of $22 million, reflecting revenue that qualifies for upfront recognition under AASB 15 but was not previously recognised under AASB 118.

3.	Upon adoption of AASB 15, certain liabilities associated with credit card loyalty programs have been reclassified from Other provisions to Payables and other liabilities.

In addition to the balance sheet impact above, upon adoption of AASB 15 certain items previously netted are now presented gross in operating income and operating expenses. This increased total operating income and total operating expenses by $128 million for the 2019 financial year. Comparative information has been restated which increased total operating income and total operating expenses by $153 million for the 2018 financial year.

Impact of the transition to AASB 9 Financial Instruments (AASB 9)

ALLOWANCE FOR EXPECTED CREDIT LOSSES

The table below reconciles the closing provisions for credit impairment of financial assets determined in accordance with AASB 139 Finanicial Instruments: Recognition and Measurement, and provisions for credit impairment of loan commitments and financial guarantee contracts determined in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets as at 30 September 2018, and the opening allowance for expected credit losses determined in accordance with AASB 9 as at 1 October 2018.

	As at 30 Sep 18		As at 1 Oct 18
	Provision for credit impairment under AASB 139 or AASB 137 $m	Incremental allowance for ECL under AASB 9 $m	Allowance for ECL under AASB 9 $m
Loans and advances - at amortised cost	2,917	647	3,564

Investment securities - debt securities at amortised cost	-	11	11

Off-balance sheet commitments - undrawn and contingent facilities[1]	526	155	681

Total provisions for credit impairment	3,443	813	4,256

Loss allowances recognised in other comprehensive income

Investment securities - debt securities at FVOCI[2]	-	14	14

Total loss allowance recognised in other comprehensive income	-	14	14

1.	The individually and collectively assessed allowance for ECL is included in Other provisions.
2.	Allowance for ECL does not change the carrying amount which remains at fair value. Instead, the allowance for ECL is recognised in OCI, with a corresponding charge to profit or loss.

206         ANZ 2019 ANNUAL REPORT

35. IMPACT OF ADOPTION OF NEW STANDARDS AND OTHER CHANGES (continued)

The following table summarises the adjustments arising on adoption of AASB 9.

CONSOLIDATED BALANCE SHEET RECONCILIATION

	Reference	AASB 139 measurement category	AASB 9 measurement category	Restated as at 30 Sep 18 $m	AASB 9 reclassifi- cation impact $m	AASB 9 Remeasure- ment (excl. impairment) $m	AASB 9 credit impairment impact $m	Revised carrying amount as at 1 Oct 18 $m
Trading securities	1,2	FVTPL	FVTPL	37,722	(993)	-	-	36,729

Investment securities:

- debt securities at amortised cost	2,6,7	N/A	Amortised cost	-	6,158	2	(11)	6,149

- debt securities at FVOCI	1,2	N/A	FVOCI	-	70,938	-	-	70,938

- equity securities at FVOCI	2	N/A	FVOCI	-	1,087	-	-	1,087

Available-for-sale assets (AFS)	2	AFS	N/A	74,284	(74,284)	-	-	-

Net loans and advances

- at amortised cost	3,6,7,8	Loans and receivables	Amortised cost	604,331	(4,470)	15	(647)	599,229

- at FVTPL	3,8	FVTPL	FVTPL	133	1,564	(23)	-	1,674

Investments in associates	5	N/A	N/A	2,553	-	-	(65)	2,488

Deferred tax assets	1,2,4,6	N/A	N/A	900	-	15	234	1,149

Other non-impacted balance sheet line items		N/A	N/A	223,259	-	-	-	223,259
Total assets				943,182	-	9	(489)	942,702
Current tax liabilities	1,3,4	N/A	N/A	300	-	30	-	330

Other provisions	6	N/A	N/A	1,458	-	-	155	1,613

Debt issuances:

- at amortised cost	4	Amortised cost	Amortised cost	119,737	(879)	-	-	118,858

- at FVTPL	4	FVTPL	FVTPL	1,442	879	(55)	-	2,266

Other non-impacted balance sheet line items		N/A	N/A	760,840	-	-	-	760,840
Total liabilities				883,777	-	(25)	155	883,907
Ordinary share capital				27,205	-	-	-	27,205

Reserves	1,2,6			323	1	3	10	337

Retained earnings	1,2,3,4, 5,6			31,737	(1)	31	(654)	31,113
Share capital and reserves attributable to shareholders of the Company				59,265	-	34	(644)	58,655

Non-controlling interests				140	-	-	-	140
Total shareholders’ equity				59,405	-	34	(644)	58,795

Notes to the consolidated financial statements (continued)

35. IMPACT OF ADOPTION OF NEW STANDARDS AND OTHER CHANGES (continued)

REFERENCE

1.

On initial application of AASB 9, a portfolio of bonds with a fair value of $1,000 million was transferred from Trading securities to Investment securities - debt securities at FVOCI as the applicable business model was held to collect and sell. Cumulative fair value gains/(losses) on this portfolio of $2 million (after tax) were transferred from Retained earnings to the FVOCI reserve. Additionally, the reclassification resulted in a reduction in deferred tax assets and current tax liabilities of $1 million.

2.	The Available-for-sale classification is no longer applicable under AASB 9. Accordingly, on transition:

•

$69,938 million of Available-for-sale debt instruments were reclassified to Investment securities – debt securities at FVOCI due to the business model being held to collect and sell. There was no re-measurement impact associated with this reclassification;

•

$3,252 million of Available-for-sale debt instruments were reclassified to Investment securities – debt securities at amortised cost due to the business model being held to collect at 1 October 2018. This reclassification resulted in re-measurement of a $2 million increase to the carrying amount arising from reversal of the previous available-for-sale revaluation reserve. Additionally, a deferred tax asset of $1 million associated with the previous available-for-sale revaluation was reversed;

•	the Group made irrevocable elections to designate $1,087 million of non-traded Available-for-sale equity securities as Investment securities - equity securities at FVOCI; and

•	$7 million of Available-for-sale equity securities were reclassified to Trading securities and the related reserve balance of $1 million was reclassified to Retained earnings.

3.

Certain loans with contractual cash flow characteristics that are not solely payments of principal and interest were reclassified from Net loans and advances at amortised cost to Net Loans and advances at FVTPL. The loans had an amortised cost carrying amount of $224 million and a fair value of $201 million at 30 September 2018. The associated re-measurement of $23 million was recognised in Retained earnings offset by a decrease in current tax liabilities of $7 million. In addition, one of the loans was previously in a fair value hedge relationship which was discontinued effective 1 October 2018. Accordingly, changes in the fair value due to changes in the hedged risk which were previously recognised as a reduction to the carrying value of the loan amounting to $15 million were written back to Retained earnings offset by an increase in current tax liabilities of $4 million.

4.

The Group elected to designate certain financial liabilities (bonds included within Debt issuances) as measured at FVTPL effective from 1 October 2018 to reduce an accounting mismatch. The bonds had an amortised cost carrying amount of $879 million and a fair value of $824 million at 30 September 2018. The difference of $55 million (comprising a $109 million decrease in fair value before own credit, offset by a $54 million increase in fair value attributable to own credit) offset by a net tax impact of $17 million (increase in deferred tax asset of $17 million and an increase in current tax liability of $34 million) was recognised in Retained earnings.

5.

The Group recognised a decrease of $65 million to the carrying value of Investments in associates with a corresponding decrease to Retained earnings reflecting the Group’s share of the estimated initial application impact of IFRS 9 (the international equivalent of AASB 9).

6.	The initial application of the expected credit loss requirements of AASB 9, resulted in increases in allowances for credit impairment attributable to the following:

•	On-balance sheet loans and advances of $647 million reflected in Net loans and advances at amortised cost;

•	Debt securities measured at amortised cost of $11 million reflected in Investment securities – debt securities at amortised cost; and

•	Off-balance sheet credit related commitments of $155 million reflected in Other provisions.

The total impact of $813 million was recognised as a reduction to Retained earnings, offset by an increase of $234 million related to deferred tax. Additionally, loss allowances of $10 million (after-tax) attributable to Investment Securities – debt securities at FVOCI have been recognised in Reserves with a corresponding adjustment to Retained earnings. The debt securities remain at fair value on the face of the Balance Sheet.

7.

On initial application of AASB 9, a portfolio of Negotiable Certificates of Deposit with a carrying amount of $2,906 million was reclassified from Net loans and advances at amortised cost to Investment Securities – debt securities at amortised cost. There was no re-measurement impact associated with this reclassification.

8.

On initial application of AASB 9, loans with a carrying amount and fair value of $1,340 million that were in the process of being syndicated were reclassified from Net loans and advances at amortised cost to Net Loans and advances at FVTPL on the basis that the applicable business model is held-to-sell. There was no re-measurement impact associated with this reclassification.

208         ANZ 2019 ANNUAL REPORT

36. EVENTS SINCE THE END OF THE FINANCIAL YEAR

On 17 October the Group announced it had agreed a revised price for the sale of its OnePath P&I business and ADGs to IOOF of $850 million, being a $125 million reduction from the original sale price of $975 million announced in October 2017. The new price of $850 million includes approximately $25 million that ANZ has already received for the sale of ADGs in October 2018. The revised terms reflect changing market conditions and include lower overall warranty caps as well as some changes to the strategic alliance arrangements. Subject to APRA approval, the Group expects the transaction to complete in the first quarter of calendar year 2020. The impact of the reduction in price has been reflected in the 2019 financial results.

Other than the matter above, there have been no significant events from 30 September 2019 to the date of signing this report.

CONSOLIDATED GROUP DIRECTORS’ DECLARATION

Directors’ Declaration

The Directors of Australia and New Zealand Banking Group Limited declare that:

a)	in the Directors’ opinion, the financial statements and notes of the Consolidated Entity are in accordance with the Corporations Act 2001, including:

i)	section 296, that they comply with the Australian Accounting Standards and any further requirements of the Corporations Regulations 2001; and

ii)	section 297, that they give a true and fair view of the financial position of the Consolidated Entity as at 30 September 2019 and of its performance for the year ended on that date;

b)

the notes to the financial statements of the Consolidated Entity include a statement that the financial statements and notes of the Consolidated Entity comply with International Financial Reporting Standards;

c)	the Directors have been given the declarations required by section 295A of the Corporations Act 2001; and

d)	in the Directors’ opinion, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable.

Signed in accordance with a resolution of the Directors.

David M Gonski, AC	Shayne C Elliott
Chairman	Director

30 October 2019

210         ANZ 2019 ANNUAL REPORT

INDEPENDENT AUDITOR’S REPORT

TO THE SHAREHOLDERS OF AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

REPORT ON THE AUDIT OF THE FINANCIAL REPORT

OPINION

We have audited the Financial Report of Australia and New Zealand Banking Group Limited (the Company) and the entities it controlled at the year end and from time to time during the financial year (together, the Group).

In our opinion, the accompanying Financial Report of the Group is in accordance with the Corporations Act 2001, including:

•	giving a true and fair view of the Group’s financial position as at 30 September 2019 and of its financial performance for the year ended on that date; and

•	complying with Australian Accounting Standards and the Corporations Regulations 2001.

The Financial Report comprises the:

•	consolidated statement of financial position as at 30 September 2019;

•	consolidated income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity, and consolidated statement of cash flows for the year then ended;

•	notes 1 to 36 including a summary of significant accounting policies; and

•	Directors’ Declaration.

BASIS FOR OPINION

We conducted our audit in accordance with Australian Auditing Standards. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the Financial Report section of our report.

We are independent of the Group in accordance with the Corporations Act 2001 and the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (the Code) that are relevant to our audit of the Financial Report in Australia. We have fulfilled our other ethical responsibilities in accordance with the Code.

KEY AUDIT MATTERS

The Key Audit Matters we identified are:

•	Allowance for expected credit losses;

•	Valuation of Financial Instruments held at Fair Value;

•	Provisions for Customer Remediation;

•	Accounting for Divestments; and

•	IT Systems and Controls.

Key Audit Matters are those matters that, in our professional judgement, were of most significance in our audit of the Financial Report of the current period.

These matters were addressed in the context of our audit of the Financial Report as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Independent Auditor’s Report (continued)

KEY AUDIT MATTERS (continued)

ALLOWANCE FOR EXPECTED CREDIT LOSSES ($4,190M)

Refer to the critical accounting estimates and judgements disclosures in relation to the allowance for expected credit losses in Note 13 to the Financial Report.

The Key Audit Matter

AASB 9 Financial Instruments (AASB 9) was adopted by the Group on 1 October 2018. This is a key audit matter due to the significance of the loans and advances balance to the financial statements and the inherent complexity of the Group’s Expected Credit Loss (ECL) models (ECL models) used to measure ECL allowances. This new and complex accounting standard requires the Group to recognise ECLs on its loans and advances and off-balance sheet positions; the Group developed new models which are reliant on data as well as a number of estimates including the impact of multiple economic scenarios and other assumptions such as defining a significant increase in credit risk (SICR). This involves significant judgement and estimates and takes into account forward looking information reflecting potential future economic events.

AASB 9 requires the Group to measure ECLs on a forward-looking basis reflecting a range of future economic conditions, including key forward-looking assumptions such as forecast GDP and unemployment levels. Post-model adjustments to the ECL results are also made by the Group to address known ECL model limitations or emerging trends in the loan portfolios. We exercise significant judgement in challenging the economic scenarios used and the judgemental overlays the Group applied to the ECL results.

The criteria selected to identify a SICR, such as a decrease in customer credit rating (CCR), are key areas of judgement within the Group’s ECL methodology as these criteria determine if a forward-looking 12 month or lifetime allowance is recorded.

Separate from the ECL calculation, allowances for individually assessed loans exceeding specific thresholds are individually assessed by the Group. These specific allowances are established based on the expected future cash repayments and estimated proceeds from the value of the collateral held by the Group in respect of the loans.

How the matter was addressed in our audit

Our audit procedures for the allowance for ECL and disclosures for the year ended 30 September 2019 included assessing the Group’s significant accounting policies against the requirements of the accounting standard. Additionally our procedures covered:

We tested key controls in relation to:

•	The Group’s ECL model governance and validation processes;

•	The Group’s assessment and approval of the forward looking macroeconomic assumptions and scenario weightings through challenge applied by the Group’s internal governance processes; and

•	Reconciliation of the data used in the ECL calculation process to gross balances recorded within the general ledger as well as source systems.

•

Testing the key controls over counterparty risk grading for wholesale loans (larger customer exposures are monitored individually). We tested the approval of new lending facilities against the Group’s lending policies, and controls over the monitoring of counterparty credit quality. This included testing controls over the identification of exposures showing signs of stress, either due to internal factors specific to the counterparty or external macroeconomic factors, and testing the timeliness of and the accuracy of counterparty risk assessments and risk grading against the requirements of the Group’s lending policies and regulatory requirements; and

•

For retail loans, testing controls over the systems which record lending arrears, group exposures into delinquency buckets, and re-calculate individual allowances. We tested automated calculation and change management controls and evaluated the Group’s oversight of the portfolios, with a focus on controls over delinquency monitoring. We tested a sample of the level of allowances held against different loan products based on the delinquency profile and challenged assumptions made in respect of expected recoveries, including from collateral held.

We also tested relevant General Information Technology Controls (GITCs) over the key IT applications used by the Group in measuring ECL allowances as detailed in the IT Systems and Controls key audit matter below.

In addition to controls testing, our procedures included:

•

Performing credit assessments of a sample of wholesale loans controlled by the Group’s specialist workout and recovery team assessed as higher risk or impaired, and a sample of other loans, focusing on larger exposures assessed by the Group as showing signs of deterioration, or in areas of emerging risk (assessed against external market conditions). We challenged the Group’s risk grading of the loan, assessment of loan recoverability, valuation of security and the impact on the credit allowance. To do this, we used the information on the Group’s loan file, understood the facts and circumstances of the case with the loan officer, and performed our own assessment of recoverability. Exercising our judgement, our procedures included using our understanding of relevant industries and the macroeconomic environment and comparing data and assumptions used by the Group in recoverability assessments to externally sourced evidence, such as commodity prices, publicly available audited financial statements and comparable external valuations of collateral held. Where relevant we assessed the forecast timing of future cash flows in the context of supporting valuations and approved business plans and challenged key assumptions implicit in the valuations;

•

Obtaining an understanding of the Group’s processes to determine ECL allowances, evaluating the Group’s ECL model methodologies against established market practices and criteria in the accounting standards;

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KEY AUDIT MATTERS (continued)

•

Working with KPMG Risk Consulting specialists, we assessed the accuracy of the Group’s ECL model predictions by re-performing, for a sample of loans, the ECL allowance and comparing this to the amount recorded by the Group;

•

Working with KPMG Economic specialists, we challenged the Group’s forward-looking macroeconomic assumptions and scenarios incorporated in the Group’s ECL models. We compared the Group’s forecast GDP and unemployment rates to relevant publicly available macro-economic information, and considered other known variables and information obtained through our other audit procedures to identify contradictory indicators;

•

Testing the implementation of the Group’s SICR methodology by re-performing the staging calculation for a sample of loans and comparing our expectation to actual staging applied on an individual account level, taking into consideration movements in CCR; and

•	Assessing the accuracy of the data used in the ECL models by confirming a sample of data fields such as account balance and CCR to relevant source systems.

We also challenged key assumptions in the components of the Group’s post-model adjustments to the ECL allowance balance. This included:

•

Evaluating underlying data used in concentration risk and economic cycle allowances by comparing underlying portfolio characteristics to recent loss experience, current market conditions and specific risks inherent in the Group’s loan portfolios;

•	Assessing the requirement for other additional allowances considering the Group’s ECL model and data deficiencies identified by the Group’s ECL model validation processes, and

•	Assessing the completeness of additional allowance overlays by checking the consistency of risks we identified in the portfolios against the Group’s assessment.

AASB 7 Financial Instruments: Disclosures

Assessing the appropriateness of the Group’s disclosures in the financial report using our understanding obtained from our testing against the requirements of the accounting standard.

VALUATION OF FINANCIAL INSTRUMENTS HELD AT FAIR VALUE:

- ASSETS HELD AT FAIR VALUE $243,888M

- LIABILITIES HELD AT FAIR VALUE $130,346M

Refer to the critical accounting estimates, judgements and disclosures of fair values in Note 17 to the Financial Report.

The Key Audit Matter

Financial instruments held at fair value on the Group’s balance sheet include investment securities, trading securities, derivative assets and liabilities, certain debt securities, and other assets and liabilities designated as measured at fair value through profit or loss or fair value through other comprehensive income. The instruments are mainly risk management products sold to customers and used by the Group to manage its own interest rate and foreign exchange risk.

The valuation of financial instruments held at fair value is considered a Key Audit Matter as:

•	Financial instruments held at fair value are significant (25% of assets and 14% of liabilities);

•

The significant volume and range of products transacted, in a number of international locations, increases the risk of inconsistencies in transaction management processes that could lead to inaccurate valuation;

•

Determining the fair value of trading securities and derivatives involves a significant level of judgement by the Group, increasing the risk of error, and adding complexity to our audit. The level of judgement increases where internal models, as opposed to quoted market prices, are used to determine fair value of an instrument, or where inputs to the internal models, such as discount rates and measures of volatility, are not observable; or where there are a greater number of variables, including trade economic details and modelling assumptions, which feed into the internal models; and

•

The valuation of certain derivatives held by the Group is sensitive to inputs including funding rates, probabilities of default loss given default. Both funding and credit risk are incorporated within the valuation of certain derivative instruments. This increased our audit effort in this area and necessitated the involvement of valuation specialists.

How the matter was addressed in our audit

Our audit procedures for the valuation of financial instruments held at fair value included:

•	Testing access rights and change management controls for key valuation systems;

•

Testing interface controls, notably the completeness and accuracy of data transfers between transaction processing systems, key systems used to generate valuations and any related valuation adjustments, and the Group’s market risk management and finance systems to identify inconsistencies in transaction management and valuation processes across products and locations;

•	Testing the governance and approval controls, such as management review and approval of the valuation models, and approval of new products against policies and procedures;

Independent Auditor’s Report (continued)

KEY AUDIT MATTERS (continued)

•	Testing the front office management review and approval of the daily financial instrument trading profit and loss reconciliations prepared by the Group’s independent markets and treasury control;

•	Testing the management review and approval of model construction and validation, aimed at assessing the validity and robustness of underlying valuation models; and

•	Testing the Group’s data validation controls, such as those over key inputs in generating the fair value to market data where fair values were determined by front office teams.

We carried out testing over the valuation of financial instruments with both observable and unobservable inputs. Our specific testing involved valuation specialists and included:

•

Re-performing the valuation of ‘level 1’ and ‘level 2’ investment securities and trading securities, which are primarily government, semi-government and corporate debt securities, by comparing the observable inputs, including quoted prices, to independently sourced market data;

•

Using independent models, re-calculating the valuation of a sample, across locations, of derivative assets and liabilities where the fair value was determined using observable inputs. This included comparing a sample of observable inputs used in the Group’s derivative valuations to independently-sourced market data, such as interest rates, foreign exchange rates and volatilities;

•

Where the fair value of derivatives and other financial assets and liabilities were determined using unobservable inputs (‘level 3’ instruments), challenging the Group’s valuation model by testing the key inputs used to comparable data in the market, including the use of proxy instruments and available alternatives. We compared the Group’s valuation methodology to industry practice and the criteria in the accounting standards; and

•

Evaluating the appropriateness of the Group’s valuation methodology for derivative financial instruments, having regard to current and emerging derivative valuation practices across a range of peer institutions, and against the required criteria in the accounting standards. We tested adjustments made to valuations, particularly funding and credit valuation adjustments on un-collateralised derivatives. In particular, for a sample of individual counterparties, across locations, we tested key inputs to the credit valuation adjustment calculation, including the probability of default, against observable market data. Where proxies were used, we assessed the proxy against available alternatives, across a number of locations.

PROVISION FOR CUSTOMER REMEDIATION ($1,139M)

Refer to the critical accounting estimates, judgements and disclosures in Notes 21 and 33 to the Financial Report.

The Key Audit Matter

The Group has assessed the need to recognise provisions in relation to certain customer remediation activities arising from both internal and external investigations, and reviews. This includes provisions for expected refunds to customers, remediation project costs and related customer and regulatory claims, penalties, and litigation outcomes.

The provision for customer remediation activities is a Key Audit Matter due to the number of investigations, the quantum of amounts involved, and the judgements required by us in assessing the Group’s determination of:

•	The existence of a present legal or constructive obligation arising from a past event using the conditions of the event against the criteria in the accounting standards;

•	Reliable estimates of the amounts which may be paid arising from investigations, including estimates of related costs and regulatory penalties; and

•	The potential for legal proceedings, further investigations, and reviews from its regulators leading to a wider range of estimation outcomes for us to consider.

How the matter was addressed in our audit

Our audit procedures for customer remediation provisions included:

•

Obtaining an understanding of the Group’s processes for identifying and assessing the potential impact of the investigations into customer remediation payments, related project costs and legal proceedings associated with compliance matters, investigations and reviews from its regulators;

•	Enquiring with the Group regarding ongoing legal, and regulatory matters, and investigation into other remediation activities;

•	Enquiring with external legal counsel;

•	Reading the minutes and other relevant documentation of the Group’s Board of Directors, Board Committees, various management committees, and attending the Group’s Audit and Risk Committee meetings;

•	Inspecting correspondence with relevant regulatory bodies;

•

For a sample of individual exposures, assessing the basis for recognition and measurement of a provision and associated costs against the requirements of the accounting standards. We did this by understanding and challenging the provisioning methodologies and underlying assumptions;

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KEY AUDIT MATTERS (continued)

•

Testing completeness by evaluating where exposures may have arisen based upon our knowledge and experience of broader industry matters, the Group’s documentation and the current regulatory environment. We also checked these features of these exposures against the criteria defining a provision or a contingency in the accounting standards;

•

Assessing the appropriateness of the Group’s conclusions against the requirements of Australian Accounting Standards where estimates were unable to be reliably made for a provision to be recognised; and

•	Evaluating the related disclosures against the requirements of Australian Accounting Standards.

DIVESTMENT OF WEALTH AUSTRALIA

Refer to the critical accounting estimates, judgements and disclosures in Notes 1 and 29 to the Financial Report.

The Key Audit Matter

On 17 October 2017, the Group announced the sale of its OnePath Pensions and Investments (OnePath P&I) business and Aligned Dealer Groups (ADGs) business to IOOF Holdings Limited (IOOF). The sale of the ADGs business completed on 1 October 2018. On 17 October 2019, the Group announced it had revised its contract terms with IOOF and, subject to APRA approval, the Group expects the transaction to complete in the first quarter of calendar year 2020. On 12 December 2017, the Group announced the sale of its Life Insurance business to Zurich Financial Services Australia Limited (together, the Divestment Businesses). The transaction completed on 31 May 2019 and final adjustments to sale proceeds are subject to finalization of a post completion net asset review. These businesses were part of the Wealth Australia operating segment. The financial results of the Divestment Businesses are presented as discontinued operations, and the associated assets and liabilities of OnePath P&I continues to be classified as held for sale at balance date.

The divestments are considered a Key Audit Matter due to the:

•	significance of the Divestment Businesses to the Group;

•	judgement applied by the Group in the measurement of the Divestment Businesses using the requirements accounting standards and the terms and conditions of the divestments;

•	judgement is applied by the Group when assessing events that occur after the reporting date but before the financial statements are authorized for issue; and

•	judgement applied by the Group in assessing the probability of the divestments against the requirements of Australian Accounting Standards at 30 September 2019.

We focused on the areas where judgement exists in the measurement of the discontinued operations, including the:

•	allocation of goodwill between the Divestment Businesses;

•	estimation of costs required to complete the divestments including costs associated with separating these businesses from the Group;

•	subsequent re-measurement adjustments of the Divestment Businesses;

•	consideration of adjusting and non-adjusting subsequent events relating to the Divestment Businesses; and

•	taxation implications of the divestments, potentially having a significant impact on the loss on sale and requiring specialist knowledge.

How the matter was addressed in our audit

Our audit procedures in relation to the Divestment Businesses included:

•	Reading the relevant transaction documents to understand the terms and conditions of the divestments;

•	Assessing the criteria for the Divestment Businesses to be recognised and measured as held for sale against the criteria in the accounting standards at balance sheet date;

•	Evaluating the substance of the divestments using the terms and conditions of the transaction documents against the criteria for discontinued operations in the accounting standards;

•

Evaluating the Group’s controls for measurement of the divestments held for sale. This included the Steering Committee review and approval of costs associated with separating the divestments from the Group;

•	Assessing, on a sample basis, the identification of assets and liabilities disposed by comparing to transaction documents and underlying financial records at balance date;

•	Checking the consideration for the divestments to the transaction documents and underlying financial records;

•	Assessing the identification, basis for recognition, and treatment of a sample of costs associated with separating the divestments from the Group for compliance with the accounting standards;

•	Comparing the quantum of the costs associated with separating the divestments from the Group to similar transactions within the market;

•	Using our tax specialists, we evaluated the associated tax implications against the requirements of the tax legislation;

•	Evaluating the methodology applied by the Group to allocate goodwill between the Divestment Businesses based on our knowledge of the businesses and the requirements of the accounting standards;

Independent Auditor’s Report (continued)

KEY AUDIT MATTERS (continued)

•	Checking the Group’s calculations of loss on sale of each of the divestments and any subsequent re-measurement adjustments;

•	Assessing events that occur after the reporting date but before the financial statements were authorised for issue; and

•	Assessing the disclosures in the financial report against the requirements of the accounting standards.

IT SYSTEMS AND CONTROLS

The Key Audit Matter

As a major Australian bank, the group’s businesses utilise a large number of complex, interdependent Information Technology (IT) systems to process and record a high volume of transactions. Controls over access and changes to IT systems are critical to the recording of financial information and the preparation of a financial report which provides a true and fair view of the Group’s financial position and performance. The IT systems and controls, as they impact the financial recording and reporting of transactions, is a key audit matter and our audit approach could significantly differ depending on the effective operation of the Group’s IT controls. KPMG IT specialists were used throughout the engagement as a core part of our audit team.

How the matter was addressed in our audit

We tested the technology control environment for key IT applications (systems) used in processing significant transactions and recording balances in the general ledger. We also tested automated controls embedded within these systems which support the effective operation of technology-enabled business processes. Our audit procedures included:

•	Assessing the governance and higher-level controls in place across the IT Environment, including the approach to Group policy design, review and awareness, and IT Risk Management practices.

•

Design and operating effectiveness testing of controls across the User Access Management Lifecycle, including how users are on-boarded, reviewed, and removed on a timely basis from critical IT applications and supporting infrastructure. We also looked at how privileged roles and functions are managed across each IT Application and the supporting infrastructure.

•

Design and operating effectiveness testing of controls in place to enable Change Management including how changes are initiated, documented, approved, tested and authorised prior to migration into the production environment of critical IT Applications. We also assessed the appropriateness of users with access to make changes to IT applications across the Group.

•	Design and operating effectiveness testing of controls used by the Group’s technology teams to schedule system jobs and monitor system integrity.

•	Design and operating effectiveness testing of controls in place to support Program Development, including the implementation of revised guidelines per the new ANZ Delivery Framework.

•

Design and operating effectiveness testing of automated business process controls include those that enforce segregation of duties conflicts between toxic role combinations within IT applications, configurations in place to perform calculations, mappings, and flagging of financial transactions, automated reconciliation controls, both between systems and intra-system and data integrity of critical system reporting used for sampling, data analysis and financial reporting across the audit

OTHER INFORMATION

Other Information is both financial and non-financial information in Australia and New Zealand Banking Group Limited’s annual reporting which is provided in addition to the Financial Report and the Auditor’s Report. The Directors are responsible for the Other Information.

Our opinion on the Financial Report does not cover the Other Information and, accordingly, we do not express an audit opinion or any form of assurance conclusion thereon, with the exception of the Remuneration Report and our related assurance opinion.

In connection with our audit of the Financial Report, our responsibility is to read the Other Information. In doing so, we consider whether the Other Information is materially inconsistent with the Financial Report or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

We are required to report if we conclude that there is a material misstatement of this Other Information, and based on the work we have performed on the Other Information that we obtained prior to the date of this Auditor’s Report, we have nothing to report.

RESPONSIBILITIES OF DIRECTORS FOR THE FINANCIAL REPORT

The Directors are responsible for:

•	preparing a Financial Report that gives a true and fair view in accordance with Australian Accounting Standards and the Corporations Act 2001;

•	implementing necessary internal control to enable the preparation of a Financial Report that gives a true and fair view and is free from material misstatement, whether due to fraud or error; and

•

assessing the Group’s ability to continue as a going concern and whether the use of the going concern basis of accounting is appropriate. This includes disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless they either intend to liquidate the Group or to cease operations, or have no realistic alternative but to do so.

216         ANZ 2019 ANNUAL REPORT

AUDITOR’S RESPONSIBILITIES FOR THE AUDIT OF THE FINANCIAL REPORT

Our objective is:

•	to obtain reasonable assurance about whether the Financial Report as a whole is free from material misstatement, whether due to fraud or error; and

•	to issue an Auditor’s Report that includes our opinion.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Australian Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error. They are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the Financial Report.

A further description of our responsibilities for the audit of the Financial Report is located at the Auditing and Assurance Standards Board website at: http://www.auasb.gov.au/auditors_responsibilities/ar1.pdf. This description forms part of our Auditor’s Report.

REPORT ON THE REMUNERATION REPORT

In our opinion, the Remuneration Report of Australia and New Zealand Banking Group Limited for the year ended 30 September 2019, complies with Section 300A of the Corporations Act 2001.

DIRECTORS’ RESPONSIBILITIES

The Directors of the Company are responsible for the preparation and presentation of the Remuneration Report in accordance with Section 300A of the Corporations Act 2001.

OUR RESPONSIBILITIES

We have audited the Remuneration Report included in pages 66 to 98 of the Directors’ report for the year ended 30 September 2019.

Our responsibility is to express an opinion on the Remuneration Report, based on our audit conducted in accordance with Australian Auditing Standards.

KPMG	Alison Kitchen Partner Melbourne 30 October 2019

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218        ANZ 2019 ANNUAL REPORT

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Shareholder information

unaudited

Ordinary shares

At 3 October 2019, the twenty largest holders of ANZ ordinary shares held 1,672,054,745 ordinary shares, equal to 58.99% of the total issued ordinary capital. At 3 October 2019 the issued ordinary capital was 2,834,584,923 ordinary shares.

	Name	Number of shares	% of shares

1	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	726,059,635	25.61

2	J P MORGAN NOMINEES AUSTRALIA PTY LIMITED	434,784,608	15.34

3	CITICORP NOMINEES PTY LIMITED	214,446,909	7.57

4	NATIONAL NOMINEES LIMITED	97,007,871	3.42

5	BNP PARIBAS NOMINEES PTY LTD <AGENCY LENDING DRP A/C>	58,973,524	2.08

6	BNP PARIBAS NOMS PTY LTD <DRP>	30,698,777	1.08

7	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED <NT-COMNWLTH SUPER CORP A/C>	21,860,144	0.77

8	CITICORP NOMINEES PTY LIMITED <COLONIAL FIRST STATE INV A/C>	19,334,919	0.68

9	ARGO INVESTMENTS LIMITED	9,765,275	0.34

10	AUSTRALIAN FOUNDATION INVESTMENT COMPANY LIMITED	8,487,710	0.30

11	AMP LIFE LIMITED	8,122,291	0.29

12	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	7,417,874	0.26

13	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED-GSCO ECA	6,228,440	0.22

14	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	4,975,304	0.18

15	ANZEST PTY LTD <DEA CONTROL A/C>	4,769,613	0.17

16	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <IPS SUPER A/C>	4,116,373	0.15

17	BNP PARIBAS NOMINEES PTY LTD HUB24 CUSTODIAL SERV LTD DRP	4,041,082	0.14

18	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	3,835,300	0.14

19	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	3,676,345	0.13

20	MILTON CORPORATION LIMITED	3,452,751	0.12

Total		1,672,054,745	58.99

Distribution of shareholdings

At 3 October 2019 – Range of shares	Number of holders	% of holders	Number of shares	% of shares

1 to1,000	284,961	56.25	108,892,987	3.84

1,001 to 5,000	175,989	34.74	403,426,849	14.23

5,001 to 10,000	29,339	5.79	204,708,674	7.22

10,001 to 100,000	15,851	3.13	316,640,643	11.17

Over 100,000	438	0.09	1,800,915,770	63.54

Total	506,578	100.00	2,834,584,923	100.00

At 3 October 2019:

•	the average size of holdings of ordinary shares was 5,595 (2018: 5,644) shares; and

•	there were 21,559 holdings (2018: 12,555 holdings) of less than a marketable parcel (less than $500 in value or 19 shares based on the market price of $27.30 per share), which is less than 4.26% of the total holdings of ordinary shares.

On 12 May 2017 ANZ was notified by Blackrock Group that it held a substantial shareholding of 148,984,864 ordinary shares in ANZ (5.07%). As at 3 October 2019 ANZ has received no further update in relation to this substantial shareholding.

On 3 July 2018 ANZ was notified by The Vanguard Group, Inc that it held a substantial shareholding of 144,730,016 ordinary shares in ANZ (5.001%). As at 3 October 2019 ANZ has received no further update in relation to this substantial shareholding.

Voting rights of ordinary shares

The Constitution provides for votes to be cast as follows:

i) on show of hands, one vote for each shareholder; and

ii) on a poll, one vote for every fully paid ordinary share.

A register of holders of ordinary shares is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

220        ANZ 2019 ANNUAL REPORT

ANZ Capital Notes

ANZ CN1

On 7 August 2013 the Company issued convertible subordinated perpetual notes (ANZ CN1) which were offered pursuant to a prospectus dated 10 July 2013.

At 3 October 2019 the twenty largest holders of ANZ CN1 held 2,530,752 securities, equal to 22.60% of the total issued securities. At 3 October 2019 the total number of ANZ CN1 on issue was 11,200,000.

	Name	Number of securities	% of securities

1	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	730,384	6.52

2	BNP PARIBAS NOMS PTY LTD <DRP>	200,963	1.79

3	BNP PARIBAS NOMINEES PTY LTD HUB24 CUSTODIAL SERV LTD DRP	175,118	1.56

4	NATIONAL NOMINEES LIMITED	153,510	1.37

5	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	148,991	1.33

6	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED - A/C 2	140,907	1.26

7	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <IPS SUPER A/C>	133,516	1.19

8	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	131,598	1.17

9	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	125,030	1.12

10	J P MORGAN NOMINEES AUSTRALIA PTY LIMITED	95,190	0.85

11	MUTUAL TRUST PTY LTD	64,993	0.58

12	SERVCORP HOLDINGS PTY LTD	58,325	0.52

13	BERNE NO 132 NOMINEES PTY LTD <684168 A/C>	56,680	0.51

14	DIMBULU PTY LTD	50,000	0.45

14	RANDAZZO C & G DEVELOPMENTS PTY LTD	50,000	0.45

16	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <IPS IDPS A/C>	47,978	0.43

17	MCCUSKER FOUNDATION LTD <THE MCCUSKER CHARITABLE FNDN>	46,000	0.41

18	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <NO 1 ACCOUNT>	43,478	0.39

19	THORSEN INVESTMENTS PTY LTD	40,000	0.36

20	CITICORP NOMINEES PTY LIMITED <DPSL>	38,091	0.34

Total		2,530,752	22.60

Distribution of ANZ CN1 holdings

At 3 October 2019 – Range of securities	Number of holders	% of holders	Number of securities	% of securities

1 to 1,000	15,573	91.60	4,797,776	42.84

1,001 to 5,000	1,289	7.58	2,646,130	23.63

5,001 to 10,000	92	0.54	709,222	6.33

10,001 to 100,000	39	0.23	1,106,855	9.88

Over 100,000	9	0.05	1,940,017	17.32

Total	17,002	100.00	11,200,000	100.00

At 3 October 2019 there were 6 holdings (2018: 4 holdings) of less than a marketable parcel (less than $500 in value or 5 securities based on the market price of $103.09 per security), which is less than 0.04% of the total holdings of ANZ CN1.

Voting rights of ANZ CN1

ANZ CN1 do not confer on holders a right to vote at any meeting of members of the Company.

A register of holders of ANZ CN1 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

Shareholder Information – unaudited (continued)

ANZ CN2

On 31 March 2014 the Company issued convertible subordinated perpetual notes (ANZ CN2) which were offered pursuant to a prospectus dated 19 February 2014.

At 3 October 2019 the twenty largest holders of ANZ CN2 held 3,923,301 securities, equal to 24.37% of the total issued securities. At 3 October 2019 the total number of ANZ CN2 on issue was 16,100,000.

	Name	Number of securities	% of securities

1	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	1,284,850	7.98

2	BNP PARIBAS NOMS PTY LTD <DRP>	301,347	1.87

3	BNP PARIBAS NOMINEES PTY LTD <AGENCY LENDING DRP A/C>	288,113	1.79

4	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	221,999	1.38

5	BNP PARIBAS NOMINEES PTY LTD HUB24 CUSTODIAL SERV LTD DRP	183,994	1.14

6	NETWEALTH INVESTMENTS LIMITED <SUPER SERVICES A/C>	175,748	1.09

7	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	169,023	1.05

8	JOHN E GILL TRADING PTY LTD	165,026	1.03

9	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <IPS SUPER A/C>	160,199	1.00

10	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	119,851	0.74

11	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED – A/C 2	119,823	0.74

12	NATIONAL NOMINEES LIMITED	107,782	0.67

13	BERNE NO 132 NOMINEES PTY LTD <684168 A/C>	103,989	0.65

14	LIGHTNINGEDGE PTY LTD	100,000	0.62

15	NAVIGATOR AUSTRALIA LTD <JB WERE LIST FIX INT SMA A/C>	79,586	0.49

16	MUTUAL TRUST PTY LTD	78,439	0.49

17	CITICORP NOMINEES PTY LIMITED <DPSL>	76,066	0.47

18	J P MORGAN NOMINEES AUSTRALIA PTY LIMITED	74,785	0.47

19	RAKIO PTY LTD <PIEKARSKI GYMPIE A/C>	60,000	0.37

20	CITICORP NOMINEES PTY LIMITED	52,681	0.33

	Total	3,923,301	24.37

Distribution of ANZ CN2 holdings

At 3 October 2019 – Range of securities	Number of holders	% of holders	Number of securities	% of securities

1 to 1,000	18,407	89.86	6,182,838	38.40

1,001 to 5,000	1,868	9.12	3,679,863	22.86

5,001 to 10,000	120	0.58	894,557	5.56

10,001 to 100,000	77	0.38	1,940,998	12.05

Over 100,000	13	0.06	3,401,744	21.13

Total	20,485	100.00	16,100,000	100.00

At 3 October 2019 there were 6 holdings (2018: 6 holdings) of less than a marketable parcel (less than $500 in value or 5 securities based on the market price of $102.56 per security), which is less than 0.03% of the total holdings of ANZ CN2.

Voting rights of ANZ CN2

ANZ CN2 do not confer on holders a right to vote at any meeting of members of the Company.

A register of holders of ANZ CN2 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

222         ANZ 2019 ANNUAL REPORT

ANZ CN3

On 5 March 2015 the Company acting through its New Zealand branch, issued convertible subordinated perpetual notes (ANZ CN3) which were offered pursuant to a prospectus dated 5 February 2015.

At 3 October 2019 the twenty largest holders of ANZ CN3 held 2,186,674 securities, equal to 22.54% of the total issued securities. At 3 October 2019 the total number of ANZ CN3 on issue was 9,701,791.

	Name	Number of securities	% of securities

1	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	631,374	6.51

2	BNP PARIBAS NOMS PTY LTD <DRP>	199,252	2.05

3	LONGHURST MANAGEMENT SERVICES PTY LTD	173,868	1.79

4	NATIONAL NOMINEES LIMITED	157,608	1.62

5	J P MORGAN NOMINEES AUSTRALIA PTY LIMITED	122,271	1.26

6	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	111,565	1.15

7	RAKIO PTY LTD <PIEKARSKI GYMPIE A/C>	100,000	1.03

8	JDB SERVICES PTY LTD <RAC & JD BRICE INVEST A/C>	90,755	0.94

9	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED - A/C 2	89,791	0.93

10	BNP PARIBAS NOMINEES PTY LTD HUB24 CUSTODIAL SERV LTD DRP	68,417	0.70

11	BNP PARIBAS NOMINEES PTY LTD <AGENCY LENDING DRP A/C>	60,724	0.63

12	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	59,553	0.61

13	INVIA CUSTODIAN PTY LIMITED <INCOME POOL A/C>	50,850	0.52

14	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	46,030	0.47

15	HAWAII INVESTMENTS PTY LTD	44,250	0.46

16	MR PAUL WILLIAM BROTCHIE + MR KENNETH FRANCIS WALLACE <STAFFORD FOX FOUNDATION A/C>	40,000	0.41

17	NAVIGATOR AUSTRALIA LTD <JB WERE LIST FIX INT SMA A/C>	39,430	0.41

18	MR RONI G SIKH	36,472	0.38

19	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <IPS SUPER A/C>	32,590	0.34

20	CITICORP NOMINEES PTY LIMITED	31,874	0.33

	Total	2,186,674	22.54

Distribution of ANZ CN3 holdings

At 3 October 2019 – Range of securities	Number of holders	% of holders	Number of securities	% of securities

1 to 1,000	10,923	89.53	3,715,468	38.30

1,001 to 5,000	1,132	9.28	2,426,969	25.01

5,001 to 10,000	85	0.70	676,011	6.97

10,001 to 100,000	54	0.44	1,487,405	15.33

Over 100,000	6	0.05	1,395,938	14.39

Total	12,200	100.00	9,701,791	100.00

At 3 October 2019 there were 2 holdings (2018: 1 holding) of less than a marketable parcel (less than $500 in value or 5 securities based on the market price of $104.00 per security), which is less than 0.02% of the total holdings of ANZ CN3.

Voting rights of ANZ CN3

ANZ CN3 do not confer on holders a right to vote at any meeting of members of the Company.

A register of holders of ANZ CN3 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

Shareholder Information – unaudited (continued)

ANZ CN4

On 27 September 2016 the Company issued convertible subordinated perpetual notes (ANZ CN4) which were offered pursuant to a prospectus dated 24 August 2016.

At 3 October 2019 the twenty largest holders of ANZ CN4 held 4,357,859 securities, equal to 26.87% of the total issued securities. At 3 October 2019 the total number of ANZ CN4 on issue was 16,220,000.

	Name	Number of securities	% of securities

1	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	1,459,282	9.00

2	CITICORP NOMINEES PTY LIMITED	441,131	2.72

3	BNP PARIBAS NOMS PTY LTD <DRP>	344,209	2.12

4	NATIONAL NOMINEES LIMITED	340,122	2.10

5	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <IPS SUPER A/C>	226,821	1.40

6	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	200,195	1.23

7	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED - A/C 2	192,571	1.19

8	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	168,128	1.04

9	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	152,801	0.94

10	BNP PARIBAS NOMINEES PTY LTD HUB24 CUSTODIAL SERV LTD DRP	131,251	0.81

11	J P MORGAN NOMINEES AUSTRALIA PTY LIMITED	102,887	0.63

12	JMB PTY LIMITED	100,600	0.62

13	MUTUAL TRUST PTY LTD	90,834	0.56

14	RANDAZZO C & G DEVELOPMENTS PTY LTD	78,500	0.48

15	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <NO 1 ACCOUNT>	71,183	0.44

16	MR PHILIP WILLIAM DOYLE	60,000	0.37

17	BNP PARIBAS NOMINEES PTY LTD <AGENCY LENDING DRP A/C>	59,676	0.37

18	V S ACCESS PTY LTD <V S ACCESS A/C>	49,377	0.31

19	PAMDALE INVESTMENTS PTY LTD	47,121	0.29

20	FEDERATION UNIVERSITY AUSTRALIA	41,170	0.25

	Total	4,357,859	26.87

Distribution of ANZ CN4 holdings

At 3 October 2019 – Range of securities	Number of holders	% of holders	Number of securities	% of securities

1 to 1,000	17,085	89.29	5,799,762	35.76

1,001 to 5,000	1,822	9.52	3,839,313	23.67

5,001 to 10,000	140	0.73	1,046,933	6.45

10,001 to 100,000	76	0.40	1,673,994	10.32

Over 100,000	12	0.06	3,859,998	23.80

Total	19,135	100.00	16,220,000	100.00

At 3 October 2019 there were 5 holdings (2018: 5 holdings) of less than a marketable parcel (less than $500 in value or 5 securities based on the market price of $108.40 per security), which is less than 0.03% of the total holdings of ANZ CN4.

Voting rights of ANZ CN4

ANZ CN4 do not confer on holders a right to vote at any meeting of members of the Company.

A register of holders of ANZ CN4 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

224         ANZ 2019 ANNUAL REPORT

ANZ CN5

On 28 September 2017 the Company issued convertible subordinated perpetual notes (ANZ CN5) which were offered pursuant to a prospectus dated 24 August 2017.

At 3 October 2019 the twenty largest holders of ANZ CN5 held 1,950,586 securities, equal to 20.95% of the total issued securities. At 3 October 2019 the total number of ANZ CN5 on issue was 9,310,782.

	Name	Number of securities	% of securities

1	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	685,824	7.37

2	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED - A/C 2	104,704	1.12

3	BNP PARIBAS NOMS PTY LTD <DRP>	95,779	1.03

4	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	91,153	0.98

5	CITICORP NOMINEES PTY LIMITED	89,355	0.96

6	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	86,767	0.93

7	DIMBULU PTY LTD	85,000	0.91

8	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	79,929	0.86

9	LONGHURST MANAGEMENT SERVICES PTY LTD	78,246	0.84

10	JMB PTY LIMITED	70,000	0.75

11	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <IPS SUPER A/C>	65,053	0.70

12	BNP PARIBAS NOMINEES PTY LTD HUB24 CUSTODIAL SERV LTD DRP	61,225	0.66

13	EASTCOTE PTY LTD <VAN LIESHOUT FAMILY A/C>	50,000	0.54

14	FEDERATION UNIVERSITY AUSTRALIA	50,000	0.54

15	RANDAZZO C & G DEVELOPMENTS PTY LTD	50,000	0.54

16	J P MORGAN NOMINEES AUSTRALIA PTY LIMITED	44,927	0.48

17	NETWEALTH INVESTMENTS LIMITED <SUPER SERVICES A/C>	44,813	0.48

18	G C F INVESTMENTS PTY LTD	44,811	0.48

19	MR RONALD MAURICE BUNKER	40,000	0.43

20	SIR MOSES MONTEFIORE JEWISH HOME <INCOME A/C>	33,000	0.35

	Total	1,950,586	20.95

Distribution of ANZ CN5 holdings

At 3 October 2019 – Range of securities	Number of holders	% of holders	Number of securities	% of securities

1 to 1,000	10,905	90.11	3,885,297	41.73

1,001 to 5,000	1,075	8.88	2,337,997	25.11

5,001 to 10,000	64	0.53	487,689	5.24

10,001 to 100,000	56	0.46	1,809,271	19.43

Over 100,000	2	0.02	790,528	8.49

Total	12,102	100.00	9,310,782	100.00

At 3 October 2019 there were 4 holdings (2018: 4 holdings) of less than a marketable parcel (less than $500 in value or 5 securities based on the market price of $105.90 per security), which is less than 0.04% of the total holdings of ANZ CN5.

Voting rights of ANZ CN5

ANZ CN5 do not confer on holders a right to vote at any meeting of members of the Company.

A register of holders of ANZ CN5 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

Shareholder Information – unaudited (continued)

Employee Shareholder Information

In order to comply with the requirements of the ANZ Employee Share Acquisition Plan Rules and the ANZ Share Option Plan Rules, shares or options must not be issued under these Plans if the aggregate number of shares and options that remain subject to the Rules of either Plan exceed 7% of the total number of ANZ shares of all classes on issue (including preference shares). At 30 September 2019 participants under the following plans/schemes held 0.69% (2018: 0.78%) of the total number of ANZ shares of all classes on issue:

•	ANZ Employee Share Acquisition Plan;

•	ANZ Employee Share Save Scheme;

•	ANZ Share Option Plan; and

•	ANZ Directors’ Share Plan.

Stock Exchange Listings

Australia and New Zealand Banking Group Limited’s ordinary shares are listed on the Australian Securities Exchange and New Zealand’s Exchange (NZX).

The Group’s other stock exchange listings include:

•	Australian Securities Exchange – ANZ Capital Notes (CN1, CN2, CN3, CN4 and CN5), ANZ Capital Securities, senior debt (including covered bonds) and subordinated debt [Australia and New Zealand Banking Group Limited], and residential mortgage backed securities;

•	London Stock Exchange – Senior (including covered bonds) debt [Australia and New Zealand Banking Group Limited] and senior (including covered bonds) debt [ANZ New Zealand (Int’l) Limited];

•	Luxembourg Stock Exchange – Perpetual subordinated debt [Australia and New Zealand Banking Group Limited];

•	NZX – ANZ NZ Capital Notes and senior debt [ANZ Bank New Zealand Limited];

•	SIX Swiss Exchange – Senior debt [ANZ New Zealand (Int’l) Limited]; and

•	Taipei Exchange – Senior debt [Australia and New Zealand Banking Group Limited].

For more information on the ANZ Capital Notes, ANZ Capital Securities and ANZ NZ Capital Notes please refer to Note 15 to the Financial Report.

American Depositary Receipts

The Company has American Depositary Receipts (ADRs) representing American Depositary Shares (ADSs) that are traded on the over-the-counter securities market ‘OTC Pink’ electronic platform operated by OTC Markets Group Inc. in the United States under the ticker symbol: ANZBY and the CUSIP number: 052528304.

With effect from 23 July 2008, the ADR ratio changed from one ADS representing five ANZ ordinary shares to one ADS representing one ANZ ordinary share.

The Bank of New York Mellon (BNY Mellon) is the Depositary for the Company’s ADR program in the United States. For further information about ADRs, please call BNY Mellon at 1-888-269-2377 if you are calling from within the United States. If you are calling from outside the United States, please call 1-201-680-6825. You may also visit BNY Mellon’s website at www.adrbnymellon.com

226         ANZ 2019 ANNUAL REPORT

Glossary

AASs – Australian Accounting Standards.

AASB – Australian Accounting Standards Board. The term “AASB” is commonly used when identifying AASs issued by the AASB. In doing so, the term is used together with the AAS number.

ADI – Authorised Deposit-taking Institution.

APRA – Australian Prudential Regulation Authority.

APS – ADI Prudential Standard.

BCBS – Basel Committee on Banking Supervision.

Cash and cash equivalents comprise coins, notes, money at call, balances held with central banks, liquid settlement balances (readily convertible to known amounts of cash which are subject to insignificant risk of changes in value) and securities purchased under agreements to resell (reverse repos) in less than three months.

Cash profit is an additional measure of profit which is prepared on a basis other than in accordance with accounting standards. Cash profit represents ANZ’s preferred measure of the result of the core business activities of the Group, enabling readers to assess Group and Divisional performance against prior periods and against peer institutions. To calculate cash profit, the Group excludes non-core items from statutory profit as noted below. These items are calculated consistently period on period so as not to discriminate between positive and negative adjustments.

Gains and losses are adjusted where they are significant, or have the potential to be significant in any one period, and fall into one of three categories:

1.	gains or losses included in earnings arising from changes in tax, legal or accounting legislation or other non-core items not associated with the ongoing operations of the Group;

2.	treasury shares, revaluation of policy liabilities, economic hedging impacts and similar accounting items that represent timing differences that will reverse through earnings in the future; and

3.	accounting reclassifications between individual line items that do not impact reported results, such as policyholders tax gross up.

Cash profit is not a measure of cash flow or profit determined on a cash accounting basis.

Collectively assessed provision under AASB 139 is the provision for credit losses that are inherent in the portfolio but not able to be individually identified. A collectively assessed provision may only be recognised when a loss event has already occurred. Losses expected as a result of future events, no matter how likely, are not recognised.

Collectively assessed allowance for expected credit loss under AASB 9 represent the Expected Credit Loss (ECL). This incorporates forward looking information and does not require an actual loss event to have occurred for an impairment provision to be recognised.

Covered bonds are bonds issued by an ADI to external investors secured against a pool of the ADI’s assets (the cover pool) assigned to a bankruptcy remote special purpose entity. The primary assets forming the cover pool are mortgage loans. The mortgages remain on the issuer’s balance sheet. The covered bond holders have dual recourse to the issuer and the cover pool assets. The mortgages included in the cover pool cannot be otherwise pledged or disposed of but may be repurchased and substituted in order to maintain the credit quality of the pool. The Group issues covered bonds as part of its funding activities.

Credit risk is the risk of financial loss resulting from the failure of ANZ’s customers and counterparties to honour or perform fully the terms of a loan or contract.

Credit risk weighted assets (CRWA) represent assets which are weighted for credit risk according to a set formula as prescribed in APS 112/113.

Customer deposits represent term deposits, other deposits bearing interest, deposits not bearing interest and borrowing corporations’ debt excluding securitisation deposits.

Customer remediation includes provisions for expected refunds to customers, remediation project costs and related customer and regulatory claims, penalties and litigation outcomes.

Derivative credit valuation adjustment (CVA) – Over the life of a derivative instrument, ANZ uses a model to adjust fair value to take into account the impact of counterparty credit quality. The methodology calculates the present value of expected losses over the life of the financial instrument as a function of probability of default, loss given default, expected credit risk exposure and an asset correlation factor. Impaired derivatives are also subject to a CVA.

Dividend payout ratio is the total ordinary dividend payment divided by profit attributable to shareholders of the Company.

Fair value is an amount at which an asset or liability could be exchanged between knowledgeable and willing parties in an arm’s length transaction.

Group is Australia and New Zealand Banking Group Limited (the Company) and the entities it controlled at the year end and from time to time during the financial year (together, the Group).

Gross loans and advances (GLA) is made up of loans and advances, acceptances and capitalised brokerage/mortgage origination fees less unearned income.

IFRS – International Financial Reporting Standards.

Impaired assets are those financial assets where doubt exists as to whether the full contractual amount will be received in a timely manner, or where concessional terms have been provided because of the financial difficulties of the customer. Financial assets are impaired if there is objective evidence of impairment as a result of a loss event that occurred prior to the reporting date, and that loss event has had an impact, which can be reliably estimated, on the expected future cash flows of the individual asset or portfolio of assets.

Impaired loans comprise drawn facilities where the customer’s status is defined as impaired.

Individually assessed allowance for expected credit losses is assessed on a case-by-case basis for all individually managed impaired assets taking into consideration factors such as the realisable value of security (or other credit mitigants), the likely return available upon liquidation or bankruptcy, legal uncertainties, estimated costs involved in recovery, the market price of the exposure in secondary markets and the amount and timing of expected receipts and recoveries.

Glossary (continued)

Interest rate risk in the banking book (IRRBB) relates to the potential adverse impact of changes in market interest rates on ANZ’s future net interest income. The risk generally arises from:

1.	repricing and yield curve risk – the risk to earnings or market value as a result of changes in the overall level of interest rates and/or the relativity of these rates across the yield curve;

2.	basis risk – the risk to earnings or market value arising from volatility in the interest margin applicable to banking book items; and

3.	optionality risk – the risk to earnings or market value arising from the existence of stand-alone or embedded options in banking book items.

Internationally comparable ratios are ANZ’s interpretation of the regulations documented in the Basel Committee publications; “Basel lll: A global regulatory framework for more resilient banks and banking systems” (June 2011) and “International Convergence of Capital Measurement and Capital Standards” (June 2006). They also include differences identified in APRA’s information paper entitled “International Capital Comparison Study” (13 July 2015).

Level 1 in the context of APRA supervision, Australia and New Zealand Banking Group Limited consolidated with certain approved subsidiaries.

Level 2 in the context of APRA supervision, the consolidated ANZ Group excluding associates, insurance and funds management entities, commercial non-financial entities and certain securitisation vehicles.

Net interest margin is net interest income as a percentage of average interest earning assets.

Net loans and advances represent gross loans and advances less allowance for expected credit losses.

Net Stable Funding Ratio (NSFR) is the ratio of the amount of available stable funding (ASF) to the amount of required stable funding (RSF) defined by APRA. The amount of ASF is the portion of an Authorised Deposit-taking Institution’s (ADI) capital and liabilities expected to be a reliable source of funds over a one year time horizon. The amount of RSF is a function of the liquidity characteristics and residual maturities of an ADI’s assets and off-balance sheet activities. ADIs must maintain an NSFR of at least 100%.

Net tangible assets equal share capital and reserves attributable to shareholders of the Company less unamortised intangible assets (including goodwill and software).

Regulatory deposits are mandatory reserve deposits lodged with local central banks in accordance with statutory requirements.

Restructured items comprise facilities in which the original contractual terms have been modified for reasons related to the financial difficulties of the customer. Restructuring may consist of reduction of interest, principal or other payments legally due, or an extension in maturity materially beyond those typically offered to new facilities with similar risk.

Return on average assets is the profit attributable to shareholders of the Company, divided by average total assets.

Return on average ordinary shareholders’ equity is the profit attributable to shareholders of the Company, divided by average ordinary shareholders’ equity.

Risk weighted assets (RWA) are risk weighted according to each asset’s inherent potential for default and what the likely losses would be in the case of default. In the case of non asset backed risks (i.e. market and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5.

Settlement balances owed to/by ANZ represent financial assets and/or liabilities which are in the course of being settled. These may include trade dated assets and liabilities, vostro accounts and securities settlement accounts.

228         ANZ 2019 ANNUAL REPORT

Important dates

for shareholders1

APRIL 2020

30th April	Half Year Results Announcement

MAY 2020

11th May	Interim Dividend Ex-Date

12th May	Interim Dividend Record Date

13th May	DRP/BOP/Foreign Currency Record Date

JULY 2020

1st July	Interim Dividend Payment Date

OCTOBER 2020

14th October	Closing date for receipt of director nominations

29th October	Annual Results Announcement

NOVEMBER 2020

9th November	Final Dividend Ex-Date

10th November	Final Dividend Record Date

11th November	DRP/BOP/Foreign Currency Record Date

DECEMBER 2020

16th December	Final Dividend Payment Date

16th December	Annual General Meeting (Adelaide)

Our international presence and earning composition by geography[2]

International
$965 million
Australia
$3,640 million
New Zealand
$1,865 million

International

Asia
- China
- Hong Kong
- India
- Indonesia
- Japan
- Laos
- Malaysia
- Myanmar
- The Philippines
- Singapore
- South Korea
- Taiwan
- Thailand
- Vietnam

Pacific
- American Samoa
- Cook Islands
- Fiji
- Guam
- Kiribati
- New Caledonia
- Papua New Guinea
- Samoa
- Solomon Islands
- Timor-Leste
- Tonga
- Vanuatu

Europe
- France
- Germany
- United Kingdom

Middle East
- United Arab Emirates (Dubai)

United States of America

1.	If there are any changes to these dates, the Australian Securities Exchange will be notified accordingly.
2.

On a Cash profit (continuing operations) basis. Excludes non-core items included in statutory profit and discontinued operations included in cash profit. It is provided to assist readers in understanding the result of the ongoing business activitives of the Group. For further information on adjustments between statutory and cash profit refer to page 53

Contacts

REGISTERED OFFICE

ANZ Centre Melbourne

Level 9, 833 Collins Street

Docklands VIC 3008

Australia

Telephone: +61 3 9273 5555

Facsimile: +61 3 8542 5252

Company Secretary: Simon Pordage

INVESTOR RELATIONS

Level 10, 833 Collins Street

Docklands VIC 3008

Australia

Telephone: +61 3 8654 7682

Facsimile: +61 3 8654 8886

Email: investor.relations@anz.com

Web: www.shareholder.anz.com

Group General Manager

Investor Relations: Jill Campbell

COMMUNICATIONS AND PUBLIC AFFAIRS

Level 10, 833 Collins Street

Docklands VIC 3008

Australia

Telephone: +61 2 6198 5001

Email: Tony.Warren@anz.com

Group General Manager Communications and Public Affairs: Tony Warren

SHARE AND SECURITIES REGISTRAR

AUSTRALIA

Computershare Investor Services Pty Ltd

GPO Box 2975

Melbourne VIC 3001

Australia

Telephone within Australia: 1800 11 33 99

International Callers: +61 3 9415 4010

Facsimile: +61 3 9473 2500

Email: anzshareregistry@computershare.com.au

Austraclear Services Limited

20 Bridge Street

Sydney NSW 2000

Australia

Telephone: 1300 362 257

JAPAN

Japan Securities Depository Center, Incorporated

1-1, Nihombashi Kayabacho 2-chome,

Chuo-ku, Tokyo 103-0025

Japan

Phone: +81-3-3661-0161 (Main) /

+81-3-3661-7193 (Book-Entry Transfer Department)

LUXEMBOURG

Deutsche Bank Luxembourg S.A.

2, Boulevard Konrad Adenauer

L-1115 Luxembourg

Luxembourg

Telephone: +352 4 21 22 656

NEW ZEALAND

Computershare Investor Services Limited

Private Bag 92119

Auckland 1142

New Zealand

Telephone: 0800 174 007

Facsimile: +64 9 488 8787

UNITED KINGDOM

Computershare Investor Services PLC

The Pavilions Bridgwater Road

Bristol BS99 6ZZ

UK

Telephone: +44 870 702 0000

Facsimile: +44 870 703 6101

UNITED STATES

The Bank of New York Mellon

240 Greenwich St, Floor 7E

New York, NY 10286

USA

Telephone: +1 1800 254 2826

BNY Mellon Shareowner Services

PO Box 505000

Louisville, KY 40233-5000

USA

USA Toll Free Telephone: 1888 269 2377

Telephone for International Callers: 1201 680 6825

Website: https://www-us.computershare.com/investor

Email: shrrelations@bnymellon.com

Deutsche Bank Trust Company Americas

60 Wall Street, 24th Floor Mailstop NYC 60-2407

New York, NY 10005

USA

Telephone: +1 212 250 2500

GERMANY

Deutsche Bank Aktiengesellschaft

COO Global Markets Operations

Schuldschein Operations

Mainzer Landstr. 11-174

60272 60329 Frankfurt am Main Germany

Telephone: +49 69 910 31441

Facsimile: +49 69 910 85025

Email: GTO-FFT.SDO@db.com

230        ANZ 2019 ANNUAL REPORT

MORE INFORMATION

General Information on ANZ can be obtained from our website: anz.com. Shareholders can visit our Shareholder Centre at anz.com/shareholder/centre. ANZ Corporate Governance: For information about ANZ’s approach to Corporate Governance and to obtain copies of ANZ’s Constitution, Board/Board Committee Charters, Code of Conduct and summaries of other ANZ policies of interest to shareholders and stakeholders, visit anz.com/corporategovernance. Australia and New Zealand Banking Group Limited ABN 11 005 357 522.

This Annual Review (Review) has been prepared for Australia and New Zealand Banking Group Limited (“the Company”) together with its subsidiaries which are variously described as: “ANZ”, “Group”, “ANZ Group”, “the Bank”, “us”, “we” or “our”.

shareholder.anz.com Australia and New Zealand Banking Group Limited (ANZ) ABN 11 005 357 522. ANZ’s colour blue is a trade mark of ANZ.